Exhibit 4.2

$145,000,000

AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT

Dated as of July 7, 2014

Among

LIBERTY CABLEVISION OF PUERTO RICO LLC,
as the Company,

THE BANK OF NOVA SCOTIA,
as Administrative Agent,

and
THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

CREDIT SUISSE SECURITIES (USA) LLC
MORGAN STANLEY SENIOR FUNDING, INC.
THE BANK OF NOVA SCOTIA,
as Joint Lead Arrangers,

and

CREDIT SUISSE SECURITIES (USA) LLC
MORGAN STANLEY SENIOR FUNDING, INC.
THE BANK OF NOVA SCOTIA,
as Joint Lead Bookrunners,
and
CREDIT SUISSE SECURITIES (USA) LLC
as Syndication Agent

Page
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
ARTICLE II.
THE COMMITMENTS AND BORROWINGS
ARTICLE III.
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01	Conditions to Initial Credit Extension	90
Section 4.02	Conditions to All Credit Extensions	92
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
ARTICLE VI.
AFFIRMATIVE COVENANTS

Section 6.19	Change in Accounting Practices.	110
ARTICLE VII.
NEGATIVE COVENANTS
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

Section 8.01	Events of Default	137
Section 8.02	Remedies Upon Event of Default	140
Section 8.03	Application of Funds	140
Section 8.04	Borrower’s Right to Cure	141
ARTICLE IX.
ADMINISTRATIVE AGENT AND OTHER AGENTS
ARTICLE X.
MISCELLANEOUS

Section 10.01	Amendments, Etc.	148
Section 10.02	Notices and Other Communications; Facsimile Copies	152
Section 10.03	No Waiver; Cumulative Remedies	153
Section 10.04	Attorney Costs and Expenses	154

ARTICLE XI.
GUARANTEE
ARTICLE XII.
AMENDMENT AND RESTATEMENT

Section 12.01	Amendment and Restatement.	176

SCHEDULES
I    Guarantors
II    Bank Group
1.01A    [Reserved]
1.01C    Certain Collateral Documents
5.06    Certain Litigation
5.07(a)    Certain Real Property Liens
5.07(b)    Real Property
5.07(c)    Certain Lease Obligations
5.08    Certain Environmental Matters
5.11    Subsidiaries and Other Equity Investments
5.19(c)    Mortgage Offices
6.16    Post-Closing Actions
7.01    Existing Liens
7.03    Existing Indebtedness
10.02    Administrative Agent’s Office, Certain Addresses for Notices
10.21    Additional Parties Documents
EXHIBITS
Form of
A    Committed Loan Notice
B    [Reserved]
C    Note
D-1    Compliance Certificate
D-2    Solvency Certificate
E‑1    Assignment and Assumption
E‑2    Affiliated Lender Notice
F-1    Pledge Agreement
F-2    Security Agreement
F-3    Shareholder Pledge Agreement
G    Intercompany Note
H    United States Tax Compliance Certificate
I    Second Lien Intercreditor Agreement
J    Form of Affiliated Lender Assignment and Assumption
K    Form of Additional Facility Joinder Agreement

AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT
This AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT is entered into as of July 7, 2014, among LIBERTY CABLEVISION OF PUERTO RICO LLC, a limited liability company organized under the laws of Puerto Rico (the “Company”), the Guarantors party hereto from time to time and THE BANK OF NOVA SCOTIA, as Administrative Agent and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS
A second lien term loan facility exists in favor of the Company under that certain Amended and Restated Second Lien Credit Agreement dated November 8, 2012, among the Company, the lenders party thereto, THE BANK OF NOVA SCOTIA (as successor CITIBANK, N.A.) as administrative agent and collateral agent, and the other agents and parties named therein (as subsequently amended, restated, supplemented or otherwise modified through the date hereof, including as supplemented by the Additional Facility Accession Agreement, as defined below, the “Existing Second Lien Credit Agreement”).
The Lenders under an Additional Facility Accession Agreement pursuant to the Existing Second Lien Credit Agreement, dated June 20, 2014 among the Company, as Borrower, and the lenders and agents identified therein (the “Additional Facility Accession Agreement”) have agreed to provide Term Loans (as defined in the Existing First Lien Credit Agreement) on the date hereof in an initial aggregate principal amount of $145,000,000.
Pursuant to the Additional Facility Accession Agreement, immediately following the Funding Date (as defined therein), the parties to the Existing Second Lien Credit Agreement wish to amend and restate the Existing Second Lien Credit Agreement in the form of this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“80% Security Test” means the requirement that, except as otherwise provided in Section 6.11, the members of the Bank Group generating not less than 80% of Consolidated EBITDA of the Bank Group (excluding for the purposes of this calculation, any EBITDA attributable to any Joint Venture) shall have become Guarantors and granted security pursuant to the Collateral Documents in accordance with and to the extent required under the definition of Collateral and Guarantee Requirement and Section 6.11.
“Acceptable Bank” means:
(a)    a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognized credit rating agency; or

(b)    any other bank or financial institution approved by the Administrative Agent (in consultation with the Company).
“Acquisition” means the acquisition, whether by one or a series of transactions (including by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any Person (including any partnership or joint venture) or any asset or assets of any Person (including any partnership or joint venture) constituting a business or separate line of business of that Person.
“Acquisition Cost” means, in relation to an Acquisition, the value of the consideration for that Acquisition at the time of completion of that Acquisition and for this purpose:
(a)    the value at the time of completion of the Acquisition of any consideration to be paid or delivered after the time of completion of the Acquisition will be determined in accordance with GAAP;
(b)    if the entity acquired becomes a member of the Bank Group as a result of the Acquisition, the aggregate principal amount of Indebtedness of such entity outstanding at the time of completion of the Acquisition (including Indebtedness under any Lending Transaction made by a member of the Bank Group in connection with the relevant Acquisition) will be counted as part of the consideration for that Acquisition;
(c)    if the entity acquired does not become a member of the Bank Group as a result of the Acquisition, the aggregate principal amount of Indebtedness of such entity outstanding at the time of completion of the Acquisition will be counted as part of the consideration for that Acquisition solely to the extent of the aggregate principal amount of the payment and repayment obligations in respect of such Indebtedness assumed or guaranteed by any member of the Bank Group;
(d)    subject to paragraphs (a), (b) and (c) above, the value at the time of completion of the Acquisition of any non-cash consideration will be determined in accordance with GAAP; and
(e)    if any currency conversion is required, this shall be undertaken using the Administrative Agent’s Spot Rate on the date of completion of the Acquisition.
“Additional Borrower” means a member of the Bank Group which has complied with the requirements of Section 10.21(b).
“Additional Facility” means an additional facility (term) referred to in Section 2.14 and “Additional Facilities” means all or any such Additional Facilities.
“Additional Facility Joinder Agreement” means a document substantially in the form of Exhibit K (Form of Additional Facility Joinder Agreement), with such amendments as the Administrative Agent or the relevant Lenders and the Borrower under such Additional Facility Joinder Agreement may approve or reasonably require.
“Additional Facility Availability Period” in relation to an Additional Facility means the availability period specified in the Additional Facility Joinder Agreement for that Additional Facility.
“Additional Facility Borrower” means any Borrower which becomes a Borrower under any Additional Facility.

“Additional Facility Borrowing” means an Additional Facility Loan or a group of Additional Facility Loans of the same Class and Type made (including through a conversion or continuation) by the applicable Additional Facility Lenders.

“Additional Facility Commencement Date” means, in relation to an Additional Facility, the effective date of that Additional Facility which shall be the later of:

(a)    the date specified in the relevant Additional Facility Joinder Agreement; and
(b)    the date on which the conditions set out in Section 2.14 are satisfied.
“Additional Facility Commitment” means in relation to an Initial Additional Facility Lender the amount set out as the Additional Facility Commitment of a Lender in the relevant Additional Facility Joinder Agreement and the amount of any other Additional Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it in accordance with this Agreement.

“Additional Facility Lender” means an Initial Additional Facility Lender and any Person that becomes a new lender under the Additional Facility in accordance with Section 10.07.

“Additional Facility Loan” means a loan and/or advance made or to be made under the Additional Facility.

“Additional Guarantor” means any member of the Bank Group which has complied with the requirements of Section 10.21(c).

“Additional Lender” means any Person that is not an existing Lender and has agreed to provide Refinancing Commitments pursuant to Section 2.15.
“Additional Second Priority Debt Documents” has the meaning given to such term in the Second Lien Intercreditor Agreement.

“Administrative Agent” means The Bank of Nova Scotia, in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent and collateral agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify each Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means, at any time, any Lender that is a Permitted Holder specified in clause (a) or (b) of the definition thereof.
“Affiliated Lender Cap” has the meaning set forth in Section 10.07(k)(iv).
“Agent Parties” has the meaning specified in Section 10.02(b).
“Agent-Related Distress Event” means, with respect to the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent by a Governmental Authority or an instrumentality thereof.
“Agent-Related Persons” means the Agents, together with their respective Affiliates, officers, directors, employees, partners, agents, advisors and other representatives.
“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Arrangers and the Bookrunners.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Second Lien Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“All-In Yield” means, as to any Indebtedness, the yield thereof (as determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices), whether in the form of interest rate, margin, OID, upfront fees, a Eurocurrency Rate or Base Rate floor, or otherwise, in each case, incurred or payable by a Borrower generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming the shorter of (i) the weighted average life to maturity of such Indebtedness and (ii) a 4-year life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); and provided, further, that “All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, ticking fees, unused line fees, commitment fees, underwriting fees and similar fees or other fees not paid generally to all lenders in the primary syndication of such Indebtedness.
“Annual Financial Statements” means the audited consolidated balance sheets and related statements of comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2012 and December 31, 2013.
“Annualized EBITDA” means:
(a)    for the purposes of the definition of Permitted Acquisition, Section 2.05(b)(ii) and Section 7.05 in respect of any Person, in respect of any 6 month period, two times Consolidated EBITDA of that Person (calculated on a consolidated basis) for that period; and

(b)    for all other purposes, in respect of any Ratio Period, two times Consolidated EBITDA of the Bank Group for that Ratio Period.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to the Company, a Permitted Affiliate Parent or its respective Subsidiaries by virtue of such Person being organized or operating in such jurisdiction.
“Applicable Rate” means, with respect to the Initial Loans, a percentage per annum equal to (i) for Eurocurrency Rate Loans, 6.75% and (ii) for Base Rate Loans, 5.75%.
The Applicable Rate for any Loans that are not Initial Loans shall be set forth in the applicable Additional Facility Joinder Agreement.
“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class of Loans.
“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents.”
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” means each of Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc. and The Bank of Nova Scotia, each in its capacity as an arranger under this Agreement.
“Asset Passthrough” means a series of transactions between the Borrower Holdco, one or more members of the Bank Group and an Asset Transferring Party where:
(a)    in the case of an asset being transferred by the Borrower Holdco to the Asset Transferring Party that asset:
(i)    is first transferred by the Borrower Holdco to a member of the Bank Group; and
(ii)    may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to an Asset Transferring Party; or
(b)    in the case of an asset being transferred by an Asset Transferring Party to the Borrower Holdco, that asset:
(i)    is first transferred by that Asset Transferring Party to a member of the Bank Group; and
(ii)    may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to the Borrower Holdco, and where the purpose of each such asset transfer is, in the case of an Asset Passthrough of the type described in paragraph (a) above, to enable the Borrower Holdco to indirectly transfer assets (other than cash) to that Asset Transferring Party and, in the case of an Asset Passthrough of the type described in paragraph (b) above, is to enable an Asset Transferring Party to indirectly transfer assets (other than cash) to the Borrower Holdco, in either case, by way of transfers of those assets to and from (and, if necessary, between) one or more members of the Bank Group in such a manner as to be neutral to the Bank Group taken as a whole provided that:
(c)    the consideration payable (if any) by the first member of the Bank Group to acquire such assets comprises either (i) cash funded or to be funded directly or indirectly by a payment from (in the case of an Asset Passthrough of the type described in paragraph (a) above) the Asset Transferring Party and (in the case of an Asset Passthrough of the type described in paragraph (b) above) the Borrower Holdco, in either case, in connection with that series of transactions or (ii) Subordinated Funding or (iii) the issue of one or more securities;
(d)    the consideration payable by (in the case of an Asset Passthrough of the type described in paragraph (a) above) the Asset Transferring Party is equal to the consideration received or receivable by the Borrower Holdco and (in the case of an Asset Passthrough of the type described in paragraph (b) above) by the Borrower Holdco is equal to the consideration received or receivable by the Asset Transferring Party (and for this purpose, a security issued by one company shall constitute equal consideration to a security issued by another company where such securities have been issued on substantially the same terms and subject to the same conditions);
(e)    all of the transactions comprising such a series of transactions (from and including the transfer of the assets by the Borrower Holdco to and including the acquisition of those assets by the Asset Transferring Party or vice versa) are completed within five Business Days; and
(f)    upon completion of all of the transactions comprising such a series of transactions, no person (other than another member of the Bank Group) has any recourse to any member of the Bank Group and no member of the Bank Group which is not a Loan Party may have any recourse to a Loan Party, in each case in relation to such a series of transactions (other than in respect of (i) the Subordinated Funding or any rights and obligations under the securities, in each case, mentioned in paragraph (c) above and (ii) covenants as to title provided, in the case of an Asset Passthrough of the type described in paragraph (a) above, in favor of the Asset Transferring Party on the same terms as such covenants were provided by the Borrower Holdco in respect of the relevant assets and, in the case of an Asset Passthrough of the type described in paragraph (b) above, in favor of the Borrower Holdco on the same terms as such covenants were provided by the Asset Transferring Party in respect of the relevant assets).
“Asset Securitization Subsidiary” means any Subsidiary of the Company or any Subsidiary of any Permitted Affiliate Parent or any other member of the Bank Group, as applicable, engaged solely in the business of effecting or facilitating any asset securitization program or programs or one or more receivables factoring transactions.
“Asset Transferring Party” means the member of the Wider Group (or any person in which a member of the Bank Group owns an interest but which is not a member of the Wider Group), other than a member of the Bank Group (except where the asset being transferred is a security where such member of the Wider Group may be a member of the Bank Group), who is the initial transferor or final transferee in respect of a transfer to or from the Borrower Holdco, as the case may be, through one or more members of the Bank Group.
“Assignees” has the meaning set forth in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E‑1 hereto.
“Assignment Taxes” has the meaning set forth in Section 3.01(b).
“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
“Bank Group” means the Company and any Permitted Affiliate Parent and each of their direct and indirect Subsidiaries from time to time other than the Bank Group Excluded Subsidiaries. For information purposes only, the members of the Bank Group as of the Closing Date are listed in Schedule II.
“Bank Group Excluded Subsidiaries” means (a) any Unrestricted Subsidiary, (b) any Dormant Subsidiary, (c) any Project Company, (d) any Asset Securitization Subsidiary, (e) any company which becomes a Subsidiary after the Closing Date pursuant to an Asset Passthrough; provided that any Bank Group Excluded Subsidiary may, at the election of the Company and upon not less than 10 Business Days prior written notice to the Administrative Agent, cease to be a Bank Group Excluded Subsidiary and become a member of the Bank Group.
“Bank Group Consolidated Revenues” means, in respect of any period, the consolidated revenues for the Bank Group for that period as evidenced by the financial information provided in respect of that period pursuant to Section 6.01.
“Bank Group Reconciliation” means an unaudited schedule to any financial statements of the Holdco delivered in accordance with Section 6.01, demonstrating the necessary adjustments to the financial statements of Holdco to derive financial information applicable to the Bank Group prepared in accordance with GAAP.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Big Boy Letter” means a letter from a Lender (i) acknowledging that (1) an Affiliated Lender may have information regarding the Company and its Subsidiaries that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Loans to an Affiliated Lender pursuant to Section 10.07(k) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such Affiliated Lender, the Company and its Subsidiaries with respect to the nondisclosure of the Excluded Information; or (ii) otherwise in form and substance reasonably satisfactory to the Administrative Agent, such Affiliated Lender and the assigning Lender.

“Board” means, the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.
“Bookrunner” means each of Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc. and The Bank of Nova Scotia, each in its capacity as a joint bookrunner.
“Borrower” means the Company and any Additional Borrower unless it has ceased to be a Borrower in accordance with Section 10.22, and “Borrower” means any of them.
“Borrower Holdco” means a direct Holding Company of a member of the Bank Group other than a member of the Bank Group (if any).
“Borrowing” means a borrowing under a Facility consisting of Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders under such Facility.
“Business” means:
(a)    the business carried out by the Bank Group on the Closing Date;
(b)    the provision of Content;
(c)    being a Holding Company of one or more persons engaged in the provision of services described in (a) or (b) above;
(d)    the provision of services substantially the same or similar to those provided by any member of the Wider Group on the Closing Date; and
(e)    any related ancillary or complementary business to that described in (a) or (b) above, and references to “business” shall be similarly construed.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or London and, if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day.
“Business Division Transaction” means any sale, transfer, demerger, contribution, spin off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Bank Group which comprise all or part of any business division (or its predecessors or successors), to or with any other entity or person, whether or not within the Bank Group, in each case, where such transaction has the prior approval of the Required Lenders.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of interests in (howsoever designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligation” means, subject to the second paragraph of Section 1.03, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP).
“Capitalized Leases” means, subject to the second paragraph of Section 1.03, all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
“Captive Insurance Subsidiary” means any Subsidiary of the Company or a Permitted Affiliate Parent that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash” means, at any time, without double counting:
(a)    all Cash Equivalents; and
(b)    cash (in cleared balances) denominated in Dollars (or any other currency freely convertible into Dollars) and credited to an account in the name of a member of the Bank Group, Holdco or any other issuer of Holdco Debt (as applicable) with an Acceptable Bank and to which such a member of the Bank Group, Holdco or any other issuer of Holdco Debt (as applicable), is alone (or, in the case of a member of the Bank Group, together with other members of the Bank Group, beneficially entitled and for so long as:
(c)    such cash is repayable on demand (including any cash held on time deposit which is capable of being broken and the balance received within 2 Business Days of notice provided that any such cash shall only be taken into account net of any penalties or costs which would be incurred in breaking the relevant time deposit); or
(d)    such cash has been deposited with an Acceptable Bank as security for any performance bond, guarantee, standby letter of credit or similar facility the contingent liabilities relating to such having been included in the calculation of Consolidated First Lien Net Debt or Consolidated Total Net Debt,
and, in any such case:
(A)    repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Bank Group, Holdco or any other issuer of Holdco Debt (as applicable) or of any other person whatsoever or on the satisfaction of any other conditions:
(B) there is no encumbrance over that cash except for any encumbrance arising in connection with the Obligations or any encumbrance constituted by a netting or set-off arrangement entered into by members of the Bank Group, Holdco or any other issuer of Holdco Debt (as applicable) in the ordinary course of their banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) and any security interests granted in connection with such banking arrangements; and

(C) the cash is freely and (except as contemplated by paragraph (B) above) immediately available to be applied in repayment or prepayment of the Facilities or Indebtedness of the Bank Group, Holdco or any other issuer of Holdco Debt (as applicable).
“Cash Collateral Account” means a blocked account at the Administrative Agent (or another commercial bank selected by the Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.
“Cash Equivalents” means, at any time, without double counting:
(a)    debt securities which are freely negotiable and marketable:
(i)    which mature not more than 12 months from the relevant date of calculation; and
(ii)    which are rated at least A 1 by Standard & Poor’s or Fitch or P 1 by Moody’s;
(b)    certificates of deposit of, or time deposits or overnight bank deposits with, any Acceptable Bank or commercial bank whose short-term securities are rated at least A 2 by Standard and Poor’s or Fitch or P 2 by Moody’s and having maturities of 12 months or less from the date of acquisition;
(c)    commercial paper of, or money market accounts or funds with or issued by, an issuer rated at least A 2 by Standard & Poor’s or Fitch or P 2 by Moody’s (or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating) and having an original tenor of 12 months or less;
(d)    medium term fixed or floating rate notes of an issuer rated at least A 1 by Standard & Poor’s or Fitch or P 1 by Moody’s at the time of acquisition and having a remaining term of 12 months or less from the date of acquisition;
(e)    any investment in a money market fund or enhanced yield fund (i) whose aggregate assets exceed $250,000,000 and (ii) at least 90% of whose assets constitute Cash Equivalents of the type described in paragraphs (a) to (d) of this definition;
(f)    any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Bank Group is incorporated and/or carries out its business, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;
(g)    marketable general obligations issued by any political subdivision of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Bank Group is incorporated and/or carries out its business, or by an instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or such country is pledged in support thereof) and, at the time of acquisition, having a credit rating of A- or higher from either Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited;

(h)    sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);
(i)    repurchase obligations with a term of not more than seven days from underlying securities of the types described in (e), (f) and (g) entered into with an Acceptable Bank; or
(j)    any other debt security approved by the Required Lenders,
in each case, to which any member of the Bank Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Bank Group or subject to any security interest (other than a security interest arising under the Collateral Documents).
“Casualty Event” means any event that gives rise to the receipt by any member of the Bank Group of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.
“CATV” means community antenna television.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” means any Domestic Subsidiary (other than any Subsidiary organized under the laws of Puerto Rico) that has no material assets other than equity interests (or equity interests and indebtedness) of one or more Subsidiaries that are CFCs or CFC Holdcos.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any request, rule, guideline or directive relating thereto and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, for the purposes of this Agreement, be deemed to be adopted and taking effect subsequent to the date of this Agreement; provided that a Lender shall be entitled to compensation with respect to any such adoption taking effect, making or issuance becoming effective after the date of the this Agreement only if it is the applicable Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.
“Change of Control” means if:
(a)    the Permitted Holders specified in clause (a) or (c) of the definition thereof, collectively cease to own, directly or indirectly, in the aggregate, issued and outstanding Equity Interests of the Company or any Permitted Affiliate Parent representing at least 35% of the voting power, on a fully diluted basis, of the then outstanding Equity Interests of the Company or, as the case may be, any Permitted Affiliate Parent;

(b)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company, a Permitted Affiliate Parent and the Restricted Subsidiaries (taken as a whole), as applicable to any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder specified in clause (a) or (c) of the definition thereof; or
(c)    a “Change of Control” or term of similar import as defined in any First Lien Loan Document shall occur.
“Class” means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Company and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.
“Closing Date” means July 7, 2014.
“Closing Date Refinancing” means, immediately prior to the effectiveness of this Agreement, the repayment in full of all indebtedness outstanding under the Existing Second Lien Credit Agreement and the Amended and Restated First Lien Credit Agreement, dated November 8, 2012, among the Company, the lenders party thereto, The Bank of Nova Scotia (as successor to Citibank, N.A.) as administrative agent and collateral agent, and the other agents and parties named therein.
“Code” means the U.S. Internal Revenue Code of 1986, and the United States Treasury Department regulations promulgated thereunder, as amended from time to time.
“Collateral” means the “Collateral” as defined in each Pledge Agreement or the Security Agreement, as applicable, and all the “Collateral” or “Pledged Assets” or “Mortgaged Property” or “Trust Property” as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Administrative Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 4.01(a)(iv) and (ii) at such time as may be designated therein, pursuant to the Collateral Documents, Section 6.11 or Section 6.13, subject, in each case, to the limitations and exceptions of this Agreement and the Collateral Documents, duly executed by each Loan Party thereto;
(b)    all Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) shall have been unconditionally guaranteed by each member of the Bank Group (other than any Excluded Subsidiary) to the extent required to satisfy the 80% Security Test including those Subsidiaries listed on Schedule I hereto (each, a “Guarantor”);
(c)    the Obligations and the Guaranty shall have been secured by a second-priority security interest (subject to Liens permitted by Section 7.01) in (i) all Equity Interests of the Company and any other Borrower, (ii) all Equity Interests of each Guarantor held by a Loan Party and (iii) any Indebtedness of any member of the Bank Group owing to the Company;

(d)    except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Obligations shall have been secured by a perfected second-priority security interest (to the extent such security interest may be perfected by delivering certificated securities or instruments, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office or to the extent required in the Security Agreement) in substantially all tangible and intangible assets of the Company (including accounts receivable, inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, Material Real Property, intercompany notes and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents; and
(e)    Subject to Section 6.16, the Administrative Agent shall have received (i) a Mortgage Note (to the extent not already in the possession of the Administrative Agent) and a copy of a Mortgage with respect to each parcel of Material Real Property and the improvements and appurtenances thereto owned by the Company and each other parcel of or interest in owned or leased real property and improvements thereto with respect to which a Mortgage is required to be delivered pursuant to Section 4.01(a)(iv) and Section 6.11 and Section 6.13 (the “Mortgaged Properties”), (ii) a title insurance policy or a marked-up commitment or signed pro forma thereof for such property available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid second priority Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance and in such amounts as the Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the Mortgaged Property is located, (iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Company if any improvements on any Mortgaged Property are located within an area designated a “special flood hazard area”) and if any improvements on such Mortgaged Property are so located in a “special flood hazard area,” copy of, or a certificate as to coverage under, and a copy of the flood insurance policy and a declaration page relating to, the insurance policies required by Section 6.07 and the applicable provisions of the Collateral Documents and shall be in form and substance reasonably satisfactory to the Administrative Agent, (iv) either ALTA surveys in form and substance reasonably acceptable to the Administrative Agent or such existing surveys together with no change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in (ii) above to the extent such coverage and endorsements are available in the applicable jurisdictions and at commercially reasonable rates, (v) copies of any existing abstracts and existing appraisals, (vi) to the extent reasonably requested by the Administrative Agent, opinions, addressed to the Administrative Agent and the Lenders, from local counsel in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of the Mortgage and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (vii) evidence reasonably acceptable to the Administrative Agent of payment by the Company of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the Mortgage Policies referred to above and (viii) such other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property;

provided, however, that the foregoing definition shall not require and the Loan Documents shall not contain any requirements as to the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets.
The Administrative Agent may grant extensions of time for the perfection of security interests in, and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Company, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents. Notwithstanding any provision of any Loan Document to the contrary, if a mortgage tax or any similar tax or charge will be owed on the entire amount of the Obligations evidenced hereby, then the amount secured by the applicable Mortgage shall be limited to 100% of the fair market value of the Mortgaged Property at the time the Mortgage is entered into if such limitation results in such mortgage tax or similar tax or charge being calculated based upon such fair market value.
No actions shall be required with respect to Collateral requiring perfection by “control” (as defined in the UCC) or possession, other than in respect of (i) certificated Equity Interests of the Borrowers and Guarantors otherwise required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset, (ii) Pledged Debt (as defined in the Security Agreement) to the extent required to be delivered to the Administrative Agent pursuant to the terms of the Security Agreement, and the Mortgage Notes required to be delivered pursuant to clause (e) of this definition of “Collateral and Guarantee Requirements” and (iii) deposit accounts, other bank accounts or securities accounts, pursuant to and in accordance with the requirements of the Security Agreement.
It is understood and agreed that to the extent the First Lien Administrative Agent is satisfied with or agrees to any deliveries of possessory collateral in respect of Collateral, the Administrative Agent shall be deemed to be satisfied with such deliveries. So long as the Second Lien Intercreditor Agreement is in effect, (A) a Loan Party may satisfy its obligations to deliver Collateral to the Administrative Agent by delivering such Collateral to (x) prior to the First Lien Termination Date, the Designated Senior Representative (as defined in the Second Lien Intercreditor Agreement) or its agent, designee or bailee, and on or after the First Lien Termination Date, the Designated Second Priority Representative (as defined in the Second Lien Intercreditor Agreement), in each case, in accordance with the terms of the Second Lien Intercreditor Agreement and (B) if the First Lien Administrative Agent grants an extension of time pursuant to a provision in the First Lien Loan Documents that is substantially similar to the second preceding paragraph or exercises its discretion under the First Lien Loan Documents to determine that any Subsidiary of the Borrower shall be excluded from the requirements of the Collateral and Guarantee Requirement, the Administrative Agent shall automatically be deemed to accept such determination hereunder and shall execute any documentation, if applicable, in connection therewith.
“Collateral Documents” means, collectively, any Pledge Agreement, the Security Agreement, the Mortgages, any Mortgage Notes, intellectual property security agreements, any related supplements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01(a)(iv), Section 6.11, Section 6.13 or Section 6.17, the Intercreditor Agreements (if any) and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower hereunder, as such commitment may be reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Additional Facility, (iii) a Refinancing Amendment or (iv) an Extension. The amount of each Lender’s Commitment is set forth in the Register or in the Assignment and Assumption, Additional Facility Joinder Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed, increased or decreased its Commitment, as the case may be.
“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A hereto.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Common Holding Company” has the meaning given to such term in Section 10.21(a)(iv).
“Common Holding Company Group Reconciliation” means an unaudited schedule to any financial statements of the Common Holding Company delivered in accordance with Section 6.01, demonstrating the necessary adjustments to the financial statements of the Common Holding Company to derive financial information applicable to the Bank Group prepared in accordance with GAAP.
“Company” has the meaning specified in the introductory paragraph to this Agreement.
“Company Materials” has the meaning specified in Section 6.01.
“Company Retained Prepayment Amounts” has the meaning specified in Section 2.05(b)(vii).
“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1 hereto.
“Compliance Date” means the last day of the Latest Ratio Period (commencing with the first full fiscal quarter of the Company ending after the Closing Date).
“Consolidated EBITDA” means, for any period, operating income (expense) of the Bank Group, determined on a consolidated basis in accordance with GAAP, plus, at the Company’s option and without duplication:
(a)    total provision for income tax expense and Permitted Tax Distributions;
(b)    depreciation and amortization expense (including amortization of intangible assets and impairment of goodwill);
(c)    all other non-cash impairment charges;
(d)    other non-cash charges reducing operating income (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (i) a receipt of cash payments in any future period, (ii) the reversal of an accrual or reserve for a potential cash item that reduced operating income in a prior period and (iii) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);
(e)    all stock based compensation expenses;
(f)    any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge including any one-off reorganization or restructuring charges;
(g)    any costs or provisions relating to any share option or incentive plan;
(h)    fees, costs or charges relating to any compensation payments to departing management;
(i)    costs associated with the Transactions and any other direct acquisition, investment, disposition, recapitalization, debt incurrence, or equity offering costs (in each case, whether successful or not);
(j)    losses (gains) on the sale of operating assets;
(k)    the effects of adjustments pursuant to GAAP attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated merger or acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;
(l)    any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;
(m)    Specified Legal Expenses;
(n)    the amount of loss on sale of assets in connection with an asset securitization program or receivables financing or factoring transaction;
(o)    accrued Management Fees (whether or not paid) and any Holding Company Expenses paid to the extent that they were permitted to be paid under this Agreement for such Ratio Period;
(p)    any net earnings or losses attributable to non-controlling interests;
(q)    any share of income or loss on equity investments;
(r)    any realized and unrealized gains or losses due to changes in fair value of equity investments;
(s)    deferred financing costs written off and premiums paid to extinguish debt early;
(t)    unrealized gains/losses in respect of hedging;
(u)    tangible or intangible asset impairment charges;
(v)    capitalized interest on Subordinated Funding;

(w)    accruals and reserves established or adjusted within twelve months after the closing date of any acquisition required to be established or adjusted in accordance with GAAP;
(x)    any expense to the extent covered by insurance or indemnity and actually reimbursed or with respect to which the Company has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period of any amount so added back to the extent not so indemnified or reimbursed within such 365 day period);
(y)    any up-front installation fees associated with commercial contract installations completed during the applicable reporting period (less any portion of such fees included in earnings);
(z)    any fees or other amounts charged or credited to any member of the Bank Group in relation to Intra-Group Services to the extent such fees or other amounts (i) are not included in the Company’s externally reported operating cash flow or equivalent measure or (ii) are deemed to be exceptional or unusual items;
(aa)    to the extent not already included in operating income, the amount received from business interruption insurance and reimbursements of any expenses covered by indemnification or other reimbursement in connection with any Permitted Acquisition, any investment or any Permitted Disposition;
(bb)    earn out payments to the extent such payments are treated as capital payments under GAAP;
(cc)    realized gains (losses) arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to  operational cash flows;
(dd)    expenses and obligations incurred directly in relation to the renewal of franchise agreements in an aggregate amount not to exceed $1,000,000 in any four consecutive fiscal quarter period;
(ee)    tap audit expenditures, provided that at the date of determination, the sum of (i) the aggregate amount of such expenses added to Consolidated EBITDA in all periods pursuant to this clause (ee), plus (ii) the amount of capitalized tap audit expenditures incurred since the Closing Date, does not exceed $2,000,000;
(ff)    expenses arising out of or incurred due to hurricanes, to the extent not reimbursed or reimbursable with the proceeds from insurance, in an aggregate amount not to exceed  $2,000,000 in any consecutive four fiscal quarter period; and
(gg)    net losses reported as a result of losses of digital converter boxes.
“Consolidated First Lien Debt” means, at any time and in each case without double counting, as would be set forth in accordance with GAAP on the balance sheet prepared and delivered to the Administrative Agent pursuant to Section 6.01(a), the aggregate principal, capital or nominal amounts (including any Interest capitalized as principal) of Indebtedness of any member of the Bank Group that is secured by a Lien on Collateral on a consolidated basis (including, without limitation, Indebtedness arising under or pursuant to the First Lien Loan Documents), excluding in each case (a) any Indebtedness of any member of the Bank Group to another member of the Bank Group (including contingent obligations), (b) any Subordinated Funding, to the extent not prohibited under this Agreement, (c) any Indebtedness in respect of hedging arrangements, (d) any Indebtedness referred to in Sections 7.03(b)(xii) (for a period of 6 months following the date of completion of the acquisition referred to in such clause only and to the extent outstanding at the relevant time), 7.03(b)(xiii), 7.03(b)(xiv) and 7.03(b)(xviii), (e) any Indebtedness which is a contingent obligation, (f) any letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated First Lien Debt until 3 Business Days after such amount is drawn, (g) any Indebtedness under the Loan Documents, (h) any Indebtedness up to a maximum amount equal to the Revolving Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under the First Lien Revolving Credit Commitments and pursuant to any First Lien Additional Facility that is a revolving credit facility and (i) any other Indebtedness secured by a Lien on Collateral that is expressly subordinated or junior to the Liens securing the First Lien Obligations.
“Consolidated First Lien Net Debt” means, at any time, Consolidated First Lien Debt, less Cash and Cash Equivalents of the Bank Group (but without double counting).
“Consolidated First Lien Net Leverage Ratio” means, with respect to any Ratio Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Ratio Period to (b) Annualized EBITDA for such Ratio Period.
“Consolidated Total Debt” means, at any time and in each case without double counting, as would be set forth in accordance with GAAP on the balance sheet prepared and delivered to the Administrative Agent pursuant to Section 6.01(a), the aggregate principal, capital or nominal amounts (including any Interest capitalized as principal) of Indebtedness of any member of the Bank Group on a consolidated basis (including Indebtedness arising under or pursuant to the First Lien Loan Documents), plus Holdco Debt, excluding in each case (a) any Indebtedness of any member of the Bank Group to another member of the Bank Group (including contingent obligations), (b) any Subordinated Funding, to the extent not prohibited under this Agreement, (c) any Indebtedness in respect of hedging arrangements, (d) any Indebtedness referred to in Sections 7.03(b)(xii) (for a period of 6 months following the date of completion of the acquisition referred to in such clause only and to the extent outstanding at the relevant time), 7.03(b)(xiii), 7.03(b)(xiv) and 7.03(b)(xviii), (e) any Indebtedness which is a contingent obligation, (f) any letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until 3 Business Days after such amount is drawn and (g) any Indebtedness up to a maximum amount equal to the Revolving Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under the First Lien Revolving Credit Commitments and pursuant to any First Lien Additional Facility that is a revolving credit facility.
“Consolidated Total Net Debt” means, at any time, Consolidated Total Debt less Cash and Cash Equivalents of the Bank Group, and of Holdco or any other issuer of Holdco Debt (but without double counting).
“Consolidated Total Net Leverage Ratio” means, with respect to any Ratio Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Ratio Period to (b) Annualized EBITDA for such Ratio Period.
“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an Internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).
“Content Transaction” means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Bank Group which comprise all or part of the Content business of the Bank Group, to or with any other entity or person whether or not within the Bank Group.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control”, “Controlled” and “Controlling” have the meaning specified in the definition of “Affiliate.”
“Cost” means the cost estimated in good faith by the Company or a Restricted Subsidiary to have been incurred or to be received by the Company or that Restricted Subsidiary in the provision or receipt of the relevant service, facility or arrangement, including a proportion of any material employment, property, information technology, administration, utilities, transport and materials or other costs incurred or received in the provision or receipt of such service, facility or arrangement, but excluding costs which are either not material or not directly attributable to the provision or receipt of the relevant service, facility or arrangement.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an Additional Facility Borrowing.
“Cure Amount” has the meaning set forth in Section 8.04(a).
“Cure Expiration Date” has the meaning set forth in Section 8.04(a).
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” has the meaning specified in Section 2.05(b)(vii).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as reasonably determined by the Administrative Agent (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Loans (unless such Lender has notified the Administrative Agent and the Company in writing that such failure is the result of the such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing)), which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) has notified the Company or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect (unless such Lender has notified the Administrative Agent and Company in writing that such failure is the result of the such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing)) with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Company and each Lender.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, whether in a single transaction or a series of related transactions; provided that “Disposition” and “Dispose” shall not include any issuance by the Company of any of its Equity Interests to another Person.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Company (or any direct or indirect parent thereof) or the Restricted Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be permitted to be repurchased by the Company or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.
“Disqualified Institutions” means those Persons (the list of all such Persons, the “Disqualified Institutions List”) that are (i) identified in writing by the Company to the Administrative Agent prior to the initial allocation of the loans to be funded on the Closing Date, (ii) competitors of the Company and its Subsidiaries (other than bona fide fixed income investors or debt funds) that are identified in writing by the Company from time to time or (iii) Affiliates of such Persons set forth in clauses (i) and (ii) above (in the case of Affiliates of such Persons set forth in clause (ii) above, other than bona fide fixed income investors or debt funds) that are either (a) identified in writing by the Company from time to time or (b) clearly identifiable on the basis of such Affiliate’s name; provided, that, to the extent Persons are identified as Disqualified Institutions in writing by the Company to the Administrative Agent after the Closing Date pursuant to clauses (ii) or (iii)(a), the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement.  Until the disclosure of the identity of a Disqualified Institution to the Lenders generally by the Administrative Agent, such Person shall not constitute a Disqualified Institution for purposes of a sale of a participation in a Loan (as opposed to an assignment of a Loan) by a Lender; provided, that no disclosure of the Disqualified Institutions List (or the identity of any Person that constitutes a Disqualified Institution) to the Lenders shall be made by the Administrative Agent without the prior written consent of the Company. Notwithstanding the foregoing, the Company, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from the Disqualified Institutions List (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the Disqualified Institutions List shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document.
“Disqualified Institutions List” has the meaning as set forth in the definition of Disqualified Institutions.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary of the Company or of a Permitted Affiliate Parent that, in each case, is organized under the Laws of the United States, any state thereof, Puerto Rico or the District of Columbia.

“Dormant Subsidiary” means a member of the Bank Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including indebtedness owed to it) which in the aggregate have a value of more than $10,000 (excluding intercompany loans owed to it and existing on the Closing Date) or its equivalent in other currencies.
“Eligible Assignee” has the meaning set forth in Section 10.07(a)(i). For the avoidance of doubt, “Eligible Assignee” shall not include any Disqualified Institution.
“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.
“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment and natural resources, and the protection of human health and safety as it relates to Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or written notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical”

status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a written determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 and 430 of the Code or Section 302 of ERISA, whether or not waived; (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
“Eurocurrency Rate” means:
(a)    for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the ICE Benchmark Administration LIBOR Rate or such other rate per annum as is widely recognized as the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR Rate available (“LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination;
provided that in the case of clause (a), the Eurocurrency Rate with respect to Initial Loans shall not be less than 1.00% per annum.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning specified in Section 8.01.
“Excess Capacity Network Service” means the provision of network services, or agreement to provide network services, by a member of the Bank Group in favor of one or more other members of the Wider Group where such network services are only provided in respect of the capacity available to such member of the Bank Group in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means (i) any Real Property (other than Material Real Properties), (ii) any permit or license (other than the Franchises) issued by a Governmental Authority to the Borrower or any agreement to which the Borrower is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority applicable thereto, validly prohibit the creation by the Borrower of a security interest in such permit, license or agreement in favor of the Administrative Agent (after giving effect to Section 9 406(d), 9 407(a), 9 408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Debtor Relief Laws) or principles of equity), Excluded Deposit Accounts, (iii) Equipment (as defined in the UCC) owned by the Borrower on the date hereof or hereafter acquired that is subject to a Lien securing Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred hereunder if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Indebtedness or Capitalized Lease Obligations) validly prohibits the creation of any other Lien on such Equipment, (iv) any United States intent-to-use trademark applications, if any, only if the grant of a security interest therein would impair the validity or enforceability of such in-tent-to-use trademark applications under any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority applicable thereto (v) (A) Margin Stock and (B) Equity Interests in any Person that is not a Guarantor, (vi) any property or assets for which the creation or perfection of pledges of, or security interests in, pursuant to the Collateral Documents would result in material adverse tax consequences to any Borrower, any Permitted Affiliate Parent or any of their Subsidiaries, as reasonably determined by the Company in consultation with the Administrative Agent and (vii) assets in circumstances where the cost of obtaining a security interest in such assets, including the cost of title insurance, surveys or flood insurance (if necessary) would be excessive in light of the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower and the Administrative Agent; provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clause (i) through (vii) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (vii)).
“Excluded Deposit Account” shall mean (a) any payroll or similar account with an aggregate balance at any time not in excess of the amount of all payroll payments reasonably expected to be made by the Company within one month of such time, (b) any other accounts that have balances not in excess of $100,000 individually and $500,000 in the aggregate and (c) any account holding solely sales tax and other tax payments.
“Excluded Subsidiary” means (a) any Bank Group Excluded Subsidiary, (b) any Subsidiary that is prohibited by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), or by applicable Law, from guaranteeing the Obligations, or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (c) any Subsidiary where the Administrative Agent and the Company agree that the cost of obtaining a Guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby, (d) any Foreign Subsidiary, (e) any not-for-profit Subsidiary, (f) any CFC Holdco, (g) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (h) any Subsidiary, the obtaining of a Guarantee with respect to which would result in material adverse tax consequences as reasonably determined by the Company in consultation with the Administrative Agent and (i) any Captive Insurance Subsidiary; provided that any Excluded Subsidiary may, at the election of the Company and upon not less than 10 Business Days prior written notice to the Administrative Agent, cease to be an Excluded Subsidiary and become a member of the Bank Group.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Existing Second Lien Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.
“Existing Indebtedness” means the Indebtedness existing as at the Closing Date, details of which are set out in Schedule 7.03.
“Existing Tranche” has the meaning provided in Section 2.16.
“Extended Commitment” means a Commitment to provide an Extended Loan.
“Extended Loans” has the meaning provided in Section 2.16(a).
“Extending Lender” has the meaning provided in Section 2.16(c).
“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.
“Extension Amendment” has the meaning provided in Section 2.16(d).
“Extension Election” has the meaning provided in Section 2.16(c).
“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Company’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” has the meaning provided in Section 2.16(a).
“Extension Series” has the meaning provided in Section 2.16(a).
“Facility” means a given Class of Loans, as the context may require.
“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.
“FATCA” means current Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable) or any Treasury regulations or other administrative guidance promulgated thereunder and any intergovernmental or foreign financial institution agreement implementing the foregoing.
“FCC” means the Federal Communications Commission.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the Fee and Syndication Letter, dated as of June 11, 2014 among the Arrangers and the Company.
“Finance Parties” means the Agents, the Arrangers, the Bookrunners, and the Lenders and “Finance Party” means any of them.
“Financial Covenants” has the meaning specified in Section 7.08.
“First Lien Intercreditor Agreement” means an intercreditor agreement among the holders of Senior Obligations (as defined in the Second Lien Credit Agreement) providing for the ranking and priority of the Liens granted to secure the Senior Obligations.
“First Lien Additional Facility” means “Additional Facility” as such term is defined in the First Lien Credit Agreement.
“First Lien Administrative Agent” means The Bank of Nova Scotia, in its capacity as administrative agent and collateral agent under the First Lien Loan Documents, or any successor administrative agent and collateral agent under the First Lien Loan Documents.
“First Lien Credit Agreement” means the First Lien Credit Agreement dated as of July 7, 2014 as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, guarantors, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent not prohibited by this Agreement and the Second Lien Intercreditor Agreement.
“First Lien Initial Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a) of the First Lien Credit Agreement.
“First Lien Loan Documents” means the First Lien Credit Agreement, the Second Lien Intercreditor Agreement and the other “Loan Documents” (or other equivalent term) (as defined in the First Lien Credit Agreement).
“First Lien Obligations” means the “Senior Obligations” as defined in the Second Lien Intercreditor Agreement.
“First Lien Refinancing Equivalent Debt” has the meaning assigned to the term “Refinancing Equivalent Debt” in the First Lien Credit Agreement.
“First Lien Revolving Credit Commitments” means the “Revolving Credit Commitments” as such term is defined in the First Lien Credit Agreement.
“First Lien Revolving Credit Loans” means “Revolving Credit Loans” as such term is defined in the First Lien Credit Agreement.
“First Lien Loans” has the meaning assigned to the term “Loans” in the First Lien Credit Agreement.
“First Lien Termination Date” means the date on which the Discharge of Senior Obligations (as such term is defined in the Second Lien Intercreditor Agreement) has occurred.
“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(viii).
“Foreign Disposition” has the meaning set forth in Section 2.05(b)(viii).
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company or of a Permitted Affiliate Parent, in each case, which is not a Domestic Subsidiary.
“Franchise” means all franchise agreements and similar governing agreements, instruments and resolutions and franchise related statutes and ordinances or written acknowledgements of a Governmental Authority authorizing the construction, upgrade, maintenance and operation of any part of a Specified System and provision of cable television, data services and communication and information services in the municipalities comprised within any such Specified System.
“Franchising Authority” means, with respect to a Franchise, the Governmental Authority granting such Franchise.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Excluded Subsidiary” means, in respect of a Funding Passthrough, any Bank Group Excluded Subsidiary or any person in which a member of the Bank Group owns an interest but which is not a member of the Bank Group which:
(a)    indirectly receives funding from the Borrower Holdco; and/or
(b)    by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by it, directly or indirectly, makes a payment to the Borrower Holdco
“Funding Passthrough” means a series of transactions between the Borrower Holdco, one or more members of the Bank Group and a Funded Excluded Subsidiary where:
(a)    in the case of funding being provided by the Borrower Holdco to the Funded Excluded Subsidiary, that funding is:
(i)    first made available by the Borrower Holdco to the Company by way of the subscription for new securities, capital contribution or Subordinated Funding;
(ii)    secondly (if relevant) made available by the recipient of the Funding Passthrough under (i) above, to a member of the Bank Group (other than the Company) which may be followed by one or more transactions between members of the Bank Group (other than the Company) and finally made available by a member of the Bank Group (other than the Company) to the Funded Excluded Subsidiary in all such cases by way of either the subscription for new securities, the advancing of loans or capital contribution; or
(b)    in the case of a payment to be made by the Funded Excluded Subsidiary to the Borrower Holdco that payment is:
(i)    first made by the Funded Excluded Subsidiary to a member of the Bank Group, and thereafter is made between members of the Bank Group (as relevant), by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by such Funded Excluded Subsidiary or relevant member of the Bank Group; and
finally made by the Company to the Borrower Holdco by way of dividend or other distribution, loan or the payment of interest on or the repayment of the principal amount of any loan made by way of Subordinated Funding.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Granting Lender” has the meaning specified in Section 10.07(h).
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning specified in Section 11.01.
“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include each Restricted Subsidiary that shall have become a Guarantor pursuant to Section 6.11. For avoidance of doubt, the Company in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor and Loan Party hereunder for all purposes. In addition, the Company shall be a Guarantor in respect of Secured Hedge Agreements and Treasury Services Agreements to which the Company is not party.
“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.
“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, electromagnetic radio frequency or microwave emissions that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.
“Hedge Bank” means any Person which is a party to a Secured Hedge Agreement or a Treasury Services Agreement and that is a Lender, an Agent or an Affiliate of a Lender or an Agent on the Closing Date or at the time it enters into such Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto and that, in the case of a Secured Hedge Agreement is designated a “Hedge Bank” with respect to such Secured Hedge Agreement in a writing from the Borrower to the Administrative Agent, and (other than a Person already party hereto as a Lender) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the

Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article IX as if it were a Lender.
“Holdco” means any Holding Company of the Company from time to time.
“Holdco Debt” means any Indebtedness of Holdco, any Permitted Affiliate Holdco or one or more of its Subsidiaries (other than a member of the Bank Group or any Bank Group Excluded Subsidiary), incurred in the form of:
(a)    Senior Unsecured Notes; and/or
(b)    any other Indebtedness incurred,
in each case, where the Company would have been in compliance with the Financial Covenants on a Pro Forma Basis after taking into account the incurrence of such Indebtedness and the use of proceeds thereof as of the most recent Compliance Date and provided that such Indebtedness is designated as “Holdco Debt” by written notice from the Company to the Administrative Agent by the date when the financial statements for the first full quarter ending after such incurrence are to be delivered pursuant to Section 6.01.
“Holding Company” of a company means a company of which the first-mentioned company is a Subsidiary.
“Holding Company Expenses” means:
(a)    costs (including all professional fees and expenses) incurred by any Holding Company of the Company or any Holding Company of any Permitted Affiliate Parent from time to time in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of any Holding Company of the Company and any Holding Company of any Permitted Affiliate Parent or any member of the Bank Group;
(b)    indemnification obligations of any Holding Company of the Company or any Holding Company of any Permitted Affiliate Parent from time to time owing to directors, officers, employees or other persons under its charter or by-laws or pursuant to written agreements with any such person with respect to its ownership of the Company or any Permitted Affiliate Parent or the conduct of the business of the Bank Group;
(c)    obligations of any Holding Company of the Company and any Holding Company of any Permitted Affiliate Parent from time to time in respect of director and officer insurance (including premiums therefor) with respect to its ownership of the Company or any Permitted Affiliate Parent or the conduct of the business of the Bank Group;
(d)    general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Holding Company of the Company and any Holding Company of any Permitted Affiliate Parent from time to time related to the ownership or operation of the business of the Company or any member of the Bank Group, including acquisitions or dispositions by a member of the Bank Group permitted hereunder (whether or not successful) in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such person; and

(e)    fees and expenses payable by any Holding Company of the Company and any Holding Company of any Permitted Affiliate Parent in connection with the Transactions.
“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors as in effect on the Closing Date.
“Indebtedness” means, without double counting, indebtedness in respect of:
(a)    money borrowed or raised and debit balances at banks or other financial institutions;
(b)    any bond, note, loan stock, debenture or similar debt instrument;
(c)    acceptance or documentary credit facilities;
(d)    receivables sold or discounted (otherwise than on a non-recourse basis and other than in the normal course of business for collection);
(e)    payments for assets acquired or services supplied deferred (other than Trade Payables) for a period of over 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied) after the relevant assets were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date;
(f)    any other transaction (including forward sale or purchase agreements) having the commercial effect of (i) a borrowing, (ii) raising of money or (iii) any of (a) to (e) above;
(g)    guarantees in respect of indebtedness of any person falling within any of paragraphs (a) to (f) above (including for the avoidance of doubt, without double counting, guarantees given by a member of the Bank Group for the indebtedness of the type falling within (a) to (f) above of another member of the Bank Group);
(h)    for the purposes of Section 8.01(e) only, any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value (or, if any actual amount is due as a result of the termination or close-out of all or part of that derivative transaction, that amount together with the marked-to-market value of any part of that derivative transaction in respect of which no amount is due as a result of a termination or close-out) shall be taken into account);
provided that the following shall not be regarded as Indebtedness:
(i)    any indebtedness which has been cash-collateralized, to the extent so cash-collateralized;
(ii)    any obligations to make payments in relation to earn outs;
(iii)    any deposits or prepayments received from a customer or subscriber for its service;
(iv)    indebtedness which is in the nature of equity (other than redeemable shares);
(v)    Capitalized Leases or Capitalized Lease Obligations; and

(vi)    any indebtedness in respect of any transaction or series of transactions that may be entered into by any member of the Bank Group pursuant to which any member of the Bank Group may sell, convey or otherwise transfer to (1) an Asset Securitization Subsidiary (in the case of a transfer by any member of the Bank Group) and (2) any other person (in the case of a transfer by an Asset Securitization Subsidiary), or may grant a security interest in, any receivables (whether now existing or arising in the future) of any member of the Bank Group, and any assets related thereto including all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving receivables.
“Indemnified Liabilities” has the meaning set forth in Section 10.05.
“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than (i) any Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed on it in each case, imposed by a jurisdiction (or political subdivision thereof) as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or as a result of any other connection between such Lender or Agent and such jurisdiction other than any connections arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) any U.S. federal or Puerto Rico net income Tax, (iii) any Taxes (other than Taxes described in clause (i) or (ii) above) imposed by a jurisdiction (or political subdivision thereof) as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or as a result of any other connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (iv) any Taxes attributable to the failure by such Agent or Lender to comply with Section 3.01(d), (v) any branch profits Taxes imposed by the United States under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in (i), (vi) in the case of a Lender (other than an assignee pursuant to a request by Company under Section 3.07), any U.S. federal or Puerto Rico Tax that is, or would be required to be withheld imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date (which, for the avoidance of doubt, is no earlier than the date hereof) on which such Lender (a) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan or (b) or designates a new Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new Lending Office, (vii) any Taxes imposed under FATCA, (viii) U.S. backup withholding Taxes, (ix) Taxes resulting from the gross negligence or willful misconduct of the Agent or Lender and (x) for the avoidance of doubt, interest, penalties, and additions to tax on the amounts described in clauses (i) through (ix) hereof.
“Indemnitees” has the meaning set forth in Section 10.05.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged and that is independent of the Company and its Affiliates.
“Information” has the meaning set forth in Section 10.08.
“Initial Additional Facility Lender” means a person which becomes a Lender under an Additional Facility pursuant to Section 2.14.
“Initial Commitment” means, as to each Lender, its obligation to make an Initial Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in the Register.  The initial aggregate amount of the Initial Commitments is $145,000,000.
“Initial Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).
“Intellectual Property” means patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of the business of the Loan Parties as currently conducted.
“Intercompany Note” means a promissory note substantially in the form of Exhibit G.
“Intercreditor Agreements” means the First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Subordination Agreement, collectively, in each case to the extent in effect.
“Interest” means:
(a)    interest and amounts in the nature of interest (including the interest element of Capitalized Leases) accrued;
(b)    discounts suffered and repayment premiums payable in respect of Indebtedness (other than repayment premiums in respect of any Senior Unsecured Notes and Senior Secured Notes), in each case to the extent applicable GAAP requires that such discounts and premiums be treated as or in like manner to interest;
(c)    discount fees and acceptance fees payable or deducted in respect of any Indebtedness (including all commissions payable in connection with any letters of credit); and
(d)    any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including under Swap Contracts), taking into account any premiums payable.
“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve months or less than one month thereafter, as selected by the Company in its Committed Loan Notice; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the applicable Maturity Date.
“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favorable, taken as a whole, to any member of the Bank Group, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a person that is not an Affiliate of the Company):
(a)    the sale of programming or other Content by any member(s) of the Wider Group to one or more members of the Bank Group;
(b)    the lease or sublease of office space, other premises or equipment terms by one or more members of the Bank Group to one or more members of the Wider Group or by one or more members of the Wider Group to one or more members of the Bank Group;
(c)    the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Indebtedness) in the ordinary course of business, by or from one or more members of the Bank Group to or from one or more members of the Wider Group including (i) the employment of personnel, (ii) provision of employee healthcare or other benefits, (iii) acting as agent to buy or develop equipment, other assets or services or to trade with residential or business customers, and (iv) the provision of treasury, audit, accounting, banking, strategy, IT, telephony, office, administrative, compliance, payroll or other similar services; and
(d)    the extension, in the ordinary course of business and on terms not materially less favorable to the relevant member of the Bank Group than arms’ length terms, by or to any member of the Bank Group to or by any such member of the Wider Group of trade credit not constituting Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (a), (b) or (c) above.
“IP Rights” has the meaning set forth in Section 5.15.
“IRS” means the U.S. Internal Revenue Service.
“Joint Venture” means any joint venture, partnership or similar arrangement between any member of the Bank Group and any other person that is not a member of the Bank Group.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent and one or more Senior Representatives for the holders of Indebtedness secured on a pari passu basis to the Obligations under the Initial Loans, in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Wherever in this Agreement a Senior Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any Restricted Subsidiary to be secured by a Lien pari passu to the Liens securing the Obligations under the Initial Loans, then the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Senior Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement and the Administrative Agent shall be authorized to execute and deliver the Junior Lien Intercreditor Agreement.
“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans (or in the absence of any such specification, all outstanding Loans hereunder), the latest Maturity Date applicable to any such Loans hereunder at such time, including the latest maturity date of any Extended Loan, any Refinancing Loans or any Additional Facility, in each case as extended in accordance with this Agreement from time to time.
“Latest Ratio Period” means the most recent Ratio Period for which financial statements have been delivered pursuant to Section 6.01.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes any Initial Additional Facility Lender, any assignee which becomes a Lender under an Additional Facility pursuant to an Assignment and Assumption and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”
“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
“Lending Transaction” has the meaning set forth in Section 7.04(h).
“Levittown System” means the CATV System and the activities and operations ancillary thereto serving the community of Levittown, located in the Municipality of Toa Baja, Puerto Rico and the Municipalities of Toa Alta and Cataño, Puerto Rico.
“LIBOR” has the meaning set forth in clause (a) of the definition of “Eurocurrency Rate”.
“License” means each approval, consent, authorization and license from, and all filings, registrations and agreements with any governmental or regulatory authority, in each case granted, issued, made or entered into pursuant to any Telecommunications, Cable and Broadcasting Laws necessary in order to enable each member of the Bank Group to carry on its business as may be permitted by the terms of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.
“Limited Condition Transaction” means (i) any Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.
“Liquidation Transfer” has the meaning set forth in Section 7.13.
“Loan” means any Initial Loan, Additional Facility Loan, Refinancing Loan or Extended Loan, as the context may require.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) any Refinancing Amendment, or Extension Amendment, (v) any Additional Facility Joinder Agreement and (vi) any other document designated as a Loan Document by the Company and the Administrative Agent.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Management Fees” means any management, consultancy or similar fees payable by any member of the Bank Group to any Restricted Person.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Marketable Securities” means any security which is listed on any publicly recognized stock exchange and which has, or is issued by a company which has, a capitalization of not less than $1,000,000,000 (or its equivalent in other currencies) as at the time such Marketable Securities are acquired by any member of the Bank Group by way of consideration for any disposition permitted under Section 7.05.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means any event or circumstance that has a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document to which the Company or any of the Loan Parties is a party.
“Material Real Property” means any fee-owned or leased Real Property of the Company and that has a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition).
“Material Subsidiary” means, as of any date of determination, any Restricted Subsidiary that accounts for more than 5% on an unconsolidated basis of Consolidated EBITDA for the Latest Ratio Period.

“Maturity Date” means (i) with respect to the Initial Loans, July 7, 2023; (ii) with respect to any Class of Extended Loans, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (iii) with respect to any Refinancing Loans, the final maturity date as specified in the applicable Refinancing Amendment and (iv) with respect to any Additional Facility Loan, the final maturity date as specified in the applicable Additional Facility Joinder Agreement; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.
“Maximum Rate” has the meaning specified in Section 10.10.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage Notes” means, collectively, the mortgage promissory notes secured by the Mortgages and delivered as Collateral to the Administrative Agent for the benefit of the Secured Parties.
“Mortgage Policies” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”
“Mortgaged Properties” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”
“Mortgages” means, collectively, mortgages, deeds of trust, trust deeds, hypothecs, assignment of leases and rents, leasehold mortgages and other security documents made by the Company in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent (in each case with such schedules and including such provisions as shall be necessary to confirm such documents under applicable local or foreign law as shall be customary under applicable local or foreign law), and any other mortgages executed and delivered pursuant to Section 6.11, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.
“Necessary Authorizations” means all material approvals, consents, authorizations and licenses (other than the Licenses) from, all rights granted by and all filings, registrations and agreements with, any government or other regulatory authority necessary in order to enable each member of the Bank Group to carry on its business as may be permitted by the terms of this Agreement as carried on by it at the relevant time.
“Net Proceeds” means the aggregate cash (or cash equivalent) proceeds received by any member of the Bank Group in consideration for or otherwise in respect of a relevant Disposition, Casualty Event or the incurrence, issuance or sale by any member of the Bank Group of any Indebtedness, net of all Taxes and Permitted Tax Distributions applicable on, or to any gain resulting from, that disposition and of all reasonable costs, fees and expenses properly incurred by continuing members of the Bank Group in arranging and effecting that disposition, provided that, at the option of the Company, the Company may use all or any portion of such proceeds in the business of the Bank Group, including to make Permitted Acquisitions, Permitted Joint Ventures, capital expenditures or operational expenditures in each case within 12 months of such receipt, and such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within such 12-month period or, if later, 180 days from the entry into such contractual commitment, then such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso).
“Non-Consenting Lender” has the meaning set forth in Section 3.07.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Non-Loan Party” means any Restricted Subsidiary of the Company that is not a Loan Party.
“Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of the Company other than the United States (or any state thereof), Puerto Rico or the District of Columbia.
“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.
“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
“OID” means original issue discount.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(ii).
“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Overnight Rate” means, for any day, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning specified in Section 10.07(e).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
“Permitted Acquisition” means:
(a)    any Acquisition of a member of the Bank Group by any other member of the Bank Group as part of a solvent reorganization of the Bank Group;
(b)    the purchase of or investment in Cash Equivalents or Marketable Securities (including by way of consideration in respect of any disposition as contemplated in the proviso to Section 7.05 and subject to the conditions set out therein);
(c)    the incorporation of a company or the acquisition of an “off-the-shelf” company which is or becomes a member of the Bank Group;
(d)    any acquisition by any member of the Bank Group in connection with a disposition permitted by the provisions of Section 7.05 and any acquisition or subscription by a member of the Bank Group of Capital Stock issued by a Subsidiary of the Company or a Subsidiary of any Permitted Affiliate Parent which in any such case, is a member of the Bank Group which will, after the acquisition of such shares become a wholly-owned direct or indirect Subsidiary of the Company or a Subsidiary of any Permitted Affiliate Parent as the case may be, provided that if the other shares of such Subsidiary are subject to existing security interests and if such shares are required to constitute Collateral in order to comply with the 80% Security Test pursuant to Section 6.11, either (i) such newly issued shares shall also be Collateral (in form and substance substantially similar to any existing security interest or otherwise in such form and substance as may be reasonably required by the Administrative Agent) upon their issue or (ii) such shares shall become Collateral (in form and substance substantially similar to any existing Collateral or otherwise in such form and substance as may be reasonably required by the Administrative Agent) within 10 Business Days of their issue;
(e)    any acquisition made by a member of the Bank Group pursuant to the implementation of an Asset Passthrough or a Funding Passthrough;

(f)    any acquisition by any member of the Bank Group of any loan receivable, security or other asset by way of capital contribution or in consideration of the issue of any securities or of Subordinated Funding;
(g)    the acquisition of any leasehold interest in any assets which are the subject of a sale and leaseback permitted by the provisions of Section 7.05;
(h)    arising from the conversion of any company (the “Original Company”) from one form of organization into another form of organization provided that (i) if, prior to the time of such conversion, the Administrative Agent has the benefit of a security interest over the shares of such Original Company or such Original Company is a Loan Party, then the Company shall ensure that the Administrative Agent is provided with a security interest over the equivalent ownership interests in, and substantially all of the assets of, the converted organization, of at least an equivalent nature and ranking to the security interest previously provided by the Original Company and (ii) the Administrative Agent is satisfied that any possibility of the additional Collateral referred to in this paragraph (h) being challenged or set aside is not materially greater than any such possibility in relation to the security interest entered into by or in respect of the share capital of the Original Company;
(i)    any acquisition by any member of the Bank Group of any Senior Unsecured Notes provided that an amount equal to the purchase price paid for the acquisition of any such Senior Unsecured Notes could have been used by such member of the Bank Group to fund a Permitted Payment and provided further that to the extent any such acquisition is made in reliance on any basket amount provided for under the definition of “Permitted Payments”, such amount shall be reduced by an amount equal to the consideration paid for any such acquisition;
(j)    investments in any Asset Securitization Subsidiary in connection with any asset securitization program or receivables factoring transaction otherwise permitted by Section 7.05 that is reasonably necessary or advisable to effect such asset securitization program or receivables factoring transaction;
(k)    any Acquisition of the assets or share capital of a Person if, as a result of such Acquisition, such Person becomes a member of the Bank Group, in one or a series of transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a business or separate line of business) to, or is liquidated into, a member of the Bank Group.
(l)    any Permitted Transaction;
(m)    any purchase or acquisition of any assets in the ordinary course of business;
(n)    the acquisition of any shares subject to a put option granted by a member of the Bank Group existing on the Closing Date;
(o)    any Acquisition of Capital Stock in connection with the settlement of delinquent accounts of the issuer of such Capital Stock, whether arising from a bankruptcy, workout, reorganization or restructuring of such issuer, or otherwise in connection with such settlement; and
(p)    acquisitions not falling within paragraphs (a) to (o) above provided that the aggregate consideration for the acquisitions permitted by this paragraph (p) shall not exceed the greater of $50,000,000 and 2.0% of Total Assets.

“Permitted Affiliate Group Designation Date” means any date on which the Administrative Agent provides confirmation to the Company that the conditions set out in Section 10.21(a) are satisfied.
“Permitted Affiliate Holdco” means the immediate Holding Company of any Permitted Affiliate Parent and any other Holding Company of any Permitted Affiliate Parent that is an issuer of, or has otherwise incurred, Holdco Debt and, in each case, which is a Subsidiary of the Common Holding Company.
“Permitted Affiliate Parent” has the meaning given to such term in Section 10.21(a).
“Permitted Disposition” has the meaning set forth in Section 7.05.
“Permitted Holder” means any of the following:
(a)    LGI International Holdings, Inc. and each Affiliate of LGI International Holdings, Inc.;
(b)    Searchlight Capital Partners GP, L.P., and each Affiliate of Searchlight Capital Partners GP, L.P.; and
(c)    in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent.
“Permitted Joint Venture” means:
(a)    any investment in any joint venture pursuant to any obligation to provide such investment existing on the Closing Date;
(b)    any Acquisition referred to in paragraph (a) of the definition of “Permitted Acquisition” and any Acquisition as a result of a reorganization of a person that is not a Subsidiary of the Company or a Subsidiary of a Permitted Affiliate Parent but in which a member of the Bank Group has an interest, provided that such reorganization does not result in an overall increase in the value of the Bank Group’s interest in that person, other than adjustments to the basis of any member of the Bank Group’s interest in accordance with GAAP;
(c)    the acquisition of any interest in or any investment in, any Joint Venture constituting a Business Division Transaction;
(d)    any Acquisition where, upon completion of the Acquisition, the person acquired will not be a Subsidiary of the Company, a Subsidiary of any Permitted Affiliate Parent or any other member of the Bank Group where the Company or another member of the Bank Group will own directly or indirectly no more than a 50% interest in the asset or assets constituting the acquired business (a “JV Minority Acquisition”) and where:
(i)    the business of the acquired entity or the business acquired, as the case may be, falls within one of paragraphs (a) to (e) of the definition of Business; and
(ii)    in the case of any JV Minority Acquisition where the Acquisition Cost is $50,000,000 or greater, the Company delivers to the Administrative Agent within 60 days of the date of any such JV Minority Acquisition, a certificate signed by an authorized officer of the Company which certifies that (x) no Default has occurred and is continuing or would be caused by the JV Minority Acquisition and (y) the Company would have been in compliance with the Financial Covenants on a Pro

Forma Basis after taking into account such JV Minority Acquisition as of the most recent Compliance Date.
All references in this definition to Dollars or $ shall, where applicable, mean the equivalent in any other currency, converted to Dollars, based on the Administrative Agent’s Spot Rate at the relevant time.
“Permitted Junior Secured Refinancing Debt” has the meaning set forth in Section 2.15(h)(i).
“Permitted Liens” means:
(a)    any Lien created pursuant to (i) any Loan Document or any Second Lien Loan Document, including for the avoidance of doubt, any Additional Facility and any Second Lien Additional Facility, (ii) any Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing thereof, (iii) any Permitted Junior Secured Refinancing Debt and any Permitted Refinancing thereof and (iv) any Senior Secured Notes and any Permitted Refinancing thereof;
(b)    any Lien arising by operation of law or by contract having a similar effect or under an escrow arrangement required by a trading counterparty of any member of the Bank Group and in each case arising or entered into in the ordinary course of business of the relevant member of the Bank Group;
(c)    any Lien arising in the ordinary course of business by operation of law or by contract that secures any obligation under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services were provided) after the relevant goods were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date;
(d)    any Lien imposed by any taxation or governmental authority in respect of amounts which are being contested in good faith or are not yet payable and for which adequate reserves have been made in accordance with GAAP;
(e)    any Lien arising in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements which:
(i)    arises in the ordinary course of business;
(ii)    is entered into by any member of the Bank Group in the normal course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purpose of netting debit and credit balances on bank accounts of members of the Bank Group operated on a net balance basis (and any Liens over bank accounts granted in connection therewith);
(iii)    arises in respect of netting or set off arrangements contained in any Swap Contract or other contract permitted under this Agreement;
(iv)    is entered into by any member of the Bank Group on terms which are generally no worse than the counterparty’s standard or usual terms and entered into in the ordinary course of business of the relevant member of the Bank Group; or

(v)    which is a retention of title arrangement with respect to customer premises equipment in favor of a supplier (or its Affiliate); provided that the title is only retained to individual items of customer premises equipment in respect of which the purchase price has not been paid in full;
(f)    any Lien over the Capital Stock of a Person that is not a Loan Party;
(g)    any Lien arising from (i) any Capitalized Leases and (ii) sale and leaseback arrangements, Vendor Financing Arrangements or Purchase Money Indebtedness permitted (in the case of this clause (ii)) to be incurred pursuant to Section 7.03;
(h)    any Lien over or affecting any asset acquired after the Closing Date and subject to which such asset is acquired, if:
(i)    such Lien was not created in contemplation of the acquisition of such asset; and
(ii)    the Indebtedness secured thereby is Indebtedness of, or is assumed by, the relevant acquiring Loan Party or Restricted Subsidiary and is Indebtedness which is permitted to be incurred pursuant to Section 7.03;
(i)    any Lien over or affecting any asset of any company which becomes a member of the Bank Group after the Closing Date, where such Lien is created prior to the date on which such company becomes a member of the Bank Group, if:
(i)    such Lien was not created in contemplation of the acquisition of such company; and
(ii)    to the extent not repaid by close of business on the date upon which such company becomes a member of the Bank Group, the Indebtedness secured by such Liens is permitted to be incurred pursuant to Section 7.03;
(j)    any Lien over any property or other assets to satisfy any pension plan contribution liabilities provided that the aggregate value of any such property or other assets, when taken together with the aggregate amount utilized under the basket in Section 7.05(b)(xv), shall not exceed $1,500,000 at any time;
(k)    any Lien in connection with a rent deposit entered into on arm’s length commercial terms and in the ordinary course of business securing the obligations of a Restricted Subsidiary in relation to property leased to that Restricted Subsidiary in relation to leased property;
(l)    any Lien which is granted over the Indebtedness owed by or other interests held in, or over the assets (including present or future revenues) attributable to a Project Company, a Bank Group Excluded Subsidiary or a Permitted Joint Venture;
(m)    any Lien over cash deposited as security for the obligations of a member of the Bank Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business of the Bank Group;
(n)    any Lien in respect of any Permitted Transaction;
(o)    any Lien relating to any existing sale and leaseback arrangements of the Bank Group;

(p)    any Lien which is created in substitution for any Lien under any existing Collateral Document, provided that the principal amount secured thereby may not be increased unless any Lien in respect of such increased amount would be permitted under another paragraph of this defined term;
(q)    any Lien securing any Indebtedness incurred pursuant to Section 7.03(b)(xxiv) and any Permitted Refinancing thereof, provided that such Indebtedness is (i) secured on a pari passu or junior basis with the Obligations and (ii) such Indebtedness is incurred by a Loan Party;
(r)    any Lien created with the prior written consent of the Required Lenders;
(s)    any Lien arising under or in connection with agreements entered into in the ordinary course of business relating to (i) network leases or (ii) the leasing of (A) building; (B) cars; and (C) other operational or other equipment and, in each case, UCC financing statements in respect thereof;
(t)    any Lien arising under the general terms and conditions of banks or other financial institutions in the ordinary course of business;
(u)    any Lien arising from precautionary UCC financing statements filed against a Loan Party as lessee or sublessee or consignee;
(v)    any Lien contemplated by the definition of “Prepaid Insurance” securing Indebtedness permitted pursuant to Section 7.03(b)(xxx);
(w)    pledges or deposits made and Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or other similar insurance;
(x)    any Lien arising from easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, minor encroachments, and other similar minor encumbrances defects or irregularities in title which do not, individually or in the aggregate materially detract from the value or marketability of the Real Property to which it relates or, individually or in the aggregate, materially interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries on the Real Property subject thereto;
(y)    any Lien arising from (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which any member of the Bank Group has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any Real Property;
(z)    any Lien on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit (other than letters of credit issued in contravention of this Agreement);
(aa)    any judgment Lien with respect to judgments that do not otherwise result in or cause an Event of Default under Section 8.01(h);
(bb)    any Lien in favor of customs and revenues authorities securing payment of custom duties in connection with the import of goods;

(cc)    any Lien existing on the Closing Date and listed in Schedule 7.01 and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03 and the replacement, renewal, extension or refinancing has not resulted in an increase in the amount of Indebtedness;
(dd)    any Lien (i) on cash advances in favor of the seller of any property to be acquired in an Acquisition permitted pursuant to Section 7.02 to be applied against the purchase price for such Acquisition or other acquisition, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(ee)    any Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;
(ff)    any Lien solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and
(gg)    any Lien securing Indebtedness and other obligations the principal amount of which does not exceed the greater of (i) $50,000,000 (or its equivalent in other currencies) and (ii) 5.0% of Total Assets.
“Permitted Pari Passu Secured Refinancing Debt” has the meaning set forth in Section 2.15(h)(i).
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Senior Unsecured Notes, Subordinated Funding or Senior Secured Notes, to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by the Collateral and/or subject to intercreditor arrangements for the benefit of the Lenders, such modification, refinancing, refunding, renewal, replacement or extension is either (1) unsecured or (2) secured and, if secured, subject to intercreditor arrangements on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (f) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is unsecured, such modification, refinancing, refunding, renewal, replacement or extension is either unsecured or subject to Liens only to the extent permitted by clause (gg) of the definition of Permitted Liens. Any reference to a Permitted Refinancing in this Agreement or any other Loan Document shall be interpreted to mean (a) a Permitted Refinancing of the subject Indebtedness and (b) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.
“Permitted Tax Distribution” means
(a)    (1) with respect to any taxable period ending after the date hereof for which the Company is treated as a partnership or as an entity disregarded as separate from its owner for Puerto Rican income tax purposes, any payment from the Company to its direct or indirect equity owners (or directly to the Puerto Rican taxing authority on behalf of such direct or indirect owners), to fund the Puerto Rican income tax liabilities of such direct or indirect equity owners in respect of their direct or indirect ownership of the Company for such taxable period, in an aggregate amount assumed to equal the product of (i) the taxable income of the Company for such taxable period (determined, for any taxable period for which the Company is a disregarded entity, as if the Company were a partnership) reduced, but not below zero, by any net cumulative taxable loss with respect to all prior taxable periods ending after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the current taxable period and has not previously been taken into account pursuant to this clause (a)(1) and (ii) the highest marginal Puerto Rican income tax rate (taking into account the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to an individual or corporation resident in Puerto Rico (whichever is higher) for such taxable period, (2) for each taxable period for which the Company is treated as a partnership or as an entity disregarded as separate from its owner for Puerto Rican income tax purposes (including any taxable periods prior to the date hereof), any payments from the Company to its direct or indirect equity owners (or directly to the Puerto Rican taxing authority on behalf of such direct or indirect owners) in an aggregate amount equal to the product of (i) any incremental taxable income of the Company for such taxable period resulting from an audit adjustment made by an applicable taxing authority after the date hereof and (ii) the highest marginal Puerto Rican income tax rate (taking into account the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any such direct or indirect equity owner for such taxable period and (3) any Puerto Rico branch profits tax in respect of Relevant Net Income imposed pursuant to Section 1092.02 of the Internal Revenue Code of Puerto Rico (or any similar provision of Puerto Rico law) on any direct or indirect equity owner of the Company. For purposes of this provision, Relevant Net Income shall mean the amounts set forth in clauses (a)(1)(i) or (a)(2)(i), as applicable, net of applicable Puerto Rican income tax; and
(b)    (1) with respect to any taxable period ending after the date hereof for which the Company is treated as a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes, any payment from the Company to its direct or indirect equity owners, to fund the U.S. income tax liabilities of such direct or indirect equity owners in respect of their direct or indirect ownership of the Company for such taxable period, in an aggregate amount (determined prior to reduction for any Puerto Rican withholding tax applicable to any Permitted Tax Distributions) assumed to equal any excess of (A) the product of (i) the taxable income of the Company for such taxable period (determined, for any taxable period for which the Company is a disregarded entity, as if the Company were a partnership) reduced, but not below zero, by any net cumulative taxable loss with respect to all prior taxable periods ending after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the current taxable period and has not previously been taken into account pursuant to this clause (b)(1); provided that, for the avoidance of doubt, such taxable income shall be computed without taking into account any special basis adjustments under Section 734 or 743 of the Code made with respect to any transaction occurring after the date hereof and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to an individual resident in New York City for such taxable period over (B) for any taxable period in which the Puerto Rican income tax and/or branch profits tax are considered creditable taxes for purposes of Section 901 of the Code, the maximum permitted distribution under clauses (a)(1), (a)(2) and/or (a)(3) (as applicable) for such taxable period (to the extent such maximum permitted distribution (plus any Puerto Rican withholding tax attributable to any Permitted Tax Distributions) does not exceed the portion of the amount described in clause (b)(1)(A) that is attributable to U.S. federal income tax) (such excess, the “U.S. Partnership Tax Distribution Amount”) and (2) for each taxable period for which the Company is treated as a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes (including any taxable periods prior to the date hereof), any payments from the Company to its direct or indirect equity owners in an aggregate amount equal to any additional U.S. Partnership Tax Distribution Amount with respect to any incremental taxable income of the Company for such taxable period resulting from an audit adjustment made by an applicable taxing authority after the date hereof.
“Permitted Transaction” means:
(a)    any disposition required, Indebtedness incurred, guarantee, indemnity or security interest given, or other transaction arising, under the Senior Secured Loan Documents;
(b)    the solvent liquidation or reorganization of any member of the Bank Group which is not a Loan Party so long as any payments or assets distributed as a result of such liquidation or reorganization are distributed to the other members of the Bank Group;
(c)    any transfer or disposition by any means whatsoever, acquisition, incurrence of indebtedness, solvent reorganization or liquidation or any other transaction entered into between, or in relation to, a member, or members of, the Bank Group, provided that (i) to the extent relevant, any payments or assets distributed as a result of such liquidation or reorganization are distributed to other members of the Bank Group, and (ii) the Company, acting reasonably, believes that such transaction is beneficial to the Bank Group and (iii) to the extent in furtherance of such transaction, a Lien granted pursuant to a Collateral Document is required to be released, the Administrative Agent shall be authorized to do so and shall execute promptly any documentation requested by the Company, acting reasonably, in connection with such release provided that an equivalent Lien is granted over the relevant equivalent asset, if any, within 30 Business Days of such release requested (provided that any limitation, imperfection or new preference or other period arising from the replacement of such Lien shall not be taken into account when determining whether such security interest is an equivalent Lien);

(d)    transactions (other than (i) any sale, lease, license, transfer or other disposition and (ii) the granting or creation of security interests or the incurring or permitting to subsist of Indebtedness) conducted in the ordinary course of business on arm’s length terms;
(e)    any payments, loans, guarantees, indemnities, dispositions, Indebtedness, liabilities or other transactions contemplated by or required to achieve the Transactions;
(f)    any transaction with the prior consent of the Required Lenders;
(g)    a Spin-Off.
“Permitted Unsecured Refinancing Debt” has the meaning set forth in Section 2.15(h)(i).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by any Loan Party or its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code , Section 302 of ERISA or Title IV of ERISA, any ERISA Affiliate. “Platform” has the meaning set forth in Section 6.01.
“Pledge Agreement” means (i) a Second Lien Pledge Agreement made by LCPR Ventures LLC and LCPR Cayman Holding Inc. in favor of the Administrative Agent for the benefit of the Secured Parties in substantially the form set forth in Exhibit F-1, (ii) any pledge agreement entered into in connection with a Subordinated Funding in favor of the Administrative Agent for the benefit of the Secured Parties, (iii) the Pledge Agreement, dated as of February 13, 2013 between LGI Broadband Operations, Inc. and The Bank of Nova Scotia, as successor agent to Citibank, N.A. for itself and the other lenders under the Existing First Lien Credit Agreement and (iv) any other pledge agreements made by any other Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties, as applicable.
“Pledged Equity Interests” has the meaning set forth in the Pledge Agreement.
“Predecessor Obligor” has the meaning set forth in Section 7.13.
“Prepaid Insurance” means insurance coverage obtained by or on behalf of any member of the Bank Group pursuant to an arrangement whereby a lender prepays (or finances the payment of) all or a portion of the applicable insurance premium for such member of the Bank Group and its obligations to repay such lender is secured solely by the such member of the Bank Group’s right under the policy of insurance to recover unpaid premiums upon early termination of the policy or to recover unpaid premiums from the proceeds of a claim under such insurance.
“Pricing” means, in relation to any Term Loans, the total interest rate (including any applicable Eurocurrency Rate or Base Rate Floor and the Applicable Rate), in each case, incurred or payable by a Borrower generally to all the Lenders of such Term Loans.
“Proceeding” has the meaning set forth in Section 10.05.
“Proceeds” has the meaning set forth in each Pledge Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.
“Pro Forma Compliance” means, with respect to the Financial Covenants, compliance on a Pro Forma Basis in accordance with Section 1.09.
“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time.
“Project Company” means a Subsidiary of a company (or a person in which such company has an interest) which has a special purpose and whose creditors have no recourse to any member of the Bank Group in respect of Indebtedness of that Subsidiary or person, as the case may be, or any of such Subsidiary’s or person’s Subsidiaries (other than recourse to such member of the Bank Group who had granted a Lien over its shares or other interests in such Project Company beneficially owned by it provided that such recourse is limited to an enforcement of such a Lien).
“Public Lender” has the meaning set forth in Section 6.01.
“Puerto Rico” means the Commonwealth of Puerto Rico.
“Puerto Rico Board” means the Puerto Rico Telecommunications Regulatory Board created by the Puerto Rico Telecommunications Act, or any successor thereto.
“Puerto Rico Telecommunications Act” means Act No. 213 of September 12, 1996, as amended.
“Purchase Money Indebtedness” means Indebtedness (excluding Capitalized Leases) incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Bank Group or the cost of installation, construction or improvement thereof; provided that (i) the amount of such Indebtedness shall not exceed such purchase price or cost and (ii) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by a member of the Bank Group or such installation, construction or improvement.
“Qualified ECP Guarantor” means in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act (or any successor provision thereto).
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Assignment” means any assignment of a Loan to an Affiliated Lender in connection with an Additional Facility and where following such assignment the Affiliated Lender assigns the relevant Loans under the Additional Facility to other Lenders that are not Affiliated Lenders within 15 Business Days of the initial assignment to the Affiliated Lender, provided that no Default or Event of Default has occurred and is continuing.
“Ratio Period” means for any date of determination under this Agreement, the two consecutive fiscal quarters of the Company most recently ended as of such date of determination.
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Refinanced Debt” has the meaning set forth in Section 2.15(a).
“Refinanced Loans” has the meaning set forth in Section 2.15(h)(i).
“Refinancing Amendment” has the meaning set forth in Section 2.15(f).
“Refinancing Commitments” has the meaning set forth in Section 2.15(a).
“Refinancing Equivalent Debt” has the meaning specified in Section 2.15(h)(i).
“Refinancing Facility Closing Date” has the meaning set forth in Section 2.15(d).
“Refinancing Lender” has the meaning set forth in Section 2.15(c).
“Refinancing Loan” has the meaning set forth in Section 2.15(b).
“Refinancing Loan Request” has the meaning set forth in Section 2.15(a).
“Register” has the meaning set forth in Section 10.07(d).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority Disposition” means any direct or indirect sale, lease, transfer, issuance or distribution of any part of a present or future undertaking, shares, property, rights, remedies or other assets by one or a series of transactions related or not (each referred to for the purposes of this definition as a “disposition”) by any member of the Bank Group to another member of the Bank Group or any other person, provided that such disposition is required by a regulatory authority or court of competent jurisdiction.
“Rejection Notice” has the meaning specified in Section 2.05(b)(vii).
“Related Indemnified Person” of an Agent, Lender, Arranger or Bookrunner means (1) any controlling Person or controlled Affiliate of such Person, (2) the respective directors, officers, or employees of such Person or any of its controlling Persons or controlled Affiliates and (3) the respective agents or representatives of such Person or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Person, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate, director, officer or employee in this definition pertains to a controlled Affiliate, director, officer or employee involved in the negotiation or syndication of this Agreement and the Facilities.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.
“Relevant Event” means a Default in relation to Section 8.01(a).
“Replaced Loans” has the meaning specified in Section 10.01.
“Replacement Loans” has the meaning specified in Section 10.01.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.
“Reporting Entity” means:
(a)    prior to any Permitted Affiliate Group Designation Date, the Company or, if any Holdco Debt has been incurred and if the Company has notified the Administrative Agent that Holdco will become the Reporting Entity, Holdco; and
(b)    on or following any Permitted Affiliate Group Designation Date, the Common Holding Company.
“Required Class Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility or Facilities and (b) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders; provided, further, that, the Loans of any Affiliated Lender shall be excluded for purposes of making a determination of Required Class Lenders as set forth in Section 10.07(m); provided, further¸ that any Commitments or Loans in relation to which a cancellation or prepayment notice (as applicable) has been delivered in accordance with Section 2.05(a) (to the extent such notice is unconditional) or Section 2.05(b) (to the extent the applicable Lenders have not declined the proceeds from such prepayment pursuant to Section 2.05(b)(vii)) shall be excluded for purposes of making a determination of Required Class Lenders.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, the Loans of any Affiliated Lender shall be excluded for purposes of making a determination of Required Lenders as set forth in Section 10.07(m); provided, further¸ that any Commitments or Loans in relation to which a cancellation or prepayment notice (as applicable) has been delivered in accordance with Section 2.05(a) (to the extent such notice is unconditional) or Section 2.05(b) (to the extent the applicable Lenders have not declined the proceeds from such prepayment pursuant to Section 2.05(b)(vii)) shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party (including pursuant to powers granted to such person under power of attorney). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” has the meaning set forth in Section 7.06(b).
“Restricted Person” means any Ultimate Holdco (or any successor thereof), any other company (not being a member of the Bank Group) which is a Subsidiary of, or an Affiliate of, any Ultimate Holdco (or any successor thereof) (other than Affiliates of any Ultimate Holdco which are its Affiliates by virtue of controlling any Ultimate Holdco (or any successor thereof) or owning beneficially and/or legally directly or indirectly 10% or more of the equity interests in any Ultimate Holdco (or any successor thereof)).
“Restricted Subsidiary” means any Subsidiary of the Company or any Subsidiary of any Permitted Affiliate Parent, other than an Unrestricted Subsidiary.
“Revolving Facility Excluded Amount” means the greater of (a) $40.0 million and (b) 0.25 multiplied by Annualized EBITDA for the Latest Ratio Period.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any other member of the Bank Group (a) sells, transfers or otherwise Disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or otherwise Disposed.

“Same Day Funds” means immediately available funds.
“San Juan System” means the CATV System and the activities and operations ancillary thereto serving the Municipality of San Juan, Puerto Rico and the Municipalities of Bayamón, Carolina, Guaynabo and Trujillo Alto, Puerto Rico.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or Her Majesty’s Treasury of the United Kingdom and (b) any other Person organized in a Sanctioned Country or controlled (as determined by applicable law) by any Person that is a Sanctioned Person.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit I hereto, dated as of the Closing Date, among the Administrative Agent, The Bank of Nova Scotia, as “First Priority Representative” (as defined therein) for the “First Lien Credit Agreement Secured Parties” (as defined therein) and each additional representative party thereto from time to time, as amended from time to time.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank. Notwithstanding the foregoing, any such Swap Contract shall not constitute a “Secured Hedge Agreement” if the obligations thereunder are First Lien Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Agreement” means a Security Agreement entered into by the Company in favor of the Administrative Agent substantially in the form of Exhibit F-2.
“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, subordinated Permitted Unsecured Refinancing Debt or other Indebtedness permitted to be incurred under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Loan Documents” means:
(a)    any Loan Document;
(b)    any Senior Secured Notes Document;
(c)    at any time and subject to the Second Lien Intercreditor Agreement, any First Lien Loan Document; and
(d)    any other agreement or document designated a “Senior Secured Loan Document” in writing by the Administrative Agent and the Company.
“Senior Secured Notes” means any notes where the Company would have been in compliance with the Financial Covenants on a Pro Forma Basis after taking into account the incurrence of Indebtedness under such notes and the use of proceeds thereof as of the most recent Compliance Date, and provided that such notes:
(a)    are issued by any Borrower, any Permitted Affiliate Parent or any SSN Finance Subsidiary;
(b)    in respect of which the “cross-default” event of default with respect to a default under other indebtedness shall be limited to cross-default to any payment default (subject to any applicable grace period) and cross-acceleration;
(c)    in respect of which some or all of the Loan Parties have granted security and guarantees on the terms specified in a First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable; and
(d)    are designated as “Senior Secured Notes” (i) by written notice from the Company to the Administrative Agent, and (ii) in accordance with the Junior Lien Intercreditor Agreement including by written notice from the Company to each Agent (as defined in the Junior Lien Intercreditor Agreement), in each case, by the date when the consolidated financial statements are due to be provided pursuant to Section 6.01 for the first full quarter after the issuance of the relevant notes, and any Senior Secured Notes Refinancing.
“Senior Secured Notes Documents” means any Senior Secured Notes and any other indenture for any Senior Secured Notes, the Junior Lien Intercreditor Agreement, any guarantee given by any member of the Bank Group in respect of any Senior Secured Notes, any security documents granting security in favor of the holders of any Senior Secured Notes (or any trustee for such holders or security agent or trustee for such holders or trustee), any note depository agreement, any fee letter and any indemnity letter in relation thereto.
“Senior Secured Notes Refinancing” means any notes issued by any Borrower, any Permitted Affiliate Parent or any other SSN Finance Subsidiary for the purposes of refinancing all or a portion of (i) the Senior Secured Notes or (ii) the Facilities or (iii) any other Indebtedness of the Bank Group which is secured and ranks pari passu as to right of payment with the Facilities pursuant to and in compliance with the terms of the Junior Lien Intercreditor Agreement (provided, in each case of (i) to (iii) above that such Indebtedness being refinanced would have been permitted to be incurred at the time of issuance of any such notes), in each case, outstanding from time to time (including all fees, expenses, commissions, make-whole and any other contractual premium payable under such Indebtedness being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing) and designated as “Senior Secured Notes Refinancing” by written notice from the Company to the Administrative Agent, in each case, by the date when the consolidated financial statements are due to be provided pursuant to Section 6.01 for the first full quarter after the issuance of the relevant notes, in respect of which the following terms apply:
(a)    the principal amount of any such notes shall not exceed the principal amount of, and any outstanding interest on, the Indebtedness being refinanced (plus all fees, expenses, commissions, make-whole or other contractual premium payable in connection with such refinancing) unless any excess principal amount otherwise constitutes Senior Secured Notes; and
(b)    such notes satisfy the requirements of paragraphs (c), (d) and (e) of the definition of Senior Secured Notes.
“Senior Unsecured Notes” means any notes where such notes:
(a)    are issued by Holdco or any Permitted Affiliate Holdco pursuant to a Senior Unsecured Offering;
(b)    have a final maturity (with no sinking fund payments) of no earlier than the Latest Maturity Date then existing at the time of the issuance of such notes;
(c)    in respect of which the “cross-default” event of default with respect to a default under other indebtedness shall be limited to cross-default to any payment default and cross-acceleration;
(d)    are not secured by any Lien over any shares in any member of the Bank Group, any asset of any member of the Bank Group or any rights of any creditor in relation to any Subordinated Funding;
(e)    if guaranteed by any member of the Bank Group, such guarantee or guarantees so provided are granted on subordination and release terms and subject to the terms of a Subordination Agreement; and
(f)    are designated as “Senior Unsecured Notes” and “Holdco Debt” by written notice from the Company to the Administrative Agent, by the date when the consolidated financial statements are due to be provided pursuant to Section 6.01 for the first full quarter after the issuance of the relevant notes, and any Senior Unsecured Refinancing.
“Senior Unsecured Offering” means one or more offerings of Senior Unsecured Notes on a registration statement filed with the SEC or pursuant to an exemption from registration under the United States Securities Act of 1933, as amended, including pursuant to Rule 144A and/or Regulation S under the United States Securities Act of 1933, as amended.
“Senior Unsecured Refinancing” means any Indebtedness incurred by Holdco or any Permitted Affiliate Holdco for the purposes of refinancing all or a portion of any Senior Unsecured Notes and/or any Senior Unsecured Refinancing and/or any Senior Secured Notes and/or any Indebtedness permitted to be incurred or outstanding pursuant to Section 7.03, in each case, including any Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable under such Indebtedness being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing, in respect of which the following terms apply:
(a)    the principal amount of any such Indebtedness shall not exceed the principal amount of, and any outstanding interest on, the Indebtedness being refinanced (plus all fees, expenses, commissions, make-whole or other contractual premium payable in connection with such refinancing) unless any excess principal amount otherwise constitutes Senior Unsecured Notes;
(b)    that, if guaranteed, by any member of the Bank Group such guarantee or guarantees so provided are granted on subordination and release terms and subject to the terms of a Subordination Agreement; and
(c)    are not secured by any Lien over any shares in any member of the Bank Group, any asset of any member of the Bank Group or any rights of any creditor in relation to any Subordinated Funding, provided that such Indebtedness is designated as “Senior Unsecured Refinancing” and “Holdco Debt” by written notice from the Company to the Administrative Agent, by the date when the consolidated financial statements are due to be provided pursuant to Section 6.01 for the first full quarter after the issuance of the relevant notes.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Solvent Liquidation” has the meaning specified in Section 7.13.
“SPC” has the meaning specified in Section 10.07(h).
“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).
“Specified Systems” means the Levittown System, the San Juan System and any other CATV System owned and/or operated by the Company or any of its Subsidiaries from time to time.
“Specified Transaction” means (i) the Transactions, (ii) any Acquisition that results in a Person becoming a member of the Bank Group, (iii) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (iv) any Permitted Acquisition, (v) any Disposition that results in a member of the Bank Group ceasing to be a member of the Bank Group and any Disposition of a business unit, line of business or division of a member of the Bank Group, in each case whether by merger, consolidation, amalgamation or otherwise or (vi) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit) or Restricted Payment, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”
“Spin-Off” means a transaction by which all outstanding ordinary shares of the Company directly or indirectly owned by Liberty Global, plc are distributed to all of Liberty Global, plc’s shareholders at the time of such transaction either directly or indirectly through the distribution of shares in a company holding such Company shares or Subsidiary’s shares.
“Spin Parent” means the company the shares of which are distributed to the shareholders of Liberty Global, plc pursuant to a Spin-Off.
“Spot Rate” means, for any currency, on any relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency. Once the Spot Rate is revalued by the Administrative Agent, it will advise the Company of the new Spot Rate.
“SSN Finance Subsidiary” means any Subsidiary directly and wholly-owned by the Company or any Subsidiary directly and wholly-owned by any Permitted Affiliate Parent engaged in the business of effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds to any other member of the Bank Group and in either case having no Subsidiaries.
“Subordinated Funding” means any Indebtedness made available to any member of the Bank Group by any member of the Wider Group that is not a member of the Bank Group provided that, either pursuant to its terms or pursuant to an agreement with respect thereto, such Indebtedness is subordinated in right of payment to the prior payment of the Indebtedness under the Loan Documents on terms that are reasonably satisfactory to the Administrative Agent.
“Subordination Agreement” means a subordination agreement among the Administrative Agent and one or more Senior Representatives for the holders of Indebtedness or beneficiaries of guarantee obligations subordinated to the Obligations, in form and substance reasonably acceptable to the Administrative Agent and the Company. Wherever in this Agreement a Senior Representative is required to become party to the Subordination Agreement, if the related Indebtedness is the initial Indebtedness incurred by any member of the Bank Group to be subordinated to the Obligations, then the Company, the Guarantors, the Administrative Agent, the Senior Representative for such Indebtedness and, if the First Lien Administrative Agent elects to become a party thereto, the First Lien Administrative Agent shall execute and deliver the Subordination Agreement and the Administrative Agent shall be authorized to execute and deliver the Subordination Agreement.
“Subscriber” means any person who has entered into an agreement (which has not expired or been terminated) with a Loan Party to be provided with services by a Loan Party through the operation of telecommunications and/or television systems operated by any member of the Bank Group in accordance with applicable Telecommunications, Cable and Broadcasting Laws (including any part of such system and all modifications, substitutions, replacements, renewals and extensions made to such systems).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, any charitable organizations and any other Person that meets the requirements of Section 501(c)(3) of the Code) (i) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, by such Person or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, by such Person, to the extent such entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company and/or any Permitted Affiliate Parent, as applicable.
“Successor Entity” has the meaning specified in Section 7.13.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication Agent” means Credit Suisse Securities (USA) LLC in its capacity as syndication agent.

“Target” means any assets or entity which is or are the subject of an Acquisition in accordance with the terms of this Agreement.
“Taxes” means all present or future taxes, duties, levies, imposts, assessments or withholdings imposed by any Governmental Authority including interest, penalties and additions to tax.
“Telecommunications, Cable and Broadcasting Laws” means all laws, statutes, regulations and judgments relating to broadcasting or telecommunications or cable television or broadcasting applicable to any member of the Bank Group, and/or the business carried on by, any member of the Bank Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).
“Testing Time” has the meaning given to such term in Section 6.11.
“Threshold Amount” means $50,000,000.
“Total Additional Facility Commitment” means, in relation to an Additional Facility, the aggregate for the time being of the Additional Facility Commitments for that Additional Facility.
“Total Assets” means the total assets of the Bank Group on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company delivered pursuant to Section 6.01(a) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a Pro Forma Basis including any property or assets being acquired in connection therewith) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a), the audited consolidated balance sheet of the Company as of December 31, 2013.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Trade Payables” means, with respect to any Person, any accounts payable or an indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
“Transaction Expenses” means any fees or expenses incurred or paid by any direct or indirect parent of the Company, the Company or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with close-out fees in connection with the termination of hedging transactions, if any, and payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Transactions” means, collectively, (a) the funding of the Initial Loans and the execution and delivery of the Loan Documents to be entered into on the Closing Date, (b) the funding of the First Lien Initial Loans and one or more First Lien Revolving Credit Loans, if any, on the Closing Date and the execution and delivery of First Lien Loan Documents to be entered into on the Closing Date, (c) the Closing Date Refinancing and (d) the payment of Transaction Expenses.
“Transferred Guarantor” has the meaning specified in Section 11.09.
“Treasury Services Agreement” means any agreement between the Company or any Subsidiary and any Hedge Bank relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds or any similar services. Notwithstanding the foregoing, no such agreement shall be a “Treasury Services Agreement” if the obligations thereunder are First Lien Obligations.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“Ultimate Holdco” means Liberty Global plc, including its successors.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d)(ii)(C) and is in substantially the form of Exhibit H hereto.
“Unrestricted Subsidiary” means each Subsidiary of the Company or Subsidiary of any Permitted Affiliate Parent that is not a Loan Party designated by the Board of Directors of the Company or the Permitted Affiliate Parent as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
“Vendor Financing Arrangements” means any arrangement, contractual or otherwise, pursuant to which credit or other financing is provided or arranged by a supplier (or any of its Affiliates) of assets (including equipment) and/or related services to a member of the Bank Group in connection with such supply of assets and/or services.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Wider Group” means any Ultimate Holdco and its Subsidiaries from time to time (other than the Bank Group).
Section 1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)    The term “including” (and its correlatives) means by way of example and not as a limitation.
(e)    The word “or” is not exclusive.
(f)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(g)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(h)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(i)    For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Acquisition, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Company in its sole discretion at such time.
Section 1.03    Accounting Terms.
All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.
Notwithstanding any changes in GAAP after the Closing Date, any lease of the Loan Parties and their Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP.

Section 1.04    Rounding.
Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
Section 1.05    References to Agreements, Laws, Etc.
Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.07    Timing of Payment of Performance.
When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
Section 1.08    [Reserved].
Section 1.09    Pro Forma Calculations.
(a)    Whenever pro forma effect is to be given to a Specified Transaction or any financial ratio or test is to be calculated on a pro forma basis, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (including in respect of anticipated expense and cost reductions) and including as a result of, or that would result from any actions taken, committed to be taken or with respect to which substantial steps have been taken, by a member of the Bank Group including in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared).
(b)    In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of this Agreement (other than the Financial Covenants) which requires the calculation of any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio, and Consolidated Total Net Leverage Ratio; or

(ii)    testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Total Assets);
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Latest Ratio Period ending prior to the LCT Test Date, the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Permitted Acquisition, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.
Section 1.10    Currency Generally.
(a)    For purposes of determining compliance under this Agreement with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).
(b)    For the purposes of testing compliance with any ratios in this Agreement, Indebtedness of the Bank Group, any Permitted Affiliate Parent, Holdco and any other issuer of Holdco Debt originally denominated in any currency other than Dollars that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into Dollars, will be taken into account at its Dollar equivalent using the effective exchange rate in the relevant foreign exchange hedging transactions;

(c)    Hedged Debt (as defined below), for purposes of determining compliance with any ratios in this Agreement, will be taken into account at its Dollar equivalent calculated using the same weighted average exchange rates for the relevant ratio period used in the profit and loss statements of the relevant accounts of the Bank Group, Holdco or any other issuer of Holdco Debt for calculating the Dollar equivalent of Annualized EBITDA denominated in the same currency as the currency in which that Hedged Debt is denominated or into which it has been swapped, as described below:
“Hedged Debt” means:
(i)    Indebtedness of the Bank Group, any Permitted Affiliate Parent, Holdco or any other issuer of Holdco Debt originally denominated in any currency other than Dollars in which the Bank Group, Holdco or any other issuer of Holdco Debt earns Annualized EBITDA (a “functional currency”) and that has not been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into Dollars; and
(ii)    Indebtedness of the Bank Group, Holdco or any other issuer of Holdco Debt that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into a functional currency.
ARTICLE II.
THE COMMITMENTS AND BORROWINGS
Section 2.01    The Loans.
(a)    Under the Additional Facility Accession Agreement, each Term Lender made a Term Loan which is continued as a Loan hereunder subject to the terms and conditions set forth herein; and (b) subject to the terms and conditions set forth in any Refinancing Amendment providing for, as applicable, the making, exchange, renewal, replacement or refinancing of Loans, each Lender party thereto severally agrees to, as applicable, make, exchange, renew, replace or refinance Loans on the date specified therein in an aggregate amount not to exceed the amount of such Lender’s Commitment as set forth therein. Amounts borrowed, exchanged, renewed, replaced or refinanced under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
Section 2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each Additional Facility Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice, on behalf of a Borrower, to the Administrative Agent (provided that the notices in respect of the initial Credit Extensions may be conditioned on the consummation of the Closing Date Refinancing) which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (1) 1:00 p.m. three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (2) 1:00 p.m. on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (1) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of initial Credit Extensions. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $100,000 in excess thereof, unless otherwise specified in an Additional Facility Joinder Agreement in relation to any Additional Facility. Each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, unless otherwise specified in an Additional Facility Joinder Agreement in relation to any Additional Facility. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). The currency specified in a Commitment Loan Notice for an Additional Facility must be Dollars or such other currency as may be agreed between the Borrower and the Additional Facility Lenders under such Additional Facility. If a Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by a Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than the later of 12:00 noon on the Business Day specified in the applicable Committed Loan Notice and one hour after written notice of such Borrowing is delivered by the Administrative Agent to such Lender; provided, that, on the Closing Date (or with respect to any Additional Facility, as specified in the relevant Additional Facility Joinder Agreement), such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the relevant Borrower and the Administrative Agent for the purpose of consummating the Transactions (or, in the case of any Additional Facility, the relevant transactions). The Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the relevant Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided by the relevant Borrower to (and reasonably acceptable to) the Administrative Agent.
(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the relevant Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrower that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d)    The Administrative Agent shall promptly notify the relevant Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the relevant Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect unless otherwise agreed between the relevant Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Additional Facility Joinder Agreement, a Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by 3 Interest Periods for each applicable Class so established.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
(g)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the relevant Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the relevant Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the relevant Borrower the amount of such interest paid by the relevant Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the relevant Borrower shall be without prejudice to any claim the relevant Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(h)    Upon receipt of a Committed Loan Notice for an Additional Facility, the Administrative Agent shall promptly notify each Additional Facility Lender of the aggregate amount of the Additional Facility Borrowing and of the amount of such Additional Facility Lender’s pro rata portion thereof, which shall be based on their respective Additional Facility Commitment. Each Additional Facility Lender will make the amount of its pro rata portion of the Additional Facility Borrowing available to the

Administrative Agent for the account of the relevant Borrower at the New York office of the Administrative Agent specified on Schedule 10.02 prior to the time specified in the relevant Additional Facility Joinder Agreement, in funds immediately available to the Administrative Agent.
(i)    No more than one Committed Loan Notice may be made under each Additional Facility unless an Additional Facility Joinder Agreement specifies otherwise, in which case the maximum number of requests for Additional Facility Loans under that Additional Facility will be as set out in that Additional Facility Joinder Agreement.
(j)    Unless the Administrative Agent agrees otherwise, or unless otherwise agreed in the Additional Facility Joinder Agreement, no more than five Additional Facility Loans may be outstanding at any one time under each Additional.
Section 2.03    [Reserved].
Section 2.04    [Reserved].
Section 2.05    Prepayments.
(a)    Optional. (i) The Company may, upon notice to the Administrative Agent by the Company, at any time or from time to time voluntarily prepay any Class or Classes of Loans in whole or in part without premium or penalty, except as set forth in Section 2.05(a)(vi); provided that (1) such notice must be received by the Administrative Agent not later than 11:30 a.m. (New York City time) (A) two (2) Business Days prior to any date of prepayment of Eurocurrency Rate Loans (unless otherwise agreed by the Administrative Agent) and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be, as set forth in Section 2.05(c), accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Company may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.
(ii)    [Reserved].
(iii)    Notwithstanding anything to the contrary contained in this Agreement, the Company may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(iv)    Voluntary prepayments of any Class of Loans permitted pursuant to Section 2.05(a)(i) shall be applied in a manner determined at the discretion of the Company and specified in the notice of prepayment.
(v)    [Reserved].
(vi)    If any Initial Loans are voluntarily prepaid pursuant to Section 2.05(a)(i) or mandatorily prepaid pursuant to Section 2.05(b)(iii) or (iv), such prepayments shall be made at (x) 102% of the aggregate principal amount of Initial Loans prepaid if such prepayment occurs prior to the first anniversary of the Closing Date and (y) 101% of the aggregate principal amount of Initial Loans prepaid if such prepayment occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date. If, prior to the second anniversary of the Closing Date, any Lender that is a Non-Consenting Lender is replaced pursuant to Section 3.07 in connection with any amendment, amendment and restatement or other modification of this Agreement, the primary purpose of which is to reduce the All-in Yield applicable to the Loans, such Lender (and not any Person who replaces such Lender pursuant to Section 3.07) shall receive its portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence as if the Loans held by such Lender were voluntarily prepaid. Any amounts due to any Lender pursuant to this clause (vi) shall be due and payable on the date of such voluntary prepayment or effectiveness of such amendment for which such Lender was a Non-Consenting Lender, as applicable.
(b)    Mandatory. (i) [Reserved].
(ii)    Subject to clause (x) of this Section 2.05(b), if (1) any member of the Bank Group or the Company Disposes of any property or assets (other than (I) the first $20,000,000 of each Content Transaction or (II) any Disposition of any property or assets permitted by Section 7.05(b)(i) to 7.05(b)(xxxv)) or (2) any Casualty Event occurs, which results in the realization or receipt by any member of the Bank Group of Net Proceeds, the Borrowers shall cause to be prepaid on the date of the realization or receipt by any member of the Bank Group of such Net Proceeds (or, in the event of Net Proceeds which may be reinvested pursuant to the definition thereof, on the date such reinvestment period expires), subject to clause (b)(vii) of this Section 2.05, an aggregate principal amount of Loans in an amount to ensure that the Company would not be in breach of the Financial Covenants on a Pro Forma Basis as of the most recent Compliance Date after taking into account such Dispositions and prepayments (but ignoring such Net Proceeds for purposes of determining compliance); provided that if at the time that any such prepayment would be required, the Company (or any Restricted Subsidiary) is required to offer to repurchase Permitted Pari Passu Secured Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations under Loans required to be secured on a pari passu lien basis with the Initial Loans) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Pari Passu Secured Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrowers may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable

Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof; provided, further that no such prepayment under this Section 2.05(b)(ii) shall be required where the amount of any such prepayment would be less than the greater of $50,000,000 and 2.0% of Total Assets.
(iii)    If any member of the Bank Group incurs or issues any Indebtedness after the Closing Date not permitted to be incurred or issued pursuant to Section 7.03, the Borrowers shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date of receipt by such member of the Bank Group of such Net Proceeds.
(iv)    If any Borrower incurs or issues any Refinancing Loans (or Refinancing Equivalent Debt) resulting in Net Proceeds (as opposed to such Refinancing Loans or Refinancing Equivalent Debt arising out of an exchange of existing Loans for such Refinancing Loans or Refinancing Equivalent Debt), such Borrower (or the Company on its behalf) shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by such Borrower of such Net Proceeds.
(v)    [Reserved].
(vi)    Each prepayment of Loans pursuant to Section 2.05(b) (A) shall be applied either (x) ratably to each Class of Loans then outstanding or (y) as requested by the Company in the notice delivered pursuant to clause (vii) below, to any Class or Classes of Loans with a Maturity Date preceding the Maturity Date of the remaining Classes of Loans then outstanding, (B) [reserved] and (C) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Share (or other applicable share provided by this Agreement) of each such Class of Loans, subject to clause (vii) of this Section 2.05(b). Notwithstanding clause (A) above, (1) in the case of prepayments pursuant to Section 2.05(b)(iv), such prepayment shall be applied in accordance with this clause (vi) solely to those applicable Classes of Loans selected by the Company and specified in the applicable Refinancing Amendment or notice (i.e., the applicable Refinanced Debt or Refinanced Loans) and (2) any Additional Facility Joinder Agreement or Extension Amendment may provide (including on an optional basis as elected by the Company) for a less than ratable application of prepayments to any Class of Loans established thereunder.
(vii)    The Company shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by the Borrowers pursuant to clauses (ii) and (iii) of this Section 2.05(b) at least two (2) Business Days prior to the date of such prepayment (unless otherwise agreed by the Administrative Agent). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrowers. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Company’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clauses (ii) and (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Company no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Loans of such Lender (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Company (such remaining Declined Proceeds, the “Company Retained Prepayment Amounts”).
(viii)    Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”), the Net Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or any Foreign Casualty Event attributable to Foreign Subsidiaries would have material adverse tax consequences (as determined in good faith by the Company) with respect to such Net Proceeds, such Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary.
(ix)    Upon becoming aware of a Change of Control:
(A)    The Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, shall promptly notify the Administrative Agent; and
(B)    if the Required Lenders so require, the Administrative Agent shall, by not less than 30 Business Days’ notice to the Company, cancel each Facility and declare all outstanding Borrowings, together with accrued interest and all other relevant amounts accrued under the Loan Documents immediately due and payable, whereupon each Facility will be cancelled and all such outstanding amounts will become immediately due and payable.
(x)    Notwithstanding anything in this Section 2.05 to the contrary, the Borrower shall not be required to make any mandatory prepayment pursuant to this Section 2.05(b) (other than pursuant to Section 2.05(b)(iv)) (i) if such prepayment is prohibited by the Second Lien Intercreditor Agreement or (ii) prior to the First Lien Termination Date, except to the extent of, and not to exceed, the amount of Net Proceeds, as the case may be, consisting of amounts declined by (A) the First Lien Lenders pursuant to Section 2.05(b)(vii) of the First Lien Credit Agreement, (B) the holders of any debt under any First Lien Additional Facility or any First Lien Refinancing Equivalent Debt, in each case, constituting First Lien Obligations, or pursuant to equivalent provisions of the credit documentation governing such First Lien

Additional Facility or First Lien Refinancing Equivalent Debt or (C) the holders of any Permitted Refinancing of Indebtedness described under the foregoing clause (A) or (B), in each case, constituting First Lien Obligations pursuant to equivalent provisions of the credit documentation governing such Permitted Refinancing, which shall in each case be required to be applied as a mandatory prepayment hereunder (to the extent otherwise required herein) in an amount equal to the amounts so declined.
(c)    Interest Funding Losses, Etc. (i) Except to the extent otherwise agreed by each Lender so being prepaid, all prepayments of Loans shall be accompanied by all accrued and unpaid interest thereon through but not including the date of such prepayment, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.
(ii)    So long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05 (but excluding prepayments required under Section 2.05(b)(iv)), prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Company may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Company for all purposes under this Agreement.
Section 2.06    Termination of Commitments.
The Initial Commitment of each Lender shall be automatically and permanently reduced to $0 upon the funding of Initial Loans to be made by it on the Closing Date. The Initial Commitment of each Lender with respect to any Refinancing Facility or any Extension Series shall be automatically and permanently reduced to $0 upon the funding of Loans to be made by it on the date set forth in the corresponding Refinancing Amendment or Extension Amendment.
Section 2.07    Repayment of Loans.
(a)    Loans. (i) The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for any Class of Loans, the aggregate principal amount of all Loans of such Class outstanding on such date.
(ii)    The amount of any such payment set forth in clause (i) above shall be adjusted to account for the addition of any Extended Loans or Refinancing Loans to contemplate (A) the reduction in the aggregate principal amount of any Loans that were paid down in connection with the incurrence of such Extended Loans or Refinancing Loans, and (B) any increase to payments to the extent and as required pursuant to the terms of any applicable Extension Amendment or Refinancing Amendment.

(iii)    Any Borrower which has drawn an Additional Facility Loan shall repay such Loan under the Additional Facility in accordance with the provisions of the relevant Additional Facility Joinder Agreement.
Section 2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    During the continuance of a Default under Section 8.01(a), the Company shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    Each Additional Facility Loan shall bear interest at a rate specified in the Additional Facility Joinder Agreement.
Section 2.09    Fees.
(a)    Other Fees. The Company shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Company and the applicable Agent).
(b)    Additional Facility Fees. If specified in the relevant Additional Facility Joinder Agreement, the Company shall pay to the Administrative Agent (for the account of each Lender under the relevant Additional Facility) an upfront fee computed at the rate specified in the relevant Additional Facility Joinder Agreement on that Lender’s Commitment under that Additional Facility in accordance with the terms therein.
Section 2.10    Computation of Interest and Fees.
All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate or the prime rate) shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. In computing interest on any Loan, the day such

Loan is made or converted to a Loan of a different Type shall be included and the date such Loan is repaid or converted to a Loan of a different type, as the case may be, shall be excluded. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.11    Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Company, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of each Borrower under this Agreement and the other Loan Documents.
Section 2.12    Payments Generally.
(a)    All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)    If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(c)    Unless a Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:
(i)    if a Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Rate from time to time in effect; and
(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to a Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)    The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(g)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share or other applicable share provided for under this Agreement the Outstanding Amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
Section 2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein or required by court order, any Lender shall obtain payment in respect of any principal or interest on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of subclause (v)(a) of the definition of Indemnified Taxes, a Lender that acquires a participation pursuant to this Section 2.13 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.
Section 2.14    Additional Facilities.
(a)    By at least two Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent shall agree), and pursuant to the terms of an Additional Facility Joinder Agreement, an Additional Facility may be provided to any Loan Party provided that (i) on the date of the proposed Additional Facility Loan all representations and warranties to be made in a Committed Loan Notice in accordance with Section 4.02 are correct in all material respects, (ii) no Event of Default either (A) is outstanding at the time of such notice to the Administrative Agent or (B) would result from the proposed advance and (iii) the Company has certified in the relevant Request for Credit Extension that it is in compliance with the Financial Covenants on a Pro Forma Basis after taking into account the Borrowing under such Additional Facility and the use of proceeds thereof as of the most recent Compliance Date.
(b)    Any person may become a Lender under this Agreement by delivering to the Administrative Agent an Additional Facility Joinder Agreement which must be duly executed by that person, the Administrative Agent, the Company and the relevant Additional Borrower (if any). That person shall become a Lender on the date specified in the Additional Facility Joinder Agreement.
(c)    Upon the relevant person becoming a Lender, the total of the Commitments under this Agreement shall be increased by the amount set out in the relevant Additional Facility Joinder Agreement as that Lender’s Additional Facility Commitment.
(d)    Each Lender under an Additional Facility will grant to the relevant Borrower a term loan facility in the amount specified in the relevant Additional Facility Joinder Agreement during the Additional Facility Availability Period specified in the Additional Facility Joinder Agreement, subject to the terms of this Agreement.
(e)    The execution by the Company, the Guarantors and the relevant Additional Borrower of the Additional Facility Joinder Agreement constitutes confirmation by each Guarantor that its obligations under the Guarantee shall extend to the total of the Commitments as increased by the addition of the relevant Lender’s Commitment and shall be owed to each Secured Party including the relevant Lender but otherwise shall continue unaffected.
(f)    The aggregate amount of all outstanding Additional Facility Loans under an Additional Facility shall not at any time exceed the relevant Total Additional Facility Commitments for that Additional Facility.
(g)    The aggregate amount of the participations of a Lender in Additional Facility Loans under an Additional Facility shall not at any time exceed that Lender’s Additional Facility Commitment for that Additional Facility at that time.
(h)    The effectiveness of an Additional Facility shall be subject to customary reaffirmation in respect of any Collateral Documents and, to the extent reasonably requested by the Administrative Agent, delivery of a written opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent.

(i)    in respect of each Additional Facility:
(i)    each Additional Facility Borrower for that Additional Facility is a Loan Party;
(ii)    the principal amount, interest rate, interest periods, Latest Maturity Date, use of proceeds, repayment schedule, availability, fees, and related provisions and the currency of that Additional Facility shall be agreed by the relevant Additional Facility Borrowers and the relevant Additional Facility Lenders and set out in the relevant Additional Facility Joinder Agreement; and
(iii)    subject to sub-clauses (i) and (ii) above, the general terms of that Additional Facility shall be consistent in all material respects with the terms of this Agreement.
(j)    The Company may pay to any Additional Facility Lender a fee in the amount and at the times agreed between the Company and that Additional Facility Lender.
(k)    Each Additional Facility Lender shall become a party to this Agreement and be entitled to share in the Collateral in accordance with the terms of the Intercreditor Agreements and the Collateral Documents pari passu with the Lenders under the other Facilities provided that the Additional Facility Borrowers and the relevant Additional Facility Lender may agree that an Additional Facility shares in the Collateral on a junior basis to the other Facilities which, if so agreed, shall be set out in the relevant Additional Facility Joinder Agreement.
(l)    Each party to this Agreement (other than each proposed Additional Facility Lender, the Company and each Additional Facility Borrower) irrevocably authorizes and instructs the Administrative Agent to execute on its behalf any Additional Facility Joinder Agreement which has been duly completed and signed on behalf of each proposed Additional Facility Lender, the Company and each proposed Additional Facility Borrower and each Loan Party agrees to be bound by such joinder.
(m)    On the Additional Facility Commencement Date:
(i)    each Additional Facility Lender party to that Additional Facility Joinder Agreement, each other Finance Party and the Loan Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had each Additional Facility Lender been a Lender on the Closing Date, with the rights and/or obligations assumed by it as a result of that accession and with the Commitment specified by it as its Additional Facility Commitment; and
(ii)    each Additional Facility Lender shall become a party to this Agreement as an “Additional Facility Lender”.
(n)    With the prior written consent of the Company, the Administrative Agent is authorized and instructed to enter into such documentation as is reasonably required to amend this Agreement and any other Loan Document (in accordance with the terms of this Section 2.14)) to reflect the terms of each Additional Facility without the consent of any Lender other than each applicable Additional Facility Lender, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Additional Facilities are to rank junior in right of security or payment or to address technical issues relating to funding and payments.
(o)    This Section 2.14 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

Section 2.15    Refinancing Amendments.
(a)    Refinancing Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request a new Class of term loans (any such new Class, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, existing Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.
(b)    Refinancing Loans. On any Refinancing Facility Closing Date on which any Refinancing Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.15, (i) each Refinancing Lender of such Class shall make a Loan to the Borrower (a “Refinancing Loan”) in an amount equal to its Refinancing Commitment of such Class and (ii) each Refinancing Lender of such Class shall become a Lender hereunder with respect to the Refinancing Commitment of such Class and the Refinancing Loans of such Class made pursuant thereto.
(c)    Refinancing Loan Request. Each Refinancing Loan Request from the Borrower pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Refinancing Loans. Refinancing Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Lender,” and, collectively, “Refinancing Lenders”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Refinancing Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Lender and (ii) with respect to Refinancing Commitments, any Affiliated Lender providing a Refinancing Commitment shall be subject to the same restrictions set forth in Section 10.07(k) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Loans.
(d)    Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:
(i)    after giving effect to such Refinancing Commitments, the conditions of Sections 4.02(i) and (ii) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Refinancing Amendment);
(ii)    each Refinancing Commitment shall be in an aggregate principal amount that is not less than $15,000,000 (provided that such amount may be less than 15,000,000 if such amount is equal to the entire outstanding principal amount of Refinanced Debt); and
(iii)    to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Lenders are provided with the benefit of the applicable Loan Documents.
(e)    Required Terms. The terms, provisions and documentation of the Refinancing Loans and Refinancing Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Loans each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (i) and (ii) below, as applicable, and otherwise reasonably satisfactory to the Administrative Agent. In any event:
(i)    the Refinancing Loans:
(A)    as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,
(B)    as of the Refinancing Facility Closing Date, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt,
(C)     shall have an Applicable Rate and Eurocurrency Rate or Base Rate floor (if any), and subject to clauses (e)(i)(A) and (e)(i)(B) above, amortization determined by the Borrower and the applicable Refinancing Lenders,
(D)    shall have fees determined by the Borrower and the applicable Refinancing Loan arranger(s),
(E)    may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.05(b)(iv) and Section 2.05(b)(vi)(A)(y) or any voluntary prepayments of any Class of Loans with an earlier Maturity Date than any other Classes of Loans)) in any voluntary or mandatory prepayments of Loans hereunder, or if junior in right of security, shall be on a junior basis with respect thereto,
(F)    shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing, and
(G)    (I) shall rank pari passu or junior in right of payment with the Obligations under Loans that are senior in right of payment and (II) shall be secured by the Collateral and shall rank pari passu or junior in right of security with the Obligations under the Initial Loans and other Loans that are required to be secured on a pari passu lien basis with the Initial Loans (and, if applicable, subject to a Subordination Agreement and/or the Junior Lien Intercreditor Agreement (or, alternatively, terms in the Refinancing Amendment substantially similar to those in such applicable agreement, as agreed by the Borrower and Administrative Agent) or other lien subordination and intercreditor arrangement satisfactory to the Borrower and the Administrative Agent); and
(ii)    [reserved].

(f)    Refinancing Amendment. Commitments in respect of Refinancing Loans shall become additional Commitments pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Refinancing Lender providing such Commitments, the Administrative Agent. The Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security or payment or to address technical issues relating to funding and payments. The Borrower will use the proceeds of the Refinancing Loans to extend, renew, replace, repurchase, retire or refinance, substantially concurrently, the applicable Refinanced Debt.
(g)    [Reserved.]
(h)    Refinancing Equivalent Debt.
(i)    In lieu of incurring any Refinancing Loans, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time after the Closing Date issue, incur or otherwise obtain (A) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of senior secured notes secured on a pari passu basis with the Initial Loans (such notes, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of junior lien secured notes or junior lien secured term loans (such notes or term loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured or subordinated Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of unsecured or subordinated notes or term loans (such notes or term loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, and, in each case, any Permitted Refinancing thereof, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Class of Loans (such Loans, “Refinanced Loans”).
(ii)    Any Refinancing Equivalent Debt:
(A)    (1) shall not have a Maturity Date prior to the date that is on or after the Maturity Date of the Refinanced Loans, (2) if in the form of term loans, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Loans, (3) if in the form of notes, shall not have scheduled amortization or payments of principal and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary “AHYDO catch-up payments”, offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default), in each case prior to the Maturity Date of the Refinanced Loans, (4) shall not be guaranteed by Persons other than Guarantors, (5) if in the form of subordinated Permitted Unsecured Refinancing Debt, shall be subject to a Subordination Agreement to which a Senior Representative acting on behalf of the holders of such Permitted Unsecured Refinancing Debt shall have become a party or otherwise subject (or, alternatively, terms in the definitive documentation for such Refinancing Equivalent Debt substantially similar to those in such applicable agreement, as agreed by the Borrower and Administrative Agent); provided that if such Permitted Unsecured Refinancing Debt is the initial subordinated Permitted Unsecured Refinancing Debt incurred by the Borrower, then the Borrower, the Guarantors, the

Administrative Agent and the Senior Representative for such Permitted Unsecured Refinancing Debt shall have executed and delivered a Subordination Agreement, (6) shall not have a greater principal amount than the principal amount of the Refinanced Loans plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing and (7) except as otherwise set forth in this clause (h)(ii), shall have terms and conditions (other than with respect to pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Refinancing Equivalent Debt, than those applicable to the Refinanced Loans (except for covenants or other provisions (a) conformed (or added) in the Loan Documents, for the benefit of the Lenders holding Initial Loans, pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Administrative Agent or (b) applicable only to periods after the Latest Maturity Date at the time of the issuance or incurrence of such Refinancing Equivalent Debt) or such terms and conditions shall be current market terms for such type of Refinancing Equivalent Debt (as reasonably determined in good faith by the Borrower),
(B)    (1) if either Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, shall be subject to security agreements relating to such Refinancing Equivalent Debt that are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (2) if Permitted Pari Passu Secured Refinancing Debt, (x) shall be secured by the Collateral on a pari passu basis with the Obligations under Loans required to be secured on a pari passu basis with the Initial Loans and shall not be secured by any property or assets of the Borrower or any member of the Bank Group other than the Collateral, and (y) shall be subject to a Junior Lien Intercreditor Agreement to which a Senior Representative acting on behalf of the holders of such Permitted Pari Passu Secured Refinancing Debt shall have become a party or otherwise subject; provided that if such Permitted Pari Passu Secured Refinancing Debt is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower, then the Borrower, the Guarantors, the Administrative Agent and the Senior Representative for such Permitted Pari Passu Secured Refinancing Debt shall have executed and delivered a Junior Lien Intercreditor Agreement and (3) if Permitted Junior Secured Refinancing Debt, (x) shall be secured by the Collateral on a third priority (or other junior priority) basis to the Liens securing the Obligations under Loans required to be secured on a second lien basis and shall not be secured by any property or assets of the Borrower or any member of the Bank Group other than the Collateral, and (y) shall be subject to a Subordination Agreement to which a Senior Representative acting on behalf of the holders of such Permitted Junior Secured Refinancing Debt shall have become a party or otherwise subject or other lien subordination or intercreditor arrangement satisfactory to the Borrower and the Administrative Agent, and
(C)    shall be incurred solely to repay, repurchase, retire or refinance substantially concurrently the Refinanced Loans.
(i)    This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
Notwithstanding anything in this Agreement to the contrary, nothing in this Section 2.15 will be construed to limit the provisions in Section 2.14.
Section 2.16    Extension of Loans.

(a)    Extension of Loans. The Company may at any time and from time to time request that all or a portion of the Loans of a given Class (an “Existing Tranche”) be amended to extend the scheduled Maturity Date(s) with respect to the Loans of such Existing Tranche (any such Loans which have been so amended, “Extended Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Tranche and (y) be identical to the Loans under the Existing Tranche from which such Extended Loans are intended to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Loans may be delayed to later dates than the scheduled amortization payments of principal of the Loans of such Existing Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Extended Loans and Refinancing Loans hereunder which have more than five (5) different Maturity Dates; (ii) the All-In Yield with respect to the Extended Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for the Loans of such Existing Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans); and (iv) Extended Loans may have call protection as may be agreed by the Company and the Lenders thereof; provided, that no Extended Loans may be optionally prepaid prior to the Maturity Date of the Initial Loans, unless such optional prepayment is accompanied by a pro rata optional prepayment of the Initial Loans; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time an Extension Request is delivered to Lenders, (B) in no event shall the Maturity Date of any Extended Loans of a given Extension Series at the time of establishment thereof be earlier than the Maturity Date of the Existing Tranche, (C) the Weighted Average Life to Maturity of any Extended Loans of a given Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the Existing Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Loans may participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis except in the case of a prepayment under Section 2.05(b)(iv) and Section 2.05(b)(vi)(A)(y)), in any mandatory repayments or prepayments of Loans hereunder, in each case as specified in the respective Extension Request. Any Extended Loans amended pursuant to any Extension Request shall be designated a series (each, a “Extension Series”) of Extended Loans for all purposes of this Agreement; provided that any Extended Loans amended from an Existing Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased). The Company may impose an Extension Minimum Condition with respect to any Extension Request, which may be waived by the Company in its sole discretion.
(b)    [Reserved].
(c)    Extension Request. The Company shall provide the applicable Extension Request at least two (2) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Loans of any Existing Tranche amended into Extended pursuant to any Extension Request. Any Lender holding a Loan under an Existing Tranche (each, an “Extending Lender”) wishing to have all or a portion of its Loans under the Existing Tranche subject to such Extension Request amended into Extended Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the Existing Tranche which it has elected to request be amended into Extended Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Loans under the Existing Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Loans requested to be extended pursuant to the Extension Request, Loans subject to Extension Elections shall be amended to Extended Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Loans included in each such Extension Election.
(d)    Extension Amendment. Extended Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Company, the Administrative Agent and each Extending Lender providing an Extended Loan thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Loans amended pursuant to the applicable Extension (with such amount to be applied to reduce scheduled repayment of such Loans on the Maturity Date as required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Loans and the application of prepayments with respect thereto, (iv) address technical issues relating to funding and payments and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.
(e)    No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
Notwithstanding anything in this Agreement to the contrary, nothing in this Section 2.16 will be construed to limit the provisions in Section 2.14.

Section 2.17    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III.
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01    Taxes.
(a)    Except as provided in this Section 3.01, any and all payments made by or on account of each Borrower or Guarantor under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by any Law. If any Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by any Borrower or any Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each Lender (or, in the case of a payment made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if any Borrower or any Guarantor is the applicable withholding agent, it shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.
(b)    In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, imposed by any Governmental Authority, which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, any such Tax imposed as a result of an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”), except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by each Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).
(c)    Each Borrower and each Guarantor agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender (including Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section 3.01) and (ii) any expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.
(d)    Each Lender and Agent shall, at such times as are reasonably requested by a Borrower or the Administrative Agent, provide that Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by that Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to that Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by that Borrower or the Administrative Agent) or promptly notify that Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally eligible to deliver. Without limiting the foregoing:
(i)    Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W‑9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding provided, however, that if the Lender is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner (together with supporting documentation).
(ii)    Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent) whichever of the following is applicable:
(A)    two properly completed and duly signed original copies of IRS Form W‑8BEN or W‑8BEN-E, as applicable, (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,
(B)    two properly completed and duly signed original copies of IRS Form W‑8ECI (or any successor forms),
(C)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of Exhibit H hereto (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W‑8BEN or W‑8BEN-E, as applicable, (or any successor forms),
(D)    to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), IRS Form W‑8IMY (or any successor forms) of the Lender, accompanied by a Form W‑8ECI, W‑8BEN, W 8BEN E, United States Tax Compliance Certificate, Form W‑9, Form W‑8IMY or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner(s)), or
(E)    two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.
(iii)    Each Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent two properly completed and duly signed original copies of IRS Form W‑9 with respect to fees received for its own account, certifying that such Agent is exempt from U.S. federal backup withholding. Each Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent two properly completed and duly signed original copies of IRS Form W‑8ECI with respect to fees received for its own account.
(e)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Laws and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. For purposes of this clause (e), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to mitigate or reduce the additional amounts payable, which reasonable efforts may include a change in the jurisdiction of its Lending Office (or any other measures reasonably requested by the Company) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender.
(g)    If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by the Loan Party under this Section 3.01(g) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This Section shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Company or any other Person.
Section 3.02    Illegality.
If any Lender reasonably determines that any Law or its interpretation or application thereof has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment and conversion.
Section 3.03    Inability to Determine Rates.
If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount, currency and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
Section 3.04    Increased Cost and Reduced Return; Capital Adequacy; Eurocurrency Rate Loan Reserves.
(a)    If any Lender reasonably determines that as a result of a Change in Law, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining

Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including any Taxes (other than (i) Indemnified Taxes or Other Taxes or (ii) Taxes excluded from the definition of Indemnified Taxes or Other Taxes), including by imposing, modifying or holding applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from reserve requirements contemplated by Section 3.04(b) or the definition of Eurocurrency Rate), then from time to time within five (5) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Company shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
(b)    If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Company will pay to such Lender, as the case may be, within five (5) days after demand by such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    The Company shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Company equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financing regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Company, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice five (5) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
Section 3.05    Funding Losses.
Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of any Borrower on a day other than the last day of the Interest Period for such Loan; or
(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of that Borrower on the date or in the amount notified by that Borrower;
including any loss or expense (excluding loss of anticipated profits or margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.
Section 3.06    Matters Applicable to All Requests for Compensation.
(a)    If any Lender requests compensation under Section 3.04, or the Company or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect; provided nothing in this Section 3.06(a) shall affect or postpone any Obligations of the Company or any Borrower or the rights of the Lenders under this Article III.
(b)    If any Lender requests compensation by the Company or any Borrower under Section 3.04, the Company or a Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(d) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(c)    Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Section 3.01, 3.02, 3.03 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01, 3.02, 3.03 or 3.04 for any increased costs incurred or reductions suffered more than two hundred and seventy (270) days prior to the date that such Lender notifies the Company or a Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(d)    If the obligation of any Lender to make or continue any Eurocurrency Rate Loan or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of any immediate conversion required by Section 3.02, on such earlier date as required by

Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.
(e)    If any Lender gives notice to the Company or a Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.
(f)    Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Company setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive on the absence of manifest error. In determining such amounts, such Agent or Lender may use any reasonable averaging and attribution methods.
Section 3.07    Replacement of Lenders under Certain Circumstances.If (i) any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (iii) any Lender is a Non-Consenting Lender, (iv) any Lender becomes a Defaulting Lender, or (v) any other circumstance exists hereunder that gives any Borrower the right to replace a Lender as a party hereto, then that Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment) and the related Loan Documents to one or more Eligible Assignees (provided that neither the Administrative Agent nor any Lender shall have any obligation to that Borrower to find a replacement Lender or other such Person) that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(ii)(D);
(b)    such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company;
(c)    such Lender being replaced pursuant to this Section 3.07 shall (1) execute and deliver an Assignment and Assumption with respect to all, or a portion as applicable, of such Lender’s Commitment and outstanding Loans, and (2) deliver any Notes evidencing such Loans to a Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment may be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;
(d)    the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;
(e)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(f)    such assignment shall not conflict with applicable Laws; and
(g)    the Lender that acts as the Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.06,
In the event that (i) the Company or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or all the Lenders with respect to a certain Class or Classes of the Loans and/or Commitments and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders) have agreed (but solely to the extent required by Section 10.01) to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
In connection with any such replacement, (i) if the Lender to be replaced is a Non-Consenting Lender, the Company shall pay to each Non-Consenting Lender, concurrently with the effectiveness of the respective assignment, the fee set forth in Section 2.05(a)(vi) to the extent applicable and (ii) if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption Agreement to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Section 3.08    Survival.

All of each Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and the Loan Documents and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01    Conditions to Initial Credit Extension.
The obligation of each Lender to make a Credit Extension under the Additional Facility Accession Agreement and the effectiveness of this Agreement on the Closing Date are subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Company and the Administrative Agent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    executed counterparts of this Agreement by the Borrower;
(ii)    a Note executed by the Company in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;
(iii)    each Collateral Document set forth on Schedule 1.01C required to be executed on the Closing Date as indicated under such Schedule 1.01C, duly executed by each Loan Party thereto, together with evidence that all other actions, recordings and filings required by the Collateral Documents that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;
(iv)    such certified organization documents, certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;
(v)    an opinion from Ropes & Gray LLP, New York counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;
(vi)    an opinion from McConnell Valdés LLC, Puerto Rican counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent;
(vii)    an opinion from Maples and Calder, Cayman Islands counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent;

(viii)    a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Company (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit D-2; and
(ix)    a copy of the Second Lien Intercreditor Agreement, duly executed and delivered by each party thereto.
(b)    Payment of all fees and expenses due to the Administrative Agent and the Arrangers, to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Company), required to be paid on the Closing Date.
(c)    The Arrangers shall have received the Annual Financial Statements.
(d)    The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(e)    The Administrative Agent shall have received, at least 2 days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Administrative Agent in writing at least 10 days prior to the Closing Date.
(f)    Evidence that the Closing Date Refinancing has occurred.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.02    Conditions to All Credit Extensions .
The obligation of each Lender to honor any Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans, but including Additional Facility Loans) is subject to the following conditions precedent:
(i)    The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(ii)    No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(iii)    The Administrative Agent shall have received a Commitment Loan Notice in accordance with the requirements hereof.
Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders at the time of each Credit Extension (to the extent required to be true and correct for such Credit Extension pursuant to Article IV) that:
Section 5.01    Existence, Qualification and Power; Compliance with Laws.
Each Loan Party and each member of the Bank Group that is a Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to any Borrower), (b)(i) (other than with respect to any Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.02    Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (iii) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
Section 5.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
Section 5.04    Binding Effect.
This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity principles of good faith and fair dealing, and (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.
Section 5.05    Financial Statements; No Material Adverse Effect.
(a)    The consolidated financial statements of the Reporting Entity most recently delivered to the Administrative Agent fairly present in all material respects the financial condition and the consolidated financial position of the Reporting Entity as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.
(b)    The consolidated financial statements and other information related to the financial position of the Bank Group provided under this Agreement and most recently delivered to the Administrative Agent are correct in all material respects.
(c)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 5.06    Litigation.
Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Bank Group or against any of their properties or revenues (other than actions, suits, proceedings and claims in connection with the Transactions) that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07    Ownership of Property; Liens.
(a)    Each Loan Party and each member of the Bank Group that is a Material Subsidiary has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all of its property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth in Schedule 5.07(a) and except for minor defects in title that do not interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    With respect to each Mortgaged Property listed on Schedule 5.07(b), as of the Closing Date, the Company has (i) good and marketable fee title thereto, all of which are listed on Schedule 5.07(b) under the heading “Fee Properties” (each, a “Fee Property”), (ii) valid and enforceable leasehold interests in the leasehold estates in all of the real property leased by it that is used in the operations, or the business, of the Company, which leased real property is listed on Schedule 5.07(b) under the heading “Leased Properties” (each, a “Leased Property”) and (iii) good and valid and enforceable rights to use the other real property, including easements, licenses, rights to access, rights-of- way and other real property interests, that are used in the operations of the Company, as listed on Schedule 5.07(b) under the heading “Other Real Property” (each an “Other Real Property”), in each case, free and clear of all Liens of any nature whatsoever, except (a) as to Fee Property, Permitted Liens with respect to any Mortgaged Property and (b) as to Leased Property, the terms and provisions of the respective Lease therefor, including, without limitation, any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties, the Leased Properties and the Other Real Property constitute, as of the Closing Date, all of the Real Property owned in fee or leased by the Company and used or held for use by the Company. The Company has not received written notice of pending condemnation or similar proceedings affecting any of the Real Property and, to the Company’s knowledge, no such action is currently contemplated or threatened. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act or otherwise satisfying the applicable requirements of the Flood Insurance Laws has been obtained in accordance with Section 6.07.
(c)    Except as set forth on Schedule 5.07(c), the Company has complied with all obligations under all leases to which it is a party, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except those in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.
Section 5.08    Environmental Matters.
Except as specifically disclosed in Schedule 5.08 or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    each member of the Bank Group and its respective properties and operations are in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the members of the Bank Group;
(b)    the members of the Bank Group have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the members of the Bank Group, threatened in writing, under any Environmental Law the effect of which would be to impose liability on any member of the Bank Group under such Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties; and
(c)    there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned, operated or leased by any of the members of the Bank Group, or, to the knowledge of the members of the Bank Group, Real Property formerly owned, operated or leased by any member of the Bank Group that, in any case, could reasonably be expected to require any member of the Bank Group to perform any investigation, remedial activity or corrective action or cleanup under Environmental Laws or could otherwise reasonably be expected to result in any member of the Bank Group incurring liability under Environmental Laws.
Section 5.09    Taxes.
(a)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there is no pending claim for a Tax deficiency or assessment known to any Loan Party or any member of the Bank Group against any Loan Party or any member of the Bank Group that would, individually or in the aggregate, have or is reasonably likely to have a Material Adverse Effect.
(b)    It is not materially overdue in the filing of any Tax returns required to be filed by it (where such late filing might result in any material fine or penalty on it) and it has paid within any period required by law all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than Tax liabilities being contested by it in good faith and where it has made adequate reserves for such liabilities or where such overdue filing, or non-payment, or a claim for payment, in each such case would not have or not be reasonably likely to have a Material Adverse Effect).
Section 5.10    ERISA Compliance.
(a)    Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan, Pension Plan and Multiemployer Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal or state Laws.
(b)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 5.11    Subsidiaries; Equity Interests.
As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Material Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Schedules 1(a) (a) set forth the name and jurisdiction of each Domestic Subsidiary that is a Loan Party, (b) set forth the ownership interest of the Company and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.
Section 5.12    Margin Regulations; Investment Company Act.
(a)    No Loan Party and no Restricted Subsidiary is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U, T and X of the Board.
(b)    No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.13    Disclosure.
No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Company represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
Section 5.14    Labor Matters.
Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party or member of the Bank Group that is a Material Subsidiary pending or, to the knowledge of the Company, threatened and (b) hours worked by and payments made to employees of the Company or any of the Restricted Subsidiaries have been in compliance with the Fair Labor Standards Act or any other applicable Laws dealing with such matters.
Section 5.15    Intellectual Property; Licenses, Etc.
Each Loan Party and each member of the Bank Group that is a Material Subsidiary owns, licenses or possesses the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and such IP Rights do not conflict with the rights of any Person, except to the extent the absence of such IP Rights and such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the operation of the respective businesses of each Loan Party and member of the Bank Group that is a Material Subsidiary as currently conducted does not infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights is pending or, to the knowledge of the Company, threatened in writing against any Loan Party or any member of the Bank Group that is a Material Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.16    Solvency.
On the Closing Date, after giving effect to the Transactions, the Company and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
Section 5.17    [Reserved].
Section 5.18    USA Patriot Act, Anti-Corruption Laws and Sanctions.
(a)    To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act.
(b)    (i) No part of the proceeds of the Loans will be used directly or, to the knowledge of each Loan Party and each of its Subsidiaries, indirectly, (A) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or (B) except as would not reasonably be expected to have a Material Adverse Effect, in violation of any other Anti-Corruption Laws and (ii) each Loan Party and each of its Subsidiaries and, to the knowledge of each Loan Party and each of its Subsidiaries, their respective directors, officers and employees, are currently in compliance with (A) the FCPA in all material respects and (B) except as would not reasonably be expected to have a Material Adverse Effect, any other Anti-Corruption Laws.
(c)    (i) No Loan Party or any of its Subsidiaries will directly or, to the knowledge of such Loan Party or its Subsidiaries, indirectly, use the proceeds of the Loans in violation of applicable Sanctions or otherwise knowingly make available such proceeds to any Person for the purpose of financing the activities of any Sanctioned Person, except to the extent licensed, exempted or otherwise approved by a competent governmental body responsible for enforcing such Sanctions, (ii) no Loan Party or any of its Subsidiaries or to the knowledge of such Loan Party or its Subsidiaries, their respective directors, officers or employees or, to the knowledge of the Company, any controlled Affiliate of the Company, the Company or its Subsidiaries that will act in any capacity in connection with or benefit from any Facility, is a Sanctioned Person and (iii) no Loan Party or any of its Subsidiaries or, to the knowledge of such Loan Party or its Subsidiaries, their respective directors, officers and employees, are in violation of applicable Sanctions in any material respect.
Section 5.19    Collateral Documents.
(a)    Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Administrative Agent (or the First Lien Administrative Agent as bailee for the Administrative Agent pursuant to the Second Lien Intercreditor Agreement) of any Mortgage Notes (to the extent not already in the Administrative Agent’s possession) and Pledged Equity Interests required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, except as otherwise provided hereunder, including subject to Liens permitted by Section 7.01, a legal, valid, enforceable and perfected second priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.
(b)    Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Company nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.11 or 4.01(a)(iv), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(a)(iv).
(c)    Each Mortgage (when such Mortgage is filed in the offices identified in the local counsel opinion delivered with respect thereto) is effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) second priority Liens on, and security interests in, all of the Company’s right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens with respect to any Mortgaged Property or other Liens acceptable to the Administrative Agent, and when the Mortgages are filed in the offices specified on Schedule 5.19(c) (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 6.11 and 6.13, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.13) and the Mortgage Notes securing by each such Mortgage are delivered to the Administrative Agent (to the extent not already in the Administrative Agent’s possession), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Company in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Liens with respect to any Mortgaged Property.
Section 5.20    Telecommunications, Cable and Broadcasting Laws.
To the best of its knowledge and belief, it is in compliance in all material respects with all Telecommunications, Cable and Broadcasting Laws (but excluding for these purposes only, breaches of Telecommunications, Cable and Broadcasting Laws which have been expressly waived by the relevant regulatory authority), in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.
ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank have been made) hereunder which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date, the Company shall, with respect to the covenants set forth in Sections 6.01, 6.02 and 6.03 and, with respect to the other covenants set forth in this Article VI, the Loan Parties shall and shall cause each member of the Bank Group to:
Section 6.01    Financial Statements; Information – Miscellaneous.
(a)    Deliver to the Administrative Agent for prompt further distribution to each Lender (provided however, that to the extent any reports are filed on the Company’s website, such reports shall be deemed delivered to the Administrative Agent):
(i)    as soon as they become available but in any event within 150 days after the end of the Reporting Entity’s fiscal year, the audited consolidated financial statements for such fiscal year for the Reporting Entity; and
(ii)    as soon as they become available but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet, statement of cash flows and statement of operations for such fiscal quarter in respect of the Reporting Entity.
(b)    If at any time prior to the Permitted Affiliate Group Designation Date, the Company notifies the Administrative Agent that Holdco shall be the Reporting Entity in accordance with paragraph (a) of the definition of Reporting Entity, the Company shall provide to the Administrative Agent, together with the financial statements delivered under paragraph (a) above, the Bank Group Reconciliation for the relevant accounting period.
(c)    At any time on and from the Permitted Affiliate Group Designation Date, the Company shall provide to the Administrative Agent, together with the financial statement delivered under paragraph (a) above, the Common Holding Company Group Reconciliation for the relevant Accounting Period.
(d)    Without prejudice to Section 6.19 the financial information delivered pursuant to clause (a)(ii) of this Section 6.01 above shall be prepared in good faith using the same methodologies applied in preparing the audited consolidated financial statements delivered to the Administrative Agent pursuant to clause (a)(i) of this Section 6.01.
(e)    Notwithstanding the foregoing, the obligations in clause (a) of this Section 6.01 may be satisfied with respect to financial information of the Bank Group by furnishing (A) the applicable financial statements of the Company (or any direct or indirect parent of the Company) or (B) the Company’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), to the extent such information relates to a parent of the Company, such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to such parent of the Company on the one hand, and the information relating to the Company and the Bank Group on a standalone basis, on the other hand.

(f)    Any financial statement required to be delivered pursuant to Section 6.01(a) shall not be required to include acquisition accounting adjustments relating to the Transactions or any Permitted Acquisition to the extent it is not practicable to include any such adjustments in such financial statement.
(g)    Documents required to be delivered pursuant to Section 6.01 and Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Company shall deliver paper copies of such documents (which may be electronic copies delivered via electronic mail) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent (which may be electronic copies delivered via electronic mail). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
(h)    The Company hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall treat the Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark the Company Materials “PUBLIC.”
(i)    The Company will furnish, or will cause to be furnished, to the Administrative Agent for further distribution to each Lender (via Intralinks or any other method reasonably acceptable to the

Administrative Agent) promptly and in any event within five (5) Business Days (i) after receiving any notice of termination or suspension with respect to any Franchise or Specified System from the FCC, the Puerto Rico Board or any other Governmental Authority or Franchising Authority, copies of such notices and all documentation related thereto and (ii) upon becoming aware that any Loan Party, any of their Subsidiaries (other than Unrestricted Subsidiaries) or any grantor of any Franchise or Specified System has failed to (or becoming aware that such failure is likely or imminent) renew any Franchise or Specified System at the stated expiration thereof, notice thereof and copies of all documentation related thereto.
Section 6.02    Certificates; Other Information.
Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)    no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a)(i) and (ii) a duly completed Compliance Certificate signed by a Responsible Officer of the Company;
(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Company or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S‑8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;
(c)    promptly after the furnishing thereof, in connection with the First Lien Loan Documents, any Senior Secured Notes Document or any Additional Second Priority Debt Document, in each case in a principal amount in excess of the Threshold Amount, copies of any material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of such Indebtedness (other than in connection with any board observer rights) of the Company or of any of the Restricted Subsidiaries and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;
(d)    together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the Closing Date or, if later, the date of the last such report and (ii) a list of each Subsidiary of the Company that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the later of the Closing Date or the most recent list provided);
(e)    at any time prior to the Permitted Affiliate Group Designation Date, if the Company has not notified the Administrative Agent that Holdco shall be the Reporting Entity, appending a schedule containing the components and amounts of any Holdco Debt; and
(f)    promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Section 6.03    Notices.
Promptly after a Responsible Officer of the Company has obtained actual knowledge thereof, notify the Administrative Agent:
(a)    of the occurrence of any Default; or
(b)    of the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect; and
(c)    of the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Company or any of the Restricted Subsidiaries, that could in each case reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.
Section 6.04    Payment of Taxes.
Pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.05    Preservation of Existence, Etc.
(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, and
(b)    take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises material to the ordinary conduct of its business, except, in the case of clause (a) (other than with respect to any Borrower) or (b), to the extent (i) that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.
Section 6.06    Maintenance of Properties.
Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07    Maintenance of Insurance.
(a)    Maintain with insurance companies that the Company believes (in the good faith judgment of its management) are reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Bank Group) as are customarily carried under similar circumstances by such other Persons.
(b)    If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Company shall, or shall cause each Loan Party to (a) maintain, or cause to be maintained, with a reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (b) upon the request of the Administrative Agent, deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.
Section 6.08    Compliance with Laws.
Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.09    Books and Records.
Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of a member of the Bank Group, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
Section 6.10    Inspection Rights.
While an Event of Default is continuing or if the Administrative Agent has reasonable grounds to believe that an Event of Default may exist and at other times if the Administrative Agent has reasonable grounds for such request, permit, upon reasonable prior notice to the Company, the Administrative Agent and accountants or other professional advisers and independent contracts of the Administrative Agent to:
(a)    visit and inspect the properties of any member of the Bank Group during normal business hours;
(b)    inspect its books and records other than records which the relevant member of the Bank Group is prohibited by law, regulation or contract from disclosing to the Administrative Agent; and

discuss with its principal officers and auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that (A) any such discussion with the auditors shall only be on the basis of the audited financial statements of the Bank Group and any compliance certificates issued by the auditors and (B) representatives of the Company shall be entitled to be present at any such discussion with the auditors.
Section 6.11    Additional Collateral; Additional Guarantors.
At the Company’s expense, subject to the limitations and exceptions of this Agreement, including the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(a)    Upon the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Domestic Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary) or any Subsidiary becoming a direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary):
(i)    within sixty (60) days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in its discretion:
(A)    cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent, joinders to this Agreement as Guarantors, joinders to the Intercreditor Agreements then in effect and other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with each Pledge Agreement and any other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;
(B)    cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Domestic Subsidiary that is a Guarantor) to deliver to the Administrative Agent (or the First Lien Administrative Agent for the Administrative Agent pursuant to the Second Lien Intercreditor Agreement) any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement or each Pledge Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;
(C)    take and cause such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and the parent of such Domestic Subsidiary to take whatever action (including the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be required pursuant to the terms of the Collateral Documents or as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)    if reasonably requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;
(iii)    if reasonably requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i) or (ii) above.
(b)    Subject to the proviso below and except as otherwise provided in this Section, that the 80% Security Test is satisfied at the end of each fiscal year starting with the fiscal year ending December 31, 2014 where such test is calculated by reference to the annual financial information relating to the Bank Group most recently delivered pursuant to Section 6.01 and certified in the relevant compliance certificate accompanying the same.
(c)    Ensuring that any member of the Bank Group who gives a guarantee in respect of any Senior Secured Notes shall also become a Guarantor hereunder.
(d)    A breach of paragraphs (a), (b) or (c) above shall not constitute a Default if:
(i)    one or more members of the Bank Group become Loan Parties in accordance with Section 10.21(b) or Section 10.21(c), as applicable, within 10 Business Days of the delivery of a compliance certificate by the Company demonstrating that the 80% Security Test is not satisfied; and
(ii)    the Administrative Agent (acting reasonably) is satisfied that the 80% Security Test would have been satisfied at the end of the relevant fiscal year if such compliance certificate had been prepared on the basis that such members of the Bank Group had been Loan Parties as at that date.
(e)    In relation to any provision of this Agreement which requires the Loan Parties or any member of the Bank Group to deliver a Collateral Document for the purposes of granting any guarantee or Collateral for the benefit of the Secured Parties, the Administrative Agent agrees to execute, as soon as reasonably practicable, any such guarantee or Collateral Document which is presented to it for execution.
(f)    For the purposes of determining whether the 80% Security Test is satisfied at any time under this Agreement other than at the end of a fiscal year pursuant to Section 6.11 or for purposes of determining whether the 80% Security Test would be satisfied after a disposition or other transaction is consummated or to determine whether assets are required to remain or become subject to Collateral in order to comply with the 80% Security Test pursuant to Section 6.11 or otherwise (in any such case, the “Testing Time”):
(i)    the 80% Security Test shall be applied using the financial statements in respect of the fiscal quarter immediately preceding the Testing Time (and in the case of Section 6.11(g), including the financial information delivered pursuant to Section 10.21(a), adjusted pro forma for the transaction (which, in the cause of Section 6.11(g), means the designation of the Permitted

Affiliate Parent as a Borrower and/or a Guarantor and the inclusion of the Subsidiaries of the Permitted Affiliate Parent as members of the Bank Group, in the manner set out in Section 10.21(a))) for which the 80% Security Test is being tested and any other transactions that took place after the end of such fiscal quarter that also required the satisfaction of the 80% Security Test; and
(ii)    any member of the Bank Group which (A) is not a Loan Party or (B) has not granted Collateral over assets in accordance with the 80% Security Test, each in favor of the Administrative Agent in accordance with this Section 6.11, shall be excluded from the numerator (but not the denominator) in the determination of whether the Bank Group generating not less than 80% of Annualized EBITDA have acceded as Guarantors for purposes of the 80% Security Test; provided that no Excluded Subsidiary shall be included in either the numerator or the denominator for purposes of such determination.
(g)    On or prior to the date falling 60 Business Days from any Permitted Affiliate Group Designation Date, the Company shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Company confirming that the 80% Security Test (calculated on a combined basis (in accordance with paragraph (d) above) across the Bank Group (as existing immediately prior to the Permitted Affiliate Parent Designation Date) and the Permitted Affiliate Parent and its Subsidiaries) is satisfied.
(h)    Not later than sixty (60) Business Days after the acquisition by the Company of Material Real Property (or such longer period as the Administrative Agent may agree in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of this Agreement, including the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.
Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected second priority Liens subject only to Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. The Company shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage).
Section 6.12    Compliance with Environmental Laws.
(a)    Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental

Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties and each member of the Bank Group are required by applicable Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.
(b)    The Company shall (and the Company shall cause each member of the Bank Group to) promptly notify the Administrative Agent of any Environmental Liabilities or claims (to the best of the Company’s or member of the Bank Group’s knowledge and belief) pending or threatened against it which, if substantiated, has or is reasonably likely to have a Material Adverse Effect.
(c)    The Company shall not (and the Company shall not permit any member of the Bank Group to) permit or allow to occur any discharge, release, leak, migration or other escape of any Hazardous Materials into the Environment on, under or from any property owned, leased, occupied or controlled by it, where such discharge, release, leak, migration or escape has or is reasonably likely to have a Material Adverse Effect.
Section 6.13    Further Assurances.
Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Material Real Property of the Company subject to a mortgage constituting Collateral, the Company shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.
Section 6.14    Designation of Subsidiaries.
The Company may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, provided that any such Subsidiary designated as an Unrestricted Subsidiary is not a Loan Party and its ongoing funding requirements are not funded directly or indirectly (in whole or in part) by any Loan Party by way of any Borrowings.
Section 6.15    Use of Proceeds.
Use the proceeds of any Borrowing for any purpose not otherwise prohibited under this Agreement, including for general corporate purposes, working capital needs, the repayment of Indebtedness, the making of Restricted Payments and the making of Acquisitions.
Section 6.16    Post-Closing Actions.
Complete each of the actions described on Schedule 6.16 as soon as commercially reasonable and by no later than the date set forth in Schedule 6.16 with respect to such action or such later date as the Administrative Agent may reasonably agree.

Section 6.17    Subordinated Funding.
No later than 45 days following the incurrence by any member of the Bank Group of any Indebtedness which constitutes Subordinated Funding (or such longer period as the Administrative Agent may agree in its discretion), the Company or such member of the Bank Group will cause each creditor in respect of any such Indebtedness to enter into a Pledge Agreement in substantially the form attached as Exhibit F-3, with respect to such Indebtedness.

Section 6.18    Maintenance of Intellectual Property.
Except as otherwise permitted by this Agreement, each Loan Party shall, and shall cause each member of the Bank Group to:
(a)    make such registrations and pay such fees and similar amounts as are necessary to keep the registered Intellectual Property owned by any member of the Bank Group and which is material to the conduct of the business of the Bank Group as a whole from time to time;
(b)    take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property referred to in clause (a) above and (without prejudice to clause (a) above) take such other steps as are reasonably practicable to maintain and preserve its interests in those rights, except where failure to do so will not have or be reasonably likely to have a Material Adverse Effect;
(c)    ensure that any license arrangements in respect of the Intellectual Property referred to in clause (a) entered into with any third party are entered into on arm's length terms and in the ordinary course of business (which shall include, for the avoidance of doubt, any such licensing arrangements entered into in connection with outsourcing on normal commercial terms) and will not have or be reasonably likely to have a Material Adverse Effect.

Section 6.19    Change in Accounting Practices.
(a)    At any time after the date of this Agreement, the Company may elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS. Thereafter, the Borrower may re-elect to apply for all purposes of this Agreement, in lieu of IFRS, GAAP.
(b)    Subject to the provisions of clause (a) of this Section 6.19, after any such election, accounting expressions not otherwise defined in this Agreement shall be construed in accordance with, and ratios computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with, at the Borrower’s election, GAAP or IFRS.
(c)    The Company shall ensure that each set of financial information delivered to the Administrative Agent pursuant to Section 6.01 is prepared using accounting policies, practices and procedures consistent with that applied in the preparation of the Annual Financial Statements, unless in relation to any such set of financial information, the Company elects to notify the Administrative Agent that there have been one or more changes in any such accounting policies, practices or procedures (including any change in the basis upon which costs are capitalized or any changes resulting from the Company’s decision at any time to adopt IFRS) and:

(i)    in respect of any change in the basis upon which the information required to be delivered pursuant to Section 6.01 is prepared, the Company provides either a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratios set out in Section 7.08 or:
(A)    a description of the changes and the adjustments which would be required to be made to that financial information in order to cause them to reflect the accounting policies, practices or procedures upon which the Annual Financial Statements were prepared; and
(B)    sufficient information, in such detail and format as may be reasonably required by the Administrative Agent, to enable the Lenders to make an accurate comparison between the financial positions indicated by that financial information and by the Annual Financial Statements, and any reference in this Agreement to that financial information shall be construed as a reference to that financial information as adjusted to reflect the basis upon which the Annual Financial Statements were prepared;
(ii)    in the event of any changes to such accounting policies, practices or procedures other than resulting from the Company’s decision at any time to adopt IFRS, if the Company notifies the Administrative Agent that it is no longer practicable to test compliance with the financial covenants set out in Section 7.08 against the financial information required to be delivered pursuant to Section 6.01 or that it wishes to cease preparing the additional information required by paragraph (i) above, in which case:
(A)    the Administrative Agent and the Company shall enter into negotiations with a view to agreeing upon alternative financial covenants to replace those contained in Section 7.08 in order to maintain a consistent basis for such financial covenants (and for approval by the Required Lenders); and
(B)    if the Administrative Agent and the Company agree upon alternative financial covenants to replace those contained in Section 7.08 that are acceptable to the Required Lenders, such alternative financial covenants shall be binding on all parties hereto; and
(C)    if, after three months following the date of the notice given to the Administrative Agent pursuant to this clause (ii), the Administrative Agent and the Company cannot agree upon alternative financial covenants that are acceptable to the Required Lenders, the Administrative Agent shall refer the matter to any of the auditors as may be agreed between the Company and the Administrative Agent for determination of the adjustments required to be made to such financial information or the calculation of such ratios to take account of such change, such determination to be binding on the parties hereto, provided that pending such determination (but not thereafter) the Company shall continue to prepare financial information and calculate such covenants in accordance with paragraph (a) above; or
(iii)    in the event of any changes to such accounting policies, practices or procedures resulting from the Company’s decision at any time to adopt IFRS, if the Company notifies the Administrative Agent that it is no longer practicable to test compliance with the financial covenants set out in Section 7.08 against the financial information required to be delivered pursuant to Section 6.01 or that it wishes to cease preparing the additional information required by paragraph (a) above, in which case:
(A)    the Company shall provide the Administrative Agent with a revised set of (i) financial covenant ratio levels to replace those contained in Section 7.08 (the “Revised Ratios”) and (ii) relevant financial covenant definitions to replace those contained in Section 1.01 (the “Revised Definitions”), in each case resulting from the adoption of IFRS by the Company and that are substantially equivalent to the financial covenant ratio levels and definitions in existence at such time on the basis of GAAP, as confirmed by a report of a reputable accounting firm; and
(B)    the Revised Ratios and Revised Definitions shall become effective, and this Agreement shall be amended accordingly to reflect such amendments without any further consents from any Lender, if the Administrative Agent (acting on the instructions of the Required Lenders) has not objected (acting reasonably) to the implementation of the Revised Ratios and Revised Definitions within 60 days after receipt thereof, provided that, if at any time after the Company has adopted IFRS, it then elects to adopt GAAP, this Agreement shall, immediately upon such election, be amended to reflect such amendments without any further consents by any Finance Party to implement a deletion of the Revised Ratios and Revised Definitions and to reinstate the financial covenant ratio levels contained in Section 7.08 and the relevant financial covenant definitions contained in Section 1.01, in each case, as at the Closing Date (updated to reflect any other amendments made since the Closing Date) subject to any amendments in accordance with paragraphs (i) and (ii) above and provided that the reconciliation required under paragraph (i) above is also provided by the Company.
Section 6.20    Maintenance of Ratings.
The Company shall use commercially reasonable efforts to continue to have the Loans hereunder rated by Standard & Poor’s, Fitch and/or Moody’s (but shall not be required to maintain any specific rating).
ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank have been made) hereunder which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date:
Section 7.01    Liens.
Each Loan Party will not, and will not permit any member of the Bank Group to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens. The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

Section 7.02    Acquisitions and Mergers.
(a)    Each Loan Party will not, and will not permit any member of the Bank Group to, make any Acquisition, other than:
(i)    any Acquisition approved in writing by the Required Lenders;
(ii)    any Permitted Acquisition;
(iii)    any Permitted Transaction;
(iv)    any Permitted Joint Venture;
(v)    any Acquisition from any person which is a member of the Bank Group or subscription of an interest in the share capital (or equivalent) in any person which is a member of the Bank Group; or
(vi)    in connection with a merger or consolidation permitted by paragraph (b) below.
(b)    Each Loan Party will not merge or consolidate with any other company or person and will not permit any member of the Bank Group to merge or consolidate with any other company or person except for:
(i)    any Permitted Transaction;
(ii)    Acquisitions permitted by paragraph (a) above and dispositions permitted by Section 7.05;
(iii)    with the prior written consent of the Required Lenders;
(iv)    mergers between any member of the Bank Group with (I) any or all of the other members of the Bank Group or (II) an Unrestricted Subsidiary (“Original Entities”), into one or more entities (each a “Merged Entity”) provided that in the case of these clauses (I) and (II):
(A)    reasonable details of the proposed merger in order to demonstrate satisfaction with subparagraphs (C) to (G) below are provided to the Administrative Agent within 30 days after the date on which the merger is entered into;
(B)    if the proposed merger is between a member of the Bank Group and an Unrestricted Subsidiary, the Company has delivered to the Administrative Agent within 30 days after the date on which the merger is entered into a certificate signed by an authorized signatory which demonstrates that, as of the date of such merger, the Company is in Pro Forma Compliance with the Financial Covenants as of the last Compliance Date for the period commencing on the date of merger and ending on the earlier of the date that falls 3 years from the date of merger and the Maturity Date;
(C)    such Merged Entity will be a member of the Bank Group and will be liable for the obligations of the relevant Original Entities (including the obligations under this Agreement and the Collateral Documents), which obligations remain unaffected by the merger, and entitled to the benefit of all rights of such Original Entities;

(D)    if all or any part of the Capital Stock of any of the relevant Original Entities is subject to a Lien pursuant to a Collateral Document, an equivalent Lien is granted over the equivalent part of the Capital Stock of such Merged Entity is charged pursuant to a Collateral Document within 60 days of the merger (provided that any limitation, imperfection or new preference or other period arising from the replacement of such Lien shall not be taken into account when determining whether such security interest is an equivalent Lien);
(E)    such Merged Entity has entered into Collateral Documents (if applicable) within 60 days of the merger which provide an equivalent Lien over the same assets (provided that any limitation, imperfection or new preference or other period arising from the replacement of such Lien shall not be taken into account when determining whether such security interest is an equivalent Lien);
(F)    any possibility of the Collateral Documents referred to in subparagraphs (D) or (E) above being challenged or set aside is not materially greater than any such possibility in relation to the Collateral Documents entered into by, or in respect of the share capital of, any relevant Original Entity; and
(G)    all the property and other assets of the relevant Original Entities are vested in the Merged Entity and the Merged Entity has assumed all the rights and obligations of the relevant Original Entities under any, material Necessary Authorizations and Licenses and other licenses or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favor of the Original Entities under Telecommunications, Cable and Broadcasting Laws and/or all such rights and obligations have been transferred to the Merged Entity and/or the relevant Necessary Authorizations and Licenses and other licenses or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favor of the Original Entities under Telecommunications, Cable and Broadcasting Laws have been reissued to the Merged Entity, except that the requirements of paragraphs (C) to (G) above will not apply in respect of any merger between Original Entities:
(1)    both of which are not Loan Parties; and
(2)    neither one of which is party to a Collateral Document, neither one of whose share capital is charged pursuant to a Collateral Document and neither one of whom owes any receivables to another member of the Bank Group which are pledged pursuant to a Collateral Document; or
(v)    in the event that the relevant member of the Bank Group liquidates or dissolves in accordance with this Agreement.
Section 7.03    Indebtedness.
(a)    Each Loan Party will not, and will not permit any member of the Bank Group to, create, incur or otherwise permit to be outstanding any Indebtedness, other than Permitted Indebtedness.
(b)    As used herein, “Permitted Indebtedness” means, without duplication:

(i)    any Indebtedness (A) arising hereunder or under the Collateral Documents or the Loan Documents, including for the avoidance of doubt, in connection with any Additional Facility, (B) constituting Refinancing Equivalent Debt or (C) constituting Second Lien Refinancing Equivalent Debt;
(ii)    any Indebtedness arising under the First Lien Loan Documents, including for the avoidance of doubt, any First Lien Additional Facility;
(iii)    [reserved];
(iv)    any Indebtedness or guarantees permitted pursuant to Section 7.04;
(v)    any Existing Indebtedness;
(vi)    any Indebtedness of any member of the Bank Group arising as a result of the issue by it or a financial institution of a surety or performance bond in relation to the performance by such member of the Bank Group or its obligations under contracts entered into in the ordinary course of its business (other than for the purpose of raising finance) and in respect of workers’ compensation obligations of the Bank Group;
(vii)    any Indebtedness approved by the Required Lenders;
(viii)    any Indebtedness incurred in connection with Swap Contracts designed to hedge against any exposure of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;
(ix)    any deposits or prepayments constituting Indebtedness received by any member of the Bank Group from a customer or subscriber for its services;
(x)    any Indebtedness owing by any member of the Bank Group constituting Management Fees or management, consultancy or similar fees payable to another member of the Bank Group in respect of which payment has been deferred;
(xi)    any Indebtedness constituting Permitted Payments in respect of which payment has been deferred;
(xii)    any Indebtedness of a company which is acquired by any member of the Bank Group after the date hereof as an acquisition permitted by Section 7.02 where such Indebtedness existed at the date of completion of such Permitted Acquisition provided that the amount of such Indebtedness is not increased beyond the amount in existence at the date of completion of the acquisition (subject to the accrual of interest);
(xiii)    any Indebtedness of any member of the Bank Group, in respect of which the Person or Persons to whom such Indebtedness is or may be owed has or have no recourse whatsoever to any member of the Bank Group for any payment or repayment in respect thereof, other than in the event that:
(A)    the extent of any such recourse to any such member of the Bank Group is limited solely to the amount of any recoveries made on any such enforcement;

(B)    such Person or Persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such Indebtedness, to commence proceedings for the winding up, dissolution or administration of any member of the Bank Group (or proceedings having an equivalent effect) or to appoint or cause the appointment of any receiver, trustee or similar person or officer in respect of any member of the Bank Group or any of its assets until after the Commitments have been reduced to zero and all amounts outstanding under the Loan Documents have been repaid or paid in full; and
(C)    the aggregate outstanding amount of all such Indebtedness of all members of the Bank Group does not exceed $20,000,000 (or its equivalent in other currencies);
(xiv)    any Indebtedness of any member of the Bank Group (other than any Loan Party) constituting Indebtedness to all the holders (or their Affiliates) of the Capital Stock of any such member of the Bank Group on a basis that is substantially proportionate to such holders’ interests in such Capital Stock (with any disproportionately large interest received by any member of the Bank Group or any disproportionately small interest received by any person other than a member of the Bank Group, in each case relative to its interests in such share capital, being ignored for this purpose), provided such Indebtedness does not bear interest (other than by way of addition to its principal amount on a proportionate basis as described above) and is made on terms that repayment or pre-payment of such Indebtedness shall only be made to each such holder (A) in proportion to their respective interests in such share capital (ignoring any disproportionately large interest held by a member of the Bank Group or any disproportionately small interest received by any person other than any member of the Bank Group, in each case relative to its interests in such share capital, for this purpose) and (B) only on and in connection with the liquidation or winding up (or equivalent) of such member of the Bank Group;
(xv)    any Indebtedness arising as a result of any cash pooling arrangements in the ordinary course of business of the Bank Group;
(xvi)    any Indebtedness arising in respect of:
(A)    any subordinated unsecured guarantee granted by any member of the Bank Group in respect of any Senior Unsecured Notes in accordance with paragraph (e) of the definition of Senior Unsecured Notes, provided that no Default or Event of Default is outstanding or occurs as a result of the issuance of such Senior Unsecured Notes;
(B)    any subordinated unsecured guarantee granted by any member of the Bank Group in respect of any Senior Unsecured Refinancing in accordance with paragraph (b) of the definition of Senior Unsecured Refinancing, provided that no Default or Event of Default is outstanding or occurs as a result of such Senior Unsecured Refinancing;
(C)    any subordinated unsecured guarantee granted by any member of the Bank Group in accordance with the definition of Subordinated Funding; and
(D)    any Senior Secured Notes and any guarantee in respect of any Senior Secured Notes given by any member of the Bank Group that is a Loan Party;

(xvii)    Indebtedness arising in relation to either an Asset Passthrough or a Funding Passthrough;
(xviii)    Indebtedness arising in respect of any guarantee granted by any member of the Bank Group in respect of the relevant borrower’s obligations under any Holdco Debt, provided that any such guarantee is given on a subordinated unsecured basis and is subject to the terms of a Subordinated Agreement and further provided that no Default or Event of Default is outstanding or occurs as a result of such Holdco Debt being raised or issued;
(xix)    Indebtedness arising under (i) sale and leaseback arrangements or (ii) Vendor Financing Arrangements (to the extent these constitute Indebtedness), provided that the aggregate principal amount thereof does not at any time exceed the amount that could be incurred so that the Company would not be in Pro Forma Compliance with the Financial Covenants as of the last Compliance Date, and provided further that, in each case, the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Lien other than over the assets the subject of such Vendor Financing Arrangements and/or sale and leaseback arrangements;
(xx)    Indebtedness arising in respect of any performance bond, guarantee, standby letter of credit or similar facility entered into by any member of the Bank Group to the extent that cash is deposited as security for the obligations thereunder;
(xxi)    Indebtedness of any Asset Securitization Subsidiary incurred solely to finance any asset securitization program or programs or one or more receivables factoring transactions otherwise permitted by Section 7.05;
(xxii)    Indebtedness arising under tax-related financings designated in good faith as such by prior written notice from the Company to the Administrative Agent, provided that the aggregate principal amount of such Indebtedness outstanding at any time does not exceed $100,000,000;
(xxiii)    Indebtedness which constitutes Subordinated Funding;
(xxiv)    Indebtedness of any Loan Party, provided that the Company would have been in compliance with the Financial Covenants on a Pro Forma Basis after taking into account the incurrence of any such Indebtedness pursuant to this paragraph (xxiv) and the use of proceeds thereof as of the most recent Compliance Date and provided further that such Indebtedness is subject to the terms of this Agreement and a First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement or a Subordination Agreement, as applicable;
(xxv)    [reserved];
(xxvi)    any Indebtedness constituting a Permitted Transaction;
(xxvii)    [reserved];
(xxviii)    any amounts raised by the issue of redeemable shares which are either:
(A)    held by another member of the Bank Group which, if the shares are issued by a non-Loan Party, are issued to a non-Loan Party (unless they comply with sub-paragraph (B) below); or

(B)    not redeemable at the option of the holder until the Maturity Date for the Initial Loans; and
(xxix)    Indebtedness of the Bank Group in respect of Purchase Money Indebtedness and refinancings thereof, in an aggregate amount not to exceed $20,000,000 at any one time outstanding;
(xxx)    Indebtedness with respect to Prepaid Insurance;
(xxxi)    any other Indebtedness in addition to the Indebtedness falling within paragraphs (i) to (xxx) above not exceeding at any time more than the greater of $100,000,000 in aggregate (or its equivalent); and 2.0% of Total Assets; and
(xxxii)    Indebtedness constituting a Permitted Refinancing with respect to Indebtedness incurred pursuant to clauses (i)(B), (i)(C), (v), (xii), (xiii), (xviii), (xix) and (xxiv), and further provided that in the case of any Indebtedness constituted by an overdraft facility which operates on a gross/net basis only the net amount of such facility shall count towards such aggregate amount.
(c)    In the event that Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness described in sub-paragraphs (b)(i) to b(xxxii) of this Section 7.03, the Company, in its sole discretion, shall classify such item of Indebtedness on the date of its incurrence and shall only be required to include the amount and type of such Indebtedness in one of such sub-paragraphs and will be permitted on the date of such incurrence to divide and classify an item of such Indebtedness in more than one of the types of Indebtedness described in such sub-paragraphs, and, from time to time, may reclassify all or a portion of such Indebtedness, in any manner that complies with this covenant.
Section 7.04    Loans and Guarantees.
Without the prior consent of the Required Lenders, each Loan Party will not, and will not permit any member of the Bank Group to, make any loans, grant any credit or give any guarantee, to or for the benefit of, or enter into any transaction having the effect of lending money to, any person, other than:
(a)    loans from a member of the Bank Group to another member of the Bank Group or loan notes issued by one member of the Bank Group and held by another member of the Bank Group;
(b)    any credit given by a member of the Bank Group to another member of the Bank Group which arises by reason of cash pooling, set off or other cash management arrangements of the Bank Group or by reason of other credits relating to services performed or allocation of expenses;
(c)    any guarantee given by a member of the Bank Group in relation to cash pooling or other cash management arrangements of the Bank Group;
(d)    as permitted by Section 7.03;
(e)    normal trade credit in the ordinary course of business;
(f)    guarantees given:
(i)    under the Senior Secured Loan Documents;

(ii)    by any Loan Party in respect of the liabilities of another Loan Party;
(iii)    by a member of the Bank Group in respect of the liabilities of a Loan Party; or
(iv)    by a member of the Bank Group (which is not a Loan Party) in respect of the liabilities of another member of the Bank Group (which is not a Loan Party);
(v)    by a Loan Party in respect of the liabilities of any other member of the Bank Group to the extent that such liabilities could have been incurred by such Loan Party directly without breaching this Agreement; or
(vi)    by a Loan Party in respect of the liabilities of any other member of the Bank Group which is not a Loan Party provided that that other member of the Bank Group must become an Additional Guarantor in accordance with Section 10.21(c) within 30 days of the granting of the guarantee made pursuant to this paragraph (vi);
(g)    to the extent that the same constitute Permitted Payments or a Permitted Disposition (not being a Permitted Disposition of cash or Cash Equivalents);
(h)    loans, the granting of credit, guarantees and other transactions having the effect of lending money (each a “Lending Transaction”) from a member of the Bank Group, in connection with an acquisition by that member which is permitted under Section 7.02, to the relevant person being acquired or one or more of its Subsidiaries, provided that:
(i)    no Lending Transaction may have a term longer than 12 months (including any extensions or refinancings of the original Lending Transaction); and
(ii)    the aggregate outstanding principal amount of all Lending Transactions (which principal amount shall be deemed to be no longer outstanding for this purpose at the time the beneficiary of the relevant Lending Transaction becomes a member of the Bank Group upon completion of the relevant acquisition, provided such Lending Transaction was made to or in favor of the person acquired or its Subsidiaries) shall not exceed $25,000,000 at any time;
(i)    Lending Transactions from a member of the Bank Group to any Person of the proceeds of equity subscribed by any Restricted Person in, or Subordinated Funding provided to, such member (other than any such proceeds which are otherwise applied in mandatory prepayment of any or all Facilities under this Agreement); and
(j)    any loans made or credit granted pursuant to binding commitments in effect on the Closing Date (each an “Investment”) together with any extension, modification, replacement, renewal or reinvestment of any Investment provided that the aggregate principal amount outstanding thereunder may not be increased from that existing at the Closing Date in reliance on this paragraph except (A) as required by the terms of such Investment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (B) as otherwise permitted under this Agreement;
(k)    any loans or credit granted:
(i)    in accordance with Section 7.02; and

(ii)    by a SSN Finance Subsidiary as contemplated in the definition of “SSN Finance Subsidiary”;
(l)    any loans made by any member of the Bank Group to its employees either:
(i)    in the ordinary course of its employees’ employment; or
(ii)    to fund the exercise of share options or the purchase of capital stock by its employees, directors, officers or consultants of the Bank Group, provided that the aggregate principal amount of all such loans shall not at any time exceed $5,000,000 (or its equivalent in other currencies);
(m)    any loan made by a member of the Bank Group pursuant to either an Asset Passthrough or a Funding Passthrough;
(n)    any loan made by a member of the Bank Group to a member of the Wider Group, where the proceeds of such loan are, or are to be (whether directly or indirectly) used:
(i)    to make payments to the indenture trustee for any Senior Unsecured Notes;
(ii)    to make equivalent payments to those specified in clause (i) above in respect of any Senior Unsecured Refinancing;
(iii)    to make payments under the Senior Secured Notes Documents; or
(iv)    provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof, to fund Permitted Payments;
(o)    credit granted by any member of the Bank Group to a member of the Wider Group, where the Indebtedness outstanding thereunder relates to Intra-Group Services in the ordinary course of business;
(p)    any guarantee given in respect of membership interests in any company limited by guarantee where the acquisition of such membership interest is permitted under Section 7.02;
(q)    any customary title guarantee given in connection with the assignment of leases where such assignment is permitted under Section 7.05;
(r)    any loan granted as a result of a Subscriber being allowed terms, in the ordinary course of trade, whereby it does not have to pay for the services provided to it for a period after the provision of such services;
(s)    a loan made or a credit granted to a Joint Venture to the extent permitted under Section 7.02;
(t)    any loans or guarantees relating to Excess Capacity Network Services provided that the price payable to any member of the Bank Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Bank Group in providing such Excess Capacity Network Services;

(u)    liquidity loans of a type which is customary for asset securitization programs or other receivables factoring transactions, provided in connection with any asset securitization program or receivables factoring transaction otherwise permitted by Section 7.05;
(v)    any counter guarantee issued by a bank or other financial institution in relation to any rental guarantee;
(w)    guarantees given to landlords;
(x)    guarantees given by persons or undertakings acquired pursuant to a Permitted Acquisition other than in respect of Permitted Indebtedness;
(y)    any deferred consideration on Permitted Disposition up to 25% of the sale consideration;
(z)    guarantees given by a Loan Party or member of the Bank Group in respect of the liabilities of the borrower under the First Lien Credit Agreement, including any additional facilities and debt that is permitted to be incurred hereunder;
(aa)    any Permitted Transaction; or
(bb)    loans made, credit granted or guarantees given by any member of the Bank Group not falling within paragraphs (a) to (aa) above, in an aggregate amount not exceeding the greater of $50,000,000 (or its equivalent in other currencies) outstanding at any time; and 2.0% of Total Assets.
Section 7.05    Dispositions.
(a)    Without the consent of the Required Lenders each Loan Party will not, and will not permit any member of the Bank Group to, sell, transfer, lend (subject to Section 7.04) or otherwise Dispose of or cease to exercise direct control over (each a disposition) any part of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not (other than Permitted Dispositions).
(b)    As used herein a “Permitted Disposition” means:
(i)    any payment required to be made under the Senior Secured Loan Documents;
(ii)    any Permitted Transaction;
(iii)    dispositions (including, for the avoidance of doubt, the outsourcing of activities that support or are incidental to the Business of the Bank Group) on arm’s length commercial terms in the ordinary course of business;
(iv)    the disposition of property or other assets on bona fide arm’s length commercial terms in the ordinary course of business in consideration for, or to the extent that contractual arrangements are in place within 12 months of such dispositions and the Net Proceeds of that disposition are applied within 18 months after such disposition in the acquisition of, property or other assets of a similar nature and approximately equal value to be used in the Business of the Bank Group;
(v)    dispositions of assets on bona fide arm’s length commercial terms where such assets are obsolete or no longer required for the purposes of the Business of the Bank Group;

(vi)    the application of cash in payments (or any dispositions of Cash Equivalents or Marketable Securities) which are not otherwise restricted by the terms of this Agreement and the Collateral Documents including, for the avoidance of doubt, Permitted Acquisitions, Permitted Joint Ventures, Permitted Payments and Permitted Transactions;
(vii)    dispositions (or the payment of management, consultancy or similar fees):
(A)    by a Loan Party to another Loan Party; or
(B)    from a member of the Bank Group which is not an Loan Party, to any member of the Bank Group; or
(C)    from a Loan Party to a member of the Bank Group which is not a Loan Party; or
(D)    by one member of the Bank Group to another member of the Bank Group provided that, if such assets subject to the disposition are existing Collateral, the Borrower within 15 Business Days of such disposition is in compliance with the 80% Security Test as of the last date of the most recent fiscal quarter after giving effect to the disposition;
(viii)    dispositions of any interest in an Unrestricted Subsidiary;
(ix)    payment, transfer or other disposition of consideration for any Acquisition, merger or consolidation permitted by Section 7.02;
(x)    dispositions of cash or Cash Equivalents constituting any distribution, dividend, transfer, loan or other transaction permitted by Section 7.06;
(xi)    the grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fiber capacity or conduit, in each case on arm’s length commercial terms or on terms that are fair and reasonable and in the best interests of the Bank Group;
(xii)    payment, transfer or other disposition between members of the Bank Group, constituting consideration or investment for or towards or in furtherance of any Acquisition, Permitted Acquisition, Permitted Joint Venture, merger or consolidation permitted by Section 7.02;
(xiii)    dispositions of any interest in real property by way of a lease or license granted by a member of the Bank Group to another member of the Bank Group;
(xiv)    dispositions of any assets pursuant to the implementation of an Asset Passthrough or of any funds received pursuant to the implementation of a Funding Passthrough;
(xv)    dispositions of any property or other assets to satisfy any pension plan contribution liabilities provided that the aggregate value of any such property or other assets, when taken together with the aggregate amount utilized under the basket in paragraph (j) of the definition of “Permitted Liens”, shall not exceed $1,500,000 at any time;

(xvi)    dispositions of any accounts receivable on arms’ length commercial terms pursuant to an asset securitization program or one or more receivables factoring transactions provided that:
(A)    such disposition is conducted on a non-recourse basis, except for recourse to:
(1)    the receivables which are the subject of such asset securitization program or receivables factoring transaction;
(2)    the debtor in respect of the Indebtedness under that program or transaction for the purpose of enforcing a security interest against it, so long as:

(I)	the recourse is limited to recoveries in respect of the receivables; and

(II)
the providers of the Indebtedness under that program or transaction do not have the right to take any steps towards its winding up or dissolution or the appointment of a liquidator, administrator, administrative receiver or similar officer (other than in respect of the receivables);

(3)    a member of the Wider Group to the extent of its shareholding or other interest in any Asset Securitization Subsidiary; or
(4)    a member of the Wider Group under any form of assurance, undertaking or support, where recourse is limited to:

(I)	a claim for damages (not being liquidated damages or damages required to be calculated in a specified way) for breach of a warranty or undertaking;

(II)	a claim for breach of warranty relating to the receivables;

(III)	a claim for breach of undertaking relating to the management and/or collection of the receivables; or

(IV)
a claim for breach of representations, warranties, undertakings, guarantees of performance (excluding any recourse with respect to the collectability of any receivables or assets related to such receivables) and indemnities entered into by such member of the Wider Group or any seller which are reasonably customary in an accounts receivable transaction, and, in each case, the obligation is not in any way a guarantee, indemnity or other assurance against financial loss or an obligation to ensure compliance by another with a financial ratio or other test of financial condition; and

(B)    the aggregate principal amount of all such securitizations or factoring transactions conducted in reliance on this paragraph (xvi) does not exceed the greater of $50,000,000 (or its equivalent in other currencies) at any time and 5.0% of Total Assets;
(xvii)    dispositions of any shares or other interests in any Project Company, Bank Group Excluded Subsidiary or Joint Venture or the assignment of any Indebtedness owed to a member of the Bank Group by a Project Company, Bank Group Excluded Subsidiary or Joint Venture;
(xviii)    dispositions of accounts receivable which have remained due and owing from a third party for a period of more than 90 days and in respect of which the relevant member of the Bank Group has diligently pursued payment in the normal course of its business and where such disposition is on non-recourse terms to such member of the Bank Group;
(xix)    dispositions of assets subject to finance or capital leases pursuant to the exercise of an option by the lessee under such finance or capital leases;
(xx)    dispositions of assets in exchange for the receipt of assets of a similar or comparable value provided that:
(A)    to the extent that the assets being disposed of are existing Collateral, the assets received following such exchange will be subject to the existing Collateral Documents, or will be made Collateral (in form and substance substantially similar to the existing Collateral or otherwise in such form and substance as may reasonably be required by the Administrative Agent) within 10 Business Days of such disposition; and
(B)    where the aggregate net book value of all assets being exchanged in reliance on this paragraph (xx) exceeds $10,000,000 (or its equivalent in other currencies) in any fiscal quarter, there is delivered to the Administrative Agent, within 30 days from the end of such fiscal quarter of the Borrower, a certificate signed by a Responsible Officer of the Borrower (given without personal liability) certifying that the assets received by such member of the Bank Group in reliance on this paragraph (xx) during such fiscal quarter are of a similar or comparable value to the assets disposed of by such member of the Bank Group;
(xxi)    dispositions constituting the surrender of tax losses by any member of the Bank Group:
(A)    to the Borrower or any other member of the Bank Group;
(B)    to any other member of the Wider Group, where the surrendering company receives fair market value for such tax losses from the relevant recipient; or
(C)    in order to eliminate, satisfy or discharge any Tax liability of a former member of the Wider Group which has been disposed of pursuant to a dispositions permitted by the terms of this Agreement, to the extent that a member of the Bank Group would have a liability (in the form of an indemnification obligation or otherwise) to one or more persons in relation to such Tax liability if not so eliminated, satisfied or discharged;

(xxii)    dispositions of assets to and sharing assets with any person who is providing services the provision of which have been or are to be outsourced to that person by any member of the Bank Group provided that:
(A)    the assets being disposed of in reliance on this paragraph (xxii) shall be assets which relate to the services which are the subject of such outsourcing;
(B)    the projected cash cost of such outsourcing shall be less than the projected cash cost of carrying out such outsourced activities at the levels of service to be provided by the service provider;
(C)    the economic benefits derived from any such outsourcing contract shall be received by the Bank Group during the term of such contract;
(D)    the aggregate fair market value of the assets disposed of shall not exceed 3.75% of Bank Group Consolidated Revenues in any fiscal year determined as of the last fiscal year for which audited financials are available; provided that any unused portion of such basket amount may be carried forward and used by any member of the Bank Group in the following fiscal year (and any such amount carried forward will be treated as having been utilized before the original basket amount available in such following fiscal year); and
(E)    no later than 30 days after the date of such outsourcing where the consideration payable in respect of the assets subject to such disposition exceeds $10,000,000 (or its equivalent in other currencies), a Responsible Officer of the Borrower shall have provided to the Administrative Agent, a certificate (without personal liability) verifying each of the matters set out in sub-paragraphs (A) to (C) above and certifying that as at the date of such certificate, the aggregate fair market value of all assets disposed in reliance on this paragraph (xxii) during such fiscal year, does not exceed the threshold specified in sub-paragraph (D) above;
(xxiii)    dispositions of assets pursuant to sale and leaseback transactions (regardless of whether any such lease resulting from such a transaction constitutes an operating or a Capitalized Lease) where the aggregate fair market value of any assets disposed of in reliance on this paragraph (xxiii) does not exceed the greater of $50,000,000 (or its equivalent in other currencies) and 2.0% of Total Assets, in any fiscal year and any dispositions of assets pursuant to sale and leaseback transactions constituting Indebtedness to the extent such Indebtedness is permitted under this Agreement;
(xxiv)    dispositions of any Swap Contracts;
(xxv)    dispositions of non-core business assets acquired in connection with an Acquisition permitted under Section 7.02;
(xxvi)    any disposition of all or part of a business division pursuant to a Business Division Transaction;
(xxvii)    dispositions constituting licenses of intellectual property rights entered into with any third party on arm’s length terms and in the ordinary course of business (which shall include any such licensing arrangements entered into in connection with outsourcing on normal commercial terms);

(xxviii)    any disposition pursuant to a contractual agreement existing on the Closing Date;
(xxix)    any disposition or issue of shares to former, present or future officers, consultants, directors, employees or management of any member of the Bank Group in accordance with any incentive scheme;
(xxx)    any disposition of assets made pursuant to the establishment of a Permitted Joint Venture or any disposition of assets to a Permitted Joint Venture;
(xxxi)    any disposition made in relation to a compulsory purchase order or any other order of any agency of state, authority or other regulatory body or any applicable law or regulation not exceeding $15,000,000 (or its equivalent in other currencies) in any fiscal year;
(xxxii)    any disposition by any member of the Bank Group of customer premises equipment to a customer;
(xxxiii)    dispositions of assets on arms’ length commercial terms where the cash proceeds of such disposition are reinvested within 12 months of the date of the relevant disposition l in the purchase of replacement assets by a member of the Bank Group (or within 18 months of the date of the relevant disposition if the proceeds are, within 12 months of the date of the relevant disposition, contractually committed to be so applied); provided that where the relevant member of the Bank Group that has made the disposition is a Loan Party, such replacement assets are either subject to existing Collateral Documents granted by the relevant member of the Bank Group that has acquired the replacement assets, or will be made Collateral by such member of the Bank Group (in form and substance substantially similar to the existing Collateral or otherwise in such form and substance as may reasonably be required by the Administrative Agent) within 10 Business Days of the acquisition of such replacement assets;
(xxxiv)    any disposition by way of payment of any earn outs;
(xxxv)    any disposition of real property provided that the fair market value of the real property disposed of in any calendar year does not exceed the greater of $50,000,000 and 1.0% of Total Assets;
(xxxvi)    a Regulatory Authority Disposition;
(xxxvii)    (in addition to those described in sub paragraphs (i) to (xxxvi) above) a disposition of any person or asset the Annualized EBITDA of or attributable to which does not exceed the Remaining Percentage of Annualized EBITDA for the Latest Ratio Period, provided that:
(A)    no Default has occurred and is continuing or would occur as a result of such disposition; and
(B)    where required, a prepayment is made in accordance with Section 2.05(b)(ii) in respect of such disposition; and
(C)    the Borrower delivers to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower which certifies that, if the Financial Covenants were re-calculated for the Latest Ratio Period but adjusting the:

(1)    amount of Consolidated First Lien Net Debt and Consolidated Total Net Debt used in such calculations by adding any net increase in Consolidated First Lien Net Debt or Consolidated Total Net Debt (respectively) since the end of the Latest Ratio Period or subtracting any net reduction in the Consolidated First Lien Net Debt or Consolidated Total Net Debt (respectively) since the end of the Latest Ratio Period and any such reduction which will occur from a prepayment of a Facility made under Section 2.05(a) or 2.05(b)(ii) of this Agreement from the proceeds of such disposition; and
(2)    Annualized EBITDA of the Bank Group used in such calculations by subtracting the Annualized EBITDA attributable to persons or assets disposed of since the end of the Latest Ratio Period and the Annualized EBITDA attributable to the person or asset the subject of such disposition, in each case for the Latest Ratio Period, those financial ratios would not be breached; and
(xxxviii)    a disposition of any person or asset otherwise pursuant to sub-paragraph (xxxvii) provided that if, at the time of such disposition, any member of the Bank Group has contractually committed or agreed to a future Acquisition and such an Acquisition occurs within twelve months (or less) of the disposition:
(A)    the Remaining Percentage (as defined in paragraph (c) below) would not be exceeded if the aggregate Percentage Value of the contemplated Acquisition is added to the calculation and tested at the time of the disposition on a pro forma basis (giving effect to the Annualized EBITDA of the Target based on then available historical financial information) and on an actual basis at the completion of the Acquisition (and for these purposes paragraph (c) below would be disapplied so that the percentage of the Annualized EBITDA of the Bank Group represented by the Annualized EBITDA of the relevant disposition could be more than the Remaining Percentage immediately prior to such disposition provided that the Remaining Percentage would not be exceeded once any contemplated Acquisition is taken into account as described in this paragraph (A)); and
(B)    for the purpose of the certificate required by paragraph (xxxvii)(C) above, the ratio shall be calculated giving pro forma effect to such Acquisition (based on the then available historical financial information of the Target and including the Annualized EBITDA of the Target and any Indebtedness expected to be incurred by any member of the Bank Group to finance such Acquisition) (and any such amendment, waiver or other modification contemplated by this paragraph (B) may apply to all such dispositions and future Acquisitions or only to specified dispositions and Acquisitions).
(c)    The “Remaining Percentage” is:
(i)    17.5%;
(ii)    less the aggregate Percentage Value of all previous dispositions made after the Closing Date; and
(iii)    plus the aggregate Percentage Value of all Reinvestments made,

as calculated in accordance with paragraph (d) below,
provided that the percentage of the Consolidated EBITDA of the Bank Group represented by the Consolidated EBITDA of the person or asset disposed of can never be more than the Remaining Percentage immediately prior to such disposition.
(d)    For the purposes of paragraphs (b)(xxxv), (b)(xxxviii) and (c) above:
when calculating Consolidated EBITDA in relation to a person or asset that is being (or has been) acquired or disposed of, any amounts will be calculated using the methodology for calculating operating cash flow used in the accounts most recently filed with the SEC by or on behalf of any Ultimate Holdco prior to the date of that acquisition or disposition, and, for the avoidance of doubt, any corporate costs or allocations paid or payable during the relevant period by the member of the Bank Group which is being disposed of to one of its Affiliates pursuant to any general services (or similar) arrangement shall be deducted from the Annualized EBITDA of the member of the Bank Group being disposed of;
“Percentage Value” means:
(i)    in relation to a disposition, the percentage of the Annualized EBITDA of the Bank Group for what was the Latest Ratio Period at the time of the disposition which is represented by the Annualized EBITDA of the person or asset disposed of (the “EBITDA Percentage”), after deducting a percentage equal to the EBITDA Percentage multiplied by the Proportion Repaid; and
(ii)    in relation to a Reinvestment, the percentage of the Annualized EBITDA of the Bank Group for what was the Latest Ratio Period at the time of the Reinvestment (but taking into account each disposition made by the Bank Group after the last day of that Latest Ratio Period and prior to the date of the relevant Reinvestment) which is represented by the Annualized EBITDA of the Person or asset acquired multiplied by the Proportion Reinvested,
Where:
the “Proportion Reinvested” is that proportion of the purchase price for the Person or asset acquired which is represented by the amount of the Net Proceeds of a previous disposition that were reinvested pursuant to the relevant Reinvestment;
the “Proportion Repaid” is that proportion of the Net Proceeds of that disposition prepaid pursuant to Section 2.05(b)(ii) and/or repaid pursuant to Section 2.05(a); and
“Reinvestment” means the reinvestment of all or any part of the Net Proceeds of a previous disposition made under paragraph (b)(ix) above by the Bank Group after the Closing Date, including in circumstances where all or any part of such Net Proceeds are distributed as a Permitted Payment and an equity subscription is subsequently made in, or a Subordinated Funding is subsequently made to, a member of the Bank Group.
(e)    Except as otherwise expressly permitted in this Agreement or the relevant Collateral Document, the Company will not sell, transfer, lease or otherwise dispose of all or any part of its assets which are subject to a Collateral Document to which it is a party.

(f)    In the event that a transaction (or any portion thereof) meets the criteria of a Permitted Disposition and also meets the criteria of a Permitted Payment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition permitted under sub-paragraphs (b)(i) to (b)(xxxviii) of this Section 7.05 and/or a Restricted Payment permitted from Section 7.06(c)(i) to Section 7.06(c)(xxv).
Section 7.06    Restricted Payments; Permitted Payments; Permitted Affiliate Transactions.
(a)    Each Loan Party will not, and will not permit any member of the Bank Group to, make any Restricted Payments other than Permitted Payments, or enter into any transaction involving aggregate consideration in excess of $1,500,000 with a Restricted Person other than Permitted Affiliate Transactions or on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Bank Group provided that no Restricted Payment shall be permitted to be made to any Holdco or Permitted Affiliate Holdco for the purpose of funding any payment or refinancing in respect of any Holdco Debt issued by such entity (i) following the occurrence of an Event of Default under Section 8.01(a), Section 8.01(b) (arising in relation to a breach of Section 7.08), 8.01(f), or 8.01(g) which is continuing; (ii) if an Event of Default has occurred in respect of which any notice has been served by the Administrative Agent in accordance with Section 8.02 or (iii) if an automatic acceleration has occurred in accordance with Section 8.02, other than where:
(i)    such payment is permitted under paragraph (c)(vi) below; or
(ii)    any guaranty of such Holdco Debt by a member of the Bank Group is subject to the terms of a Subordination Agreement.
(b)    As used herein, a “Restricted Payment” means, in each case whether in cash, securities, property or otherwise:
(i)    any direct or indirect distribution, dividend or other payment on account of any class of its share capital or capital stock or other securities;
(ii)    any payment of principal of, or interest on, any loan;
(iii)    any transfer of assets, loan or other payment; or
(iv)    any transfer of tax losses (provided that the amount of such tax losses shall be deemed reduced by any payment received by any member of the Bank Group from any Restricted Person for such tax losses), in the case of each of (i), (ii) and (iii), to a Restricted Person.
(c)    As used herein, a “Permitted Payment” means any distribution, dividend, transfer of assets, loan or other payment:
(i)    in respect of a Permitted Transaction, a Permitted Acquisition (including any distribution, dividend or other payment, directly or indirectly, to a parent company in reimbursement of the value of equity interests issued or other consideration paid by such parent company in respect of such Permitted Acquisition) or a Permitted Disposition;

(ii)    to any Restricted Person in relation to transactions carried out on bona fide arm’s length commercial terms in the ordinary course of business or on terms which are fair and reasonable and in the best interest of the Bank Group;
(iii)    by way of payment of Management Fees (A) which are paid on bona fide arm’s length terms in the ordinary course of business to a Restricted Person or (B) of up to the greater of $15,000,000 and 0.5% of Total Assets in any fiscal year provided that, at the time of payment, no Default is outstanding or would occur as a result of such payment;
(iv)    by way of transfer of tax losses or payment of principal or interest on Subordinated Funding, or by way of loan, distributions, dividends, repayment of a loan, redemption of loan stock or payments in respect of share capital paid by the Company or any Permitted Affiliate Parent, provided that:
(A)    the Consolidated First Lien Net Leverage Ratio (after such transfer of tax losses or payment has been made and after giving effect to the transactions, if any to be completed using the proceeds of any such payment) shall be no greater than 4.00:1.00 (rounded to the second decimal number);
(B)    the Consolidated Total Net Leverage Ratio (after such transfer of tax losses or payment has been made and after giving effect to the transactions, if any to be completed using the proceeds of any such payment) shall be no greater than 5.00:1.00 (rounded to the second decimal number); and
(C)    no Default has occurred and is continuing or would occur as a result of such payment or transfer of tax losses or;
(v)    by way of payment to any Restricted Person of consideration for an acquisition, merger or consolidation permitted by Section 7.02;
(vi)    to the extent required for the purpose of making payments to the indenture trustee for any Senior Unsecured Notes;
(vii)    at any time after the occurrence of an Event of Default, to the extent required to fund Permitted Payments not otherwise prohibited by this Agreement;
(viii)    to the extent such distribution, dividend, transfer of assets, loan or other payment is in respect of a nominal amount;
(ix)    for payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of payments by any person and to the extent required:
(A)    by the terms of the Loan Documents;
(B)    by the terms of the Senior Secured Notes Documents;
(C)    by the terms of any Holdco Debt (or, in each case, any guarantee of the obligations thereunder) provided that (i) no Event of Default has occurred under Clause Section 8.01(a), Section 8.01(b) (arising in relation to a breach of Section 7.08), 8.01(f), or 8.01(g) and is continuing; (ii) no Event of Default has occurred in respect of which any notice has been served by the Administrative Agent in accordance with Section 8.02 or (iii) no automatic acceleration has occurred in accordance with Section 8.02, other than where:
(1)    such payment is permitted under paragraph (c)(vi) above; or
(2)    any guaranty of such Holdco Debt by a member of the Bank Group is subject to the terms of a Subordination Agreement;
(D)    by the terms of any Swap Contract to which the Borrower is a party in relation to the hedging of Holdco Debt to the extent such payment is not prohibited by the relevant Subordination Agreement; or
(E)    for the purposes of implementing any Content Transaction or Business Division Transaction;
(x)    made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person or entity that is not a member of the Bank Group in connection with, an asset securitization program or receivables factoring transaction otherwise permitted by Section 7.05;
(xi)    or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made pursuant to an Asset Passthrough or a Funding Passthrough, in each case, funded solely from cash generated by entities outside the Bank Group;
(xii)    or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made to any member of the Wider Group (other than a member of the Bank Group), provided that:
(A)    an amount equal to such payment is reinvested by such member of the Wider Group (other than the Bank Group) into a member of the Bank Group within 3 days of receipt thereof;
(B)    the aggregate principal amount of such payments and reinvested amounts at any one time does not exceed an amount equal to $300,000,000; and
(C)    to the extent any such payments are made in cash, any reinvested amounts are also made in cash provided that any such reinvested amounts shall be in the form of Subordinated Funding, equity or the repayment of an intercompany loan or advance;
(xiii)    in an amount to enable any Holding Company of a member of the Bank Group to pay taxes that are formally due by such Holding Company but which are allocable to (i) the Bank Group and are due by such Holding Company as a result of the Bank Group being included in a fiscal unity (for corporate income and/or VAT purposes) with such Holding Company or (ii) acting as a holding and/or financing company of the Bank Group;
(xiv)    by way of payment to Holdco and any Permitted Affiliate Holdco of any amounts outstanding in relation to Subordinated Funding the proceeds of which are used by such person in connection with the refinancing of Holdco Debt provided that concurrently with such payment such person advances directly or indirectly new Subordinated Funding to a Loan Party or Restricted Subsidiary in an amount equal to or greater than the outstanding amount of the Subordinated Funding discharged;
(xv)    contemplated by Section 6.15 (other than for general corporate purposes);
(xvi)    contemplated by a Regulatory Authority Disposition;
(xvii)    by way of payment to any direct or indirect shareholder of the Borrower or any direct or indirect shareholder of any Permitted Affiliate Parent for all of its out-of-pocket expenses incurred in connection with its direct or indirect investment in the Borrower or any Permitted Affiliate Parent and any of their Subsidiaries;
(xviii)    to fund the payment of Holding Company Expenses and/or Specified Legal Expenses;
(xix)    by way of payment in connection with any earn out;
(xx)    in an amount of up to the Revolving Facility Excluded Amount provided that:
(A)    no breach of this Section 7.06(c) shall occur as a result of a decrease in Annualized EBITDA after any such distribution, dividend, transfer of assets, loan or other payment has been made; and
(B)    if an amount equal to the Revolving Facility Excluded Amount has been the subject of a distribution, dividend, transfer of assets, loan or other payment under this paragraph (xx), then (I) with respect to clause (b) of the definition of Revolving Facility Excluded Amount in respect of any prior Ratio Period, no further distribution, dividend, transfer of assets, loan or other payment may be made under this paragraph (xx) until there is an increase in Annualized EBITDA in respect of any subsequent Ratio Period (the “Incremental EBITDA Amount”) such that it is above the level of Annualized EBITDA at the time when the most recent distribution, dividend, transfer of assets, loan or other payment was made under this paragraph (xx), in which case an amount equal to 0.25 multiplied by the Incremental EBITDA Amount for such Ratio Period may be the subject of a distribution, dividend, transfer of assets loan or other payment under this paragraph (xx) and (II) if at any time after a Permitted Payment is made under paragraph (xx) any outstanding First Lien Revolving Credit Loans are prepaid or repaid in full or in part, a distribution, dividend, transfer of assets, loan or other payment may be made under this paragraph (xx) in an amount equal to (x) if repaid in full, the Revolving Facility Excluded Amount and (y) if repaid in part, an amount equal to the lesser of the Revolving Facility Excluded Amount and the amount of such partial repayment, at any time after the date of such repayment and notwithstanding any further First Lien Revolving Credit Commitment utilization is made;
(xxi)    by way of payment of any amount of cash or Cash Equivalents on the balance sheet of any member of the Bank Group provided that the Company delivers to the Administrative Agent on or prior to the date of such payment a certificate signed by a Responsible Officer of the Company confirming that in the Company’s opinion (acting reasonably) the Bank Group will have sufficient working capital for the 12-month period commencing on the date of such payment;

(xxii)    a payment to fund the purchase of any management equity (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management;
(xxiiii)    payments in relation to any tax losses received by any member of the Bank Group from any member of the Wider Group provided that such payments shall only be made in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by any member of the Bank Group if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilized by any member of the Bank Group;
(xxiv)    for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of Holdco or any Permitted Affiliate Holdco;
(xxv)    in an amount of up to $50,000,000 from the cash proceeds of a Content Transaction; provided that no Event of Default has occurred or is continuing or would result following such payment;
(xxvi)    Permitted Tax Distributions;
(xxvii)    the borrower under the First Lien Credit Agreement shall be permitted to make payments thereunder when due;
(xxviii)    any dividend or distribution payable solely in Equity Interests of the person making such dividend or distribution;
(xxix)    for the repayment of any Subordinated Funding outstanding on the Closing Date;
(xxx)    in an amount up to the amount of cash and Cash Equivalents on the consolidated balance sheet of any Person that becomes a member of the Bank Group in a Permitted Acquisition as of the closing date of such Permitted Acquisition;
(xxxi)    made with the prior consent of the Required Lenders; and
(xxxii)    any other distribution, dividend, transfer of assets, loan, other payment or transfer of tax losses not falling within paragraphs (i) to (xxxi) above and not exceeding at any time, in an aggregate amount, more than the greater of $50,000,000 in aggregate (or its equivalent) and 3.0% of Total Assets.
(d)    In the event that a Permitted Payment meets the criteria of more than one of the categories described in paragraphs (c)(i) to (c)(xxx), the Company will be entitled to classify such Permitted Payment (or portion thereof) on the date of its payment or later reclassify such Permitted Payment (or portion thereof) in any manner that complies with the covenant in this clause (d).
(e)    As used herein, a “Permitted Affiliate Transaction” means:
(i)    transactions expressly permitted by the Loan Documents;

(ii)    transactions in the ordinary course of business and either on no worse than arm’s length terms or, where there is no available market by which to assess whether such a transaction is on no worse than arm’s length terms, on terms such that the transaction is financially fair to the relevant Loan Party or, as the case may be, other members of the Bank Group;
(iii)    transactions with any member of the Wider Group in relation to management services conducted at not less than Cost on behalf of such member of the Wider Group;
(iv)    payments or other transactions pursuant to tax sharing agreements, arrangements to surrender tax losses or any tax advantageous group contribution made pursuant to applicable legislation and payments made pursuant thereto, to the extent such transactions are not prohibited by this Agreement and provided that, in the case of any tax losses received by any member of the Bank Group from any member of the Wider Group, such member of the Bank Group shall only make payment in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by any member of the Bank Group if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilized by any member of the Bank Group;
(v)    transactions relating to the provision of Intra-Group Services; or
(vi)    transactions to effect either an Asset Passthrough or a Funding Passthrough;
(vii)    any transaction to which one or more Loan Parties or members of the Bank Group and one or more members of the Wider Group who are not Loan Parties or members of the Bank Group are party where the sole purpose of such transaction is for such Loan Parties and members of the Wider Group to effect a transaction (including any Vendor Financing Arrangements permitted under Section 7.03) with a person who is not a member of the Wider Group and which transaction is otherwise permitted by the terms of this Agreement;
(viii)    insurance arrangements entered into in the ordinary course of business with a Captive Insurance Subsidiary;
(ix)    transactions relating to capital contributions between members of the Wider Group or the amendment of the terms of any loans made by or any convertible unsecured loan stock or other securities issued by any member of the Wider Group to any other member of the Wider Group (whether by way of conversion of loans to convertible unsecured loan stock or vice versa or otherwise) or the capitalization of, or the waiver of or the repayment of, loans made by or any convertible unsecured loan stock issued by any member of the Wider Group to any other member of the Wider Group, provided in each case that such transaction is otherwise permitted by the terms of this Agreement;
(x)    transactions relating to Excess Capacity Network Services provided that the price payable by any member of the Wider Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Bank Group in providing such Excess Capacity Network Services;
(xi)    transactions contemplated by a Regulatory Authority Disposition;
(xii)    the performance of obligations of any member of the Bank Group under (A) the terms of any agreement to which any member of the Bank Group is a party as of or on the Closing Date or (B) any agreement entered into after the Closing Date on substantially similar terms to an agreement under sub-paragraph (A) above, in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time provided that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the Closing Date will be permitted to the extent that its terms are not materially more disadvantageous to the Lenders than the terms of the agreements in effect on the Closing Date;
(xiii)    any transaction in the ordinary course of business between or among the Company or any member of the Bank Group and any Unrestricted Subsidiary or a joint venture or similar entity that would constitute a transaction restricted by this Section 7.06 solely because the Company or any member of the Bank Group owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;
(xiv)    the issuance of shares, securities or any options, warrants or other rights to acquire shares or securities of the Company or any Permitted Affiliate Parent to any Affiliate;
(xv)    transactions constituting Subordinated Funding; or
(xvi)    transactions constituting Permitted Transactions or Permitted Payments.
(f)    The restriction on the payment of Management Fees shall cease to apply during such period as the:
(i)    Consolidated First Lien Net Leverage Ratio is equal to or less than 4.00:1.00 (rounded to the second decimal number); and
(ii)    Consolidated Total Net Leverage Ratio is equal to or less than 5.00:1.00 (rounded to the second decimal number), provided that no Management Fees may be paid by any member of the Bank Group at any time after a Relevant Event has occurred or if a Relevant Event would result from such payment.
Section 7.07    Change in Nature of Business.
No Loan Party shall, and shall not permit any member of the Bank Group to, without the prior written consent of the Required Lenders or save as otherwise permitted by the terms of this Agreement, make any change in the nature of its business as carried on immediately prior to the Closing Date, which would give rise to a substantial change in the business of the Bank Group taken as a whole other than in relation to performing any activities set forth in the definition of Business, provided that this Section 7.07 shall not be breached by a Loan Party or any member of the Bank Group making a disposition permitted by Section 7.05, an acquisition or investment permitted by Section 7.02 or entering into any Permitted Joint Venture.
Section 7.08    Financial Covenants.
(a)    Subject to Section 8.04, the Company shall not permit, as of any Compliance Date (i) the Consolidated First Lien Net Leverage Ratio for the Latest Ratio Period to exceed the amount set forth in the chart below as of such Compliance Date; or (ii) the Consolidated Total Net Leverage Ratio for the Latest Ratio Period to exceed the amount set forth in the chart below as of such Compliance Date (clauses (i) and (ii) together, the “Financial Covenants”).

Ratio Period Ending	Consolidated First Lien Net Leverage Ratio	Consolidated Total Net Leverage Ratio
From the Closing Date through June 30, 2016	4.50:1.00	5.75:1.00
September 30, 2016 and thereafter	4.50:1.00	5.50:1.00
(b)    If there is a dispute as to any interpretation of or computation for the Financial Covenants, the interpretation or computation of the auditors of the Company shall prevail.
Section 7.09    Accounting Changes.
Each Loan Party will, and will cause each member of the Bank Group to, maintain a fiscal year end of December 31, except with the prior written consent of the Required Lenders (not to be unreasonably withheld).

Section 7.10    Share Capital.
No Loan Party will, and the Company will procure that no member of the Bank Group (other than in respect of such other members of the Bank Group in order to permit a solvent reorganization permitted under Section 7.02 or a solvent liquidation permitted under Section 7.13) will, reduce its capital or purchase or redeem any class of its shares or any other ownership interest in it, except (i) to the extent the same constitutes a Permitted Transaction, (ii) where all of the share capital of such member of the Bank Group is held by one or more other members of the Bank Group, (iii) in respect of a nominal amount, or (iv) to the extent the same constitutes a Permitted Payment or in the case of members of the Bank Group other than the Loan Parties, is otherwise permitted by Section 7.06(c).
Section 7.11    “Know Your Client” Checks.
(a)    If:
(i)    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)    any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the date of this Agreement; or
(iii)    a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your client” or similar reasonable identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
(b)    Each Lender shall promptly upon the request of the Administrative Agent supply, or cause the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
(c)    The Company shall, by not less than 5 Business Days prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) of its intention to request that any person becomes an Additional Borrower or Additional Guarantor.
(d)    Following the giving of any notice pursuant to paragraph (c) above, if the joinder of such Additional Borrower or Additional Guarantor obliges the Administrative Agent or any Lender to comply with “know your client” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the joinder of such Subsidiary to this Agreement as an Additional Borrower or Additional Guarantor.
Section 7.12    SSN Finance Subsidiary Covenants.
No SSN Finance Subsidiary shall trade, carry on any business, own any material assets or incur any material liabilities except for:
(a)    effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds thereof as contemplated in the definition of “SSN Finance Subsidiary”;
(b)    intergroup debit balances, intergroup credit balances and other credit balances in bank accounts and cash, provided that any intergroup credit balances owed to any SSN Finance Subsidiary by a Loan Party shall be to the extent applicable, subordinated to such Loan Party’s Obligations in the manner set forth in an Intercompany Note evidencing such Indebtedness;
(c)    any rights and liabilities arising under the Loan Documents, any other Senior Secured Loan Document or any Senior Unsecured Notes Documents;
(d)    having rights and liabilities under any Swap Contracts entered into other than for speculative purposes, it being acknowledged by the parties to this Agreement that hedging of actual or reasonably anticipated interest rate and/or foreign exchange rate exposure shall not constitute speculative purposes;
(e)    entering into and performing any Loan Document, any other Senior Secured Loan Document, any underwriting, purchase or similar agreement, any dealer manager, any tender offer agreement and any engagement letter on terms customary for such agreements to be determined in good faith by the SSN Finance Subsidiary;
(f)    professional fees and administrative costs and expenses in the ordinary course of business;
(g)    incurring liabilities for or in connection with Tax liabilities or arising by operation of law; and
(h)    in respect of any service contracts for any directors or employees.
Section 7.13    Internal Reorganizations.
(a)    No Loan Party shall (for these purposes, a “Predecessor Obligor”), without the prior written consent of the Required Lenders, liquidate on a solvent basis any Borrower or any Loan Party that is a Material Subsidiary (a “Solvent Liquidation”) unless:
(i)    on or prior to the Solvent Liquidation, an entity (the “Successor Entity”) acquires substantially all of the assets and assumes substantially all of the liabilities of the Predecessor Obligor (a “Liquidation Transfer”), excluding any rights under contracts that cannot be assigned or liabilities that will be satisfied or released upon the Solvent Liquidation, on an arms’ length basis and for full consideration;
(ii)    the Successor Entity is organized in the same jurisdiction as that in which the Predecessor Obligor is organized and is either:
(A)    an existing Loan Party; or
(B)    a Subsidiary of a Borrower or a Subsidiary of any Permitted Affiliate Parent that is entitled to become (and subsequently does become) a Loan Party in accordance with the provisions of Section 10.21;
(iii)    the Successor Entity does not incur any additional material liabilities in connection with the Solvent Liquidation other than those which are to be transferred to it by the Predecessor Obligor but which did not arise directly as a result of the Solvent Liquidation;
(iv)    to the extent previously provided in respect of the shares or the assets of the Predecessor Obligor, the Finance Parties are granted a first ranking security interest over the shares and/or assets of the Successor Entity (but only, in the case of any Predecessor Obligor other than the Company, to the extent required in order to comply with the 80% Security Test);
(v)    no Event of Default has occurred and is continuing or would arise from the Solvent Liquidation Transfer or the Solvent Liquidation; and
(vi)    immediately after the Solvent Liquidation, the following documents are delivered to the Administrative Agent each in a form previously approved by the Administrative Agent (acting on the instructions of the Required Lenders):
(A)    copies of solvency declarations of the directors of the Successor Entity confirming to the best of their knowledge and belief, that the Successor Entity was balance sheet solvent immediately prior to and after the Solvent Liquidation, accompanied by any report by the auditors or other advisers of the relevant Successor Entity on which such directors have relied for the purposes of giving such declaration;
(B)    copies of the resolutions of the Predecessor Obligor and the Successor Entity (to the extent required by law) approving the Liquidation Transfer and/or the Liquidation (as applicable);
(C)    copies of the statutory declarations of the directors of the Predecessor Obligor (to the extent required by law) given in connection with Solvent Liquidation;
(D)    a copy of the executed transfer agreement relating to the Liquidation Transfer; and
(E)    to the extent requested by the Administrative Agent, the legal opinion from the Successor Entity’s counsel confirming (i) the due capacity and incorporation of each of the Successor Entity and the Predecessor Obligor, (ii) the power and authority of the Successor Entity to enter into and perform its obligations under this Agreement and any other Loan Document to which it is a party and (iii) that the transfer agreement giving effect to the Liquidation Transfer is legally binding and enforceable in accordance with its terms.
(b)    The solvent liquidation, dissolution or other reorganization of any member of the Bank Group (other than any Borrower) shall be permitted provided that any payments or assets distributed as a result of such solvent liquidation, dissolution or other reorganization are distributed to other members of the Bank Group.
Section 7.14    Content Transaction.
(a)    Notwithstanding any other provisions of this Agreement, no Content Transaction shall be restricted by (nor deemed to constitute a utilization of any of the permitted exceptions to) any provision of this Agreement, neither shall the implementation of any Content Transaction constitute a breach of any provision of any Loan Document, provided that:
(i)    the cash proceeds of any Content Transaction are applied in accordance with Section 2.05(b)(ii);
(ii)    after giving pro forma effect for such Content Transaction, the Bank Group continue to be in compliance with the Financial Covenants; and
(iii)    at the time of completion of such Content Transaction, no Event of Default has occurred and is continuing and no Event of Default would occur as a result of such Content Transaction.
(b)    Any Joint Venture established pursuant to a Content Transaction shall thereafter not be subject to any restrictions under this Agreement.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

Section 8.01    Events of Default.
Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):
(a)    Non-Payment. Any Loan Party fails to pay (i) within three (3) Business Days after the same becomes due, when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.01, 7.02, 7.03, 7.04, 7.05, 7.06 and 7.10; or
(c)    Other Defaults.
(i)    Any Loan Party fails to perform or observe any other terms, covenant or agreement (not specified in Section 8.01(a) or (b) above or 8.01(c)(ii) below) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (A) receipt by the Company of written notice thereof from the Administrative Agent and (B) such Loan Party becoming aware of that failure to comply;
(ii)    Any Loan Party fails to perform, observe or comply with the Financial Covenants and such failure to perform, observe or comply has not been cured pursuant to Section 8.04; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (or, with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, in any respect (after giving effect to any qualification therein)) when made or deemed made and, in the event that such representation or warranty is capable of remedy, the misrepresentation is not remedied within 30 days after the earlier of: (A) receipt by the Company of written notice thereof from the Administrative Agent and (B) such Loan Party becoming aware of that misrepresentation; or
(e)    Cross-Default.
(i)    Subject to clause (ii) below, (A) any Indebtedness of a member of the Bank Group is not paid when due or within any originally applicable grace period, (B) any Indebtedness of a member of the Bank Group becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Indebtedness, (C) any Indebtedness of Holdco or any other issuer of Holdco Debt becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Indebtedness, (D) any Indebtedness of a member of the Bank Group becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Indebtedness, (E) an event of default (howsoever described) is continuing under any First Lien Loan Document.
(ii)    It shall not be an Event of Default under this Section 8.01(e): (A) where the aggregate principal amount (or, if the relevant Indebtedness relates to a Swap Contract, the amount or value (as applicable)) or of all Indebtedness to which any event specified in paragraphs (i)(A), (B), (C) or

(D) above relates is less than the Threshold Amount or the equivalent in other currencies; (B) if the circumstance which would otherwise have caused an Event of Default under this Section 8.01(e) is being contested in good faith by appropriate action; (C) if the relevant Indebtedness is cash-collateralized and such cash is available for application in satisfaction of such Indebtedness; (D) if the relevant Indebtedness relates to Swap Contracts in respect of which a termination event occurs as a result of the refinancing or redemption of any Indebtedness of the Bank Group or Holdco at any time until the Maturity Date; (E) if such Indebtedness is owed by one member of the Bank Group to another member of the Bank Group; (F) in the case of the Acquisition of an entity which results in that entity becoming a member of the Bank Group, for a period of 180 days following completion of that Acquisition, by reason only of an event of default (however described) arising in relation to the Indebtedness of that acquired entity as a result only of the Acquisition of that acquired entity, provided that such Indebtedness is not placed on demand, does not become prematurely due and payable or is not otherwise accelerated during that period); or (G) under any Senior Facility (as defined in the Second Lien Intercreditor Agreement) (other than the failure to pay any outstanding principal amount when due at the final scheduled maturity of such Senior Facility) until the Indebtedness under such Senior Facility shall have been accelerated or commitments thereunder have been terminated as a result of such event; or
(f)    Insolvency Proceedings, Etc. Any Borrower or any Loan Party that is a Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Attachment. Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Bank Group, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(i)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or
(j)    [Reserved]; or
(k)    Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or (ii) any Lien created or purported to be created by the Collateral Documents shall cease to have the lien priority established or purported to be established by the applicable Intercreditor Agreement; or
(l)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.
Section 8.02    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:
(i)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(iii)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States or any Debtor Relief Laws, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03    Application of Funds.
Except as may be otherwise provided in any applicable Refinancing Amendment with respect to Obligations under the applicable Refinancing Loans (in each case, which shall not be more favorable to the holders of such Loans than the allocation described below), after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), subject to the Second Lien Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.
Section 8.04    Borrower’s Right to Cure.
Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02:
(a)    For the purpose of determining whether an Event of Default under the Financial Covenants has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds from any Subordinated Funding, sale or issuance of Qualified Equity Interests of the Borrower or contribution to the common capital of the Borrower (or from any other contribution to capital or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent)

(the “Cure Amount”) as an increase to Consolidated EBITDA for the applicable fiscal quarter; provided that (i) such amounts to be designated are actually received by the Borrower on or after the first day of such applicable fiscal quarter and on or prior to the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) such amounts do not exceed the aggregate amount necessary to cure any Event of Default under the Financial Covenants as of such date and (iii) the Borrower shall have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent any such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such net cash proceeds that is designated as the Cure Amount may be different than the amount necessary to cure any Event of Default under the Financial Covenants and may be modified, as necessary, in a subsequent corrected notice delivered on or before the Cure Expiration Date (it being understood that in any event the final designation of the Cure Amount shall continue to be subject to the requirements set forth in clauses (i) and (ii) above)). The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Ratio Period that includes such fiscal quarter.
(b)    The parties hereby acknowledge that this Section 8.04 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Section 7.08 (and not Pro Forma Compliance with Section 7.08 that is required by any other provision of this Agreement) and shall not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) with respect to the quarter with respect to which such Cure Amount was made other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.
(c)    In furtherance of clause (a) above, (A) upon actual receipt and designation of the Cure Amount by the Borrower, the Financial Covenants shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenants and any Event of Default under the Financial Covenants (and any other Default arising solely as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon delivery to the Administrative Agent prior to the Cure Expiration Date of a notice from the Borrower stating its good faith intention to exercise its right set forth in this Section 8.04, neither the Administrative Agent on or after the last day of the applicable quarter nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenants (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated.
(d)    (i) In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure right set forth in this Section 8.04 is exercised and (ii) there shall be no pro forma reduction in Indebtedness with the Cure Amount for determining compliance with the Financial Covenants for the fiscal quarter with respect to which such Cure Amount was made.
(e)    There can be no more than five (5) fiscal quarters in which the cure rights set forth in this Section 8.04 are exercised during the term of the Facilities.
ARTICLE IX.
ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints The Bank of Nova Scotia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.06 (solely with respect to the removal and consent rights of the Borrower set forth therein) and Section 9.10 (solely with respect to the requirement for execution, filing and other actions with respect to the Collateral Documents and other collateral documentation set forth therein) and 9.10) are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the second paragraph of Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.
Section 9.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(d)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
(e)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents that is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1 appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
Section 9.06    Resignation of Administrative Agent.
The Administrative Agent may resign as the Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower; provided that if no successor agent is appointed in accordance with the terms set forth below within such 10-day period, the Administrative Agent shall not be permitted to resign until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is thirty (30) days after the last day of such 10-day period. If the Administrative Agent is subject to an Agent-Related Distress Event, the Required Lenders or the Borrower may remove the Administrative Agent upon ten (10) days’ notice. Upon the resignation or removal of the Administrative Agent under this Section 9.06, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such appointment shall be subject to the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $5,000,000,000 that is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, and otherwise may be withheld at the Borrower’s sole discretion) at all times other than during the existence of an Event of Default under Section 8.01(a) or (f). If no successor agent is appointed by the Required Lenders prior to the effective date of the resignation or removal of the Administrative Agent, the retiring or removed Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders that is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. So long as no Default or Event of Default has occurred and is continuing, the Borrower may, by notice to the Administrative Agent, require the Administrative Agent to resign by giving five Business Days’ notice, in which case the Administrative Agent shall resign and the Borrower shall appoint a successor Administrative Agent acting through an office in the United States (without any Lender’s consent). The Borrower may exercise such right to replace the Administrative Agent twice during the life of the Facilities. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent. Upon resignation or removal, the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or the removed Administrative Agent’s removal hereunder and under the other Loan Documents, hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 9.07    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.08    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the Administrative Agent, Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 9.09    Administrative Agent May File Proofs of Claim; Credit Bidding.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 9.10    Collateral and Guaranty Matters.

(a)    The Lien on any property granted to or held by the Administrative Agent under any Loan Document will automatically be released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements not due and payable), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted (other than a lease and other than to a Person that is a Loan Party) hereunder or under any other Loan Document, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below, (v) at the time a security interest is granted or to be granted to a third party in the property subject to such Lien in connection with any Vendor Financing Arrangements, (vi) any property subject to a security interest under the Existing Credit Agreement that constitutes Excluded Assets or that the Borrower otherwise is not required to grant a security interest in under this Agreement or any Collateral Document and (vii) to the extent such release is required pursuant to the terms of the Second Lien Intercreditor Agreement and upon such release, each of the Lenders (including in its capacities as a potential Hedge Bank) irrevocably authorize the Administrative Agent to take such actions as are necessary to effect each release described in this Section 9.10(a) in accordance with the relevant provisions of the Collateral Documents.
(b)    Each of the Lenders (including in their capacities as a potential Hedge Bank) irrevocably authorize the Administrative Agent,
(i)    to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01 to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; and
(ii)    to release any Guarantor from its obligations under the Guaranty, if in the case of any such Subsidiary, such Person ceases to be a Material Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor or obligor in respect of any Senior Unsecured Notes, Senior Unsecured Refinancing, Subordinated Funding, Senior Secured Notes or any First Lien Obligations.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
Section 9.11    Secured Cash Management Agreements and Secured Hedge Agreements.
Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Services Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.
The Lenders hereby authorize the Administrative Agent to enter into the Second Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement and the Lenders acknowledge that any such intercreditor agreement is binding upon the Lenders.
Section 9.12    Withholding Tax Indemnity.
To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X.
MISCELLANEOUS
Section 10.01    Amendments, Etc.
(a)    Except as otherwise provided in this Agreement, the Administrative Agent, if it has the prior written consent of the Required Lenders, and the Loan Parties may from time to time agree in writing to amend any Loan Document or to consent to or waive, prospectively or retrospectively, any of the requirements of any Loan Document and any amendments, consents or waivers so agreed shall be binding on all the Finance Parties and the Loan Parties. For the avoidance of doubt, any amendments relating to this Agreement shall only be made in accordance with the provisions of this Agreement and any amendments relating to a Swap Contract shall only be made in accordance with the provisions of such Swap Contract, in each case notwithstanding any other provisions of the Loan Documents.

An amendment, consent or waiver relating to the following matters (including any technical consequential amendments relating to such amendment, consent or waiver) may be made with the prior written consent of each Lender affected thereby and without the consent of any other Lender:
(i)    without prejudice to Section 2.14, any increase in the principal amount of any Commitment of such Lender;
(ii)    a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from any Loan Party under this Agreement to which such Lender is entitled;
(iii)    a decrease in any Applicable Rate for, or the principal amount of, any Loan or any interest payment, fees or other amounts due under this Agreement to such Lender from any Loan Party or any other party to this Agreement;
(iv)    any change in the currency of payment of any amount under the Loan Documents;
(v)    unless otherwise specified the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to such Lender from any Loan Party or any other party to this Agreement;
(vi)    the deferral of any Maturity Date;
(vii)    any reduction to the percentages set forth in the definition of the Required Lenders; or
(viii)    a change to this Section 10.01(a) and Section 10.01(e).
(b)    The Administrative Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Section 10.01.
(c)    Any amendment or waiver which:
(i)    relates only to the rights or obligations applicable to a particular Class of Loan or Facility; and
(ii)    does not materially and adversely affect the rights or interests of Lenders in respect of any other Class of Loan or Facility, may be made in accordance with this Section 10.01 but as if references in this Section 10.01 to the specified proportion of Lenders (including, for the avoidance of doubt, each affected Lender) whose consent would, but for this Section 10.01(c) be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Class of Loan or Facility.
(d)    (i) Notwithstanding any other provision of this Section 10.01 the Administrative Agent may at any time without the consent or sanction of the Lenders, concur with the Borrower in making any modifications to any Loan Document, which in the opinion of the Administrative Agent would be proper to make provided that the Administrative Agent is of the opinion that such modification:

(A)    would not be materially prejudicial to the position of any Lender and in the opinion of the Administrative Agent such modification is of a formal, minor or technical nature or is to correct a manifest error;
(B)    is of a minor, operational or technical nature; or
(C)    relates to the increase in the principal amount of a Commitment of a Lender in relation to any Facility and such increased Commitment has been requested by the Borrower to fund any original issue discount required to be paid to that Lender in relation to that Facility under any Fee Letter.
(ii)    Any such modification shall be made on such terms as the Administrative Agent may determine, shall be binding upon the Lenders, and shall be notified by the Borrower to the Lenders as soon as practicable thereafter.
(e)    A waiver of issuance or the release of any Guarantor from any of its obligations under Article XI or a release of any Collateral under the Collateral Documents, in each case, other than in accordance with the terms of any Loan Document, shall require the prior written consent of affected Lenders whose available Commitments plus outstanding Loans amount in aggregate to more than 90% of the available Facilities plus aggregate outstanding Loans.
(f)    Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any such Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender and (x) the consent of any Defaulting Lender shall be required in respect of any amendments referred to in Section 10.01(b).
Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any Junior Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, any Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, subordinated Permitted Unsecured Refinancing Debt (or, in each case, a Senior Representative with respect thereto), Junior Lien Refinancing Equivalent Debt or Additional Facilities as parties thereto, as expressly contemplated by the terms of such Junior Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement, such Subordination Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Junior Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, any Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Replaced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with such Replacement Loans, (b) the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Replaced Loans (or similar interest rate spread applicable to such Replaced Loans) immediately prior to such refinancing unless the maturity of the Replacement Loans is at least one year later than the maturity of the Replaced Loans, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Replaced Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Replaced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary.
Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
Notwithstanding anything to the contrary in this Agreement, where a request for a waiver of, or an amendment to, any provision of any Loan Document has been sent by the Administrative Agent to the Lenders at the request of a Loan Party, each Lender that does not respond to such request for waiver or amendment within 10 Business Days after receipt by it of such request (or within such other period as the Administrative Agent and the Borrower shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted.

Section 10.02    Notices and Other Communications; Facsimile Copies.
(a)    Notices; Effectiveness; Electronic Communications.
(i)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (C) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(A)    if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(B)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent,.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (C) below shall be effective as provided in such subsection (C).
(C)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Loan Parties, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(c)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(d)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, willful misconduct or bad faith of such Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03    No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.04    Attorney Costs and Expenses.
The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to Allen & Overy and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated) and (b) after the Closing Date, to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three

(3) Business Days prior to the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.
Section 10.05    Indemnification by the Borrower.
Each Borrower shall indemnify and hold harmless each Agent, Agent-Related Person, Lender, Arranger and Bookrunner and their Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, or out-of-pocket expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged Environmental Liability of the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by any Borrower or any other Person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or out-of-pocket expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of any Borrower or any of its Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of any such Indemnitee), nor shall any Indemnitee, Related Indemnified Person, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.
To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(e).
Section 10.06    Payments Set Aside.
To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 10.07    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.02) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(k) or (B) in the case of any Assignee that is the Company or any of its Subsidiaries, Section 10.07(l), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (i) or (iv) to an SPC in accordance with the provisions of Section 10.07(h); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person or a Disqualified Institution or (iii) to the Company or any of its Subsidiaries (except pursuant to Section 10.07(l)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent shall promptly give notice to the Company of any request by a Lender to assign any of its rights or obligations hereunder to any Person that is on the Disqualified Institutions List or, to the extent it has knowledge, any Person that is an Affiliate of a Person on the Disqualified Institutions List; provided that the Administrative Agent shall have no responsibility with respect to the Disqualified Institutions List or any assignments to any Person that is the Disqualified Institutions List.
(b)    (i) Subject to the limitations set forth in paragraph (a) above and the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, except in connection with a proposed assignment to any Disqualified Institution) of:
(A)    the Company, provided that no consent of the Company shall be required for (i) an assignment of all or a portion of the Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) other than with respect to any proposed assignment to any Disqualified Institution, if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing, to any Assignee or (iii) an assignment of all or a portion of the Loans pursuant to Section 10.07(k) or Section 10.07(l); provided that, other than with respect to any proposed assignment to any Person that is a Disqualified Institution, the Borrower shall be deemed to have consented to any such assignment of the Loans unless it shall have objected thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof; and
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(k) or Section 10.07(l).
Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent any Lender is required to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder in order to comply with applicable Laws, such assignment may be made by such Lender without the consent of the Company, the Administrative Agent, or any other party hereto so long as such Lender complies with the requirements of Section 10.07(b)(ii).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000 and shall be in increments of an amount of in excess thereof unless each of the Company and the Administrative Agent otherwise consent; provided that such assignments shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)    unless otherwise consented to in writing by the Company, no Lender shall be entitled to effect any assignment or transfer which would result in the Assignee holding an aggregate participation of more than zero but less than $1,000,000 in relation to any Facility;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived or reduced by the Administrative Agent in its sole discretion); and
(D)    other than in the case of assignments pursuant to Section 10.07(l), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.
In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(l), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, provided, however, that an Assignee will not be eligible for benefits under Sections 3.01 or 3.04 attributable to a

Change in Law that is announced prior to the date of the transfer, except with respect to the amount of any benefits under Sections 3.01 or 3.04 that would have been available to the Assignor had the Assignor remained a Lender, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender; provided, that except as otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).
(d)    The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Company pursuant to Section 10.07(k) or Section 10.07(l) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Loans held by Affiliated Lenders.
(e)    Subject to Section 10.06(f), any Lender, without consent of, or notice to, the Company or the Administrative Agent, may at any time sell participations to any Person (other than a natural person, any Borrower or any Borrower Affiliate or its Subsidiaries, a Disqualified Institution or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (f) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Company agrees that each Participant shall be entitled to the benefits of Sections

3.01, 3.04 and 3.05 to the same extent as if it were a Lender (subject, for the avoidance of doubt, to the limitations and requirements of those Sections (including Section 3.01(d)) applying to each Participant as if it were a Lender, and it being understood that the documentation required under Section 3.01(d) shall be delivered to the participating Lender) and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of any Participant Register relating to any Participant requesting payment from the Borrower or seeking to exercise its rights under Section 10.09 shall be available for inspection by the Borrower upon reasonable request to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register or with respect to the sale of participations to any Person that is on the Disqualified Institutions List.
(f)    A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent it results from a Change in Law after that Participant acquires the Participation.
(g)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and it being understood that the documentation required under Section 3.01(d) shall be delivered to the Granting Lender), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except, in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Company (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Company shall have a reasonable basis for withholding consent if an exercise by an SPC immediately after the grant would result in materially increased indemnification obligation to the Company at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC. If a Granting Lender grants an option to an SPC as described herein and such grant is not reflected in the Register, the Granting Lender shall maintain a separate register on which it records the name and address of each SPC and the principal amounts (and related interest) of each SPC’s interest with respect to the Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error; provided, that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent disclosure is necessary to establish that the Loans, Commitments or other interests hereunder are in registered form for United States federal income tax purposes.
(i)    Notwithstanding anything to the contrary contained herein, without the consent of the Company or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(j)    [Reserved].
(k)    Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:
(i)    the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit J hereto (an “Affiliated Lender Assignment and Assumption”);
(ii)    Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(iii)    (A) each Affiliated Lender that purchases any Loans pursuant to clause (x) above shall represent and warrant to the selling Lender and the Administrative Agent (other than any other Affiliated Lender), or shall make a statement that such representation cannot be made, that it does not possess material non-public information with respect to the Company and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (B) each Lender (other than any other Affiliated Lender) that assigns any Loans to an Affiliated Lender pursuant to clause (k)(y) above shall deliver to the Administrative Agent and the Company a customary Big Boy Letter;
(iv)    the aggregate principal amount of Loans held at any one time by Affiliated Lenders shall not exceed 30% of the original principal amount of all Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; provided further that such cap shall not apply to Loans assigned to Affiliated Lenders where the assignment is in relation to a Qualifying Assignment;
(v)    as a condition to each assignment pursuant to this clause (k), the Administrative Agent and the Company shall have been provided a notice in the form of Exhibit E‑2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such.
Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit E‑2.
Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Loans pursuant to this subsection (k) may, in its sole discretion, contribute, directly or indirectly, principal amount of such Loans, plus all accrued and unpaid interest thereon, to the relevant Borrower for the purpose of cancelling and extinguished such Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Loans shall reflect such cancellation and extinguishing of the Loans then held by the relevant Borrower and (y) the relevant Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register.
(l)    Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to a Loan Party through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided further that:
(i)    if a Loan Party is the assignee, upon such assignment, transfer or contribution, such Loan Party shall automatically be deemed to have contributed the principal amount of such Loans, plus all accrued and unpaid interest thereon, to a Borrower; and

(ii)    (a) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to a Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Loans then held by such Borrower and (c) such Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register.
(m)    Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” or “Required Class Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Class Lenders (in respect of a Class of Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(n), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, Required Class Lenders (in respect of a Class of Loans) or all Lenders have taken any actions, except that no amendment, modification or waiver of any Loan Document shall, without the consent of the applicable Affiliated Lender, deprive any Affiliated Lender of its Pro Rata Share of any payment to which all Lenders of the applicable Class of Loans are entitled or affect an Affiliated Lender in a manner that is disproportionate to the effect on any Lender of the same Class of Loans.
(n)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that (and each Affiliated Lender Assignment and Assumption shall provide a confirmation that) if a proceeding under any Debtor Relief Law shall be commenced by or against the Company or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in a manner such that all Affiliated Lenders will be deemed to vote in the same proportion as Lenders that are not Affiliated Lenders, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it in order to provide that all Affiliated Lenders will be deemed to vote in the same proportion as Lenders that are not Affiliated Lenders; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that has a disproportionate effect on such Affiliated Lender as compared to the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders.
(o)    The aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), any Borrower pursuant to Section 10.07(k) or (l) and the principal repayment installments with respect to the Loans of such Class pursuant to Section 2.07(a)(i) shall be reduced pro rata by the par value of the aggregate principal amount of Loans so purchased or contributed (and subsequently cancelled), with such reduction being applied solely to the Loans of the Lenders which sold such Loans.

Section 10.08    Confidentiality.
Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Company prior to any such disclosure by such Person to the extent practicable (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Company as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Company), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender, any pledgee referred to in Section 10.07(g), or any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations; (f) with the written consent of the Company; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Arranger, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or their respective related parties (so long as such source is not known to the Administrative Agent, such Arranger, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) to any rating agency when required by it on a customary basis and after consultation with the Company (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender); (i) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder; or (j) to the extent such Information is independently developed by such Person or its Affiliates so long as not based on Information obtained in a manner that would otherwise violate this Section 10.08.
For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from the Company or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or any of its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
Section 10.09    Setoff.
In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations (other than, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) owing to such Lender and its Affiliates or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law.
Section 10.10    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the relevant Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.11    Counterparts; Electronic Execution of Assignments and Certain Other Documents.
This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.
The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.12    Integration; Termination.
This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 10.13    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Treasury Services Agreements or contingent indemnification obligations, in any such case, not then due and payable).
Section 10.14    Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to

Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.15    GOVERNING LAW.
(a)    THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN AS SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURTS FROM ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, IRREVOCABLY AND UNCONDITIONALLY, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE SECURITY DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.16    WAIVER OF RIGHT TO TRIAL BY JURY.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.17    Binding Effect.
This Agreement shall become effective when (i) it shall have been executed by the Loan Parties and the Administrative Agent and (ii) the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
Section 10.18    USA Patriot Act.
Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.
Section 10.19    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the other Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the other Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each other Arranger and each Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any other Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the other Arrangers and the

Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.20    INTERCREDITOR AGREEMENTS.
(a)    PURSUANT TO THE EXPRESS TERMS OF EACH INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS OF THE RELEVANT INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
(b)    EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE RELEVANT INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF SUCH INTERCREDITOR AGREEMENT(S). EACH LENDER AGREES TO BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT.
(c)    THE PROVISIONS OF THIS SECTION 10.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE RELEVANT INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE RELEVANT INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE RELEVANT INTERCREDITOR AGREEMENT.
(d)    THE PROVISIONS OF THIS SECTION 10.20 SHALL APPLY WITH EQUAL FORCE, MUTATIS MUTANDIS, TO THE SECOND LIEN INTERCREDITOR AGREEMENT, THE JUNIOR LIEN INTERCREDITOR AGREEMENT, THE SUBORDINATION AGREEMENT AND ANY OTHER INTERCREDITOR AGREEMENT OR ARRANGEMENT PERMITTED BY THIS AGREEMENT.
(e)    EACH LENDER HEREUNDER (I) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE SECOND LIEN INTERCREDITOR AGREEMENT AND (II) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE SECOND LIEN INTERCREDITOR AGREEMENT.
(f)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (I) THE LIENS AND SECURITY INTERESTS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT ARE EXPRESSLY SUBJECT AND SUBORDINATE TO THE LIENS AND SECURITY INTERESTS GRANTED IN FAVOR OF THE SENIOR SECURED PARTIES (AS DEFINED IN THE SECOND LIEN INTERCREDITOR AGREEMENT) TO THE EXTENT SET FORTH IN THE SECOND LIEN INTERCREDITOR AGREEMENT, INCLUDING LIENS AND SECURITY INTERESTS GRANTED TO FIRST LIEN ADMINISTRATIVE AGENT, PURSUANT TO OR IN CONNECTION WITH THE FIRST LIEN CREDIT AGREEMENT AND (II) THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT HEREUNDER IS SUBJECT TO THE LIMITATIONS AND PROVISIONS OF THE SECOND LIEN INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY

CONFLICT BETWEEN THE TERMS OF THE SECOND LIEN INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE SECOND LIEN INTERCREDITOR AGREEMENT SHALL GOVERN.
Section 10.21    Additional Parties.
(a)    Permitted Affiliate Group Designation. The Company may at any time provide the Administrative Agent with notice that it wishes to include any Affiliate (the “Permitted Affiliate Parent”) of the Company and the Subsidiaries of any such Permitted Affiliate Parent as members of the Bank Group for the purposes of this Agreement. Such Affiliate shall become a Permitted Affiliate Parent for the purposes of this Agreement upon confirmation from the Administrative Agent to the Company that:
(i)    such Affiliate and the Company have complied with the requirements (other than the requirement set out in paragraph (ii)(A) of Section 10.21(b)) of:
(A)    Section 10.21(b) and such Affiliate shall have become a Borrower by executing a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent; or
(B)    Section 10.21(c) and such Affiliate has acceded to this Agreement as a Guarantor;
(ii)    The Company has delivered a certificate to the Administrative Agent signed by a Responsible Officer of the Company which certifies that:
(A)    the designation of such Affiliate as a Permitted Affiliate Parent under this Agreement will not:
(1)    materially and adversely affect the Collateral and guarantees provided in relation to the liabilities under this Agreement; or
(2)    result in the Lenders under this Agreement becoming structurally subordinated in right of payment to lenders to the Permitted Affiliate Parent and its Subsidiaries; and
(B)    the Company would have been in compliance with the Financial Covenants on a Pro Forma Basis (including in the calculations thereof the Annualized EBITDA and Indebtedness attributable to the Permitted Affiliate Parent for the Latest Ratio Period) as of the most recent Compliance Date;
(iii)    it has received, in form and substance satisfactory to it (acting reasonably):
(A)    a combined Bank Group business plan pro forma for the designation of such Affiliate as a Permitted Affiliate Parent which sets out the management plan for the period from the date of the proposed designation up to and including the earlier to occur of:
(1)    the then applicable Latest Maturity Date; and

(2)    the date falling three years from the date of the relevant designation;
(B)    a structure chart showing the Common Holding Company and all of its direct and indirect Subsidiaries pro forma for the designation of such Affiliate as a Permitted Affiliate Parent; and
(C)    financial statements for the last financial year of the Permitted Affiliate Parent and its Subsidiaries or any Holding Company of the Permitted Affiliate Parent and its Subsidiaries including consolidated balance sheets, consolidated income statements and statements of cash flow; and
(iv)    The Company has given written notice to the Administrative Agent identifying a person that is a Holding Company of the Company and each Permitted Affiliate Parent as the Common Holding Company for the purposes of this Agreement (“Common Holding Company”) provided that the Common Holding Company and any of its Holding Companies has not issued or incurred, and shall not issue or incur, Holdco Debt.
(b)    Additional Borrowers.
(i)    Subject to paragraph (ii) below, the Company may, upon not less than 5 Business Days prior written notice to the Administrative Agent, request that it or any Permitted Affiliate Parent or any member of the Bank Group which is a direct or indirect wholly-owned Subsidiary of any Permitted Affiliate Parent and that is a wholly-owned Subsidiary of any Permitted Affiliate Holdco becomes an Additional Borrower under this Agreement.
(ii)    Such member of the Bank Group or any Permitted Affiliate Parent may become an Additional Borrower to a Facility if:
(A)    it is incorporated in the same jurisdiction as an existing Borrower for that Facility or the Required Lenders have approved the addition of that member of the Bank Group or any Permitted Affiliate Parent as an Additional Borrower;
(B)    such member of the Bank Group or the Permitted Affiliate Parent, as applicable, and the Company deliver to the Administrative Agent a duly completed and executed joinder agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such member of the Bank Group or the Permitted Affiliate Parent, as applicable, agrees to become a party to this Agreement as an Additional Borrower;
(C)    The Company confirms that no Event of Default is continuing or would occur as a result of that member of the Bank Group or any Permitted Affiliate Parent becoming an Additional Borrower; and
(D)    the Administrative Agent has received all of the documents and other evidence listed in Schedule 10.21 in relation to that member of the Bank Group or any Permitted Affiliate Parent, each in form and substance reasonably satisfactory to the Administrative Agent.

(iii)    The Administrative Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above (and, in the case of any Permitted Affiliate Parent, Section 10.21(a)) have been satisfied.
(c)    Additional Guarantors.
(i)    Subject to paragraph (ii) below, the Company may, upon not less than 5 Business Days prior written notice to the Administrative Agent, request that any member of the Bank Group or any Permitted Affiliate Parent becomes an Additional Guarantor under this Agreement.
(ii)    Such member of the Bank Group or Permitted Affiliate Parent may become an Additional Guarantor if:
(A)    such member of the Bank Group or the Permitted Affiliate Parent, as applicable, and the Company deliver to the Administrative Agent a duly completed and executed joinder agreement in form and substance reasonably satisfactory to the Administrative Agent;
(B)    the Company confirms that no Event of Default is continuing or would occur as a result of that member of the Bank Group or any Permitted Affiliate Parent becoming an Additional Guarantor; and
(C)    the Administrative Agent has received all of the documents and other evidence listed in Schedule 10.21 in relation to that member of the Bank Group or any Permitted Affiliate Parent, each in form and substance reasonably satisfactory to the Administrative Agent.
(iii)    The Administrative Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in paragraph (c) above have been satisfied.
(d)    Assumption of Rights and Obligations. Upon satisfactory delivery of a duly executed joinder to the Administrative Agent, together with the other documents required to be delivered under Section 10.21(b) or Section 10.21(c), the relevant member of the Bank Group or any Permitted Affiliate Parent, the Loan Parties and the Secured Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such member of the Bank Group been an original party to this Agreement as a Borrower or a Guarantor as the case may be and such member of the Bank Group or such Permitted Affiliate Parent shall become a party to this Agreement as an Additional Borrower and/or an Additional Guarantor as the case may be.
Section 10.22    Resignation of a Borrower
(a)    With the prior consent of the Required Lenders, a Borrower may cease to be an Additional Borrower by delivering to the Administrative Agent a Resignation Letter.
(b)    The Administrative Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:
(i)    the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)    the relevant Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents.
(c)    Upon notification by the Administrative Agent to the Company of its acceptance of the resignation of the relevant Additional Borrower, that company shall cease to be an Additional Borrower and shall have no further rights or obligations under the Finance Documents as an Additional Borrower.
ARTICLE XI.GUARANTEE
Section 11.01    The Guarantee.
Each Guarantor hereby jointly and severally irrevocably with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations (excluding, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Section 11.02    Obligations Unconditional.
The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(i)    at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(iv)    any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;
(v)    the release of any other Guarantor pursuant to Section 11.09; or
(vi)    any of the Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantors).
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section 11.03    Reinstatement.
The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. Each Guarantor agrees it will indemnify the Secured Parties and each holder of the Guaranteed Obligations in connection with such rescission or restoration including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under Debtor Relief Law.

Section 11.04    Subrogation; Subordination.
Each Guarantor hereby agrees that until the irrevocable payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
Section 11.05    Remedies.
The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.
Section 11.06    Instrument for the Payment of Money.
Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section 11.07    Continuing Guarantee.
The guarantee in this Article XI is a continuing guarantee of payment and not of collection, and shall apply to all Guaranteed Obligations whenever arising.
Section 11.08    General Limitation on Guarantee Obligations.
In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 11.09    Release of Guarantors.
If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred to a Person or

Persons none of which is a Loan Party or (ii) any Guarantor becomes an Excluded Subsidiary (any such Guarantor, and any Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Administrative Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents.
Subject to the immediately preceding paragraph of this Section 11.09, the Guarantees made herein shall remain in full force and effect so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank have been made) hereunder which is accrued and payable shall remain unpaid or unsatisfied.
Section 11.10    Right of Contribution.
Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
Section 11.11    Keepwell.
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.11, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until the payment in full and discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 11.12    No Marshaling.
Except to the extent required by applicable law, neither the Administrative Agent nor any other Secured Party will be required to marshal any collateral securing, or any guaranties of, the Guaranteed Obligations, or to resort to any item of collateral or any guaranty in any particular order, and the Secured Parties’ rights with respect to any collateral and guaranties will be cumulative and in addition to all other rights, however existing or arising. To the extent permitted by applicable law, the Guarantor irrevocably waives, and agrees that it will not invoke or assert, any law requiring or relating to the marshaling of collateral or guaranties or any other law which might cause a delay in or impede the enforcement of the Secured Parties' rights under this Guarantee or any other agreement.
Section 11.13    Election of Remedies.
Each Guarantor understands that the exercise by the Administrative Agent and the other Secured Parties of certain rights and remedies contained in the Loan Documents may affect or eliminate the Guarantor's right of subrogation and reimbursement against the Loan Parties and that the Guarantor may therefore incur a partially or totally nonreimbursable liability under this Guarantee. The Guarantors expressly authorize the Administrative Agent and the other Secured Parties to pursue their rights and remedies with respect to the Guaranteed Obligations in any order or fashion they deem appropriate, in their sole and absolute discretion, and waives any defense arising out of the absence, impairment, or loss of any or all rights of recourse, reimbursement, contribution, exoneration or subrogation or any other rights or remedies of the Guarantors against the Borrower, any other person or any security, whether resulting from any election of rights or remedies by the Administrative Agent or the other Secured Parties, or otherwise.
Section 11.14    Agent’s Duties.
The grant to the Agent under this Guarantee of any right or power does not impose upon the Administrative Agent any duty to exercise that right or power.
ARTICLE XII.
AMENDMENT AND RESTATEMENT
Section 12.01    Amendment and Restatement.
This Agreement amends and restates the Existing Second Lien Credit Agreement as of the Closing Date. All Obligations (as defined in the Existing Second Lien Credit Agreement) outstanding under the Existing Second Lien Credit Agreement shall constitute Obligations under this Agreement and, without limiting the foregoing, the Term Loans, (under and as defined in the Existing Second Lien Credit Agreement) shall be Term Loans under this Agreement, and each Lender shall have the Commitments with respect thereto as stated in this Agreement. Nothing herein shall be interpreted to constitute a novation or satisfaction of the Obligations (as defined in the Existing Second Lien Credit Agreement), and the Obligations hereunder shall be deemed a continuation thereof and shall be entitled to the same collateral with the same priority as the Obligations under and as defined in the Existing Second Lien Credit Agreement. Any payment or performance of any Obligation under the Existing Second Lien Credit Agreement or any Obligation described in this Agreement during any period prior to the Closing Date shall constitute payment or performance of such Obligation under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LIBERTY CABLEVISION OF PUERTO RICO LLC

By: /s/ Luigi Costante
Name: Luigi Costante
Title: Controller

Credit Suisse AG, Cayman Islands Branch, as a Lender

By: /s/ Judith Smith
Name: Judith Smith
Title: Authorized Signatory

By: /s/ Sally Reyes
Name: Sally Reyes
Title: Authorized Signatory

The Bank of Nova Scotia., as Administrative Agent

By: /s/ Rory McCarthy
Name: Rory McCarthy
Title: Director

By: /s/ William Swords
Name: William Swords
Title: Managing Director

Schedule I
GUARANTORS

None.

_____________________
1 Capitalized terms in these Schedules that are not defined herein shall have the meanings set forth in the Amended and Restated Second Lien Credit Agreement entered into as of July 7, 2014 (the “Credit Agreement”), among LIBERTY CABLEVISION OF PUERTO RICO LLC, a limited liability company organized under the laws of Puerto Rico, the Guarantors party hereto from time to time, THE BANK OF NOVA SCOTIA, as Administrative Agent, and each lender from time to time party hereto.

Schedule II
BANK GROUP

Liberty Cablevision of Puerto Rico LLC

Schedule 1.01A
[Reserved]

Schedule 1.01C
CERTAIN COLLATERAL DOCUMENTS

1.
Second Lien Pledge Agreement, dated as of the date hereof by and among LCPR VENTURES LLC, a Delaware limited liability company, LCPR CAYMAN HOLDINGS INC., a company incorporated under the laws of the Cayman Islands, and The Bank of Nova Scotia, as administrative agent and collateral agent, for the Secured Parties.

2.
Second Lien Security Agreement, dated as of the date hereof by and among LIBERTY CABLEVISION OF PUERTO RICO LLC, a limited liability company organized under the laws of Puerto Rico and The Bank of Nova Scotia, as administrative agent and collateral agent, for the Secured Parties.

Schedule 5.06
CERTAIN LITIGATION

1. Claims that the Company behaved in an anticompetitive manner have been asserted by both the incumbent telephone operator in Puerto Rico and a claimant seeking to represent a class of consumers who are alleged to have suffered harm from such actions.

Schedule 5.07(a)
CERTAIN REAL PROPERTY LIENS

None.

Schedule 5.07(b)
REAL PROPERTY

A)	Fee Property
None.

B)	Leased Property
None.

C)	Other Real Property
None.

Schedule 5.07(c)
CERTAIN LEASE OBLIGATIONS

None.

Schedule 5.08
CERTAIN ENVIRONMENTAL MATTERS

None.

Schedule 5.11
SUBSIDIARIES AND OTHER EQUITY INVESTMENTS
None.

Schedule 5.19(c)
MORTGAGE OFFICES

None.

Schedule 6.16
POST-CLOSING ACTIONS

1.
Within 30 days of the Closing Date (or such longer period as agreed to by the Administrative Agent), evidence that all insurance, including, without limitation, flood insurance policies (other than title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee or mortgagee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named.

2.
Within 5 Business Days of the Closing Date (or such longer period as agreed to by the Administrative Agent), certificates, if any, representing the Pledged Equity Interests accompanied by undated stock powers or other appropriate instruments of transfer executed in blank.

3.
Within 60 days of the Closing Date (or such longer period as agreed to by the Administrative Agent), all actions and documentation required in order for the Company to be in compliance with clause (e) of the definition of “Collateral and Guarantee Requirement”.

4.
Within 30 Business Days of the Closing Date, enter into and deliver to the Administrative Agent control agreements, and/or reaffirm the existing control agreements, in respect of the company’s deposit accounts, other bank accounts and securities accounts (other than any Excluded Deposit Account) in accordance with the Security Agreement.

Schedule 7.01
EXISTING LIENS

None.

Schedule 7.03
EXISTING INDEBTEDNESS

None.

Schedule 10.02
ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

Administrative Agent:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
Agent Name:     The Bank of Nova Scotia, London
Address:     201 Bishopsgate, 6th Floor
London, EC2M 3NS

Attn:         Savi Rampat
savi.rampat@scotiabank.com

Phone:         44 207 826 5660
Fax:         44 207 826 5666

Borrower:
Liberty Cablevision of Puerto Rico LLC
Urb. Industrial Tres Monjitas
1 Calle Camuñas, Esq. Jose Oliver
San Juan, Puerto Rico 00918-1485
Attn: John Conrad and Naji Khoury
Facsimile: 1-787-622-1481

With a copy to:

Ropes & Gray LLP
5 New Street Square
London EC4A 3BF
United Kingdom
Attention: Jane Rogers
E-mail: jane.rogers@ropesgray.com
Telephone: +44 20 3122 1147 // Facsimile: +44 20 3122 1347

Schedule 10.21
ADDITIONAL PARTIES DOCUMENTS

1.
Corporate Documents: Certified organization documents and a certificate of good standing from the applicable secretary of state of the jurisdiction of organization of each additional Borrower or Guarantor, and such certification of resolutions or other action and incumbency certificates of a Responsible Officer of each such Borrower or Guarantor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each such Responsible Officer thereof to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower or Guarantor will become a party.

2.	Legal Opinion: If requested by the Administrative Agent, a legal opinion as to organization, authority, execution, delivery and enforceability of the applicable Loan Documents.

3.	Equity Holder Consent: To the extent required under the organizational documents of a Guarantor or applicable law, the consent of the equity holders of such Guarantor.

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: ___________, _____
To:    [●]

Ladies and Gentlemen:
Reference is made to the Second Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto.
The Borrower hereby requests (select one):

⁭ A Borrowing of new Loans
⁭ A conversion of Loans made on	_________________________
OR⁭ A continuation of Eurocurrency Rate Loans made on	___________________________

to be made on the terms set forth below:

(A) Class of Borrowing[1]	___________________________
(B) Date of Borrowing, conversion or continuation (which is a Business Day)	___________________________
(C) Principal amount[2]	___________________________
(D) Type of Loan[3]	___________________________
(E) Interest Period and the last day thereof[4]	___________________________
______________________

[1]	E.g., Term Loans, Refinancing Term Loans, Extended Term Loans, Additional Facility Loans.

[2]
Eurocurrency borrowings to be in a minimum principal amount of $1,000,000 or in whole multiples of $100,000 in excess thereof, unless otherwise specified in an Additional Facility Joinder Agreement in relation to any Additional Facility. Base Rate borrowings to be in a minimum principal amount of $1,000,000 or in whole multiples of $100,000 in excess thereof, unless otherwise specified in an Additional Facility Joinder Agreement in relation to any Additional Facility.

3    Specify Eurocurrency or Base Rate.

(F) Wire instructions for Borrower account(s) and amount of requested Borrowing:

Borrower	Amount of Borrowing	Wire Instructions
Liberty Cablevision of Puerto Rico LLC

[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in clauses (i) and (ii) of Section 4.02 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]5
[The remainder of this page is intentionally left blank.]

______________________

[4]	Applicable for Eurocurrency Borrowings/Loans only.
5     Applies only to Borrowings after the Closing Date.

LIBERTY CABLEVISION OF PUERTO RICO LLC
By:
Name:
Title:

EXHIBIT B

[Reserved]

EXHIBIT C
FORM OF NOTE
LENDER: [____]        [New York, New York]
PRINCIPAL AMOUNT: $[____]    [Date]
FOR VALUE RECEIVED, the undersigned hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Second Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto, (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.
The Borrower hereby promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.
The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.
This Note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.
THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS TERM NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

LIBERTY CABLEVISION OF PUERTO RICO LLC
By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT D-1
FORM OF COMPLIANCE CERTIFICATE
[Date]
Reference is made to the Second Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:
1.    [Attached hereto as Exhibit A is the audited consolidated financial statements for such fiscal year for the Reporting Entity.]1
2.    [Attached hereto as Exhibit A is the unaudited consolidated balance sheet, statement of cash flows and statement of operations for such fiscal quarter in respect of the Reporting Entity.]2
3.    Attached hereto as Schedule 1 is a calculation of the Consolidated Total Net Leverage Ratio as of the last day of the most recent Ratio Period.
4.    Attached hereto as Schedule 2 is a calculation of the Consolidated First Lien Net Leverage Ratio as of the end of the most recent Ratio Period.
5.    [Attached hereto as Schedule 3 are reasonably detailed calculations of the net proceeds received during the fiscal quarter ended [ ] by or on behalf of the Bank Group in respect of any Disposition or Casualty Event subject to prepayment pursuant to Section 2.05(b)(ii) of the Credit Agreement and the portion of such net proceeds that has been invested or is intended to be reinvested in accordance with the definition of “Net Proceeds” in the Credit Agreement.]
6.    [Attached hereto is the information required to be delivered pursuant to Section 6.02(d) of the Credit Agreement.]3]
7.    As of the date hereof, each Loan Party is in compliance with Section 7.02 of the Credit Agreement.4
______________________

[1]	To be included if accompanying annual financial statements only.

[2]	To be included if accompanying quarterly financial statements only.
3    To be included in annual compliance certificates.

8.    [As of the date hereof, the 80% Security Test is satisfied where such test is calculated by reference to the audited consolidated financial statements attached hereto as Exhibit A]5
[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

______________________

[4]	Items 5-7 may be disclosed in a separate certificate no later than five (5) business days after delivery of the financial statements pursuant to Section 6.02(a) of the Credit Agreement.

[5]	To be included if accompanying annual financial statements only.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered as of the date first set forth above.

LIBERTY CABLEVISION PUERTO RICO LLC
By:
Name:
Title:

SCHEDULE 1
TO COMPLIANCE CERTIFICATE
[See attached]

SCHEDULE 2
TO COMPLIANCE CERTIFICATE
[See attached]

SCHEDULE 3
TO COMPLIANCE CERTIFICATE
[See attached]

FORM OF SOLVENCY CERTIFICATE
SOLVENCY CERTIFICATE
of
LIBERTY CABLEVISION OF PUERTO RICO LLC
AND ITS SUBSIDIARIES
Pursuant to the Second Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:
I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.
As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, the incurrence of the loans under the First Lien Credit Agreement, and after giving effect to the application of the proceeds of such Indebtedness:

a.
The fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.
The Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

LIBERTY CABLEVISION OF PUERTO RICO LLC
By:__________________________
Name:
Title:

EXHIBIT E-1
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective Facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
_________________________

[1]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
4    Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]
3.	Affiliate Status:

4.	Borrower:	Liberty Cablevision of Puerto Rico LLC
5.	Administrative Agent:	The Bank of Nova Scotia, including any successor thereto, as the administrative agent under the Credit Agreement
6.	Credit Agreement:
the Second Lien Credit Agreement, dated as of July 7, 2014, among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico, the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto

7.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
________________

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]
Fill in the appropriate terminology for the Facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Term Loans”, “Refinancing Term Loans”, “Extended Term Loans”, etc.).

[8]
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[8.	Trade Date:	__________________][10]

Effective Date: __________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

___________________

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Name:
Title:
[Consented to and]11 Accepted for Recordation in the Register:
THE BANK OF NOVA SCOTIA, as Administrative Agent
By:
    Name:
    Title:

[Consented to]:12

LIBERTY CABLEVISION OF PUERTO RICO LLC
By:
    Name:
    Title:

_________________

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
12    To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) (A) it is an Eligible Assignee and (B) it meets all the requirements to be an assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2
FORM OF NOTICE OF AFFILIATE ASSIGNMENT
[●]

Re:
Second Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto.

Dear Sir:
The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.07(k)(v) of the Credit Agreement, that
(a)    it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,
(b)    the assignor in the proposed assignment is [_______________],
(c)    immediately after giving effect to such assignment, the Proposed Affiliate Assignee will be an Affiliated Lender,
(d)    the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is $______________,
(e)    the aggregate amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender after giving effect to the assignment hereunder (if accepted) is $[______________],
(f)    it, in its capacity as a Term Lender under the Credit Agreement, hereby waives any right to bring any action against the Administrative Agent with respect to the Term Loans that are the subject of the proposed assignment hereunder, and
(g)    the proposed effective date of the assignment contemplated hereby is [___________, 20__].

Very truly yours,
[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]
By:
Name:
Title:
Phone Number:
Fax:
Email:
Date:

EXHIBIT F-1
FORM OF PLEDGE AGREEMENT
[agreed form to be inserted]

SECOND LIEN PLEDGE AGREEMENT
among
LCPR VENTURES LLC
LCPR CAYMAN HOLDING INC.
and
THE BANK OF NOVA SCOTIA
as Administrative Agent
Dated as of July 7, 2014

Page

Section 1.DEFINED TERMS		1
1.1	Definitions	1
1.2	Other Definitional Provisions	3

Section 2.GRANT OF SECURITY INTEREST; CONTINUING LIABILITY UNDER COLLATERAL		4

Section 3.REPRESENTATIONS AND WARRANTIES		5
3.1	Title; No Other Liens	5
3.2	Valid, Perfected Second Priority Liens	5
3.3	Name; Jurisdiction of Organization, Etc.	5
3.4	Pledged Equity Interests	5

Section 4.COVENANTS		6
4.1	Delivery and Control of Pledged Equity Interests.	6
4.2	Maintenance of Perfected Security Interest; Further Documentation	7
4.3	Changes in Locations, Name, Jurisdiction of Incorporation, Etc.	7
4.4	Notices.	8
4.5	Pledged Equity Interests	8
4.6	Voting and Other Rights with Respect to Pledged Equity Interests	9

Section 5.REMEDIAL PROVISIONS		10
5.1	Proceeds to be Turned Over To Administrative Agent	10
5.2	Application of Proceeds	10
5.3	Code and Other Remedies	10
5.4	Effect of Securities Laws	12
5.5	Deficiency	12

Section 6.POWER OF ATTORNEY AND FURTHER ASSURANCES		12
6.1	Administrative Agent’s Appointment as Attorney-in-Fact, Etc.	12
6.2	Authorization of Financing Statements	14
6.3	Further Assurances	14

Section 7.LIEN ABSOLUTE; WAIVER OF SURETYSHIP DEFENSES		15
7.1	Lien Absolute, Waivers	15

Section 8.tHE ADMINISTRATIVE AGENT		17
8.1	Authority of Administrative Agent	17
8.2	Duty of Administrative Agent	17

8.3	Exculpation of the Administrative Agent	18
8.4	Delegation of Duties.	19
8.5	No Individual Foreclosure, Etc	19

Section 9.MISCELLANEOUS		20
9.1	Amendments in Writing	20
9.2	Notices	20
9.3	No Waiver by Course of Conduct; Cumulative Remedies	20
9.4	Enforcement Expenses; Indemnification	20
9.5	Successors and Assigns	21
9.6	Counterparts	21
9.7	Severability	21
9.8	Section Headings	21
9.9	Integration/Conflict	22
9.10	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL	22
9.11	Waivers	22
9.12	Acknowledgments	22
9.13	Releases	23
9.14	No Release.	23
9.15	No Claims Against Collateral Agent.	24
9.16	Intercreditor Agreement.	24

SCHEDULE 1	Description of Pledged Equity Interests	1-1
SCHEDULE 2	Pledgors’ Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office	3-1

SECOND LIEN PLEDGE AGREEMENT, dated as of July 7, 2014 among LCPR VENTURES LLC, a Delaware limited liability company, LCPR CAYMAN HOLDING INC., an exempted company incorporated under the laws of the Cayman Islands (each, a “Pledgor” and together, the “Pledgors”), and THE BANK OF NOVA SCOTIA, as Administrative Agent (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”), for the Secured Parties (as defined below).
W I T N E S S E T H:
WHEREAS, pursuant to the Second Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”) among, inter alios, Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, the Administrative Agent and each lender from time to time party thereto, the Borrower requested that the lenders thereunder extend credit to the Borrower in the form of term loans;
WHEREAS, the Borrower is a subsidiary jointly held by the Pledgors;
WHEREAS, each Pledgor will derive substantial direct and indirect benefit from the proceeds of the Credit Agreement;
WHEREAS, the terms of the Credit Agreement require that each Pledgor execute and deliver this Agreement to the Administrative Agent for the benefit of the Secured Parties;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:
Section 1.DEFINED TERMS
1.1    Definitions.
(a)    Unless otherwise defined herein, terms defined in the Credit Agreement or Intercreditor Agreement (as defined below) and used herein shall have the meanings given to them in the Credit Agreement or Intercreditor Agreement, as applicable, and the following terms which are defined in the UCC (as defined below) are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security and Uncertificated Security.
(b)    The following terms shall have the following meanings:
“Additional Pledged Equity Interests” shall mean all Equity Interests in the Borrower acquired by a Pledgor after the date hereof.
“Agreement” shall mean this pledge agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Collateral” shall have the meaning set forth in Section 2.
“Collateral Account” shall mean any collateral account established by the Administrative Agent as provided in Section 5.1.
“Commercial Transactions Act” shall mean Act No. 208 of August 17, 1995, as amended, known as the “Commercial Transactions Act of the Commonwealth of Puerto Rico.”
“Discharge of the Obligations” shall mean the Discharge of First Lien Credit Agreement Obligations (as defined in the Intercreditor Agreement).
“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person whether such Equity Interests are defined as investment property or general intangibles, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof.
“Event of Default” shall mean any event of default (howsoever described) under any Loan Document.
“Initial Pledged Equity Interests” all Equity Interests in the Borrower owned on the date of this Agreement by the Pledgors, including the Equity Interests listed on Schedule 1 hereto.
“Intercreditor Agreement” means the Second Lien Intercreditor Agreement, as defined in the Credit Agreement.
“Pledged Equity Interests” shall mean the Initial Pledged Equity Interests and any Additional Pledged Equity Interests.
“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Equity Interests, collections thereon and distributions or payments with respect thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect any of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions. However, in the event that a court of competent jurisdiction determines that the Commercial Transactions Act, governs the attachment, constitution, perfection, priority or enforcement of the security interest granted to the Administrative Agent, and a type of Collateral defined in this Agreement is not covered by the provisions of Chapter 9 of the Commercial Transactions Act, then the provisions of the UCC in effect in the State of New York shall supplement the laws of the Commonwealth of Puerto Rico concerning the attachment, constitution, perfection, priority or enforcement, as applicable, of such security interest with respect to such property of a type that is outside of the scope of Chapter 9 of the Commercial Transactions Act.
1.2    Other Definitional Provisions.
(a)    The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “Section,” “Schedule,” “Exhibit” and “Annex” are to this Agreement unless otherwise specified, and references to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)    The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.
(d)    The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
(e)    All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.
SECTION 2. GRANT OF SECURITY INTEREST;
CONTINUING LIABILITY UNDER COLLATERAL
(a)    Each Pledgor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise), including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code of the United States, of the Obligations:
(i)    all Pledged Equity Interests;
(ii)     the certificates, if any, representing such Pledged Equity Interests and any interest of such Pledgor on the books and records of the Borrower and any securities entitlements relating thereto and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Equity Interests and any other warrant, right or option or other agreement to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a member in such limited liability company, all rights as and to become a shareholder, member or partner of the Borrower, as applicable, all rights of such Pledgor under any shareholder or voting trust agreement or similar agreement in respect of the Borrower, all of such Pledgor’s right, title and interest as a member to any and all assets or properties of the Borrower, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing;
(iii)    all Collateral Accounts;
(iv)    all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and
(v)    to the extent not otherwise included, all Proceeds of any and all of the foregoing.
(b)    Notwithstanding anything herein to the contrary, (i) each Pledgor shall remain liable for all Obligations under the Collateral and nothing contained herein is intended to, or shall be, a delegation of duties to the Administrative Agent, and (ii) each Pledgor shall remain liable under each of the agreements included in or pertaining to the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and the Administrative Agent shall not have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Administrative Agent have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Pledged Equity Interests.
SECTION 3. REPRESENTATIONS AND WARRANTIES
Each Pledgor hereby represents and warrants to the Administrative Agent, for the benefit of the Secured Parties on the date hereof, that:

3.1    Title; No Other Liens. Such Pledgor has the legal, valid and beneficial ownership of each item of Collateral and owns each such item of the Collateral free and clear of any and all Liens or claims, except for Permitted Liens arising pursuant to a requirement of law.
3.2    Valid, Perfected Second Priority Liens. The security interests granted pursuant to this Agreement each constitute a legal and valid security interest in favor of the Administrative Agent for the benefit of the Secured Parties, securing the payment and performance of the Obligations and upon the execution and delivery by each Pledgor of this Agreement, and (i) subject to Section 9.14 hereof, delivery of the certificates evidencing the Pledged Equity Interests to and continued possession thereof by the Administrative Agent in the State of New York and (ii) filing of UCC financing statements in the filing office specified on Schedule 2 naming each Pledgor as “debtor”, naming the Administrative Agent as “secured party” and describing the Collateral, the Administrative Agent for the benefit of the Secured Parties will have a legal, valid and perfected lien upon and security interest in such Pledged Equity Interests and in the other Collateral as security for the payment and performance of the Obligations to the extent such perfection is governed by the UCC, subject to no prior Lien other than Permitted Liens or Liens arising pursuant to a requirement of law.
3.3    Name; Jurisdiction of Organization, Etc. Such Pledgor’s exact legal name (as indicated on the public record of such Pledgor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Pledgor’s principal executive office are specified on Schedule 2. Such Pledgor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 2, the jurisdiction of such Pledgor’s organization of formation is required to maintain a public record showing such Pledgor to have been organized or formed. Except as specified on Schedule 2, such Pledgor has not changed its name, jurisdiction of organization or principal executive office within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as a Pledgor under a security agreement entered into by another Person, which has not heretofore been terminated. Unless otherwise stated on Schedule 2, such Pledgor is not a transmitting utility as defined in UCC § 9-102(a)(80).
3.4    Pledged Equity Interests.
(a)    Schedule 1 hereto sets forth all of the Initial Pledged Equity Interests owned by such Pledgor and such Initial Pledged Equity Interests constitute 100% of the issued and outstanding ownership interests of the Borrower.
(b)    All of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable. Such Pledgor is not in default of its obligations under any organizational document of the Borrower.
(c)    Such Pledgor (i) is not, and is not required to be, registered as an investment company and (ii) is not dealt in or traded on securities exchanges or markets.
(d)    No consent, approval or authorization of any Person is required for the pledge by such Pledgor of the Pledged Equity Interests pursuant to this Agreement, for the execution, delivery or performance of this Agreement by such Pledgor, or for the exercise of any rights and remedies of the

Administrative Agent hereunder, whether under the organizational documents of the Borrower or otherwise, except such as have been obtained and are in full force and effect.
(e)    There are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.
SECTION 4. COVENANTS
Each Pledgor covenants and agrees with the Administrative Agent, on behalf of the Secured Parties, that, from and after the date of this Agreement until the Discharge of the Obligations:
4.1    Delivery and Control of Pledged Equity Interests.

(a)    Subject to Section 9.14 hereof, all certificates or instruments representing or evidencing the Pledged Equity Interests shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by each Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Subject to Section 9.14 hereof, if any of the Additional Pledged Equity Interests is or shall become evidenced or represented by any Certificated Security, such Certificated Security shall be promptly delivered to the Administrative Agent in suitable form for transfer by delivery or, as applicable, shall be accompanied by each Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.
(c)    Subject to Section 9.14 hereof, if any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, the Pledgors shall cause the Borrower (i) to agree in writing to comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of the Pledgors and (ii) if an Event of Default is continuing and upon the request of the Administrative Agent, to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer.
(d)    Each Pledgor shall not, except as permitted by the Credit Agreement or the Intercreditor Agreement, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Equity Interests, unless the assignee or other transferee of such Pledged Equity Interests becomes a party to this Agreement as a Pledgor and pledges 100% of the Pledged Equity Interests so acquired in accordance with the terms hereof (ii) create or suffer to exist any Lien upon or with respect to any of the Pledged Equity Interests, except for Permitted Liens, or (iii) permit the Borrower to merge or consolidate unless all the outstanding Pledged Equity Interests of the surviving or resulting Person are, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent Person.
4.2    Maintenance of Perfected Security Interest; Further Documentation.
(a)    Such Pledgor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.
(b)    At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Pledgor, such Pledgor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request or that are necessary for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.
4.3    Changes in Locations, Name, Jurisdiction of Incorporation, Etc. Such Pledgor will not, except upon seven (7) Business Days prior written notice to the Administrative Agent, or such shorter period as the Administrative Agent may agree, and delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:
(i)    change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business, if applicable, from that referred to in Section 3.3; or
(ii)    change its legal name, identity or structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.
4.4    Notices. Such Pledgor will advise the Administrative Agent promptly upon becoming aware thereof, in reasonable detail, of: (a) any Lien (other than any Permitted Lien) on any of the Collateral that would reasonably be expected to adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and (b) the occurrence of any other event, other than with respect to any action not prohibited under the Credit Agreement, which could reasonably be expected to have a material adverse effect on the security interests created hereby.

4.5    Pledged Equity Interests.
(a)    If such Pledgor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), or option or rights in respect of the Equity Interests in the Borrower or other Pledged Equity Interest of the Borrower, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and promptly deliver, subject to Section 9.14 hereof, the same to the Administrative Agent in the exact form received, duly endorsed by such Pledgor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Pledgor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. If an Event of Default shall have occurred and be continuing and the Administrative Agent has provided written notice to such Pledgor, any sums paid upon or in respect of the Pledged Equity Interests upon the liquidation or dissolution of the Borrower and received by such Pledgor shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Equity Interests or any property shall be distributed upon or with respect to the Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of the Borrower or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If an Event of Default shall have occurred and be continuing and any sums of money or property so paid or distributed in respect of the Pledged Equity Interests shall be received by such Pledgor, such Pledgor shall, if the Administrative Agent has provided written notice to such Pledgor, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.
(b)    Without the prior written consent of the Administrative Agent, such Pledgor will not (i) unless not prohibited under the Loan Documents, vote to enable, or take any other action to permit or cause, the Borrower to amend its organizational documents in any manner that materially changes the rights of such Pledgor with respect to any Pledged Equity Interests or adversely affects the validity, perfection or priority of the Administrative Agent’s security interest therein, (ii) unless not prohibited under the Loan Documents, enter into any agreement or undertaking restricting the right or ability of such Pledgor or the Administrative Agent to sell, assign or transfer any of the Pledged Equity Interests or Proceeds thereof or any interest therein or (iii) cause or permit the Borrower to elect or otherwise take any action to cause any Pledged Equity Interests which are not securities for purposes of the UCC on the date hereof to be treated as securities for purposes of the UCC unless such Pledgor promptly notifies the Administrative Agent in writing of any such election or action and, in such event, takes all steps necessary or advisable to establish the Administrative Agent’s “control” thereof.
4.6    Voting and Other Rights with Respect to Pledged Equity Interests.
(a)    Unless an Event of Default shall have occurred and be continuing, and the Administrative Agent has provided written notice to such Pledgor, such Pledgor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests, in each case paid in the normal course of business of the relevant issuer, to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Equity Interests; provided, however, that (i) no vote shall be cast or corporate or other ownership right exercised or other action taken which could reasonably be expected to have a material adverse effect on the security interests created hereby unless any such vote, exercise or action is not prohibited under the Loan Documents and (ii) no vote shall be cast or corporate or other ownership right exercised or other action taken which could reasonably be expected to result in any material violation of any provision of this Agreement or any other Loan Document.

(b)    If an Event of Default shall occur and be continuing and the Administrative Agent has provided written notice to such Pledgor: (i) all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights with respect to Pledged Equity Interests which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights, (ii) the Administrative Agent shall have the right, without notice to such Pledgor, to transfer all or any portion of the Pledged Equity Interests to its name or the name of its nominee or agent and (iii) except as otherwise provided in the Credit Agreement, all rights of the Pledgors to receive the dividends, other distributions and interest payments that they would otherwise be authorized to receive and retain shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to receive and hold as Pledged Equity Interests such dividends, other distributions and interest payments. In addition, the Administrative Agent shall have the right at any time, without notice to such Pledgor, to exchange any certificates or instruments representing any Pledged Equity Interests for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, each Pledgor hereby grants to Administrative Agent an irrevocable proxy to vote the Pledged Equity Interests and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Equity Interests would be entitled (including, without limitation, giving or withholding written consents of holders of Pledged Equity Interests, calling special meetings of holders of Pledged Equity Interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Equity Interests on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Equity Interests or any officer or agent thereof), upon the occurrence and during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Obligations.
(c)    Such Pledgor hereby authorizes and instructs the Borrower to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and such Pledgor agrees that the Borrower shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Equity Interests directly to the Administrative Agent.
SECTION 5. REMEDIAL PROVISIONS
5.1    Proceeds to be Turned Over To Administrative Agent. If an Event of Default shall occur and be continuing and the Administrative Agent has provided prior written notice to each Pledgor, all Proceeds received by such Pledgor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Pledgor in trust for the Secured Parties, segregated from other funds of such Pledgor, and shall, forthwith upon receipt by such Pledgor, be turned over to the Administrative Agent in the exact form received by such Pledgor (duly endorsed by such Pledgor to the Administrative Agent, if required). Subject to the terms of the Intercreditor Agreement, (a) all Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control and (b) all Proceeds while held by the Administrative Agent in a Collateral Account (or by such Pledgor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.2.

5.2    Application of Proceeds. All Proceeds received by the Administrative Agent hereunder as a result of its exercise of the rights, powers and remedies under this Agreement and the Intercreditor Agreement shall be applied in or towards satisfaction of the Obligations in accordance with the provisions of the Loan Documents and the Intercreditor Agreement.
5.3    Code and Other Remedies.
If an Event of Default shall occur and be continuing, subject to the terms of the Loan Documents and the Intercreditor Agreement:
(a)     The Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to the Secured Parties in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and all rights under any other applicable law or in equity.
(b)     Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgors or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.
(c)     Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold or to become the licensor of all or any such Collateral, free of any right or equity of redemption in the Pledgors, which right or equity is hereby waived and released. For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including, without limitation, the Debtor Relief Laws (as defined in the Credit Agreement), the Administrative Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the requisite percentage of holders under the applicable Loan Document shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale, such amount to be apportioned ratably to the Obligations of the Secured Parties in accordance with their pro rata share of such Obligations. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of each Pledgor, and such Pledgor hereby waive (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(d)     Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Pledgor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Pledgor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Pledgor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Pledgor’s premises or elsewhere. The Administrative Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process. The Administrative Agent shall have no obligation to marshal any of the Collateral.
(e)    Subject to the Intercreditor Agreement, the Administrative Agent shall deduct from any Proceeds received in respect of the Collateral all reasonable costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Collateral or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements. Any net Proceeds remaining after such deductions shall be applied or retained by the Administrative Agent in accordance with Section 5.2. Only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the UCC, need the Administrative Agent account for the surplus, if any, to the Pledgors. If the Administrative Agent sells any of the Collateral upon credit, the Pledgors will be credited only with payments actually made by the purchaser and received by the Administrative Agent. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Pledgors shall be credited with proceeds of the sale. To the extent permitted by applicable law, the Pledgors waives all claims, damages and demands it may acquire against the Administrative Agent arising out of the exercise by it of any rights hereunder.

5.4    Effect of Securities Laws. Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Pledged Equity Interests by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests for the period of time necessary to permit the Borrower to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Borrower would agree to do so.
5.5    Deficiency. Each Pledgor shall remain jointly and severally liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by any Secured Parties to collect such deficiency.
SECTION 6. POWER OF ATTORNEY AND FURTHER ASSURANCES
6.1    Administrative Agent’s Appointment as Attorney-in-Fact, Etc.
(a)    Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Pledgor hereby gives the Administrative Agent the power and right, on behalf of such Pledgor, without notice to or assent by such Pledgor, to do any or all of the following:
(i)    in the name of each Pledgor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;
(ii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of the Credit Agreement and pay all or any part of the premiums therefor and the costs thereof;
(iii)    execute, in connection with any sale provided for in Section 5.3 or 5.4, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(iv)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any assignments, verifications, notices and other documents in connection with any of the Collateral;

(4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against the Pledgors with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and the Pledgors’ expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Pledgors might do.
Subject to the terms of the Intercreditor Agreement and anything in this Section 6.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as provided in Section 6.1(b), it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.
(b)    If a Pledgor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation to do so, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making demand on the Pledgors and the Pledgors failing to promptly comply therewith.
(c)    Subject to the Intercreditor Agreement, the expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due interest on the Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the Pledgors, shall be payable by the Pledgors to the Administrative Agent on demand.
(d)    Each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until a Discharge of the Obligations.
6.2    Authorization of Financing Statements. The Administrative Agent is hereby authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Pledgor agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or the other Security Documents or such other description as the Administrative Agent, in its sole judgment, determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. For the avoidance of doubt, this is a permissive right and does not relieve such Pledgor from its obligation as the party responsible for doing all things necessary to perfect the lien granted hereby including filing all financing statements and continuation statements.

6.3    Further Assurances. Each Pledgor agrees that from time to time, at the expense of such Pledgor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Administrative Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of any Collateral. Without limiting the generality of the foregoing, each Pledgor shall:
(i)    file such financing or continuation statements, or amendments thereto and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as the Administrative Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;
(ii)    at the Administrative Agent’s request, appear in and defend any action or proceeding that may affect such Pledgor’s title to or the Administrative Agent’s interest in all or any part of the Collateral; and
(iii)    furnish the Administrative Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Administrative Agent may reasonably request from time to time.
SECTION 7. LIEN ABSOLUTE; WAIVER OF SURETYSHIP DEFENSES
7.1    Lien Absolute, Waivers
(a)    All rights of Administrative Agent hereunder, and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to, in each case, each of the following (whether or not a Pledgor has knowledge thereof):
(i)    the validity or enforceability of any Loan Document, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Parties;
(ii)    any renewal, extension or acceleration of, or any increase in the amount of the Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, any Loan Document;
(iii)    any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Document, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations;
(iv)    any change, reorganization or termination of the corporate structure or existence of a Pledgor or the Borrower or any of a Pledgor’s Subsidiaries and any corresponding restructuring of the Obligations;

(v)    any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Obligations or any subordination of the Obligations to any other obligations;
(vi)    the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Obligations or any other impairment of such collateral;
(vii)    any exercise of remedies with respect to any security for the Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Obligations) at such time and in such order and in such manner as the Administrative Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that a Pledgor would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Pledgor hereby expressly waives any and all benefits which might otherwise be available to such Pledgor under applicable law; and
(viii)    any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of a Pledgor as an obligor in respect of the Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of a Pledgor or the Borrower for the Obligations, or of a Pledgor under any guarantee contained in any of the Loan Documents or of any security interest granted by a Pledgor, whether in a proceeding brought pursuant to Debtor Relief Laws (as defined in the Credit Agreement) or in any other instance.
(b)    In addition, each Pledgor further waives any and all other defenses, set-offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by such Pledgor, the Borrower or any other Person against any Secured Party, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.
(c)    Each Pledgor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon such Pledgor or the Borrower with respect to the Obligations. Except for notices provided for herein, each Pledgor hereby waives notice (to the extent permitted by applicable law) of any kind in connection with this Agreement or any collateral securing the Obligations, including, without limitation, the Collateral. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Pledgors, Administrative Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, the Pledgors or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Administrative Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Pledgors, the Borrower or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Pledgors, the Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Pledgors of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against the Pledgors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 8.    THE ADMINISTRATIVE AGENTAuthority of Administrative Agent
(a)    Each Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Pledgors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Pledgors shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.
(b)    The Administrative Agent has been appointed to act as Administrative Agent hereunder by the Secured Parties pursuant to the Loan Documents and the Intercreditor Agreement. The Administrative Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement, the Intercreditor Agreement and the other Loan Documents. The provisions of the Intercreditor Agreement and the other Loan Documents relating to the Administrative Agent, including without limitation, the provisions relating to resignation or removal of the Administrative Agent and the powers and duties and immunities of the Administrative Agent, are incorporated herein by this reference and shall survive any termination of any other Loan Document.
8.2    Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of a Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to the Pledgors for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from their own gross negligence, fraud, or willful misconduct in breach of a duty owed to the Pledgors.
8.3    Exculpation of the Administrative Agent.

(a)    The Administrative Agent shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any Security Document or the validity or perfection of any security interest or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Secured Parties or by or on behalf of any Secured Party to the Administrative Agent or any Secured Party in connection with the Security Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Pledgors, the Borrower or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Security Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.
(b)    Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by the Administrative Agent under or in connection with any of the Security Documents except to the extent caused solely and proximately by the Administrative Agent’s gross negligence, fraud, or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action in connection herewith or any of the Security Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have been instructed in respect thereof by the requisite percentage of holders under the Credit Agreement and, upon such instruction, the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such written instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Pledgors and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any of the Security Documents in accordance with the Loan Documents or the instructions of the requisite percentage of holders under the applicable Loan Documents.
(c)    No direction given to the Administrative Agent which imposes, or purports to impose, upon the Administrative Agent any obligation not set forth in or arising under this Agreement accepted or entered into by the Administrative Agent shall be binding upon the Administrative Agent.
(d)    The Administrative Agent may resign at any time in accordance with the Loan Documents. After the Administrative Agent’s resignation in accordance with the Loan Documents, the provisions of Section 8 hereof and of the Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent in accordance with the Loan Documents, the retiring Administrative Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Administrative Agent (such transfer to be without recourse to, or representation or warranty by, the retiring Administrative Agent), and shall execute and deliver such notices, instructions and assignments, in form and substance reasonably satisfactory to the retiring Administrative Agent and each Pledgor, if such Pledgor is a party thereto, as may be necessary or desirable to transfer the rights of the Administrative Agent in respect of the Collateral to the successor Administrative Agent.

8.4    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Security Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 8 shall apply to any such sub-agent and to any of the Affiliates of the Administrative Agent and any such sub-agents, and shall apply to their respective activities as if such sub-agent and Affiliates were named herein in connection with the transactions contemplated hereby and by the Security Documents. Notwithstanding anything herein to the contrary, each sub-agent appointed by the Administrative Agent or Affiliate of the Administrative Agent or Affiliate of any such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Pledgors, the Borrower and the Secured Parties, and such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent or Affiliate acting in such capacity. The Administrative Agent shall not be liable for the acts or omissions of any such sub-agent or Affiliate selected by it with reasonable care, except for acts or omissions of any such person that result from fraud, wilful default or gross misconduct.
8.5    No Individual Foreclosure, Etc. No Secured Party shall have any right individually to realize upon any of the Collateral except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral provided under the Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Administrative Agent to credit bid all or any part of the Obligations held by it.
SECTION 9.    MISCELLANEOUS
9.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Pledgor and the Administrative Agent, provided that any provision of this Agreement imposing obligations on a Pledgor may be waived by the Administrative Agent in a written instrument executed by the Administrative Agent in accordance with the Loan Documents.
9.2    Notices. All notices, requests and demands to or upon the Administrative Agent or the Pledgors hereunder shall be effected in the manner provided for in the Intercreditor Agreement.
9.3    No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence,

omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
9.4    Enforcement Expenses; Indemnification.
(a)    Each Pledgor agrees to pay or reimburse each Secured Party and the Administrative Agent, forthwith upon any request therefor from time to time, for all its costs and expenses incurred in collecting against such Pledgor or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Pledgor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel (including the allocated fees and expenses of in-house counsel) to the Administrative Agent.
(b)    Each Pledgor agrees, forthwith upon any request therefor from time to time, to pay, and to save the Secured Parties and the Administrative Agent harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
(c)    Each Pledgor agrees, forthwith upon any request therefor from time to time, to pay, and to save the Secured Parties and the Administrative Agent (including all indemnitees pursuant to the Credit Agreement), harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent such Pledgor would be required to do so pursuant to the Loan Documents (it being understood and agreed that the indemnification obligations set forth in this Section 9.4(c) shall apply to the Administrative Agent and the Secured Parties to the same extent that they apply to the Administrative Agent and the Secured Parties under the other Loan Documents).
(d)    The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Loan Documents.
9.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Pledgors and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that the Pledgors may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and any such assignment, transfer or delegation without such consent shall be null and void, except in connection with any assignment or transfer permitted by the other Loan Documents. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person in accordance with the Credit Agreement, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Secured Hedge Agreement or Treasury Services Agreement, such Secured Hedge Agreement or Treasury Services Agreement, as applicable.
Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.
9.6    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.
9.7    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
9.8    Section Headings. The section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
9.9    Integration/Conflict. This Agreement and the other Loan Documents represent the entire agreement of the Pledgors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and supercede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Parties relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. The rights, immunities and indemnities granted in this agreement are in addition to those granted to the Administrative Agent in the other Loan Documents and not intended to limit the Administrative Agent's rights therein.
9.10    GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. Sections 10.15 and 10.16 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof. Notwithstanding the above, each of the Pledgors agrees that in the event that a court of competent jurisdiction determines that the Commercial Transactions Act, as amended, governs the attachment, constitution, perfection, priority or enforcement of the security interest granted to the Administrative Agent and a type of

Collateral defined in this Agreement is not covered by the provisions of Chapter 9 of the Commercial Transactions Act, then the laws of the State of New York shall supplement the laws of the Commonwealth of Puerto Rico concerning the attachment, constitution, perfection, priority or enforcement, as applicable, of such security interest with respect to such property of a type that is outside of the scope of Chapter 9 of the Commercial Transactions Act but which is deemed Collateral under this Agreement. Notwithstanding the foregoing, it is the intent of the parties hereto that the terms of this Agreement shall be governed by and that the Agreement shall apply the laws of the State of New York with respect to the attachment of the security interest granted hereunder.
9.11    Waivers. Each Pledgor hereby irrevocably and unconditionally:
(a)    waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement, any other Loan Document or any other document executed or delivered in connection with the Loan Documents in any court referred to in paragraph (a) of this section (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);
(b)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages; and
(c)    appoints the Company, with an office at Urb. Industrial Tres Monjitas, 1 Calle Camuñas, as its agent for service of process in any matter related to this Agreement and shall provide written evidence of acceptance of such appointment by such agent on or before the date hereof.
9.12    Acknowledgments. Each Pledgor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)    no Secured Party has any fiduciary relationship with or duty to the Pledgors arising out of or in connection with this Agreement or any of the other Loan Documents; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Pledgors and the Secured Parties.
9.13    Releases.
(a)    At such time as there has been (i) a Discharge of the Obligations, (ii) at such other time as a release of the Collateral is permitted under the Loan Documents, or (iii) to the extent such release is required pursuant to the terms of the Intercreditor Agreement, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Pledgor. At the request and sole expense of each Pledgor following any such termination, the Administrative Agent shall deliver to such Pledgor any Collateral held by the Administrative Agent hereunder, without recourse to or representation or warranty by, the Administrative Agent, and execute and deliver to each Pledgor such documents as such Pledgor shall reasonably request to evidence such termination, in each case in form and substance reasonably satisfactory to the Administrative Agent and such Pledgor, if such Pledgor is a party thereto.
(b)    Prior to the Discharge of the Obligations, each Pledgor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent, subject to such Pledgor’s rights under Section 9-509(d)(2) of the UCC.
9.14    No Release.
Section 12.02    Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder. This Section 9.14 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.
9.15    No Claims Against Collateral Agent.
Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.
9.16    Intercreditor Agreement.
Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Administrative Agent pursuant to this Agreement are expressly subject and subordinate to the Liens and security interests granted in favour of the First Lien Credit Agreement Secured Parties (as defined in the Intercreditor Agreement), including Liens and security interests granted to The Bank of Nova Scotia, as administrative agent pursuant to or in connection with the First Lien Credit Agreement and (ii) the exercise of any right or remedy by the Administrative Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern. Without limiting the foregoing, prior to the Discharge of Senior Obligations (as defined in the Intercreditor Agreement), the delivery of any Pledged or Controlled Collateral (as defined in the Intercreditor Agreement) that is subject to Section 5.05 of the Intercreditor Agreement to The Bank of Nova Scotia, as First Lien Administrative Agent, shall satisfy any obligation of any Grantor under this Agreement to deliver any such Pledged or Controlled Collateral to the Administrative Agent. Furthermore, at all times prior to the Discharge of Senior Obligations, the Administrative Agent is authorized by the parties hereto to effect transfers of Collateral at any time in its possession to the Designated Senior Representative under the applicable Senior Debt Documents (as defined in the Intercreditor Agreement) in accordance with the terms of the Intercreditor Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.
PLEDGORS:
LCPR VENTURES LLC

By: ________________________
Name: ____________________
Title:_____________________

LCPR CAYMAN HOLDING INC.

By: ________________________
Name: ____________________
Title:_____________________

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:
Name: ______________________
Title: _______________________

Schedule 1
DESCRIPTION OF PLEDGED EQUITY INTERESTS

Pledged Equity Interests:

Pledgor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9-305(a)(2)	Class	Certificate No.	Percentage of Ownership Interests (per class)
LCPR Ventures LLC	Liberty Cablevision of Puerto Rico LLC	Puerto Rico	Class A	N/A	100%
LCPR Cayman Holding Inc.	Liberty Cablevision of Puerto Rico LLC	Puerto Rico	Class B	N/A	100%

Schedule 2
PLEDGOR’S EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Exact Legal Name	Jurisdiction of Organization	Organizational I.D.	Principal Executive Office
LCPR Ventures LLC	Delaware	N/A	12300 Liberty Boulevard, Englewood, Colorado 80112 USA
LCPR Cayman Holding Inc.	Cayman Islands	N/A	12300 Liberty Boulevard, Englewood, Colorado 80112 USA

EXHIBIT F-2
FORM OF SECURITY AGREEMENT
[agreed form to be inserted]

AMENDED AND RESTATED SECOND LIEN SECURITY AGREEMENT
By
LIBERTY CABLEVISION OF PUERTO RICO LLC,
as Company
and
THE GUARANTORS PARTY HERETO
and
THE BANK OF NOVA SCOTIA,
as Collateral Agent
______________________
Dated as of July 7, 2014

Page
ARTICLE I.
DEFINITIONS AND INTERPRETATION

SECTION 1.1.	Definitions	2
SECTION 1.2.	Interpretation	9
SECTION 1.3.	Resolution of Drafting Ambiguities	9
ARTICLE II.
GRANT OF SECURITY AND OBLIGATIONS

SECTION 2.1.	Grant of Security Interest	9
SECTION 2.2.	Filings	10
SECTION 2.3.	Assignment of Leases and Rents	11
ARTICLE III.
PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL
ARTICLE IV.
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.12.	[Reserved.]	20
SECTION 4.13.	Charges	20
SECTION 4.14.	Zoning	20
ARTICLE V.
CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.	Pledge of Additional Securities Collateral	20
SECTION 5.2.	Voting Rights; Distributions, etc.	20
SECTION 5.3.	Defaults, etc.	21
SECTION 5.4.	Certain Agreements of Pledgors as Issuers and Holders of Equity Interests	22
ARTICLE VI.
CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1.	Grant of Intellectual Property License	22
SECTION 6.2.	[Reserved.]	23
SECTION 6.3.	After-Acquired Property	23
SECTION 6.4.	Litigation	23
ARTICLE VII.
CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.	Maintenance of Records	24
SECTION 7.2.	Legend	24
ARTICLE VIII.
CONCERNING ASSIGNMENT OF LEASES AND RENTS
ARTICLE IX.
[RESERVED]

ARTICLE X.
TRANSFERS

SECTION 10.1.	Transfers of Pledged Collateral	26

ARTICLE XI.
REMEDIES
ARTICLE XII.
[RESERVED]

ARTICLE XIII.
COLLATERAL ACCOUNT

SECTION 13.1.	Establishment of Collateral Account	32
ARTICLE XIII.
MISCELLANEOUS

SECTION 14.20.	No Claims Against Collateral Agent.	41

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Copyright Security Agreement
EXHIBIT 5	Form of Patent Security Agreement
EXHIBIT 6	Form of Trademark Security Agreement
EXHIBIT 7	Form of Bailee Letter

SCHEDULE A	Land
SCHEDULE B	Leases
SCHEDULE C	Instruments
SCHEDULE 3.4(a)	Instruments and Tangible Chattel Paper
SCHEDULE 3.4(b)	Deposit Accounts
SCHEDULE 3.4(c)	Securities Accounts
SCHEDULE 3.4(d)	Electronic Chattel Paper
SCHEDULE 3.4(f)	Commercial Tort Claims
SCHEDULE 4.2	Filings and Other Actions
SCHEDULE 4.6	Location of Inventory and Equipment

EXHIBIT 1	Form of Issuer’s Acknowledgment

EXHIBIT 2	Form of Securities Pledge Amendment

EXHIBIT 3	Form of Joinder Agreement

EXHIBIT 4	Form of Copyright Security Agreement

EXHIBIT 5	Form of Patent Security Agreement

EXHIBIT 6	Form of Trademark Security Agreement

EXHIBIT 7	Form of Bailee Letter

SCHEDULE A	Land

SCHEDULE B	Leases

SCHEDULE C	Instruments

SCHEDULE 3.4(a)	Instruments and Tangible Chattel Paper

SCHEDULE 3.4(b)	Deposit Accounts

SCHEDULE 3.4(c)	Securities Accounts

SCHEDULE 3.4(d)	Electronic Chattel Paper

SCHEDULE 3.4(f)	Commercial Tort Claims

SCHEDULE 4.2	Filings and Other Actions

SCHEDULE 4.6	Location of Inventory and Equipment

AMENDED AND RESTATED SECOND LIEN SECURITY AGREEMENT
This AMENDED AND RESTATED SECOND LIEN SECURITY AGREEMENT, dated as of July 7, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by LIBERTY CABLEVISION OF PUERTO RICO LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the “Company”), in favor of THE BANK OF NOVA SCOTIA, in its capacity as Collateral Agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any permitted successors in such capacities, the “Collateral Agent”).
R E C I T A L S :
A.    The Company, the Collateral Agent and the lending institutions listed therein (the “Lenders”) have, in connection with the execution and delivery of this Agreement, entered into that certain amended and restated second lien credit agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, which amends and restates the Existing Second Lien Credit Agreement; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement).
B.    In connection with the Existing Second Lien Credit Agreement, the Company had previously entered into that certain Amended and Restated Security Agreement, dated June 9, 2011 (as amended, supplemented and otherwise modified prior to the date hereof, the “Original Security Agreement”).
C.    The Company and each other Person that may become a party hereto pursuant to Section 3.5 (the Company and each such Person a “Pledgor” and, collectively, the “Pledgors”) will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and is, therefore, willing to amend and restate the Original Security Agreement on the terms and conditions set forth herein.
D.    This Agreement is given by the Company in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment of all of the Obligations.
E.    It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement and (ii) the performance of the obligations of the Secured Parties under Secured Hedge Agreements and Treasury Services Agreements that constitute Obligations, that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.
F.    In order to secure the obligations under the First Lien Credit Agreement (as hereinafter defined), the Pledgors are concurrently granting to the Collateral Agent under the First Lien Credit Agreement (the “First Lien Collateral Agent”), for the benefit of the holders of obligations under the First Lien Credit Agreement and certain other secured parties, a first priority security interest in the Pledged Collateral, it being understood that the relative rights and priorities of the grantees in respect of the Pledged Collateral are governed by the Intercreditor Agreement.
A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree to amend and restate the Original Security Agreement as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION
SECTION 1.1.    Definitions.
(a)    Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:
“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Goods”; “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”
(b)    Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Sections 1.02 and 1.03 of the Credit Agreement shall apply herein mutatis mutandis.
(c)    The following terms shall have the following meanings:
“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.
“After Acquired Real Property” any property that is the subject of a Mortgage pursuant to Section 6.11(h).
“Agreement” shall have the meaning assigned to such term in the Preamble hereof.
“Assignment of Deposit Account Agreement” shall mean an agreement establishing the Collateral Agent’s Control over a Deposit Account in form and substance reasonably satisfactory to the Collateral Agent.
“Bailee Letter” shall be an agreement in form substantially similar to Exhibit 7 hereto.
“Charges” shall mean any and all real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law), judgments or demands against, all or any portion of the Mortgaged Properties or other amounts of any nature which, if unpaid, might result in, or permit the creation of, a Lien on all or any portion of the Mortgaged Properties or which might result in foreclosure of all or any portion of the Mortgaged Properties.
“Collateral Account” shall mean that collateral account established pursuant to Article XI hereof.

“Collateral Account Funds” shall mean, collectively, the following from time to time on deposit in the Collateral Account: all funds, investments (including, without limitation, all Investments permitted pursuant to Section 7.04(j) of the Credit Agreement) and all certificates and instruments from time to time representing or evidencing such investments; all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of any Pledgor in substitution for, or in addition to, any or all of the Pledged Collateral; and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Collateral.
“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.
“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement in any Pledgor’s favor or other agreement in any Pledgor’s favor granting a lien or security interest in such real or personal property.
“Commercial Transactions Act” shall mean Act No. 208 of August 17, 1995, as amended, known as the “Commercial Transactions Act of the Commonwealth of Puerto Rico.”
“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.
“Commonwealth” shall mean the Commonwealth of Puerto Rico.
“Company” shall have the meaning assigned to such term in the Preamble hereof.
“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9‑104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8‑106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9‑106 of the UCC.
“Control Agreements” shall mean, collectively, the Assignment of Deposit Account Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.
“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.
“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights registered in the United States or the Commonwealth of Puerto Rico and all United States or Puerto Rico copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) renewals and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.
“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.
“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) the Collateral Account, (ii) all “deposit accounts” as such term is defined in the UCC and (iii) all deposit accounts at banking institutions physically located in the Commonwealth of Puerto Rico, in each case together with all accounts and sub-accounts of any of the foregoing accounts.
“Discharge of the Obligations” shall mean the Discharge of First Lien Credit Agreement Obligations (as defined in the Second Lien Intercreditor Agreement).
“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities.
“Fixtures” shall mean all “fixtures” as such term is defined in the UCC, including, without limitation goods (as defined in the UCC) that have become so related to particular real property that an interest in such goods arises under real property law.
“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor.
“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all such goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.
“Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all alterations now or hereafter located, attached or erected on any of the Land, including, without limitation, (i) all Fixtures and (ii) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls.
“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances, including, without limitation, those first mortgage notes secured by deeds of constitution of first mortgage described on Schedule C annexed hereto.
“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill, to the extent not constituting Excluded Assets.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements (as amended) with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.
“Intercreditor Agreement” means the Second Lien Intercreditor Agreement, as defined in the Credit Agreement.
“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.
“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.
“Land” shall mean (a) the land described in Schedule A annexed to this Agreement, together with all of each of the Pledgors’ reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by such Pledgor, and (b) each other parcel of real property with respect to which a Mortgage is granted pursuant to Section 6.11(h) of the Credit Agreement.
“Landlord” shall mean any landlord, lessor, franchisor, licensor or grantor, as applicable.
“Leases” shall mean, collectively, any and all interests of the Pledgors, as Landlord(s), in all leases and subleases of space, tenancies, franchise agreements, occupancy or concession agreements now existing or hereafter entered into, whether or not of record, of any of the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect.
“Lenders” shall have the meaning assigned to such term in Recital A hereof.
“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Properties or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of any Pledgor.
“Other Security Document” shall have the meaning assigned to such term in Section 14.1(d) hereof.
“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications made by, such Pledgor, but only to the extent registered in the United States or the Commonwealth of Puerto Rico, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisionals, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
“Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Mortgaged Properties including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.
“Permitted Liens” shall mean Liens permitted to exist pursuant to Section 7.01 of the Credit Agreement.
“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.
“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.
“Pledged Debt” shall mean, with respect to each Pledgor, all intercompany notes owned or hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.
“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any organizational document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any organizational document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, however, that Pledged Securities shall not include any Equity Interests which are not required to be pledged pursuant to Section 6.11 of the Credit Agreement.
“Pledgors” shall have the meaning assigned to such term in the Preamble hereof.

“Premises” shall mean, collectively, the Land and the Improvements.
“Real Estate Contracts” shall mean, collectively, any and all right, title and interest of the Pledgors in and to any and all contracts and other general intangibles relating to any of the Mortgaged Properties and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.
“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments (but excluding those listed on Schedule C) and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.
“Records” shall mean, collectively, any and all right, title and interest of the Pledgors in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to any of the Mortgaged Properties or the construction of any alteration relating to the Premises or the maintenance of any Permit.
“Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by any Pledgor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.
“Securities Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.
“Securities Collateral” shall mean, collectively, the Pledged Securities and the Pledged Debt.
“Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.
“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.
“Trademarks” shall mean, collectively, with respect to each Pledgor, all registered trademarks (including service marks), slogans, logos, certification marks, trade dress, corporate names and trade names owned by or assigned to such Pledgor and registered in the United States or the Commonwealth of Puerto Rico, together with any and all (i) appurtenant Goodwill, (ii) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (iii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iv) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present and future infringements thereof.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Commercial Transactions Act or by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Commercial Transactions Act or the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions. However, in the event that a court of competent jurisdiction determines that the Commercial Transactions Act, as amended, governs the attachment, constitution, perfection, priority or enforcement of the security interest granted to the Collateral Agent, and a type of Collateral defined in this Agreement is not covered by the provisions of Chapter 9 of the Commercial Transactions Act, then the provisions of the UCC in effect in the State of New York shall supplement the laws of the Commonwealth of Puerto Rico concerning the attachment, constitution, perfection, priority or enforcement, as applicable of said security interest with respect to such property of a type that is outside of the scope of Chapter 9 of the Commercial Transactions Act.
SECTION 1.2.    Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.02 thereof) shall be applicable to this Agreement.
SECTION 1.3.    Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.
ARTICLE II
GRANT OF SECURITY AND OBLIGATIONS
SECTION 2.1.    Grant of Security Interest. As collateral security for the payment in full (whether at the stated maturity, by acceleration or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all the Obligations, each Pledgor hereby confirms its pledge and grant to the Collateral Agent for the benefit of the Secured Parties, and hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):
(i)    all Accounts;
(ii)    all Equipment, Goods, Inventory and Fixtures;
(iii)    all Documents, Instruments and Chattel Paper;
(iv)    all Letters of Credit (as defined in the UCC) and Letter-of-Credit Rights;
(v)    all Securities Collateral;

(vi)    all Investment Property;
(vii)    all Intellectual Property Collateral;
(viii)    the Commercial Tort Claims described on Schedule 3.4(f);
(ix)    all General Intangibles;
(x)    all Money and all Deposit Accounts;
(xi)    all Collateral Accounts and Collateral Account Funds;
(xii)    all Supporting Obligations;
(xiii)    all of the Mortgaged Properties;
(xiv)    all books and records relating to the Pledged Collateral; and
(xv)    to the extent not covered by clauses (i) through (xiv) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.
Notwithstanding anything to the contrary contained in clauses (i) through (xv) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Asset and (a) the Pledgors shall from time to time at the reasonable request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Asset and shall provide to the Collateral Agent such other information regarding the Excluded Asset as the Collateral Agent may reasonably request and (b) from and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Collateral Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.
SECTION 2.2.    Filings.
(a)    Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon reasonable request by the Collateral Agent.
(b)    Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office, the Trademark Division of the Puerto Rico State Department or the United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.
SECTION 2.3.    Assignment of Leases and Rents. As additional security for the payment in full of the Obligations and subject to the provisions of Article VIII hereof, each Pledgor absolutely, presently, unconditionally and irrevocably assigns, transfers and sets over to the Collateral Agent, and grants to the Collateral Agent, all of such Pledgor’s estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, those Leases listed on Schedule B annexed hereto, and including, without limitation, the following:
(a)    the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;
(b)    all claims, rights, powers, privileges and remedies of such Pledgor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases;
(c)    all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and
(d)    the full power and authority, in the name of such Pledgor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which such Pledgor, as Landlord, is or may be entitled to take under the Leases.
ARTICLE III
PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL
SECTION 3.1.    Delivery of Certificated Securities Collateral. Subject to Section 14.17 hereof, each Pledgor represents and warrants that all certificates or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected second priority security interest therein, subject only to Permitted Liens. Subject to Section 14.17 hereof, each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within ten Business Days after receipt thereof by such Pledgor (or such longer period as may be agreed to by the Collateral Agent) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral acquired by such Pledgor after the date hereof shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default and following written notice to the applicable Pledgor, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder; provided, however, that after the cure and/or waiver of any such Event of Default, the Collateral Agent shall promptly endorse, assign or otherwise transfer such Securities Collateral to the applicable Pledgor. In addition, upon the occurrence and during the continuance of an Event of Default and following written notice to the applicable Pledgor, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.
SECTION 3.2.    Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a perfected second priority security interest (subject to Permitted Liens) in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) use reasonable efforts to cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Collateral Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof, and (iii) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) cause the organizational documents of each such issuer that is a Subsidiary of the Company to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1.
SECTION 3.3.    Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Subject to Section 6.16 of the Credit Agreement, each Pledgor represents and warrants that as of the Closing Date all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Collateral Agent in respect of the Pledged Collateral (to the extent such security interest can be perfected by such filings) have been delivered to the Collateral Agent, completed and, to the extent necessary or appropriate, duly executed in proper form for filing in each applicable governmental, municipal or other office. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will take any actions reasonably requested by the Collateral Agent that are necessary or desirable to maintain the security interest created by this Agreement in the Pledged Collateral as a perfected second priority security interest subject only to Permitted Liens.
SECTION 3.4.    Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged

Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:
(a)    Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper individually valued in excess of $100,000 listed in Schedule 3.4(a) hereto. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 3.4(a) hereto has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount in excess of $100,000 then payable under or in connection with any of the Pledged Collateral hereafter acquired shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent, exceeds $500,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within ten Business Days after receipt thereof (or such longer period as may be agreed to by the Collateral Agent)) endorse and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify.
(b)    Deposit Accounts and Investment Property. As of the date hereof, no Pledgor has any Deposit Accounts other than the Collateral Account established and maintained pursuant to this Agreement and the accounts listed in Schedule 3.4(b) hereto. The Collateral Agent has a second priority security interest in each such Deposit Account (other than Excluded Deposit Accounts), which security interest shall be perfected by Control upon entering into Assignment of Deposit Account Agreements in respect of such Deposit Accounts. To the extent not entered into and delivered to the Collateral Agent at Closing, each Pledgor shall enter into and deliver to the Collateral Agent an Assignment of Deposit Account Agreement in respect of each account listed in Schedule 3.4(b) hereto (other than Excluded Deposit Accounts) within 30 Business Days after the Closing Date (or such longer period as may be agreed to by the Collateral Agent); provided, that such deadline may be extended by the Collateral Agent in its sole discretion. No Pledgor shall hereafter establish and maintain any Deposit Account (other than Excluded Deposit Accounts) unless such Bank and such Pledgor shall have duly executed and delivered to the Collateral Agent an Assignment of Deposit Account Agreement with respect to such Deposit Account within 30 Business Days after the establishment of such Deposit Account (or such longer period as may be agreed to by the Collateral Agent). The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing and the Collateral Agent has delivered prior written notice to the applicable Pledgor; provided that the Collateral Agent agrees to promptly notify the applicable Bank upon the cure or waiver of such Event of Default to permit the applicable Pledgor access to the applicable Deposit Accounts. The provisions of this Section 3.4(b) shall not apply to the Collateral Account or to any other Deposit Accounts for which the Collateral Agent is the Bank. No Pledgor shall grant Control of any Deposit Account to any person other than the Collateral Agent and the First Lien Collateral Agent. In addition to the security granted herein, Pledgors agree (i) to grant an assignment to the Collateral Agent, as security for the payment in full of all the Obligations under the Civil Code of Puerto Rico with respect to each Deposit Account (other than the Excluded Deposit Accounts) that Pledgors, now or at any time hereafter, open or maintain, pursuant to documentation in form and substance acceptable to the Collateral Agent and (ii) to notify the relevant banking institution promptly (and in any case within five Business Days (or such longer period as may be agreed to by the Collateral Agent)), in writing and with a copy to the Collateral Agent, of such assignment.
(c)    Securities Accounts and Commodity Accounts.
(i)    As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 3.4(c) hereto. The Collateral Agent has a second priority security interest in each such Securities Account and Commodity Account, which security interest is perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be, within 30 Business Days of the establishment of such Securities Account or Commodity Account (or such longer period as may be agreed to by the Collateral Agent). The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing and the Collateral Agent has delivered prior written notice to the applicable Pledgor; provided that the Collateral Agent agrees to notify promptly the applicable Bank upon the cure or waiver of such Event of Default to permit the applicable Pledgor access to the Securities Account. The provisions of this Section 3.4(c) shall not apply to any Financial Assets credited to a Securities Account for which the Collateral Agent is the Securities Intermediary. No Pledgor shall grant Control over any Investment Property to any person other than the Collateral Agent.
(ii)    As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person. With respect to the Pledged Collateral in the Collateral Agent’s possession (including any Investment Property or Pledged Securities) the Collateral Agent shall accord treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords to its own property consisting of similar investments or interests.
(d)    Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 3.4(d) hereto. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control of such Electronic Chattel Paper under Section 9‑105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply with respect to any item of Electronic Chattel Paper or any transferable record where the amount payable on such item of Electronic Chattel Paper or transferable record does not exceed $100,000. The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9‑105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing.
(e)    Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit (as defined in the UCC) now or hereafter issued, such Pledgor shall promptly notify the Collateral Agent thereof and such Pledgor shall, at the reasonable request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) use commercially reasonable efforts to arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required with respect to any Letter of Credit to the extent that the face amount of such Letter of Credit does not exceed $100,000.
(f)    Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 3.4(f) hereto. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall immediately notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. The requirement in the preceding sentence shall not apply to any Commercial Tort Claim that does not exceed $100,000.

(g)    [Reserved].
(h)    Motor Vehicles. Upon the reasonable written request of the Collateral Agent, each Pledgor shall deliver to the Collateral Agent originals of the certificates of title or ownership for the motor vehicles (and any other Equipment covered by certificates of title or ownership) owned by it, with the Collateral Agent listed as lienholder therein. Such requirement shall not apply if any such motor vehicle (or any such other Equipment) is valued at less than $50,000.
SECTION 3.5.    Joinder of Additional Pledgors. The Company may cause any member of the Bank Group to become party hereto as a Pledgor by, (a) executing and delivering to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto and (ii) supplemental schedules to this Agreement or (b) in the case of a Foreign Subsidiary pledging any Pledged Collateral to the Collateral Agent, to execute and deliver to the Collateral Agent such documentation as the Collateral Agent shall reasonably request and, in each case with respect to clauses (a) and (b) above, upon such execution and delivery, such Subsidiary shall constitute a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.
SECTION 3.6.    Supplements; Further Assurances. At the written request of the Collateral Agent, each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, notes, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office, the Puerto Rico Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceablity and priority of the security interest in the Pledged Collateral (subject to Permitted Liens) as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral and financing statements as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain (with notice to the applicable Pledgor either prior to or promptly after such institution), in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

SECTION 3.7.    Delivery of First Mortgage Notes and Deeds of Constitution of First Mortgage. Subject to Section 6.16 of the Credit Agreement, the parties hereto acknowledge that the Instruments described on Schedule C annexed hereto have been delivered to the Collateral Agent (in its capacity as such) on the Closing Date.
ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
Each Pledgor represents, warrants and covenants as follows:
SECTION 4.1.    Title. Such Pledgor (i) has good and valid title to or a valid leasehold interest in all Pledged Collateral and (ii) with respect to the Pledged Collateral acquired by it from time to time after the date hereof, will have good and valid title to, or a valid leasehold interest in, such Pledged Collateral, in each case free and clear of all Liens other than Permitted Liens. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by Section 7.1 of the Credit Agreement.
SECTION 4.2.    Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment of the Obligations, and (b) subject to the filings and other actions described in Schedule 4.2 and to exceptions permitted hereunder, a perfected security interest in all the Pledged Collateral, subject to Permitted Liens. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Permitted Liens.
SECTION 4.3.    Defense of Claims; Transferability of Pledged Collateral. As of the date hereof, there is no valid and enforceable agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability to the Collateral Agent or the transferability in connection with any foreclosure sale of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder, except for Permitted Liens or as otherwise expressly permitted under the Credit Agreement.
SECTION 4.4.    Other Financing Statements. It has not filed, nor authorized any third party to file, any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Liens.

SECTION 4.5.    Chief Executive Office; Change of Name; Jurisdiction of Organization. If any Pledgor fails to provide information to the Collateral Agent about changes described in Section 6.02(d) of the Credit Agreement on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.
SECTION 4.6.    Location of Inventory and Equipment. It shall not move any material item or group of items of, Equipment or Inventory (excluding any Equipment and Inventory in transit, with customers, or out for repair and any Equipment or Inventory with or used by an employee, agent or independent contractor and any cables or other equipment in use) to any location, other than any location that is listed in Schedule 4.6 hereto, unless it shall give the Collateral Agent written notice of its intention so to do or of its having done so not less than 10 Business Days after having done so (or such longer period as may be agreed to by the Collateral Agent), clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request; provided that in no event shall any Equipment or Inventory be moved to any location outside of the continental United States and the Commonwealth of Puerto Rico.
SECTION 4.7.    Due Authorization and Issuance. All of the Pledged Securities issued by a Loan Party and pledged hereunder existing on the date hereof have been, and to the extent any Pledged Securities issued by a Loan Party held by such Pledgor are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owed by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.
SECTION 4.8.    Consents, etc. Upon the occurrence and during the continuance of an Event of Default, in the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the request of the Collateral Agent, such Pledgor agrees assist and aid the Collateral Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.
SECTION 4.9.    Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects.
SECTION 4.10.    Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after the occurrence and during the continuance an Event of Default and following written notice by the Collateral Agent, such Net Proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement.
SECTION 4.11.    Warranty of Title. Upon recordation in the official records in the corresponding section of the Registry of Property of Puerto Rico (or other applicable jurisdiction) in which each of the Premises are located, each of the Mortgages will create and constitute valid and enforceable second priority Liens on the Mortgaged Properties in favor of the Collateral Agent for the benefit of the Secured Parties, and, to the extent any of the Mortgaged Properties shall consist of Fixtures, second priority security interests in the Fixtures, which second priority Liens and second priority security interests are, as of the date hereof, subject only to Permitted Liens.
SECTION 4.12.    [Reserved.]
SECTION 4.13.    Charges. The Pledgors represent and warrant that all Charges imposed upon or assessed against the Mortgaged Properties have been paid and discharged except to the extent such Charges constitute a Permitted Lien.
SECTION 4.14.    Zoning. The Pledgors shall not initiate, join in or consent to any change in the zoning or any other permitted use classification of any of the Premises without the prior written consent of the Collateral Agent, other than changes that could not reasonably be expected to result in a Material Adverse Effect.
ARTICLE V
CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL
SECTION 5.1.    Pledge of Additional Securities Collateral. Subject to Section 14.17 hereof, each Pledgor shall, upon obtaining any Pledged Securities (other than Excluded Assets) or Pledged Debt, promptly (but in any event within ten Business Days after receipt thereof (or such longer period as may be agreed to by the Collateral Agent)) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Pledged Debt which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Pledged Debt. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Pledged Debt listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.
SECTION 5.2.    Voting Rights; Distributions, etc.
(a)    Unless an Event of Default shall have occurred and be continuing, and the Administrative Agent has provided written notice to such Pledgor, such Pledgor shall be permitted to receive all cash dividends paid in respect of the Securities Collateral, in each case paid in the normal course of business of the relevant issuer, to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate rights with respect to the Securities Collateral; provided, however, that (i) no vote shall be cast or corporate or other ownership right exercised or other action taken which could reasonably be expected to have a material adverse effect on the security interests created hereby unless any such vote, exercise or action is not prohibited under the Loan Documents and (ii) no vote shall be cast or corporate or other ownership right exercised or other action taken which could reasonably be expected to result in any material violation of any provision of this Agreement or any other Loan Document.
(b)    If an Event of Default shall occur and be continuing and the Administrative Agent has provided written notice to such Pledgor: (i) all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights with respect to Securities Collateral which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights, (ii) the Administrative Agent shall have the right, without notice to such Pledgor, to transfer all or any portion of the Securities Collateral to its name or the name of its nominee or agent and (iii) except as otherwise provided in the Credit Agreement, all rights of the Pledgors to receive the dividends, other distributions and interest payments that they would otherwise be authorized to receive and retain shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to receive and hold as Securities Collateral such dividends, other distributions and interest payments. In addition, the Administrative Agent shall have the right at any time, without notice to such Pledgor, to exchange any certificates or instruments representing any Securities Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, each Pledgor hereby grants to Administrative Agent an irrevocable proxy to vote the Securities Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Securities Collateral would be entitled (including, without limitation, giving or withholding written consents of holders of Securities Collateral, calling special meetings of holders of Securities Collateral and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Securities Collateral on the record books of the issuer thereof) by any other Person (including the issuer of the Securities Collateral or any officer or agent thereof), upon the occurrence and during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Obligations.
(c)    Such Pledgor hereby authorizes and instructs the Borrower to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and such Pledgor agrees that the Borrower shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Securities Collateral directly to the Administrative Agent.
SECTION 5.3.    Defaults, etc. As of the date hereof, such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder. No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and as of the date hereof, there are no certificates (other than any certificates representing such Pledged Securities that have been delivered to the Collateral Agent) which evidence any Pledged Securities owned by such Pledgor.
SECTION 5.4.    Certain Agreements of Pledgors as Issuers and Holders of Equity Interests.
(a)    In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.
(b)    In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable organizational document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be; provided that promptly after the cure or waiver of all continuing Events of Default, the Collateral Agent shall deliver to each applicable Pledgor all such transferred Pledged Securities to the extent the Collateral Agent has not disposed of such Pledged Securities in connection with the exercise of its remedies hereunder.
ARTICLE VI
CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL
SECTION 6.1.    Grant of Intellectual Property License. Solely in connection with the exercise of remedies under Article XI or under applicable law by Collateral Agent to collect, enforce or satisfy the Obligations at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Pledgor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Pledgors) to use, license or sublicense any of the Pledged Collateral consisting of Intellectual Property now owned or hereafter acquired by such Pledgor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, subject, in the case of Trademarks, to (i) sufficient rights to quality control and inspection in favor of such Pledgor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Pledgor, and wherever the same may be located and (ii) any exclusive licenses granted by any Pledgor in compliance with the provisions of this Agreement prior to the occurrence of an Event of Default. The use of such license by the Collateral Agent shall be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default and following written notice to the applicable Pledgor; provided, however, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Pledgor notwithstanding any subsequent cure of an Event of Default.
SECTION 6.2.    [Reserved.]
SECTION 6.3.    After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly provide to the Collateral Agent written notice of any of the foregoing with respect to Material Intellectual Property Collateral (except for unregistered Intellectual Property Collateral) and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Material Intellectual Property Collateral.
SECTION 6.4.    Litigation. Unless there shall occur and be continuing any Event of Default and the Collateral Agent shall have given written notice to the applicable Pledgor, each Pledgor shall have the right to (but shall in no way be obligated to) commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, misappropriation, misuse, diminution in value or other damage as are necessary (in its reasonable judgment) to protect the Intellectual Property Collateral if such Pledgor determines (in its reasonable judgment) that it would be beneficial to do so. Upon the occurrence and during the continuance of any Event of Default and following written notice from the Collateral Agent, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all reasonable lawful acts and execute any and all documents reasonably requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse (upon written demand, together with supporting documentation) and indemnify the Collateral Agent for all reasonable costs and out-of-pocket expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 10.05 of the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent during the continuance of an Event of Default, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, misappropriation, misuse, diminution in value of or other damage to any material portion of the Intellectual Property Collateral by any Person.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES
SECTION 7.1.    Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense adequate records of the Receivables, in a manner consistent with its customary business practice. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default and following written notice from the Collateral Agent, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor.
SECTION 7.2.    Legend. Each Pledgor, at the request of the Collateral Agent during the continuance of an Event of Default, shall legend (in form and manner satisfactory to the Collateral Agent) the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.
ARTICLE VIII

CONCERNING ASSIGNMENT OF LEASES AND RENTS
SECTION 8.1.    Present Assignment; License to the Pledgor.
(a)    Section 2.3 of this Agreement constitutes a present, absolute, effective, irrevocable and complete assignment by Pledgors to Collateral Agent of the Leases and Rents and the right, subject to applicable law, to collect all sums payable to the Pledgors thereunder and apply the same as Collateral Agent may, in its sole discretion, determine to be appropriate to protect the security afforded by this Agreement (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Properties), which is not conditioned upon Collateral Agent being in possession of any of the Premises. This assignment is an absolute assignment and not an assignment for additional security only. The Collateral Agent hereby grants to the Pledgors, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of each Pledgor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by Collateral Agent (such notice being hereby expressly waived by the Pledgors to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.
(b)    Pledgors acknowledge that Collateral Agent has taken all reasonable actions necessary to obtain, and that upon notification to the corresponding Tenants of this assignment and security interest, Collateral Agent shall have, to the extent permitted under applicable law, a valid second priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Encumbrances and in the case of security deposits, rights of depositors and requirements of law.
SECTION 8.2.    Collection of Rents by the Collateral Agent.
(a)    Any Rents receivable by the Collateral Agent hereunder, after payment of all proper costs and expenses as Collateral Agent may, in its sole discretion, determine to be appropriate (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Properties), shall be applied in accordance with the provisions of the Credit Agreement. The Collateral Agent shall be accountable to the Pledgors only for Rents actually received by the Collateral Agent. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of Event of Default or invalidate any act done pursuant to such notice.
(b)    The Pledgors hereby irrevocably authorize and direct Tenant under each Lease to rely upon and comply with any and all notices or demands from the Collateral Agent for payment of Rents to the Collateral Agent, and the Pledgors shall have no claim against any Tenant for Rents paid by such Tenant to the Collateral Agent pursuant to such notice or demand.
SECTION 8.3.    Irrevocable Interest.All rights, powers and privileges of the Collateral Agent herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Pledgors shall not take any action under the Leases or otherwise which is inconsistent with this Agreement or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.
SECTION 8.4.    Leases Over $100,000 Annual Rent. If any Pledgor enters into a Lease providing for annual aggregate rental payments or similar payments of $100,000 or more, such Lease shall be deemed to be automatically assigned to the Collateral Agent and such Pledgor shall enter into an amendment of this Agreement that causes such Lease to be added to Schedule B annexed to this Agreement.
SECTION 8.5.    No Assignment. Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an assignment of any Lease within the meaning of any provision thereof prohibiting its assignment, and Collateral Agent shall have no liability or obligation thereunder by reason of its acceptance of this Agreement. Collateral Agent shall be liable for the obligations to the Tenant arising out of any Lease for only that period of time for which Collateral Agent is in possession of the premises demised thereunder or has acquired, by foreclosure or otherwise, and is holding all of Pledgors’ right, title and interest therein.

SECTION 8.6.    Relationship of the Parties. The relationship of the Pledgors, on the one hand, and the Secured Parties, on the other hand, hereunder and under the Other Security Documents is strictly and solely that of lender and borrower and mortgagor and mortgagee, and nothing contained in the Credit Agreement, this Agreement, the Other Security Documents or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating, a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Pledgors and the Secured Parties other than as lender and borrower and mortgagor and mortgagee.
ARTICLE IX

[RESERVED]
ARTICLE X
TRANSFERS
SECTION 10.1.    Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as permitted by the Credit Agreement.
ARTICLE XI

REMEDIES
SECTION 11.1.    Proceeds to be Turned Over to Administrative Agent.
If an Event of Default shall occur and be continuing and the Administrative Agent has provided prior written notice to each Pledgor, all Proceeds received by such Pledgor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Pledgor in trust for the Secured Parties, segregated from other funds of such Pledgor, and shall, forthwith upon receipt by such Pledgor, be turned over to the Administrative Agent in the exact form received by such Pledgor (duly endorsed by such Pledgor to the Administrative Agent, if required). Subject to Section 14.17 hereof, (a) all Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control and (b) all Proceeds while held by the Administrative Agent in a Collateral Account (or by such Pledgor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 11.2.
SECTION 11.2.    Application of Proceeds.

All Proceeds received by the Administrative Agent hereunder as a result of its exercise of the rights, powers and remedies under this Agreement and the Intercreditor Agreement shall be applied in or towards satisfaction of the Obligations in accordance with the provisions of the Loan Documents and Section 14.17 hereof.
SECTION 11.3.    Code and Other Remedies.
If an Event of Default shall occur and be continuing, subject to the terms of the Loan Documents and Section 14.17 hereof:
(a)     The Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to the Secured Parties in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral) and all rights under any other applicable law or in equity.
(b)     Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgors or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Pledged Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.
(c)     Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Pledged Collateral so sold or to become the licensor of all or any such Pledged Collateral, free of any right or equity of redemption in the Pledgors, which right or equity is hereby waived and released. For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Pledged Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including, without limitation, the Debtor Relief Laws (as defined in the Credit Agreement), the Administrative Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the requisite percentage of holders under the applicable Loan Document shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Obligations (or any portion thereof) as a credit on account of the purchase price for any Pledged Collateral payable by the Administrative Agent at such sale, such amount to be apportioned ratably to the Obligations of the Secured Parties in accordance with their pro rata share of such Obligations. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of each Pledgor, and such Pledgor hereby waive (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
    (d)     Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Pledged Collateral without giving any warranties as to the Pledged Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Pledged Collateral. Each Pledgor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Pledged Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Pledged Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Pledgor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. Each Pledgor further agrees, at the Administrative Agent’s request, to assemble the Pledged Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Pledgor’s premises or elsewhere. The Administrative Agent shall have the right to enter onto the property where any Pledged Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process. The Administrative Agent shall have no obligation to marshal any of the Pledged Collateral.
(e)    Subject to Section 14.17, the Administrative Agent shall deduct from any Proceeds received in respect of the Pledged Collateral all reasonable costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Pledged Collateral or incidental to the care or safekeeping of any of the Pledged Collateral or in any way relating to the Pledged Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements. Any net Proceeds remaining after such deductions shall be applied or retained by the Administrative Agent in accordance with Section 11.2. Only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the UCC, need the Administrative Agent account for the surplus, if any, to the Pledgors. If the Administrative Agent sells any of the Pledged Collateral upon credit, the Pledgors will be credited only with payments actually made by the purchaser and received by the Administrative Agent. In the event the purchaser fails to pay for the Pledged Collateral, the Administrative Agent may resell the Pledged Collateral and the Pledgors shall be credited with proceeds of the sale. To the extent permitted by applicable law, the Pledgors waives all claims, damages and demands it may acquire against the Administrative Agent arising out of the exercise by it of any rights hereunder.
SECTION 11.4.    Effect of Securities Laws. Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Securities Collateral by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Securities Collateral for the period of time necessary to permit the Borrower to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Borrower would agree to do so.
SECTION 11.5.    Deficiency. Each Pledgor shall remain jointly and severally liable for any deficiency if the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements of any attorneys employed by any Secured Parties to collect such deficiency.
SECTION 11.6.    Power of Attorney and Further Assurances: Administrative Agent’s Appointment as Attorney-in-Fact, Etc.
(a)     Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Pledgor hereby gives the Administrative Agent the power and right, on behalf of such Pledgor, without notice to or assent by such Pledgor, to do any or all of the following:
(i)    in the name of each Pledgor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys with respect to any Pledged Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due with respect to any other Pledged Collateral whenever payable;
(ii)    pay or discharge taxes and Liens levied or placed on or threatened against the Pledged Collateral, effect any repairs or purchase any insurance called for by the terms of the Credit Agreement and pay all or any part of the premiums therefor and the costs thereof;
(iii)    execute, in connection with any sale provided for in Section 11.3 or 11.4, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Pledged Collateral; and
(iv)    (1) direct any party liable for any payment under any of the Pledged Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Pledged Collateral; (3) sign and endorse any assignments, verifications, notices and other documents in connection with any of the Pledged Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Pledged Collateral or any portion thereof and to enforce any other right in respect of any Pledged Collateral; (5) defend any suit, action or proceeding brought against the Pledgors with respect to any Pledged Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and the Pledgors’ expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Pledged Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Pledgors might do.
Subject to the terms of the Intercreditor Agreement and anything in this Section 11.6(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as provided in Section 11.6(b), it will not exercise any rights under the power of attorney provided for in this Section 11.6(a) unless an Event of Default shall have occurred and be continuing.
(b)    If a Pledgor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation to do so, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making demand on the Pledgors and the Pledgors failing to promptly comply therewith.
(c)    Subject to Section 14.17 hereof, the expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 11.6, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due interest on the Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the Pledgors, shall be payable by the Pledgors to the Administrative Agent on demand.
(d)    Each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until a Discharge of the Obligations.
SECTION 11.7.    Power of Attorney and Further Assurances: Authorization of Financing Statements.
The Administrative Agent is hereby authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Pledged Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Pledgor agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or the other Security Documents or such other description as the Administrative Agent, in its sole judgment, determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. For the avoidance of doubt, this is a permissive right and does not relieve such Pledgor from its obligation as the party responsible for doing all things necessary to perfect the lien granted hereby including filing all financing statements and continuation statements.
SECTION 11.8.    Power of Attorney and Further Assurances: Further Assurances.

Each Pledgor agrees that from time to time, at the expense of such Pledgor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Administrative Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of any Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall:
(a)    file such financing or continuation statements, or amendments thereto and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as the Administrative Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;
(b)    at the Administrative Agent's request, appear in and defend any action or proceeding that may affect such Pledgor's title to or the Administrative Agent's interest in all or any part of the Pledged Collateral; and
(c)    furnish the Administrative Agent with such information regarding the Pledged Collateral, including, without limitation, the location thereof, as the Administrative Agent may reasonably request from time to time.
ARTICLE XII

[RESERVED]
ARTICLE XIII
COLLATERAL ACCOUNT
SECTION 13.1.    Establishment of Collateral Account. The Collateral Agent is hereby authorized to establish and maintain in the name of such Collateral Agent and pursuant to a Control Agreement, a restricted deposit account designated “Liberty Cablevision of Puerto Rico LLC Collateral Account.” Each Pledgor shall deposit into the Collateral Account from time to time all amounts required to be deposited in the Collateral Account by the Credit Agreement and any amounts specifically required to be deposited therein by any other Loan Documents.
The balance from time to time in the Collateral Account shall constitute part of the Pledged Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may in its discretion apply or cause to be applied the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in the Credit Agreement.

The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. If any Pledgor is required hereunder to deposit an amount of cash collateral into the Collateral Account as a result of the occurrence of an Event of Default, such amount together with interest income (if any) (to the extent not applied as provided herein or in any other Loan Document) shall be returned to such Pledgor within three Business Days after all Defaults or Events of Default have been cured or waived.
Deposits shall be invested in cash or Cash Equivalents, which, other than during the continuance of an Event of Default, shall be invested in such cash or Cash Equivalents as the applicable Pledgor may request. Other than any interest earned on the investment of such deposits, which investments shall be made at Pledgors’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.
ARTICLE XIV

MISCELLANEOUS
SECTION 14.1.    Concerning Collateral Agent.
(a)    Authority of Collateral Agent.
(i)    Each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Pledgors shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.
(ii)    The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Secured Parties pursuant to the Loan Documents and the Intercreditor Agreement. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement, the Intercreditor Agreement and the other Loan Documents. The provisions of the Intercreditor Agreement and the other Loan Documents relating to the Collateral Agent, including without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent, are incorporated herein by this reference and shall survive any termination of any other Loan Document.
(b)    Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Pledged Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of a Pledgor or any other Person or to take any other action whatsoever with regard to the Pledged Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interests in the Pledged Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to the Pledgors for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from their own gross negligence, fraud, or willful misconduct in breach of a duty owed to the Pledgors.
(c)    Exculpation of Collateral Agent.
(i)    The Collateral Agent shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any Security Document or the validity or perfection of any security interest or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Collateral Agent to the Secured Parties or by or on behalf of any Secured Party to the Collateral Agent or any Secured Party in connection with the Security Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Pledgors, the Company or any other Person liable for the payment of any Obligations, nor shall the Collateral Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Security Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.
(ii)    Neither the Collateral Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by the Collateral Agent under or in connection with any of the Security Documents except to the extent caused solely and proximately by the Collateral Agent’s gross negligence, fraud, or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Collateral Agent shall be entitled to refrain from any act or the taking of any action in connection herewith or any of the Security Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Collateral Agent shall have been instructed in respect thereof by the requisite percentage of holders under the Credit Agreement and, upon such instruction, the Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such written instructions. Without prejudice to the generality of the foregoing, (i) the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Pledgors and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Secured Party shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder or under any of the Security Documents in accordance with the Loan Documents or the instructions of the requisite percentage of holders under the applicable Loan Documents.

(iii)    No direction given to the Collateral Agent which imposes, or purports to impose, upon the Collateral Agent any obligation not set forth in or arising under this Agreement accepted or entered into by the Collateral Agent shall be binding upon the Collateral Agent.
(iv)    The Collateral Agent may resign at any time in accordance with the Loan Documents. After the Collateral Agent’s resignation in accordance with the Loan Documents, the provisions of Section 8 hereof and of the Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent in accordance with the Loan Documents, the retiring Collateral Agent shall promptly transfer all Pledged Collateral within its possession or control to the possession or control of the successor Collateral Agent (such transfer to be without recourse to, or representation or warranty by, the retiring Collateral Agent), and shall execute and deliver such notices, instructions and assignments, in form and substance reasonably satisfactory to the retiring Collateral Agent and each Pledgor, if such Pledgor is a party thereto, as may be necessary or desirable to transfer the rights of the Collateral Agent in respect of the Pledged Collateral to the successor Collateral Agent.
(d)    Other Security Documents. If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type (each, an “Other Security Document”), in the event of any conflict between the provisions hereof and the provisions of such Other Security Document, this Agreement shall control, subject to Section 14.17 hereof; provided, however, that if this Agreement is silent on a particular matter and such Other Security Document contains a provision or provisions relating to such matter, this Agreement shall not be deemed to be in conflict with such Other Security Document with respect to such matter; provided, further, that if there is a conflict between this Agreement and such Other Security Document with respect to a particular matter and the provision or provisions of this Agreement are contrary to the operation of law, the Other Security Document shall control.
(e)    Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Security Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 8 shall apply to any such sub-agent and to any of the Affiliates of the Collateral Agent and any such sub-agents, and shall apply to their respective activities as if such sub-agent and Affiliates were named herein in connection with the transactions contemplated hereby and by the Security Documents. Notwithstanding anything herein to the contrary, each sub-agent appointed by the Collateral Agent or Affiliate of the Collateral Agent or Affiliate of any such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Pledgors, the Company and the Secured Parties, and such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent or Affiliate acting in such capacity. The Collateral Agent shall not be liable for the acts or omissions of any such sub-agent or Affiliate selected by it with reasonable care, except for acts or omissions of any such person that result from fraud, wilful default or gross misconduct.

(f)    No Individual Foreclosure, Etc. No Secured Party shall have any right individually to realize upon any of the Pledged Collateral except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Pledged Collateral provided under the Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Collateral Agent to credit bid all or any part of the Obligations held by it.
SECTION 14.2.    Enforcement Expenses; Indemnification.
(a)    Each Pledgor agrees to pay or reimburse each Secured Party and the Collateral Agent, forthwith upon any request therefor from time to time, for all its costs and expenses incurred in collecting against such Pledgor or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Pledgor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel (including the allocated fees and expenses of in-house counsel) to the Collateral Agent.
(b)    Each Pledgor agrees, forthwith upon any request therefor from time to time, to pay, and to save the Secured Parties and the Collateral Agent harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Pledged Collateral or in connection with any of the transactions contemplated by this Agreement.
(c)    Each Pledgor agrees, forthwith upon any request therefor from time to time, to pay, and to save the Secured Parties and the Collateral Agent (including all indemnitees pursuant to the Credit Agreement), harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent such Pledgor would be required to do so pursuant to the Loan Documents (it being understood and agreed that the indemnification obligations set forth in this Section 14.2(c) shall apply to the Collateral Agent and the Secured Parties to the same extent that they apply to the Collateral Agent and the Secured Parties under the other Loan Documents).
(d)    The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Loan Documents.
SECTION 14.3.    Successors and Assigns; Continuing Security Interest. This Agreement shall be binding upon the successors and assigns of the Pledgors and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that the Pledgors may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent and any such assignment, transfer or delegation without such consent shall be null and void, except in connection with any assignment or transfer permitted by the other Loan Documents. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person in accordance with the Credit Agreement, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit

Agreement and, in the case of a Secured Party that is a party to a Secured Hedge Agreement or Treasury Services Agreement, such Secured Hedge Agreement or Treasury Services Agreement, as applicable.
Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.
SECTION 14.4.    Termination; Release.
(a)    (i) When all the Obligations (other than contingent indemnification obligations not then due) have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit (as defined in the Credit Agreement) under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall automatically terminate and (ii) upon the disposition of any Pledged Collateral by any Pledgor (other than a disposition to another Pledgor) permitted by, and in accordance with, the Credit Agreement, the pledge hereunder in respect of such Pledged Collateral only shall terminate and such Pledged Collateral shall automatically be released from the Lien of this Agreement. Upon termination of this Agreement the Pledged Collateral shall automatically be released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC‑3 termination financing statements, mortgage releases, property releases or other releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.
(b)    Notwithstanding the foregoing, if (i) the Obligations (other than contingent indemnification obligations not then due) have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit (as defined in the Credit Agreement) under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, (ii) Obligations of the type described in clause (b) of the definition of Obligations (“Remaining Obligations”) remain outstanding and (iii) all or a portion of the repayment of the Obligations is financed by the proceeds of Indebtedness of one or more Loan Parties or any affiliate of a Loan Party (“Refinancing Indebtedness”) which Refinancing Indebtedness is secured by property of such persons, this Agreement shall terminate as if the Remaining Obligations have been paid in full and the provisions of paragraph (a) of this Section 14.4 shall apply concurrently with the incurrence of the Refinancing Indebtedness and the securing of the Refinancing Indebtedness and the Remaining Obligations on an equal and ratable basis. For the avoidance of doubt, if the Refinancing Indebtedness is not secured, this Agreement shall not terminate but shall remain in full force and effect.
SECTION 14.5.    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Pledgor and the Collateral Agent, provided that any provision of this Agreement imposing obligations on a Pledgor may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent in accordance with the Loan Documents.
SECTION 14.6.    Notices. All notices, requests and demands to or upon the Collateral Agent or the Pledgors hereunder shall be effected in the manner provided for in the Intercreditor Agreement.
SECTION 14.7.    Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.15 and 10.16 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof. Notwithstanding the above, each of the Pledgors agrees that in the event that a court of competent jurisdiction determines that the Commercial Transactions Act, as amended, governs the attachment, constitution, perfection, priority or enforcement of the security interest granted to the Collateral Agent and a type of Collateral defined in this Agreement is not covered by the provisions of Chapter 9 of the Commercial Transactions Act, then the laws of the State of New York shall supplement the laws of the Commonwealth of Puerto Rico concerning the attachment, constitution, perfection, priority or enforcement, as applicable, of such security interest with respect to such property of a type that is outside of the scope of Chapter 9 of the Commercial Transactions Act but which is deemed Collateral under this Agreement. Notwithstanding the foregoing, it is the intent of the parties hereto that the terms of this Agreement shall be governed by and that the Agreement shall apply the laws of the State of New York with respect to the attachment of the security interest granted hereunder.
SECTION 14.8.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 14.9.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.
SECTION 14.10.    Section Headings. The section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
SECTION 14.11.    Integration/Conflict. This Agreement and the other Loan Documents represent the entire agreement of the Pledgors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and supercede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Parties relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. The rights, immunities and indemnities granted in this agreement are in addition to those granted to the Collateral Agent in the other Loan Documents and not intended to limit the Collateral Agent's rights therein.
SECTION 14.12.    Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.
SECTION 14.13.    No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.
SECTION 14.14.    Waivers. Each Pledgor hereby irrevocably and unconditionally:
(a)    waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement, any other Loan Document or any other document executed or delivered in connection with the Loan Documents in any court referred to in paragraph (a) of this section (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);
(b)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages; and
(c)    appoints the Company, with an office at Urb. Industrial Tres Monjitas, 1 Calle Camuñas, as its agent for service of process in any matter related to this Agreement and shall provide written evidence of acceptance of such appointment by such agent on or before the date hereof.
SECTION 14.15.    Acknowledgments. Each Pledgor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)    no Secured Party has any fiduciary relationship with or duty to the Pledgors arising out of or in connection with this Agreement or any of the other Loan Documents; and
no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Pledgors and the Secured Parties.

SECTION 14.16.    Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:
(i)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;
(ii)    any lack of validity or enforceability of the Credit Agreement, any Hedging Agreement, any Treasury Services Agreement or any other Loan Document, or any other agreement or instrument relating thereto;
(iii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Hedging Agreement or any other Loan Document or any other agreement or instrument relating thereto;
(iv)    any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
(v)    any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Hedging Agreement, Treasury Services Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 14.5 hereof; or
(vi)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.
SECTION 14.17.    Intercreditor Agreement.
Notwithstanding anything herein to the contrary, (i) the Liens and security interest granted to the Collateral Agent pursuant to this Agreement are expressly subject and subordinate to the Liens and security interests granted in favor of the First Lien Credit Agreement Secured Parties (as defined in the Intercreditor Agreement), including Liens and security interests granted to The Bank of Nova Scotia, as administrative agent pursuant to or in connection with the First Lien Credit Agreement and (ii) the exercise of any right or remedy by the Administrative Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern. Without limiting the foregoing, prior to the Discharge of Senior Obligations (as defined in the Intercreditor Agreement), the delivery of any Pledged or Controlled Collateral (as defined in the Intercreditor Agreement) that is subject to Section 5.05 of the Intercreditor Agreement to The Bank of Nova Scotia, as First Lien Administrative Agent, shall satisfy any obligation of any Grantor under this Agreement to deliver any such Pledged or Controlled Collateral to the Administrative Agent. Furthermore, at all times prior to the Discharge of Senior Obligations, the Administrative Agent is authorized by the parties hereto to effect transfers of Collateral at any time in its possession to the Designated Senior Representative under the applicable Senior Debt Documents (as defined in the Intercreditor Agreement) in accordance with the terms of the Intercreditor Agreement.
SECTION 14.18.    Original Security Agreement.

This Agreement amends and restates the Original Security Agreement. The Obligations of the Pledgors under the Original Security Agreement and the grant of security interest in the Pledged Collateral by the Pledgors under the Original Security Agreement shall continue under this Agreement, and shall not in any event be terminated, extinguished or annulled or constitute an extinctive novation of the Obligations of the Pledgors under the Original Security Agreement, but shall hereafter be governed by this Agreement. All references to the term “Security Agreement” in any Loan Document (other than this Security Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. It is understood and agreed that the Original Security Agreement is being amended and restated by entry into this Agreement on the date hereof.
SECTION 14.19.    No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral here-under. This Section 14.19 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.
SECTION 14.20.    No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.
LIBERTY CABLEVISION OF PUERTO RICO LLC,
as Pledgor

By:	Name: Title:

THE BANK OF NOVA SCOTIA,
as Collateral Agent
By:
    Name:
    Title:

EXHIBIT 1
[Form of]

ISSUER’S ACKNOWLEDGMENT
The undersigned hereby (i) acknowledges receipt of a copy of (a) that certain Amended and Restated Security Agreement dated as of July 7, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Security Agreement”), among LIBERTY CABLEVISION OF PUERTO RICO LLC, a limited liability company organized under the laws of Puerto Rico (the “Company”), the Guarantors party thereto and THE BANK OF NOVA SCOTIA, as Collateral Agent (in such capacity and together with any successors in such capacity, the “First Lien Collateral Agent”), and (b) that certain Amended and Restated Second Lien Security Agreement dated as of July 7, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Security Agreement”; and together with the First Lien Security Agreement, the “Security Agreements”), among the Company, the Guarantors party thereto and THE BANK OF NOVA SCOTIA, as Collateral Agent (in such capacity and together with any successors in such capacity, the “Second Lien Collateral Agent”; and together with the First Lien Collateral Agent, the “Collateral Agents”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreements), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agents and confirmed under the Security Agreements, (iii) agrees that it will comply with instructions of the First Lien Collateral Agent or, following the receipt by it of a Notice of Termination of First Lien Obligations in the form of Annex A hereto from the First Lien Collateral Agent, the Second Lien Collateral Agent, with respect to the applicable Securities Collateral without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agents upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agents therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreements in connection with (a) the registration of any Securities Collateral thereunder in the name of the First Lien Collateral Agent or, following the receipt by it of a Notice of Termination of First Lien Obligations in the form of Annex A hereto, the Second Lien Collateral Agent, or their respective nominees, or (b) the exercise of voting rights by the First Lien Collateral Agent or, following the receipt by it of a Notice of Termination of First Lien Obligations in the form of Annex A hereto, the Second Lien Collateral Agent, or their respective nominees.
[                                                          ]
By:
    Name:
    Title:

ANNEX A
[Name of Issuer]
[Address]
THE BANK OF NOVA SCOTIA,
as Second Lien Collateral Agent
[Address]
Attn:

Re:	Notice of Termination of First Lien Obligations
Ladies and Gentlemen:
You are hereby notified that the First Lien Security Agreement has been terminated. Capitalized terms used but not defined herein shall have the meanings set forth in the Issuer’s Acknowledgement, dated as of [●], by the Issuer issued pursuant to (a) that certain Amended and Restated Security Agreement dated as of July 7, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Security Agreement”), among LIBERTY CABLEVISION OF PUERTO RICO LLC, a limited liability company organized under the laws of Puerto Rico (the “Company”), the Guarantors party thereto and THE BANK OF NOVA SCOTIA, as Collateral Agent (in such capacity and together with any successors in such capacity, the “First Lien Collateral Agent”), and (b) that certain Amended and Restated Second Lien Security Agreement dated as of July 7, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Security Agreement”; and together with the First Lien Security Agreement, the “Security Agreements”), among the Company, the Guarantors party thereto and THE BANK OF NOVA SCOTIA, as Collateral Agent (in such capacity and together with any successors in such capacity, the “Second Lien Collateral Agent”; and together with the First Lien Collateral Agent, the “Collateral Agents”).
Sincerely,
THE BANK OF NOVA SCOTIA,
as First Lien Collateral Agent
By:
    Name:
    Title:

EXHIBIT 2
[Form of]

SECURITIES PLEDGE AMENDMENT
This Securities Pledge Amendment, dated as of [●], is delivered pursuant to Section 5.1 of the Amended and Restated Second Lien Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 7, 2014, made by LIBERTY CABLEVISION OF PUERTO RICO LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the “Company”), the Guarantors party thereto and THE BANK OF NOVA SCOTIA, as Collateral Agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Pledged Debt listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Obligations.
PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

PLEDGED DEBT

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[                                                                        ],
as Pledgor
By:
    Name:
    Title:
AGREED TO AND ACCEPTED:

THE BANK OF NOVA SCOTIA,
as Collateral Agent

By:
    Name:
    Title:

EXHIBIT 3
[Form of]

JOINDER AGREEMENT
[Name of New Pledgor]
[Address of New Pledgor]
[Date]
The Bank of Nova Scotia, as Collateral Agent
[Address]

Attn:
Ladies and Gentlemen:
Reference is made to the Amended and Restated Second Lien Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 7, 2014, made by LIBERTY CABLEVISION OF PUERTO RICO LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the “Company”), the Guarantors party thereto and THE BANK OF NOVA SCOTIA, as Collateral Agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).
This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [                         ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in Articles [IX and XI] of the Credit Agreement to the same extent that it would have been bound if it had been a signatory to the Credit Agreement on the execution date of the Credit Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors or Loan Parties, as applicable, contained in the Security Agreement and Credit Agreement.
This Joinder Agreement shall incorporate by reference any supplements to each of the schedules to the Perfection Certificate and the Credit Agreement, as applicable, with respect to the New Pledgor.

Such supplements shall be deemed to be part of the Perfection Certificate or the Credit Agreement, as applicable.
This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.
[NEW PLEDGOR]
By:
    Name:
    Title:
AGREED TO AND ACCEPTED:

THE BANK OF NOVA SCOTIA,
as Collateral Agent

By:
    Name:
    Title:
[Schedules to be attached]

EXHIBIT 4
[Form of]

COPYRIGHT SECURITY AGREEMENT
Copyright Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Copyright Security Agreement”), dated as of [●], by [__________] and [___________] (individually, a “Pledgor,” and, collectively, the “Pledgors”), in favor of THE BANK OF NOVA SCOTIA, in its capacity as Collateral Agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Pledgors are party to an Amended and Restated Second Lien Security Agreement dated July 7, 2014 (as the same may be further amended, restated or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:
SECTION 1.    Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
SECTION 2.    Grant of Security Interest in Copyright Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
(a)    Copyrights of such Pledgor listed on Schedule I attached hereto; and
(b)    all Proceeds of any and all of the foregoing (other than Excluded Assets).
SECTION 3.    Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Copyright Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Copyright Security Agreement, the terms of the Intercreditor Agreement shall govern and control.
SECTION 4.    Termination. Upon the payment in full of the Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.
SECTION 5.    Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.
[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.
Very truly yours,
[PLEDGORS]
By:
    Name:
    Title:
Accepted and Agreed:

THE BANK OF NOVA SCOTIA,
as Collateral Agent

By:
    Name:
    Title:

SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT
COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS
Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

EXHIBIT 5
[Form of]

PATENT SECURITY AGREEMENT
Patent Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Patent Security Agreement”), dated as of [●], by [________] and [_________] (individually, a “Pledgor,” and, collectively, the “Pledgors”), in favor of THE BANK OF NOVA SCOTIA, in its capacity as Collateral Agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Pledgors are party to an Amended and Restated Second Lien Security Agreement dated July 7, 2014 (as the same may be further amended, restated or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:
SECTION 1.    Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
SECTION 2.    Grant of Security Interest in Patent Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
(a)    Patents of such Pledgor listed on Schedule I attached hereto; and
(b)    all Proceeds of any and all of the foregoing (other than Excluded Assets).
SECTION 3.    Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Patent Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Patent Security Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 4.    Termination. Upon the payment in full of the Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.
SECTION 5.    Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.
[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.
Very truly yours,
[PLEDGORS]
By:
    Name:
    Title:
Accepted and Agreed:

THE BANK OF NOVA SCOTIA,
as Collateral Agent

By:
    Name:
    Title:

SCHEDULE I
to
PATENT SECURITY AGREEMENT
PATENT REGISTRATIONS AND PATENT APPLICATIONS
Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

EXHIBIT 6
[Form of]

TRADEMARK SECURITY AGREEMENT
Trademark Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Trademark Security Agreement”), dated as [●], by [________] and [________] (individually, a “Pledgor,” and, collectively, the “Pledgors”), in favor of THE BANK OF NOVA SCOTIA, in its capacity as Collateral Agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Pledgors are party to an Amended and Restated Second Lien Security Agreement dated July 7, 2014 (as the same may be further amended, restated or otherwise modified, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:
SECTION 1.    Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
SECTION 2.    Grant of Security Interest in Trademark Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
(a)    Trademarks of such Pledgor listed on Schedule I attached hereto;
(b)    all Goodwill associated with such Trademarks; and
(c)    all Proceeds of any and all of the foregoing (other than Excluded Assets).
SECTION 3.    Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Trademark Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Trademark Security Agreement, the terms of the Intercreditor Agreement shall govern and control.
SECTION 4.    Termination. Upon the payment in full of the Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.
SECTION 5.    Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.
[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.
Very truly yours,
[PLEDGORS]
By:
    Name:
    Title:
Accepted and Agreed:

THE BANK OF NOVA SCOTIA,
as Collateral Agent

By:
    Name:
    Title:

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT
TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS
Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

EXHIBIT 7
Form of

NOTICE TO BAILEE OF SECURITY INTEREST IN INVENTORY
CERTIFIED MAIL — RETURN RECEIPT REQUESTED
[                    ], 20[  ]
TO:    [Bailee’s Name]
    [Bailee’s Address]
Re:    Liberty Cablevision of Puerto Rico LLC
Ladies and Gentlemen:
In connection with (i) that certain Amended and Restated Security Agreement, dated as of July 7, 2014 (the “Security Agreement”), made by Liberty Cablevision of Puerto Rico LLC, the Guarantors party thereto and The Bank of Nova Scotia (the “First Lien Collateral Agent”) as Collateral Agent, and (ii) that certain Amended and Restated Second Lien Security Agreement, dated as of July 7, 2014 (the “Second Lien Security Agreement”), made by Liberty Cablevision of Puerto Rico LLC, the Guarantors party thereto and The Bank of Nova Scotia, as Second Lien Collateral Agent (the “Second Lien Collateral Agent” together with the First Lien Collateral Agent, the “Collateral Agents”), we have granted to each Collateral Agent a security interest in substantially all of our personal property, including our inventory.
This letter constitutes notice to you, and your signature below will constitute your acknowledgment, of each Collateral Agent’s continuing security interest in all goods with respect to which you are acting as bailee. Until you are notified in writing to the contrary by either Collateral Agent, however, you may continue to accept instructions from us regarding the delivery of goods stored by you.
Your acknowledgment also constitutes a waiver and release, for each Collateral Agent’s benefit, of any and all claims, liens, including bailee’s liens, and demands of every kind which you have or may later have against such property (including any right to include such property in any secured financing to which you may become party).

In order to complete our records, kindly have a duplicate of this letter signed by an officer of your company and return same to us at your earliest convenience.

Receipt acknowledged, confirmed and approved:	Very truly yours,
[BAILEE]	[APPLICABLE PLEDGOR]
By: Name: Title:	By: Name: Title:

cc:    THE BANK OF NOVA SCOTIA, as First Lien Collateral Agent and as Second Lien Collateral Agent

EXHIBIT F-3
FORM OF SHAREHOLDER PLEDGE AGREEMENT

This Agreement, dated as of [●], 2014, is between LGI Broadband Operations, Inc., a Delaware corporation (the “Pledgor”), and The Bank of Nova Scotia, as successor agent to Citibank, N.A. (the “Agent”) for itself and the other Lenders under the Credit Agreement (as defined below). The parties agree as follows:
1.Credit Agreement; Certain Rules of Construction; Definitions. The Lenders are providing extensions of credit to the Borrower pursuant to an Amended and Restated Second Lien Credit Agreement dated July 7, 2014, as from time to time in effect (the “Credit Agreement”), between, among others, Liberty Cablevision of Puerto Rico LLC, an indirect subsidiary of the Pledgor, as Borrower (the “Borrower”), the Lenders party thereto and the Agent. The Pledgor is providing extensions of credit to the Borrower pursuant to a Subordinated Shareholder Loan Agreement effective December 31, 2012, as from time to time in effect (the “Subordinated Shareholder Loan Agreement”), between the Borrower and the Pledgor. Pursuant to Section 6.17 of the Credit Agreement, the Pledgor is required to pledge the indebtedness contemplated by the Subordinated Shareholder Loan Agreement to secure the payment of the Obligations as defined in the Credit Agreement, between, among others, the Borrower and the Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined. Certain other capitalized terms are used in this Agreement as specifically defined below in this Section 1. Except as the context otherwise explicitly requires, (a) the capitalized term “Section” refers to sections of this Agreement, (b) references to a particular Section shall include all subsections thereof, (c) the word “including” shall be construed as “including without limitation”, (d) terms defined in the UCC and not otherwise defined herein have the meaning provided under the UCC, (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect and (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Loan Documents. References to “the date hereof” mean the date first set forth above.
“Agreement” means this Pledge Agreement as amended, modified and from time to time in effect.
“Credit Security” is defined in Section 2.1.
“Pledged Indebtedness” is defined in Section 2.1.3.
“Proceeds” includes whatever is receivable or received when Pledged Indebtedness or proceeds are sold, exchanged, collected or otherwise disposed of.
“Security” means any security interest created by this Agreement.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Agent’s and the Secured Parties’ security interest in any item or portion of the

Credit Security is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
2.    Security.
2.1.    Credit Security. As security for the payment and performance of the Obligations (whether due because of stated maturity, acceleration, mandatory prepayment or otherwise including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Pledgor mortgages, pledges and collaterally grants and assigns to the Agent for the benefit of the Secured Parties, and creates a security interest in favor of the Agent for the benefit of the Secured Parties, all of the Pledgor’s right, title and interest in and to (but none of its obligations or liabilities with respect to) the items and types of present and future property described in Sections 2.1.1, 2.1.2 and 2.1.3, whether now owned or hereafter acquired, all of which shall be included in the term “Credit Security”:
2.1.1.    the Subordinated Shareholder Loan, including all Indebtedness from time to time owing to the Pledgor from the Borrower thereunder including the instruments evidencing such Indebtedness. All such Indebtedness is referred to as the “Pledged Indebtedness”;
2.1.2.    all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to the Pledge Indebtedness or are otherwise necessary or helpful in the collection thereof or realization thereupon; and
2.1.3.    all proceeds and products of, and supporting items relating to, the items described or referred to in Sections 2.1.1 and 2.1.2.
2.2.    Security Generally. All the Security created under this Agreement: (i) is continuing security for the irrevocable and indefeasible payment in full of the Obligations, regardless of any intermediate payment or discharge in whole or in part; (ii) is in addition to, and not in any way prejudiced by, any other security now or subsequently held by any Secured Party; (iii) is binding upon the Pledgor, its successors and assigns and (iv) inures, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and its successors, transferees and assigns.
2.3.    Reinstatment. If, at any time for any reason (including the bankruptcy, insolvency, receivership, reorganization, dissolution or liquidation of the Pledgor or any Obligor or the appointment of any receiver, intervenor or conservator of, or agent or similar official for, the Pledgor or any Obligor or any of their respective properties), any payment received by the Agent or any other Secured Party in respect of the Obligations is rescinded or avoided or must otherwise be restored or returned by the Agent or any other Secured Party, that payment will not be considered to have been made for purposes of this Agreement, and this Agreement will continue to be effective or will be reinstated, if necessary, as if that payment had not been made.

2.4.    Filing of financing statements. The Pledgor authorizes the Agent to prepare and file, to the extent necessary to perfect the security interest and at the Pledgor’s expense: (a) financing statements describing the Credit Security; (b) continuation statements; and (c) any amendment in respect of those statements. All certificates or instruments representing or evidencing the Credit Security shall be delivered to and held by or on behalf of Agent pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by the Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Agent.
2.5.    Further Assurances. The Pledgor agrees that from time to time, at the expense of the Pledgor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable and that the Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder in respect of any Credit Security. Without limiting the generality of the foregoing, the Pledgor shall:
(a)    file such financing or continuation statements, or amendments thereto and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as the Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;
(b)    at the Agent’s request, appear in and defend any action or proceeding that may affect the Pledgor’s title to or the Agent’s interest in all or any part of the Credit Security; and
(c)    furnish the Agent with such information regarding the Credit Security, including, without limitation, the location thereof, as the Agent may reasonably request from time to time.
2.6.    Segregated Proceeds. After the occurrence and during the continuance of an Event of Default, all sums collected or received and all property recovered or possessed by the Pledgor in connection with any Credit Security shall be received and held by the Pledgor in trust for and on the Secured Parties’ behalf, shall be segregated from the assets and funds of the Pledgor, and shall be delivered to the Agent for the benefit of the Lenders. At all times prior to an Event of Default, the Pledgor shall be entitled to receive and retain, and to utilize free and clear of the security interest set forth herein, any and all payments of principal, interest or other amounts in respect of the Pledged Indebtedness, but only if and to the extent made in accordance with the provisions of the Credit Agreement.
2.7.    Right to Realize upon Credit Security. Except to the extent prohibited by applicable law that cannot be waived, this Section 2.7 shall govern the Lenders’ right to realize upon the Credit Security if any Event of Default shall have occurred and be continuing. The provisions of this Section 2.7 are in addition to any rights and remedies available at law or in equity and in addition to the provisions of any other Loan Document.

2.7.1.    General Authority. After the occurrence and during the continuance of an Event of Default, the Pledgor grants the Agent full and exclusive power and authority, subject to the other terms hereof and applicable law, to take any of the following actions (for the sole benefit of the Agent on behalf of the Secured Parties, but at the Pledgor’s expense):
(a)    To ask for, demand, take, collect, sue for and receive all payments in respect of the Credit Security which the Pledgor could otherwise ask for, demand, take, collect, sue for and receive for its own use.
(b)    To extend the time of payment of the Credit Security and to make any allowance or other adjustment with respect thereto.
(c)    To settle, compromise, prosecute or defend any action or proceeding with respect to the Credit Security and to enforce all rights and remedies thereunder which the Pledgor could otherwise enforce.
(d)    To enforce the payment of the Credit Security, either in the name of the Pledgor or in its own name, and to endorse the name of the Pledgor on all checks, drafts, money orders and other instruments tendered to or received in payment of the Credit Security.
(e)    To notify the issuer with respect to the Credit Security of the existence of the security interest created hereby and to cause all payments in respect thereof thereafter to be made directly to the Agent.
(f)    To sell, transfer, assign or otherwise deal in or with the Credit Security or the proceeds thereof, as fully as the Pledgor otherwise could do.
(g)    To transfer to or to register in the name of the Agent or any of its nominees any or all of the Credit Security. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing the Credit Security for certificates or instruments of smaller or larger denominations.
After the occurrence and during the continuance of an Event of Default, the Pledgor will at its expense render all reasonable assistance to the Agent in collecting on the Credit Security and in enforcing any claims thereon.

2.7.2.    Marshaling, etc. No Secured Party shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, the Pledgor or any other guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any collateral therefor or any direct or indirect guarantee thereof. No Secured Party shall be required to marshal the Credit Security or any guarantee of the Obligations or to resort to the Credit Security or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Loan Document shall be cumulative. To the extent it may lawfully do so, the Pledgor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Secured Parties, any valuation, stay, appraisement, extension, redemption or similar laws now or hereafter existing which, but for this provision, might be applicable to the sale of the Credit Security made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Without limiting the generality of the foregoing, the Pledgor (a) agrees that it will not invoke or utilize any law which might prevent, cause a delay in or otherwise impede the enforcement of the rights of the Agent or any Secured Party in the Credit Security, (b) waives its rights under all such laws, and (c) agrees that it will not invoke or raise as a defense to any enforcement by the Agent or any Secured Party of any rights and remedies relating to the Credit Security or the Obligations any legal or contractual requirement with which the Agent or any Secured Party may have in good faith failed to comply. In addition, the Pledgor waives any right to prior notice or judicial hearing in connection with foreclosure on or disposition of the Credit Security, including any such right which the Pledgor would otherwise have under the Constitution of the United States of America, any state or territory thereof or any other jurisdiction.
2.7.3.    Application of Proceeds. The proceeds of all sales and collections in respect of the Credit Security, all funds collected from the Pledgor and any cash contained in the Credit Security shall be applied in or towards the satisfaction of the Obligations in accordance with the provisions of the Second Lien Intercreditor Agreement.
2.8.    Custody of Credit Security. Except as provided by applicable law that cannot be waived, the Agent will have no duty as to the custody and protection of the Credit Security, the collection of any part thereof or of any income thereon or the preservation or exercise of any rights pertaining thereto, including rights against prior parties, except for the use of reasonable care in the custody and physical preservation of any Credit Security in its possession. The Agent may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under or in connection with this Agreement. The Lenders will not be liable or responsible for any loss or damage to any Credit Security, or for any diminution in the value thereof, by reason of the act or omission of any agent selected by the Agent, unless the selection of such agent itself was grossly negligent.
3.    Representations and Warranties. The Pledgor represents and warrants, on the date hereof, that:Organization and Business. The Pledgor is a duly organized and validly existing corporation, in good standing under the laws of the State of Delaware, with all power and authority, corporate or otherwise, necessary to enter into and perform this Agreement. The exact legal name, as it appears in the public records of the State of Delaware, is LGI Broadband Operations, Inc. It has not changed its name, whether by amendment of its organizational documents, reorganization, merger or otherwise within the prior four months.
3.1.    Authorization and Enforceability. The Pledgor has taken all corporate action required to execute, deliver and perform this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms.
3.2.    No Legal Obstacle to Agreements. Neither the execution, delivery and performance of this Agreement, nor the consummation of any transaction referred to in or contemplated by this Agreement, has constituted or resulted, or will constitute or result, in (a) any breach or termination of the provisions of the Charter or By-laws of the Pledgor or (b) the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Pledgor.
3.3.    The Credit Security. (a) It is the sole legal and beneficial owner of, and has the power to transfer and grant a security interest in, the Credit Security. (b) None of the Credit Security is subject to any consensual Lien other than the Agent’s security interest. (c) No effective mortgage, deed of trust, financing statement, security agreement or other instrument similar in effect that has been authorized by the Pledgor is on file or of record with respect to any Credit Security, except for those that create, perfect or evidence the Agent’s security interest.
3.4.    No Liability. Neither the Agent nor any other Secured Party, unless it expressly agrees in writing, will have any liabilities or obligations under any contractual obligation that constitutes part of the Credit Security as a result of this Agreement, the exercise by the Agent of its rights under this Agreement or otherwise.
3.5.    Valid, Perfected Second Priority Lien. The security interests granted pursuant to this Agreement each constitute a legal and valid security interest in favor of the Agent for the benefit of the Secured Parties, securing the payment and performance of the Obligations and upon the execution and delivery by the Pledgor of this Agreement, and (i), subject to Section 14 hereof, delivery of the instruments representing the Credit Security to and continued possession thereof by the Administrative Agent in the State of New York (ii) filing of UCC financing statements naming the Pledgor as “debtor”, naming the Agent as the “secured party” and describing the Credit Security in the relevant filing offices, the Administrative Agent for the benefit of the Secured Parties has a legal, valid and perfected lien upon and security interest in such Credit Security as security for the payment and performance of the Obligations to the extent such perfection is governed by the UCC, subject to no prior Lien other than Permitted Liens arising pursuant to a requirement of law.
3.6.    No Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge by the Pledgor of the Credit Security pursuant to this Agreement and the grant by the Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by the Pledgor, or (iii) the exercise by the Agent of the voting or other rights, or the remedies in respect of the Credit Security, provided for in this Agreement (except as may be required in connection with a disposition of Credit Security by laws affecting the offering and sale of securities generally), except for (a) filings and registrations necessary to perfect the Liens on the Credit Security granted by the Pledgor in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
4.    Covenants. The Pledgor agrees to be bound by the covenants set out in this Section:The Pledgor. The Pledgor shall give the Agent not less than 5 days prior written notice of any change of the jurisdiction of its incorporation or organization or any change of its name.
4.1.    The Credit Security. The Pledgor (a) shall maintain sole and legal beneficial ownership of the Credit Security; and (b) shall not permit the Credit Security to be subject to any consensual Lien other than the Agent’s security interest.
5.    Defeasance.
(a)    When all Obligations have been paid, performed and reasonably determined by the Lenders to have been indefeasibly discharged in full, and if at the time no Lender continues to be committed to extend any credit to the Borrower under the Credit Agreement or any other Loan Document, this Agreement shall terminate and, at the Pledgor’s written request, accompanied by such certificates and other items as the Agent shall reasonably deem necessary, the Credit Security shall revert to the Pledgor and the right, title and interest of the Lenders therein shall terminate. Thereupon, on the Pledgor’s reasonable request and at its cost and expense, the Agent shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement, and shall redeliver to the Pledgor any Credit Security then in its possession.
(b)    Prior to the date when all Obligations have been paid, performed and reasonably determined by the Lenders to have been indefeasibly discharged in full, the Pledgor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Agent, subject to the Pledgor’s rights under Section 9-509(d)(2) of the UCC.
6.    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of the Secured Parties and their successors and assigns and shall be binding upon the Pledgor and its respective successors and assigns.
7.    Notices. Any notice or other communication in connection with this Agreement shall be effected in a manner provided for in the Second Lien Intercreditor Agreement.
8.    Amendment and Waivers. Any term of this Agreement may be amended or waived only by written agreement of the Pledgor and the Agent.
9.    Waivers and Remedies Cumulative. The rights and remedies of the Agent under this Agreement may be exercised as often as necessary; are cumulative and not exclusive of its under applicable law; and may be waived only in writing and specifically. Delay in exercising, or non-exercise, of any right or remedy under this Agreement is not a waiver of that right or remedy.
10.    Counterparts. This Agreement may be executed in counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
11.    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
12.    Indemnity; Venue; Service of Process; Waiver of Jury Trial. Sections 10.05, 10.15 and 10.16 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.
13.    General. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. The headings in this Agreement are for convenience of reference only and shall not limit, alter or otherwise affect the meaning hereof. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. In the case of a conflict between this Agreement and the Credit Agreement, the Credit Agreement shall govern.
14.    Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Administrative Agent pursuant to this Agreement are expressly subject and subordinate to the Liens and security interests granted in favour of the First Lien Credit Agreement Secured Parties (as defined in the Second Lien Intercreditor Agreement), including Liens and security interests granted to The Bank of Nova Scotia, as administrative agent pursuant to or in connection with the First Lien Credit Agreement and (ii) the exercise of any right or remedy by the Administrative Agent hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement. In the event of any conflict between terms of the Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern. Without limiting the foregoing, prior to the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement), the delivery of any Pledged or Controlled Collateral (as defined in the Second Lien Intercreditor Agreement) that is subject to Section 5.05 of the Second Lien Intercreditor Agreement to The Bank of Nova Scotia, as First Lien Administrative Agent, shall satisfy any obligation of any Grantor under this Agreement to deliver any such Pledged or Controlled Collateral to the Administrative Agent. Furthermore, at all times prior to the Discharge of Senior Obligations, the Administrative Agent is authorized by the parties hereto to effect transfers of Collateral at any time in its possession to the Designated Senior Representative under the applicable Senior Debt Documents (as defined in the Second Lien Intercreditor Agreement) in accordance with the terms of the Second Lien Intercreditor Agreement.
15.    Waivers. The Pledgor hereby irrevocably and unconditionally:
(a)    waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement, any other Loan Document or any other document executed or delivered in connection with the Loan Documents in any court referred to in Section 10.15(b) of the Credit Agreement (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court); and
(b)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.
16.    Acknowledgment. The Pledgor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)    no Secured Party has any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or between the Pledgor and the Secured Parties.

[the rest of this page is intentionally blank]

Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first written above.
LGI Broadband Operations, Inc.
By    ____________________________
Title:
Address for notices: [ ]

The Bank of Nova Scotia,
as Agent under the Credit Agreement
By    _______________________________
Title:
Address for Notices:

EXHIBIT G
FORM OF INTERCOMPANY NOTE
[Date]
FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on a signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances constituting Indebtedness made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
Reference is made to (i) that certain First Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “First Lien Credit Agreement”), among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent (the “First Lien Agent”), each lender from time to time party thereto and The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, (ii) that certain Second Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Second Lien Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent (the “Second Lien Agent”) and each lender from time to time party thereto and (iii) that certain Second Lien Intercreditor Agreement dated as of July 7, 2014 (as amended, restated, amended and restated, replaced, supplemented and/or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”) among the First Lien Agent, the Second Lien Agent, the Borrower and the other Grantors from time to time party thereto and each additional Representative from time to time party thereto. Capitalized terms used in this Intercompany Note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the Second Lien Intercreditor Agreement, First Lien Credit Agreement or Second Lien Credit Agreement, as applicable. This Note is the Intercompany Note referred to in the First Lien Credit Agreement and the Second Lien Credit Agreement.
This Note shall be pledged by the Borrower as Payee (i) to the First Lien Agent, for the benefit of the First Lien Credit Agreement Secured Parties, pursuant to the First Lien Credit Agreement Loan Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s First Lien Credit Agreement Obligations and (ii) to the Second Lien Agent, for the benefit of the Second Lien Credit Agreement Secured Parties, pursuant to the Second Lien Credit Agreement Loan Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Second Lien Credit Agreement Obligations. Each Payee hereby acknowledges and agrees that (x) after the occurrence of and during the continuance of an Event of Default under and as defined in the First Lien Credit Agreement, but subject to the terms of the Second Lien Intercreditor Agreement, the First Lien Agent may, in addition to the other rights and remedies provided pursuant to the First Lien Credit Agreement Loan Documents and otherwise available to it (subject to any applicable notice requirements thereunder), exercise all rights of the Payees that are Loan

Parties with respect to this Note and (y) after the occurrence of and during the continuance of an Event of Default under and as defined in the Second Lien Credit Agreement, but subject to the terms of the Second Lien Intercreditor Agreement, the Second Lien Agent may, in addition to the other rights and remedies provided pursuant to the Second Lien Credit Agreement Loan Documents and otherwise available to it (subject to any applicable notice requirements thereunder), exercise all rights of the Payees that are Loan Parties with respect to this Note.
Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Loan Party, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Loan Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.
Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all First Lien Credit Agreement Obligations of such Payor to the First Lien Credit Agreement Secured Parties and to all Second Lien Credit Agreement Obligations of such Payor to the Second Lien Credit Agreement Secured Parties; provided that each Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in either the First Lien Credit Agreement or the Second Lien Credit Agreement shall have occurred and be continuing (such First Lien Credit Agreement Obligations, Second Lien Credit Agreement Obligations and, in each case, other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):
(i)    In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor that is a Loan Party (each such Payor, an “Affected Payor”) or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor (except as expressly permitted by the First Lien Credit Agreement Loan Documents and the Second Lien Credit Agreement Loan Documents), whether or not involving insolvency or bankruptcy, if an Event of Default (as defined in either the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable) has occurred and is continuing (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) Obligations under Treasury Services Agreements and Secured Hedge Agreements) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer) before any Payee that is not a Loan Party (each such Payee, an “Affected Payee”) is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) Obligations under Treasury Services Agreements and Secured Hedge Agreements) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), any payment or distribution to which such Affected Payee would otherwise be entitled (other than equity or debt securities of such Affected Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Securities”)) shall be made to the holders of Senior Indebtedness;
(ii)    (x) if any Event of Default under Sections 8.01(a) or 8.01(f) of either the First Lien Credit Agreement or Second Lien Credit Agreement occurs and is continuing and (y) subject to the Second Lien Intercreditor Agreement, either the First Lien Agent or the Second Lien Agent delivers notice to the Borrower instructing the Borrower that the First Lien Agent or Second Lien Agent, as applicable, is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.01(f) of the First Lien Credit Agreement or Second Lien Credit Agreement, as applicable), then, unless otherwise agreed in writing by the First Lien Agent or the Second Lien Agent (as applicable) in its reasonable discretion, no payment or distribution of any kind or character shall be made by or on behalf of any Affected Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of any Affected Payee or any other Person on its behalf, with respect to this Note until (x) the applicable Senior Indebtedness shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) Obligations under Treasury Services Agreements and Secured Hedge Agreements and (C) the Outstanding Amount of the L/C Obligations related to any Letter of Credit that has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or been deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer) or (y) such Event of Default shall have been cured or waived;
(iii)    if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Securities), in respect of this Note shall (despite these subordination provisions) be received by any Affected Payee in violation of the foregoing clause (i) or (ii), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered in accordance with the relevant Collateral Documents, the First Lien Agent or the Second Lien Agent, on behalf of the applicable Secured Parties, subject to the terms of the Second Lien Intercreditor Agreement; and
(iv)    Each Affected Payor agrees to file all claims against each relevant Affected Payee in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness and the First Lien Agent and the Second Lien Agent (collectively, the “Collateral Agents”) shall be entitled to all of such Affected Payor’s rights thereunder. If for any reason an Affected Payor fails to file such claim at least ten (10) days prior to the last date on which such claim should be filed, such Affected Payor hereby irrevocably appoints each Collateral Agent as its true and lawful attorney-in-fact and each Collateral Agent is hereby authorized to act as attorney-in-fact in such Affected Payor’s name to file such claim or, in such Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of such Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the applicable Collateral Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Affected Payor hereby assigns to each of the Collateral Agents all of such Affected Payor’s rights to any payments or distributions to which such Affected Payor otherwise would be entitled. If the amount so paid is greater than such Affected Payor’s liability hereunder, the Collateral Agents shall pay the excess amount to the party entitled thereto under the applicable Intercreditor Agreement and applicable law. In addition, upon the occurrence and during the continuance of an Event of Default (as defined in the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable), each Affected Payor hereby irrevocably appoints each Collateral Agent as its attorney-in-fact to exercise all of such Affected Payor’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Affected Payee.
Except as otherwise set forth in clauses (i) and (ii) of the immediately preceding paragraph, any Payor is permitted to pay, and any Payee is entitled to receive, any payment or prepayment of principal and interest on the Indebtedness evidenced by this Note.
To the fullest extent permitted by applicable law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or Affected Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agrees that the subordination of this Note is for the benefit of each Collateral Agent, each L/C Issuer and the other Secured Parties. Each Collateral Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and each Collateral Agent (or other applicable Representative) may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein, in each case, subject to the terms of the Second Lien Intercreditor Agreement. In the event that the Borrower incurs any Additional Senior Debt pursuant to the terms of the Second Lien Intercreditor Agreement, all applicable references herein to the First Lien Credit Agreement Obligations, the First Lien Credit Agreement and the First Lien Credit Agreement Loan Documents shall be deemed to refer to the then outstanding Senior Obligations and all related Senior Debt Documents, respectively, and in the event that the Borrower incurs any Additional Second Priority Debt pursuant to the terms of the Second Lien Intercreditor Agreement, all applicable references herein to the Second Lien Credit Agreement Obligations, the Second Lien Credit Agreement and the Second Lien Credit Agreement Loan Documents shall be deemed to refer to the then outstanding Second Priority Debt Obligations and all related Second Priority Debt Documents.
The Indebtedness evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.
Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.
Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note shall not in any way replace, or affect the principal amount of, any intercompany loan outstanding between any Payor and any

Payee prior to the execution hereof, and to the extent permitted by applicable law, from and after the date hereof, each such intercompany loan shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents and instruments executed prior to the date hereof in connection with such intercompany Indebtedness.
Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.
It is understood that this Note shall evidence only Indebtedness and not amounts owing in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.
This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof.
From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall be automatically incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.
Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee (which shall, at the Administrative Agent’s request, be the Administrative Agent, acting solely for these purposes as agent of the Payor) shall record the transfer of the right to payments of principal and interest on the Indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Signature Pages Follow]

LIBERTY CABLEVISION OF PUERTO RICO LLC, as Payee
By: ________________________________________
Name:
Title:

[Each other Loan Party], as Payor

By:	Name: Title:

EXHIBIT H-1
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable (or any successor forms). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by to the undersigned or at such times are as reasonably requested by the Borrower or the Administrative Agent.

[Signature Page Follows]

[Lender]
By:
    Name:
    Title:
[Address]

Dated:    ______________________, 20[ ]

EXHIBIT H-2
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the First Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United Statues trade or business conducted by the undersigned or its partners/members.
The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY (or any successor form) accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms) from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI (or any successor form), Form W-9 or Form W-8IMY (or any successor form, and including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and promptly deliver to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower and the Administrative Agent.
[Signature Page Follows]

[Lender]
By:
    Name:
    Title:

[Address]

Dated:    ______________________, 20[ ]

EXHIBIT H-3
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the First Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 3.01(d) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[Signature Page Follows]

[Participant]
By:
    Name:
    Title:

[Address]
Dated:    ______________________, 20[  ]

EXHIBIT H-4
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the First Lien Credit Agreement, dated as of July 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 3.01(d) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its partners/members.
The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY (or any successor form) accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms) from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI (or any successor form), Form W-9 or Form W-8IMY (or any successor form, and including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.
[Signature Page Follows]

[Participant]
By:
    Name:
    Title:

[Address]

Dated:    ______________________, 20[  ]

EXHIBIT I
FORM OF SECOND LIEN INTERCREDITOR AGREEMENT

among
LIBERTY CABLEVISION OF PUERTO RICO LLC,
as the Borrower,
THE BANK OF NOVA SCOTIA
as Senior Representative for the First Lien Credit Agreement Secured Parties,
THE BANK OF NOVA SCOTIA
as Second Priority Representative for the Second Lien Credit Agreement Secured Parties
and
each additional Representative from time to time party hereto dated as of [ ]

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [ ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among Liberty Cablevision of Puerto Rico LLC (the “Borrower”), the other Grantors (as defined below) from time to time party hereto The Bank of Nova Scotia, as Representative for the First Lien Credit Agreement Secured Parties (in such capacity, the “First Lien Administrative Agent”), The Bank of Nova Scotia, as Representative for the Second Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Second Lien Administrative Agent”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Administrative Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Second Lien Administrative Agent (for itself and on behalf of the Second Lien Credit Agreement Secured Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Additional Second Priority Debt Parties under the applicable Additional Second Priority Debt Facility) agree as follows:
ARTICLE I

Definitions
Section 1.01    Certain Defined Terms.      Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional Second Priority Debt” means any Indebtedness that is issued or guaranteed by the Borrower or any other Grantor (and not guaranteed by any Subsidiary that is not a Guarantor) (other than Indebtedness constituting Second Lien Credit Agreement Obligations), the applicable Additional Second Priority Debt Documents with respect to which provide that such Indebtedness and guarantees are to be secured by the Second Priority Collateral on a subordinate basis to the Senior Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Additional Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.
“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, indentures, Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness.
“Additional Second Priority Debt Facility” means each credit agreement, indenture or other governing agreement with respect to any Additional Second Priority Debt.
“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, all amounts owing pursuant to the terms of such Additional

Second Priority Debt, including, without limitation, the obligations (including guarantee obligations) to pay principal, interest, fees, and expenses (including interest, fees, and expenses that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest, fees or expenses are an allowed or allowable claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second Priority Debt Document.
“Additional Second Priority Debt Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Additional Second Priority Debt Documents.
“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower or any Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a senior basis to the Second Priority Debt Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof; provided, further, that, to the extent required by the First Lien Credit Agreement, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower and/or Guarantors, then the Borrower, the Guarantors, the First Lien Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.
“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness.
“Additional Senior Debt Facility” means each credit agreement, indenture or other governing agreement with respect to any Additional Senior Debt.
“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligations (including guarantee obligations) to pay principal, interest, fees, and expenses, letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document (including interest, fees, and expenses that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest, fees, or expenses is an allowed or allowable claim under such Bankruptcy Case).
“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any Guarantor under any related Additional Senior Debt Documents.
“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.
“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
“Class Debt” has the meaning assigned to such term in Section 8.09.
“Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.
“Collateral” means the Senior Collateral and the Second Priority Collateral.
“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.”
“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.
“Designated Second Priority Representative” means (i) the Second Lien Administrative Agent, until such time as the Second Lien Credit Agreement ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.
“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent (as defined in the First Lien Intercreditor Agreement) at such time. As of the date hereof, the First Lien Administrative Agent is the Designated Senior Representative and the Designated Second Priority Representative may treat the First Lien Administrative Agent as Designated Senior Representative until such time as it receives a written notice from any subsequent Designated Senior Representative that the First Lien Administrative Agent was replaced as Designated Senior Representative.
“DIP Financing” has the meaning assigned to such term in Section 6.01.
“Discharge” means, with respect to any Debt Facility and all Shared Collateral for such Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by all the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the First Lien Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of First Lien Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the First Lien Administrative Agent (under the First Lien Credit Agreement so Refinanced) to the Designated Senior Representative as the “First Lien Credit Agreement” for purposes of this Agreement.
“Discharge of Senior Obligations” means the date on which the Discharge of First Lien Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.
“First Lien Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto and shall include any successor Administrative Agent under the First Lien Credit Agreement.
“First Lien Credit Agreement” means the Credit Agreement, dated as of July 7, 2014, among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, The Bank of Nova Scotia , as the Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“First Lien Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.
“First Lien Credit Agreement Obligations” means the “Obligations”, as defined in the First Lien Credit Agreement.
“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.
“First Lien Intercreditor Agreement” has the meaning assigned to such term in the First Lien Credit Agreement.
“First Lien Security Agreement” means the “Security Agreement” as defined in the First Lien Credit Agreement.
“Grantors” means the Borrower and each other Person which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.
“Guarantors” has the meaning assigned to such term in the First Lien Credit Agreement.
“Insolvency or Liquidation Proceeding” means:
(1)    any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the

Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex III or Annex IV hereof.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Officer’s Certificate” has the meaning provided to such term in Section 8.08.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).
“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.
“Recovery” has the meaning assigned to such term in Section 6.04.
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Representatives” means the Senior Representatives and the Second Priority Representatives.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Lien Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto and shall include any successor Administrative Agent under the Second Lien Credit Agreement.
“Second Lien Credit Agreement” means the Credit Agreement, dated as of July 7, 2014, among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Second Lien Credit Agreement Loan Documents” means the Second Lien Credit Agreement and the other “Loan Documents” as defined in the Second Lien Credit Agreement.
“Second Lien Credit Agreement Obligations” means the “Obligations” as defined in the Second Lien Credit Agreement.
“Second Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Second Lien Credit Agreement.
“Second Lien Security Agreement” means the “Security Agreement” as defined in the Second Lien Credit Agreement.
“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.
“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.
“Second Priority Collateral” means (x) any “Collateral” as defined in any Second Priority Debt Document or (y) any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.
“Second Priority Collateral Documents” means the Second Lien Security Agreement and the other “Collateral Documents” as defined in the Second Lien Credit Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt Documents” means the Second Lien Credit Agreement Loan Documents and any Additional Second Priority Debt Documents.
“Second Priority Debt Facilities” means the Second Lien Credit Agreement and any Additional Second Priority Debt Facilities.
“Second Priority Debt Obligations” means the Second Lien Credit Agreement Obligations and any Additional Second Priority Debt Obligations.
“Second Priority Debt Parties” means the Second Lien Credit Agreement Secured Parties and any Additional Second Priority Debt Parties.
“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Designated Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) all of the Second Priority Debt Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Documents; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time the Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.
“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.
“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations.
“Second Priority Representative” means (i) in the case of the Second Lien Credit Agreement Obligations and the Second Lien Credit Agreement Secured Parties, the Second Lien Administrative Agent and (ii) in the case of any Additional Second Priority Debt Facility and Additional Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Priority Debt Facility that is named as the Representative in respect of such Additional Second Priority Debt Facility in the applicable Joinder Agreement.
“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.
“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.
“Senior Class Debt” has the meaning assigned to such term in Section 8.09.
“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.
“Senior Collateral” means (x) any “Collateral” as defined in any Senior Debt Document or (y) any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations or deemed to be granted pursuant to Section 2.04.
“Senior Collateral Documents” means the First Lien Security Agreement and the other “Collateral Documents” as defined in the First Lien Credit Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.
“Senior Debt Documents” means the First Lien Credit Agreement Loan Documents and any Additional Senior Debt Documents.
“Senior Facilities” means the First Lien Credit Agreement and any Additional Senior Debt Facilities.
“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.
“Senior Obligations” means the First Lien Credit Agreement Obligations and any Additional Senior Debt Obligations; provided that the aggregate principal amount of debt for borrowed money constituting Senior Obligations shall not exceed the amount of such debt permitted to be incurred as Senior Obligations pursuant to the terms of the Second Priority Debt Documents (as in effect as of the Closing Date and subject only to such amendments, supplements or other modifications which do not have the effect, directly or indirectly, of reducing the amount of such debt permitted to be incurred thereunder as Senior Obligations or to which the First Lien Administrative Agent, each other First Lien Representative and the Borrower have consented).
“Senior Representative” means (i) in the case of any First Lien Credit Agreement Obligations and the First Lien Credit Agreement Secured Parties, the First Lien Administrative Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.
“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties and any Additional Senior Debt Parties.
“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt

Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Third Lien Intercreditor Agreement” has the meaning assigned to such term in Section 8.18.
“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.
Section 1.02    Terms Generally.      The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
ARTICLE II

Priorities and Agreements with Respect to Shared Collateral
Section 2.01    Subordination.      Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.Nature of Senior Lender Claims.      Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) subject to the proviso in the definition of Senior Obligations, the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of Additional Senior Debt Obligations.
Section 2.03    Prohibition on Contesting Liens.      Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority, allowability, or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under the applicable Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority, allowability or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.
Section 2.04    No New Liens.      The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall (1) grant or permit any Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations or (2) except as otherwise provided herein (including Section 2.06), grant or permit any Liens on any asset or property of any Grantor to secure any Senior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Second Priority Debt Obligations; and (b) (1) if any Second Priority Representative or any Second Priority Debt Party shall hold or otherwise be granted any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (A) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (B) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations or (2) if any Senior Representative or any Senior Secured Party shall hold or otherwise be granted any Lien on any assets or property of any Grantor securing any Senior Obligations that are not also subject to the second-priority Liens securing all Second Priority Debt Obligations under the Second Priority Collateral Documents, such Senior Representative or Senior Secured Party shall notify the Designated Second Priority Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Second Priority Representative as security for the Second Priority Debt Obligations, shall be deemed to hold and have held such Lien for the benefit of each Second Priority Representative and the other Second Lien Credit Agreement Secured Parties as security for the Second Priority Debt Obligations subject to the same priority as the other Liens of the Second Lien Credit Agreement Secured Parties are so subordinated to the Liens of the Senior Secured Parties under this Agreement.  To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.
Section 2.05    Perfection of Liens.      Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.
Section 2.06    Certain Cash Collateral.     Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure First Lien Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Administrative Agent pursuant to Section 2.03(g), Section 2.17 or Article 8 of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

Section 2.07    Similar Liens and Agreements.      Except as otherwise set forth in this Agreement (including Section 2.06), the parties hereto agree that it is their intention that the Senior Collateral and the Second Priority Collateral be identical. In furtherance of the foregoing and of Section 8.13, the parties hereto agree, subject to the other provisions of this Agreement:
(a)    upon request by the Designated Senior Representative or the Second Priority Representative, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Senior Collateral and the Second Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Senior Debt Documents and the Second Priority Debt Documents; and
(b)    that the documents and agreements creating or evidencing the Senior Collateral and the Second Priority Collateral and Guarantees for the Senior Obligations and the Second Priority Debt Obligations shall be in all material respects the same forms of documents other than with respect to the senior and subordinate nature of the security interests in the Shared Collateral securing the respective Obligations thereunder.

ARTICLE III

Enforcement
Section 3.01    Exercise of Remedies.    So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that, in each instance in a manner not otherwise inconsistent with the terms of this Agreement, (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior

Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Lien Credit Agreement Secured Parties may exercise their rights and remedies as unsecured creditors to the extent provided in Section 5.04, (D) the Second Priority Debt Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Debt Parties or the avoidance of any Second Priority Lien, (E) in any Insolvency or Liquidation Proceeding, the Second Lien Credit Agreement Secured Parties shall be entitled to vote on any plan of reorganization or similar dispositive plan to the extent consistent with the provisions hereof, and (F) from and after the Second Priority Enforcement Date, the Designated Second Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to any Shared Collateral and (2) no Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. Any recovery by the Second Priority Debt Parties pursuant to the preceding clause (F) shall be subject to the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
(b)    So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso to Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.
(c)    Subject to the proviso to Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.
(d)    Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.
(e)    Until the Discharge of Senior Obligations but subject to the proviso to Section 3.01(a), the Designated Senior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto.
Section 3.02    Cooperation.      Subject to the proviso to Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.
Section 3.03    Actions upon Breach.      Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.
Section 3.04    No Additional Rights for the Grantors Hereunder.      If any Senior Secured Party or Second Lien Credit Agreement Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any Senior Secured Party or Second Lien Credit Agreement Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Senior Secured Party or Second Lien Credit Agreement Secured Party. In addition, and without limiting the first sentence of this Section, any Grantor may enforce any provision of this Agreement with the prior written consent of the First Lien Administrative Agent.

ARTICLE IV

Payments
Section 4.01    Application of Proceeds.      After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on or in respect of, such Shared Collateral upon the exercise of remedies or during an Insolvency or Liquidation Proceeding shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the First Lien Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.
Section 4.02    Payments Over.      Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, in contravention of this Agreement, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.
ARTICLE V

Other Agreements
Section 5.01    Releases.    Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower) other than a release granted upon or following the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.
(b)    Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.
(c)    Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.
(d)    Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor to (i) make payment in respect of any item of Shared Collateral to, (ii) deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of, or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.
Section 5.02    Insurance and Condemnation Awards.
Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

Section 5.03    Amendments to Second Priority Collateral Documents.
(a)    Except to the extent not prohibited by any Senior Debt Document, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by any of the terms of this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):
“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Second Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to The Bank of Nova Scotia, as administrative agent, pursuant to or in connection with the First Lien Credit Agreement, dated as of [ ] among the Borrower, the lenders from time to time party thereto, The Bank of Nova Scotia, as administrative agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the Second Priority Representative hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of [ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among The Bank of Nova Scotia, as First Lien Administrative Agent, The Bank of Nova Scotia, as Second Lien Administrative Agent, each additional Second Priority Representative and Senior Representative from time to time party thereto, the Borrower and their respective subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b)    In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a); provided further that there is a concurrent release of the corresponding Senior Liens or (B) amend, modify or otherwise affect the rights or duties of any Second Priority Representative in its role as Second Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.
(c)    The Borrower agrees to deliver to each of the Designated Senior Representative and the Designated Second Priority Representative copies of (i) any amendments, supplements or other modifications to the Senior Debt Documents or the Second Priority Debt Documents and (ii) any new Senior Debt Documents or Second Priority Debt Documents promptly after effectiveness thereof.
Section 5.04    Rights as Unsecured Creditors.      Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the

Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral. Gratuitous Bailee for Perfection.
(b)    In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for and on behalf of the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.
(c)    Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.
(d)    The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.
(e)    The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.
(f)    Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Party Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.
(g)    None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.
Section 5.06    When Discharge of Senior Obligations Deemed To Not Have Occurred.      If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Borrower or any Subsidiary enters into any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement; provided, that (i) such Refinancing of such Senior Obligations is permitted pursuant to the terms of then extant Senior Debt Documents and Second Priority Debt Documents and (ii) the Representative for the holders of such Refinancing of such Senior Obligations shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, and (c) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.
Section 5.07    Purchase Right.      Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following (a) acceleration of the Senior Obligations in accordance with the terms of the First Lien Credit Agreement, (b) a payment default under the First Lien Credit Agreement that has not been cured or waived by the Senior Secured Parties within ninety (90) days of the occurrence thereof or (c) the commencement of an Insolvency Proceeding (each, a “Purchase Event”) with respect to the Borrower, within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the applicable Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par (including by providing cash collateralization of 105% of the aggregate amount of outstanding L/C Obligations), plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest and fees, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the First Lien Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Second Priority Representative. If more than one Second Priority Debt Party has exercised such purchase right and the aggregate amount of all purchase right exercises exceeds the amount of the Senior Obligations, the amount with respect to which each exercising Second Priority Debt Party shall be deemed to have exercised its purchase right shall be reduced on a ratable basis according to the amounts of the original exercises of such purchase right by each such Second Priority Debt Party. If none of the Second Priority Debt Parties timely exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.
ARTICLE VI

Insolvency or Liquidation Proceedings
Section 6.01    Financing Issues.      Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest (a) such sale, use or lease of such cash or other collateral, unless a Senior Representative or any other Senior Secured Party shall oppose or object to such use of cash collateral (in which case, no Second Priority Representative nor any other Second Priority Debt Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Senior Secured Parties); (b) such DIP Financing, unless a Senior Representative or any other Senior Secured Party shall oppose or object to such DIP Financing (provided that the foregoing shall not prevent the Second Priority Debt Parties from proposing any other DIP Financing that is either pari passu with or junior to the Senior Obligations to any Grantors or to a court of competent jurisdiction), and, except to the extent permitted by the proviso to clause (ii) of Section 3.01(a) and by Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives provided that as the maximum amount of indebtedness that may be outstanding from time to time in connection with such DIP Financing (not including any Senior Obligations rolled up therein) shall not exceed an amount equal to 10% of the maximum amount of Senior Obligations permitted to be outstanding under the First Lien Credit Agreement Loan Documents (as in effect on the date hereof) on the date of the commencement of such Insolvency or Liquidation Proceeding, (c) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (d) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or otherwise under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, (e) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (f) any order relating to a sale or other disposition of assets of any Grantor to which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement; provided that the Second Lien Credit Agreement Secured Parties may assert any objection to the proposed bidding procedures or protections to be utilized in connection with any such sale or other disposition that may be asserted by any unsecured creditor of any Grantor, and provided, further, that the Second Lien Credit Agreement Secured Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition under Section 363(k) of the Bankruptcy Code or any similar provision of any other applicable law, so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.
Section 6.02    Relief from the Automatic Stay.      Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.
Section 6.03    Adequate Protection.      Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral or a superpriority claim, which (A) Lien is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all claims of the Senior Secured Parties, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Second Priority Debt Parties shall be subject to Section 4.02), and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Second Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Second Priority Debt Parties shall be subject to Section 4.02). Notwithstanding the foregoing, if the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition interest, incurred fees and expenses, or other cash payments, then the Second Priority Representatives and the Second Priority Debt Parties shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition interest, incurred fees and expenses or other cash payments (subject to the right of the Senior Secured Parties to object to the amounts so sought by the Second Priority Debt Parties).Preference Issues.      If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise (it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement).
Section 6.05    Separate Grants of Security and Separate Classifications.      Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made from the Shared Collateral in respect of the Second Priority Debt Obligations), and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees to turn over to the Designated Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties. No Waivers of Rights of Senior Secured Parties.      Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the assertion by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.
Section 6.07    Application.      This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.
Section 6.08    Other Matters.      To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy

Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, or such Second Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative; provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.
Section 6.09    506(c) Claims.      Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.
Section 6.10    Reorganization Securities.    If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
(b)    No Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Parties required under Section 1126(c) of the Bankruptcy Code.
Section 6.11    Section 1111(b) of the Bankruptcy Code.      Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.
Section 6.12    Post-Petition Claims.    No Second Priority Representative nor any other Second Priority Debt Party shall oppose or seek to challenge any claim by any Senior Representative or any Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the Senior Representative’s Lien held for the benefit of the Senior Secured Parties, without regard to the existence of the Lien of the Second Priority Representatives on behalf of the Second Priority Debt Parties on the Shared Collateral.

(b)    No Senior Representative nor any other Senior Secured Party shall oppose or seek to challenge any claim by any Second Priority Representative or any Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the Lien of the Second Priority Representatives on behalf of the Second Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations).
ARTICLE VII

Reliance; Etc.
Section 7.01    Reliance.      All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.
Section 7.02    No Warranties or Liability.      Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.
Section 7.03    Obligations Unconditional.      All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives

and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of: any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;
(b)    any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;
(c)    any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;
(d)    the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or
(e)    any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.
ARTICLE VIII

Miscellaneous
Section 8.01    Conflicts.      Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement, if any, and in the event of any conflict between any First Lien Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of such First Lien Intercreditor Agreement shall control.
Section 8.02    Continuing Nature of this Agreement; Severability.      Subject to Sections 5.06 and 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.03    Amendments; Waivers.
(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 8.03(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)    This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of, or otherwise materially adversely affects, the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.
(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.
Section 8.04    Information Concerning Financial Condition of the Borrower and the Subsidiaries.      The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Lien Credit Agreement Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Lien Credit Agreement Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential. Subrogation.      Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

Section 8.07    Additional Grantors.      The Borrower agrees that, if any Person shall become a Grantor after the date hereof, it will promptly cause such Person to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
Section 8.08    Dealings with Grantors.      Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of a Responsible Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.
Section 8.09    Additional Debt Facilities.      To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Second Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Additional Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Additional Senior Debt (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured on a senior basis to the Second Priority Debt Obligations by a Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:
(i)    such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a

Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Additional Second Priority Debt Parties, as applicable;
(ii)    the Borrower (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the Senior Debt Documents to the Second Priority Debt Obligations and (II) in the case of Additional Second Priority Debt Obligations, on a junior basis to the Senior Obligations under each of the Second Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Borrower; and
(iii)    the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.
Section 8.10    Refinancings.      The Senior Obligations and the Second Priority Debt Obligations may be Refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Senior Debt Document or any Second Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, that (i) such Refinancing is permitted pursuant to the terms of each then extant Senior Debt Documents and Second Priority Debt Documents and (ii) the Representative for the holders of such Refinancing shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof.
The Second Priority Representatives hereby agree that at the request of the Borrower in connection with refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) they will enter into an agreement in form and substance reasonably acceptable to the Second Priority Representatives with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.
Section 8.11    Consent to Jurisdiction; Waivers.      Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York in the City of New York, Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and, in each case, appellate courts from any thereof;

(b)    consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;
(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.
Section 8.12    Notices.      All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:
(i)    if to the Borrower or any Grantor, to the Borrower, at its address at:
Liberty Cablevision of Puerto Rico LLC
Urb. Industrial Tres Monjitas
1 Calle Camuñas, Esq. Jose Oliver
San Juan, Puerto Rico 00918-1485
Attn: John Conrad and Naji Khoury
Facsimile: 1-787-622-1481

With a copy to:

Ropes & Gray LLP
5 New Street Square
London EC4A 3BF
United Kingdom
Attention: Jane Rogers
E-mail: jane.rogers@ropesgray.com
Telephone: +44 20 3122 1147 // Facsimile: +44 20 3122 1347

(ii)    if to the Second Lien Administrative Agent to it at:
Agent Name:     The Bank of Nova Scotia, London
Address:     201 Bishopsgate, 6th Floor
London, EC2M 3NS

Attn:         Savi Rampat
savi.rampat@scotiabank.com

Phone:         44 207 826 5660
Fax:         44 207 826 5666

(iii)    if to the First Lien Administrative Agent, to it at:
Agent Name:     The Bank of Nova Scotia, London
Address:     201 Bishopsgate, 6th Floor
London, EC2M 3NS

Attn:         Savi Rampat
savi.rampat@scotiabank.com
Phone:         44 207 826 5660
Fax:         44 207 826 5666

(iv)    if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.
Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
Section 8.13    Further Assurances.      Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.
Section 8.14    GOVERNING LAW; WAIVER OF JURY TRIAL.     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(B)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
Section 8.15    Binding on Successors and Assigns.      This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.
Section 8.16    Section Titles.      The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.
Section 8.17    Counterparts.      This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 8.18    Third Lien Intercreditor Agreement.      It is hereby agreed that the Second Priority Representatives and, if any Senior Representative elects to become a party thereto, such Senior Representative, may enter into intercreditor agreements or similar arrangements governing the rights, benefits and privileges as among the Second Priority Debt Parties and the holders of Indebtedness secured on a junior basis to the Second Priority Debt Obligations and the Senior Obligations in respect of the Shared Collateral with one or more trustees, administrative agents, collateral agents or similar agents under the indenture or other governing agreement pursuant to which Indebtedness is issued, incurred or otherwise obtained, including as to application of proceeds of the Shared Collateral, control of the Shared Collateral and waivers, modifications and releases with respect to the Shared Collateral (each, as such agreement or arrangement may be amended, supplemented, restated or otherwise modified from time to time, a “Third Lien Intercreditor Agreement”). In the event that any Third Lien Intercreditor Agreement exists, the provisions thereof shall not, as between any of the Senior Secured Parties, on the one hand, and any of the Second Priority Debt Parties, on the other hand, be (or be construed to be) an amendment, modification or other change to this Agreement and the provisions of this Agreement shall remain in full force and effect in accordance with the terms hereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms hereof).
Section 8.19    No Third Party Beneficiaries; Successors and Assigns.      The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the Senior Obligations and the Second Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.
Section 8.20    Effectiveness.      This Agreement shall become effective when executed and delivered by the parties hereto.
Section 8.21    First Lien Administrative Agent and Representative.      It is understood and agreed that (a) the First Lien Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article 9 of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the First Lien Administrative Agent hereunder and (b) the Second Lien Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Second Lien Credit Agreement and the provisions of Article 9 of the Second Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Second Lien Administrative Agent hereunder.
Section 8.22    Relative Rights.      Notwithstanding anything in this Agreement to the contrary (a) (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (i) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or (ii) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement or any other Senior Debt

Document or any Second Priority Debt Document (b) nothing in this Agreement is intended or will (i) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, or (ii) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties.
Section 8.23    Survival of Agreement.      All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ANNEX I
Grantors

ANNEX II
SUPPLEMENT NO.    dated as of [ ], 201[__ ] (this “Supplement”), to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of July 7, 2014 (the “Second Lien Intercreditor Agreement”), among Liberty Cablevision of Puerto Rico LLC (the “Borrower”), The Bank of Nova Scotia, as Representative for the First Lien Credit Agreement Secured Parties (in such capacity, the “First Lien Administrative Agent”), The Bank of Nova Scotia, as Representative for the Second Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Second Lien Administrative Agent”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party thereto pursuant to Section 8.09 thereof.
A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.
B.    The Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, the Second Lien Credit Agreement, certain Additional Senior Debt Documents and certain Additional Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Second Lien Intercreditor Agreement. Section 8.07 of the Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Second Lien Credit Agreement, the Additional Second Priority Debt Documents and Additional Senior Debt Documents.
Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:
SECTION 1. In accordance with Section 8.07 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.
SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.
SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW SUBSIDIARY GRANTOR]

By:	Name: Title:
Acknowledged by:

[                         ], as Designated Senior Representative

By:	Name: Title:
[                         ], as Designated Second Priority Representative

By:	Name: Title:

ANNEX III
[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [      ], 201[ ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of July 7, 2014 (the “Second Lien Intercreditor Agreement”), among The Bank of Nova Scotia, as Representative for the First Lien Credit Agreement Secured Parties (in such capacity, the “First Lien Administrative Agent”), The Bank of Nova Scotia, as Representative for the Second Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Second Lien Administrative Agent”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party thereto pursuant to Section 8.09 thereof.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.
B.    As a condition to the ability of the Borrower to incur Second Priority Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Second Priority Collateral Documents relating thereto, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.
Accordingly, the Designated Senior Representative and the New Representative agree as follows:
SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent][trustee] under [DESCRIBE NEW FACILITY],

(ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.
SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [                                  ]

By:	Name: Title:
Address for notices:

Attention of:
Telecopy:

[                                 ],
as Designated Senior Representative

By:	Name: Title:

Acknowledged by:

ANNEX IV
[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [  ] dated as of [     ], 201[ ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of July 7, 2014 (the “Second Lien Intercreditor Agreement”), among The Bank of Nova Scotia, as Representative for the First Lien Credit Agreement Secured Parties (in such capacity, the “First Lien Administrative Agent”), The Bank of Nova Scotia, as Representative for the Second Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Second Lien Administrative Agent”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party thereto pursuant to Section 8.09 thereof.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.
B.    As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.
Accordingly, the Designated Senior Representative and the New Representative agree as follows:
SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent][trustee] under [DESCRIBE THE NEW FACILITY], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Senior Secured Parties.
SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [                                  ]
By: ____________________________________
Name:
Title:
Address for notices:

Attention of:
Telecopy:

[                             ],
as Designated Senior Representative
By: ____________________________________
Name:
Title:

Acknowledged by:

EXHIBIT J
FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective Facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
____________________________

[1]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
4    Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

3.	Affiliate Status:

4.	Borrower:	Liberty Cablevision of Puerto Rico LLC
5.	Administrative Agent:	The Bank of Nova Scotia including any successor thereto, as the administrative agent under the Credit Agreement
6.	Credit Agreement:
Second Lien Credit Agreement, dated as of July 7, 2014, among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico, the Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto.

7.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[9]	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

_______________________________________

[5]	List each Assignor, as appropriate.
6    List each Assignee, as appropriate.

[8.	Trade Date:	__________________][11]

Effective Date: __________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
____________________________

[7]
Fill in the appropriate terminology for the Facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Term Loans”, “Refinancing Term Loans”, “Extended Term Loans”, etc.).

[8]
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]
After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 30% of the original principal amount of all Term Loans at such time outstanding. To the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, such excess will be void ab initio; provided that such cap shall not apply to Loans assigned to Affiliated Lenders where the assignment is in relation to a Qualified Assignment.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Name:
Title:
[Consented to and]12 Accepted for Recordation in the Register:
THE BANK OF NOVA SCOTIA, as Administrative Agent
By:
    Name:
    Title:
[Consented to]:13
LIBERTY CABLEVISION OF PUERTO RICO LLC
By:
    Name:
    Title:

__________________________

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
13    To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the

Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT K

FORM OF ADDITIONAL FACILITY JOINDER AGREEMENT37

To:	[ ] as Administrative Agent
[ ] as Collateral Agent

From:	The financial institutions listed in Schedule 1 as lenders (the “Additional Facility Lenders”)

Date:    [ ]

Re:	[ ]

1.	Terms defined in the Credit Agreement shall have the same meaning in this letter agreement, unless specified otherwise.

2.	We refer to Section 2.14 (Additional Facilities) of the Credit Agreement.

3.
The Administrative Agent shall, as soon as reasonably practicable, notify each Additional Facility Lender once it has received all of the documents and evidence set out in Schedule 2 (Conditions Precedent to Additional Facility Effective Time) in form and substance satisfactory to the Administrative Agent (acting reasonably).

4.
Each Additional Facility Lender agrees that immediately following, and conditional upon, the occurrence of the Additional Facility Effective Time in accordance with paragraph 3 above, the following transactions shall occur automatically and without the need for any further action on behalf of any Party:

(a)	it shall become a party to and be bound by the terms of the Credit Agreement as a Lender in accordance with Section 2.14 (Additional Facilities); and

(b)	it shall be subject to the terms of the Intercreditor Agreement as a Second Lien Lender (as defined therein).

5.	Our Additional Facility Commitments are: [ ]
The Additional Revolving Facility shall be provided under the following tranches, on a pro rata basis between the Additional Facility Lenders: [ ]

6.	The Final Maturity Date in respect of our Additional Facility Commitments is: [ ]

7.	The Applicable Rate in relation to each Additional Facility is: [ ]

8.	confirm to each Lender, the Collateral Agent and the Administrative Agent that:
______________________
37 Any amendments to this form of Additional Facility Joinder Agreement may be agreed between the Administrative Agent, the relevant Lenders under such Additional Facility Accession Agreement and the Borrower

(a)
we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Lender, the Collateral Agent and the Administrative Agent in connection with any Loan Document; and

(b)
we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

9.	The Facility Office and address for notices of each Lender for the purposes of Section 9.01 (Notices) is as set forth on Schedule 4 to this Agreement.

10.	[ ]

11.	This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

[ADDITIONAL FACILITY LENDERS]

By:
Name:
Title:

[ADMINISTRATIVE AGENT]

By:
Name:
Title:

LIBERTY CABLEVISION OF PUERTO RICO LLC

By:
Name:
Title:

SCHEDULE 1
ADDITIONAL FACILITY LENDERS

SCHEDULE 2

CONDITIONS PRECEDENT TO ADDITIONAL FACILITY EFFECTIVE TIME

SCHEDULE 3

CONDITIONS PRECEDENT TO ADDITIONAL FACILITY FUNDING TIME

SCHEDULE 4

FACILITY OFFICE AND ADDRESS FOR NOTICES